                                                       REGISTRATION NO. 333-9129



    FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 24, 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1


                                       TO



                                    FORM S-1


                             REGISTRATION STATEMENT


                                     UNDER


                           THE SECURITIES ACT OF 1933

                            ------------------------

                        SYMONS INTERNATIONAL GROUP, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



            INDIANA                           6331                         35-1707115
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NO.)          IDENTIFICATION NO.)



              4720 KINGSWAY DRIVE                                ALAN G. SYMONS
          INDIANAPOLIS, INDIANA 46205                         4720 KINGSWAY DRIVE
                 (317) 259-6300                           INDIANAPOLIS, INDIANA 46205
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE                    (317) 259-6300
                NUMBER, INCLUDING                   (NAME, ADDRESS, INCLUDING ZIP CODE, AND
 AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE                TELEPHONE NUMBER,
                     OFFICES)                      INCLUDING AREA CODE, OF AGENT FOR SERVICE)



                                    COPY TO:



           CATHERINE L. BRIDGE, ESQ.                         LARS BANG-JENSEN, ESQ.
               BARNES & THORNBURG                          ROBERT S. RACHOFSKY, ESQ.
          1313 MERCHANTS BANK BUILDING               LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.
             11 S. MERIDIAN STREET                            125 WEST 55TH STREET
          INDIANAPOLIS, INDIANA 46204                    NEW YORK, NEW YORK 10019-5389



                            ------------------------


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    AS PROMPTLY AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION
                                   STATEMENT.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                        SYMONS INTERNATIONAL GROUP, INC.



                             CROSS-REFERENCE SHEET


                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
                    FOR REGISTRATION STATEMENTS ON FORM S-1
                             AND FORM OF PROSPECTUS


                     ITEM IN FORM S-1                             CAPTION IN PROSPECTUS
- ----------------------------------------------------------  ---------------------------------
 1.  Forepart of Registration Statement and Outside Front
     Cover Page of Prospectus.............................  Forepart of Registration
                                                            Statement; Outside Front Cover
                                                            Page of Prospectus
 2.  Inside Front and Outside Back Cover Pages of
  Prospectus..............................................  Inside Front and Outside Back
                                                            Cover Pages of Prospectus
 3.  Summary Information, Risk Factors, and Ratio of
     Earnings to Fixed Charges............................  "Prospectus Summary;" "Risk
                                                            Factors"
 4.  Use of Proceeds......................................  "Prospectus Summary;" "Use of
                                                            Proceeds"
 5.  Determination of Offering Price......................  Front Cover Page of Prospectus;
                                                            "Underwriting" "Dilution"
 6.  Dilution.............................................  "Dilution"
 7.  Selling Security Holders.............................  Not Applicable
 8.  Plan of Distribution.................................  Outside Front Cover of
                                                            Prospectus; "Prospectus Summary;"
                                                            "Underwriting"
 9.  Description of Securities to be Registered...........  "Prospectus Summary;"
                                                            "Description of Capital Stock;"
                                                            "Shares Eligible for Future Sale"
10.  Interests of Named Experts and Counsel...............  "Experts"
11.  Information with Respect to the Registrant...........  "Organization Structure of SIG
                                                            and Its Principal Subsidiaries;"
                                                            "Prospectus Summary;" "The
                                                            Company;" "Dividend Policy;"
                                                            "Capitalization;" "Unaudited Pro
                                                            Forma Consolidated Financial
                                                            Statements of Operations;"
                                                            "Selected Consolidated Historical
                                                            Financial Data of Symons
                                                            International Group, Inc.;"
                                                            "Management's Discussion and
                                                            Analysis of Financial Condition
                                                            and Results of Operations of the
                                                            Company;" "Selected Consolidated
                                                            Historical Financial Data of
                                                            Superior Insurance Company;"
                                                            "Management's Discussion and
                                                            Analysis of Financial Condition
                                                            and Results of Operations of
                                                            Superior;" "Business;"
                                                            "Management;" "Certain
                                                            Relationships and Related
                                                            Transactions;" "Securities
                                                            Ownership of Management and
                                                            Goran;" "Shares Eligible for
                                                            Future Sale;" Index to Financial
                                                            Statements
12.  Disclosure of Commission Position on Indemnification
     for Securities Act Liabilities.......................  Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                PRELIMINARY PROSPECTUS DATED SEPTEMBER 24, 1996

PROSPECTUS
- -----------

                                3,000,000 SHARES

                                SYMONS INTERNATIONAL GROUP, INC.

SYMONS LOGO                       COMMON STOCK
                        -------------------------------

     All 3,000,000 shares of Common Stock, no par value (the "Common Stock"), are being offered by Symons International Group, Inc. ("SIG" or the "Company").


     Prior to this offering (the "Offering"), there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between $10.00 and $12.00 per share of Common Stock. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.


     After giving effect to the Offering, Goran Capital Inc. ("Goran"), a Canadian federally chartered corporation and presently the sole shareholder of the Company, will own approximately 70% of the outstanding shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option. A portion of the proceeds of the Offering will be used to repay certain indebtedness to Goran and to pay a dividend to Goran. See "Use of Proceeds."


     The Common Stock has been approved for listing on The Nasdaq Stock Market's National Market ("Nasdaq National Market") under the symbol "SIGC," subject to official notice of issuance. There can be no assurance that an active public market for the Common Stock will develop or be maintained after the Offering.

                        -------------------------------


     SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE COMMON STOCK.

                        -------------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-MISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY

       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------
                                                           UNDERWRITING
                                        PRICE TO           DISCOUNTS AND          PROCEEDS
                                         PUBLIC           COMMISSIONS(1)        TO COMPANY(2)
- -------------------------------------------------------------------------------------------------
Per Share.........................           $                   $                    $
- -------------------------------------------------------------------------------------------------
Total (3).........................           $                   $                    $
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------



(1) The Company, Goran and IGF Holdings, Inc., a subsidiary of the Company, have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(2)  Before deducting expenses of the Offering payable by the Company estimated
     at $      .

(3) The Company has granted the Underwriters a 30-day option to purchase up to 450,000 additional shares of Common Stock from the Company at the Price to Public less Underwriting Discounts and Commissions solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds
     to Company will be $      , $      and $      , respectively. See
     "Underwriting."
                        -------------------------------


     The Common Stock is being offered severally by the Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain other conditions. It is expected that delivery of the certificates representing the Common Stock will be made to the
Underwriters on or about              , 1996.

                        -------------------------------


ADVEST, INC.                                             MESIROW FINANCIAL, INC.



             THE DATE OF THIS PROSPECTUS IS                , 1996.

        ORGANIZATIONAL STRUCTURE OF SIG AND ITS PRINCIPAL SUBSIDIARIES


                SYMONS INTERNATIONAL
          ______GROUP, INC.                             FUNDS AFFILIATED WITH
          |     ("SIG" OR THE "COMPANY")(1)             GOLDMAN, SACHS & CO.
          |                         |                      ("GS FUNDS")(2)
          |                         |                       |
          |100%                     |52%                    |48%
  IGF HOOLDINGS, INC.           GGS MANAGEMENT              |
  ("IGF HOLDINGS")              HOLDINGS, INC.______________|
            |                    ("GGS HOLDINGS")
            |                         |
       100% |                         |100%
            |                         |
    IGF INSURANCE                     |
   COMPANY ("IGF")             GGS MANAGEMENT, INC.
                                ("GGS MANAGEMENT")
                                        |
                                        |
                     ___________________|________
                     |                          |
                     |  100%                    |    100%
                PAFCO GENERAL           SUPERIOR INSURANCE COMPANY
        INSURANCE COMPANY ("PAFCO")             ("SUPERIOR")
                                                     |
                                                     |
                                                     |
                                           __________|_________
                                          |                    |
                                          |   100%             |  100%
                                        SUPERIOR AMERICAN    SUPERIOR GUARANTY
                                        INSURANCE COMPANY    INSURANCE COMPANY


    Nonstandard Auto Insurance


    Crop Insurance


- -------------------------
(1) Symons International Group, Inc. is a wholly-owned subsidiary of Goran Capital Inc., a Canadian federally chartered corporation. Goran's common stock is traded on the Toronto Stock Exchange under the symbol "GNC" and on the Nasdaq National Market under the symbol "GNCNF."

(2) The ownership percentages of the funds affiliated with Goldman, Sachs & Co. in GGS Management Holdings, Inc. are as follows: 30.1% by GS Capital Partners II, L.P., a Delaware limited partnership, 12.0% by GS Capital Partners II Offshore, L.P., a Cayman Islands limited partnership and 5.9% collectively by the following investors: Stone Street Funds L.P., Bridge Street Funds L.P., and Goldman, Sachs & Co. Verwaltungs GmbH. These funds are collectively referred to in this Prospectus as the "GS Funds."

                         ------------------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                         ------------------------------

    FOR NORTH CAROLINA INVESTORS: THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA (THE "NORTH CAROLINA INSURANCE COMMISSIONER") NOR HAS THE NORTH CAROLINA INSURANCE COMMISSIONER RULED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                         ------------------------------


    THE INDIANA AND FLORIDA INSURANCE LAWS PROVIDE THAT NO PERSON MAY ACQUIRE CONTROL (AS DEFINED) OF THE COMPANY, AND THUS INDIRECT CONTROL OF PAFCO, SUPERIOR OR IGF, UNLESS SUCH PERSON HAS GIVEN PRIOR WRITTEN NOTICE TO SUCH INSURANCE COMPANIES AND RECEIVED THE PRIOR APPROVAL OF THE COMMISSIONER OF INSURANCE OF THE STATES OF INDIANA AND FLORIDA. SEE "BUSINESS -- REGULATION."

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and consolidated financial statements, and the notes thereto, appearing elsewhere in this Prospectus. Unless the context indicates otherwise, (i) the "Company" or "SIG" refers to Symons International Group, Inc., an Indiana corporation, and its subsidiaries, (ii) the "Subsidiaries" refer to the direct and indirect subsidiaries of the Company,
(iii) the "Insurers" refer to IGF Insurance Company, an Indiana property and casualty insurance company and a wholly-owned subsidiary of the Company ("IGF"), and, through the Company's 52% ownership interest in GGS Management Holdings, Inc. ("GGS Holdings"), Pafco General Insurance Company, an Indiana property and casualty insurance company ("Pafco"), and Superior Insurance Company, a Florida property and casualty insurance company, together with its subsidiaries ("Superior") and (iv) "Goran" refers to Goran Capital Inc. and its subsidiaries, other than the Company and the Subsidiaries. See "Glossary of Selected Insurance and Certain Defined Terms" for the definitions of certain insurance and other terms used herein.



     Unless otherwise indicated, (i) all data in this Prospectus (a) takes into effect the 7,000-for-1 stock split of the Company's Common Stock that has recently been completed, and (b) assumes that the Underwriters' over-allotment option is not exercised; and (ii) all financial information and operating statistics applicable to the Company and Superior set forth in this Prospectus are based on generally accepted accounting principles ("GAAP") and not statutory accounting practices ("SAP"). In conformity with industry practice, data derived from A.M. Best Company, Inc. ("A.M. Best") and the National Association of Insurance Commissioners ("NAIC") sources, generally used herein for industry comparisons, are based on prescribed SAP.


                                  THE COMPANY


     Symons International Group, Inc., a specialty property and casualty insurer, underwrites and markets nonstandard private passenger automobile insurance and crop insurance. The Company believes that it has demonstrated an ability to acquire under-performing niche insurance businesses and develop them toward their full potential. Through its Subsidiaries, the Company writes business in the U.S. exclusively through independent agencies and seeks to distinguish itself by offering high quality, technology based services for its agents and policyholders. For the twelve months ended June 30, 1996, the Company had consolidated gross premiums written of approximately $175.8 million (including gross premiums written of $25.2 million for Superior for two months of 1996).



     The Company writes nonstandard automobile insurance through approximately 4,500 independent agencies in 18 states and writes crop insurance through approximately 1,200 independent agencies in 31 states. Based on a Company analysis of gross premiums written in 1995 as reported by A.M. Best, the Company believes that the combination of Pafco and Superior makes the Company's nonstandard automobile group the sixteenth largest underwriter of nonstandard automobile insurance in the United States. Based on premium information compiled in 1995 by the Federal Crop Insurance Corporation ("FCIC") and National Crop Insurance Services, Inc. ("NCIS"), the Company believes that IGF is the fifth largest underwriter of Multi-Peril Crop Insurance ("MPCI") in the United States.



     Nonstandard automobile insurance products are designed for drivers who are unable to obtain coverage from standard market carriers. These drivers are normally charged higher premium rates than the rates charged for preferred or standard risk drivers and generally purchase lower liability limits than preferred or standard risk policyholders. According to statistical information derived from insurer annual statements compiled by A.M. Best, the nonstandard automobile market accounted for $17.4 billion in annual premium volume for 1995.


     In June, 1995, the Company entered into a letter of intent to acquire Superior from Fortis, Inc. ("Fortis") and, in January, 1996, obtained a commitment from the GS Funds to invest the equity capital needed to finance the acquisition of Superior (the "Acquisition"). GGS Holdings, which is 52% owned by the Company and 48% owned by the GS Funds, was formed (the "Formation Transaction") to focus on the growth and development of the nonstandard automobile insurance business. As part of this strategy, the

Company contributed Pafco and its right to acquire Superior to GGS Holdings, which completed the Acquisition on April 30, 1996. The Acquisition has allowed the Company to expand its nonstandard automobile business through wider geographic distribution and a broader range of products. Pafco writes business primarily in the Midwest and Colorado, and Superior writes business primarily in the Southeast (particularly Florida) and in California. GGS Holdings plans to pursue additional acquisition opportunities to take advantage of a consolidation trend in the nonstandard automobile insurance industry. There can be no assurance that any suitable acquisition opportunities will arise.



     IGF Insurance Company ("IGF") is a wholly-owned subsidiary of the Company located in Des Moines, Iowa. IGF underwrites MPCI, crop hail insurance and other named peril crop insurance. MPCI is a federally-subsidized program administered by the FCIC, which is a federally chartered corporation operated through the United States Department of Agriculture ("USDA"). MPCI is designed to provide farmers who suffer an insured crop loss due to the weather or other natural perils with the funds needed to continue operations and plant crops for the next growing season. For the year ended December 31, 1995, the Company wrote approximately $53.4 million in MPCI Premiums (as defined herein) and $17.0 million in crop hail gross premiums. In addition to premium revenues, for the same period, the Company received from the FCIC: (i) CAT Coverage Fees (as defined herein) in the amount of $1.3 million, (ii) Buy-up Expense Reimbursement Payments (as defined herein) in the amount of $16.4 million and (iii) CAT LAE Reimbursement Payments (as defined herein) and MPCI Excess LAE Reimbursement Payments (as defined herein) in the aggregate amount of $3.4 million. IGF uses proprietary software to write and service policies. The Company uses employee claims adjusters rather than relying solely on part-time, independent contractor adjusters as do many of its competitors. Management believes that the approaches adopted by IGF's management team in the information technology, claims handling and underwriting aspects of its business are innovations which provide IGF with a competitive advantage in the crop insurance industry. For a discussion of the accounting treatment of the Company's MPCI business, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Overview."



     The Federal Crop Insurance Reform Act of 1994 (the "1994 Reform Act") required farmers for the first time to purchase at least a basic level of MPCI coverage ("CAT Coverage") in order to be eligible for other federally-sponsored farm benefits, including but not limited to low interest loans and crop price supports. The 1994 Reform Act also authorized for the first time the marketing and selling of CAT Coverage by local USDA offices. Partly as a result of the increase in the size of the MPCI market resulting from the 1994 Reform Act, the Company's MPCI Premiums increased to $53.4 million in 1995 from $44.3 million in 1994 and the fees and reimbursement payments received by the Company from its MPCI business increased to $21.1 million in 1995 from $14.0 million in 1994. However, the Federal Agriculture Improvement and Reform Act of 1996 (the "1996 Reform Act"), signed into law by President Clinton in April, 1996, limits the role of the USDA offices in the delivery of MPCI coverage beginning in July, 1996, which is the commencement of the 1997 crop year, and also eliminates the linkage between CAT Coverage and qualification for certain federal farm program benefits. The limitation of the USDA's role in the delivery system for MPCI should provide the Company with the opportunity to realize increased revenues from the distribution and servicing of its MPCI product. As a result of this limitation, the FCIC has transferred to the Company approximately 8,900 insureds for CAT Coverage who previously purchased such coverage from USDA field offices. The Company has not experienced any material negative impact in 1996 from the delinkage mandated by the 1996 Reform Act. The Company believes that any future potential negative impact of the delinkage mandated by the 1996 Reform Act will be mitigated by, among other factors, the likelihood that farmers will continue to purchase MPCI to provide basic protection against natural disasters since ad hoc federal disaster relief programs have been reduced or eliminated. There can, however, be no assurance as to the ultimate effect which the 1996 Reform Act may have on the business or operations of the Company.


     The Company has multiple strategies to achieve profitable growth including the following:

     - The Company will continue to develop its two niche product lines: nonstandard automobile insurance and crop insurance.

     - Through GGS Holdings, the Company intends to take advantage of acquisition opportunities in the consolidating nonstandard automobile insurance industry.

     - The Company will use the Superior acquisition to market its automobile insurance products to additional markets and to expand the multi-tiered marketing approach currently employed by Superior.

     - The Company will continue to emphasize providing quality, cost efficient services to its independent agencies together with a commission structure designed to encourage those agencies to place a high volume of profitable business with its insurance subsidiaries.

     - The Company will continue to develop and enhance its relationship with its crop agencies by using an electronic communications network that enables agencies to communicate directly with the Company's central computer system, thereby limiting agencies' handling costs.

     - The Company will seek to enhance the underwriting profits and reduce the volatility of its crop insurance business through geographic diversification and the effective use of federal and third-party catastrophic reinsurance arrangements.


     The Company is a wholly-owned subsidiary of Goran. The ordinary shares of Goran are traded on the Toronto Stock Exchange under the symbol "GNC" and on the Nasdaq National Market under the symbol "GNCNF." Following the Offering, Goran will hold approximately 70% of the Common Stock, assuming no exercise of the Underwriters' over-allotment option. Goran engages, through subsidiaries other than the Company, in certain reinsurance and surplus lines underwriting operations. These subsidiaries of Goran have certain business relationships with the Company which the Company expects will continue after consummation of the Offering.



     The Company's state of incorporation is Indiana; its principal executive offices are located at 4720 Kingsway Drive, Indianapolis, Indiana; and its telephone number is (317) 259-6300.


                                  THE OFFERING


Common Stock being offered by the Company....   3,000,000 shares
Common Stock outstanding (1)
  Before the Offering........................   7,000,000 shares
  After the Offering.........................   10,000,000 shares
Use of Proceeds..............................   The Company intends to apply the net proceeds
                                                from the Offering as follows: (i) to
                                                contribute approximately $9.0 million to IGF
                                                to increase its statutory surplus to provide
                                                support for the writing of additional crop
                                                insurance coverages; (ii) to repay certain
                                                bank indebtedness of the Company in the
                                                amount of $7.5 million; (iii) to retire a
                                                note in the principal amount of approximately
                                                $3.5 million issued to Pafco by one of the
                                                Company's wholly-owned Subsidiaries; (iv) to
                                                retire the Company's indebtedness to Goran
                                                (the aggregate outstanding balance of which
                                                is approximately $7.5 million (the "Parent
                                                Indebtedness")); (v) to pay a dividend to
                                                Goran in the amount of up to $3.5 million;
                                                and (vi) to apply the remainder of the net
                                                proceeds, if any, for general corporate
                                                purposes, including acquisitions. See "The
                                                Company" and "Use of Proceeds."
Proposed Nasdaq National Market Symbol.......   SIGC


- -------------------------

(1) Excluding 1,000,000 shares reserved for issuance pursuant to certain employment agreements with officers of IGF and the Company's 1996 Stock Option Plan. See "Management -- Executive Compensation -- Employment Contracts and Termination of Employment -- IGF" and "-- Stock Option Plans -- SIG 1996 Stock Option Plan."

                  SUMMARY COMPANY CONSOLIDATED FINANCIAL DATA


                                                YEAR ENDED DECEMBER 31,                             SIX MONTHS ENDED JUNE 30,
                           -----------------------------------------------------------------    ---------------------------------
                                                                                 PRO FORMA                            PRO FORMA
                                                                                  FOR THE                              FOR THE
                                                                                TRANSACTIONS                         TRANSACTIONS
                                                                                  AND THE                              AND THE
                                                                                  OFFERING                             OFFERING
                            1991       1992      1993       1994       1995       1995(1)        1995     1996(2)      1996(1)
                           -------   --------   -------   --------   --------   ------------    -------   --------   ------------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA: (3)
Gross premiums written...  $91,974   $109,219   $88,936   $103,134   $124,634     $214,275      $95,759   $146,950     $190,943
Net premiums written.....   31,543     35,425    31,760     35,139     53,447      142,978       30,855     77,042      120,660
Net premiums earned......   30,388     35,985    31,428     32,126     49,641      143,682       22,789     59,066       98,453
Net investment income....    1,370      1,319     1,489      1,241      1,173        8,262          636      1,533        3,985
Other income.............       --         --       886      1,622      2,174        6,345          997      4,062        6,279
Net realized capital
  gain (loss)............      381        486      (119)      (159)      (344)       1,610           79        228          257
                           -------   --------   -------   --------   --------     --------      -------   --------     --------
    Total revenues.......   32,139     37,790    33,684     34,830     52,644      159,899       24,501     64,889      108,974
                           -------   --------   -------   --------   --------     --------      -------   --------     --------
Net income (loss) (4)....  $ 1,770   $    817   $  (323)  $  2,117   $  4,821     $  6,701      $ 2,006   $  4,304     $  5,928
Net income (loss) per
  common share (4).......  $  0.25   $   0.12   $ (0.05)  $   0.30   $   0.69     $   0.66      $  0.29   $   0.61     $   0.58
Weighted average shares
  outstanding............    7,000      7,000     7,000      7,000      7,000       10,196        7,000      7,000       10,196
GAAP RATIOS: (3)(5)
Loss and LAE ratio.......     76.1%      76.6%     79.8%      82.4%      72.5%        73.4%        69.1%      76.7%        73.1%
Expense ratio............     20.8       23.4      31.5       21.7       18.6         31.0         25.4       22.9         26.4
                           -------   --------   -------   --------   --------     --------      -------   --------     --------
Combined ratio...........     96.9%     100.0%    111.3%     104.1%      91.1%       104.4%        94.5%      99.6%        99.5%



                                                                                                              JUNE 30, 1996
                                                                                                          ----------------------
                                                   DECEMBER 31,                                                      AS ADJUSTED
                                --------------------------------------------------                                     FOR THE
                                 1991       1992      1993       1994       1995                           ACTUAL    OFFERING(1)
                                -------   --------   -------   --------   --------                        --------   -----------
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED BALANCE SHEET DATA: (3)
Investments...................  $26,049   $ 27,941   $21,497   $ 18,572   $ 25,902                        $161,205    $ 173,705
Total assets..................   78,749     75,001    81,540     66,628    110,516                         378,673      391,173
Losses and loss adjustment
  expenses....................   38,607     38,616    54,143     29,269     59,421                          93,628       93,628
Total debt....................    9,009     11,528     9,341     10,683     11,776                          63,287       48,250
Minority interest.............      466         55        --         16         --                          17,723       17,723
Total shareholders' equity....      484      1,193     2,219      4,255      9,535                          17,757       45,294
Book value per share..........  $  0.07   $   0.17   $  0.32   $   0.61   $   1.36                        $   2.54    $    4.53
STATUTORY CAPITAL AND SURPLUS:
  (6)
Pafco.........................  $ 8,251   $ 10,363   $ 8,132   $  7,848   $ 11,875                        $ 14,872    $  14,872
IGF...........................  $ 5,277   $  6,400   $ 2,789   $  4,512   $  9,219                        $ 11,559    $  20,559
Superior......................                                                                            $ 48,036    $  48,036


- -------------------------

(1) Results of operations of Superior for the years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1995 and 1996 are presented herein in "Selected Consolidated Historical Financial Data of Superior Insurance Company." The pro forma consolidated statement of operations data for the year ended December 31, 1995 and for the six months ended June 30, 1996 present results for the Company as if the Formation Transaction, the Acquisition, and the other transactions described in "The Company -- Formation of GGS Holdings; Acquisition of Superior" (collectively, the "Transactions") and the Offering had occurred as of January 1, 1995 and eliminate all of the operations related to the commercial business ceded to Granite Reinsurance Company Ltd., a subsidiary of Goran ("Granite Re"), for the year ended December 31, 1995. See "Unaudited Pro Forma Consolidated Statements of Operations" for a discussion of pro forma statement of operations adjustments. The as adjusted consolidated balance sheet data as of June 30, 1996 gives effect to the Offering as if it had occurred as of June 30, 1996. The as adjusted consolidated balance sheet data assumes a per share offering price of $11.00 per share and 3,000,000 shares issued less estimated issuance costs of $3,300,000 and the application of the net proceeds of the Offering. See "Use of Proceeds."



(2) The Company's consolidated results of operations for the six months ended June 30, 1996 include the two months results of operations of Superior subsequent to the Acquisition.



(3) See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Overview" for a discussion of the accounting treatment accorded to the crop insurance business.



(4) In 1993, the Company recognized an increase to net income as a result of a cumulative effect of a change in accounting principle of $1,175,000. The net income per share for 1993 excluding this cumulative effect was $(0.20).



(5) The loss and LAE ratio is calculated by dividing losses and loss adjustment expenses by net premiums earned. The expense ratio is calculated by dividing the sum of policy acquisition and general and administrative expenses and interest expense by net premiums earned. The combined ratio is the sum of the loss and LAE and expense ratios. As a result of the unique accounting treatment accorded to the MPCI business, the Company's GAAP loss and LAE, expense and combined ratios are not comparable to the ratios for other property and casualty insurers.



(6) Statutory capital and surplus is calculated under SAP and is relevant for insurance regulatory purposes in determining the amount of business an insurance company may write. Among the differences between SAP and GAAP capital and surplus are the following: SAP does not recognize as assets deferred acquisition costs, certain assets such as furniture and fixtures, agents' balances in excess of 90 days, and deferred tax assets or liabilities. In addition, the historical capital and surplus of an acquired entity carries over for statutory purposes. The statutory surplus of Pafco includes Pafco's share of IGF's statutory surplus prior to April 30, 1996. Pafco owned the following percentages of IGF at December 31 for each of the following years: 1991, 87.9%; 1992, 98.2%; 1993, 98.2%; 1994, 98.8%; 1995,
    100%. At April 30, 1996, Pafco transferred IGF Holdings to SIG. Prior to the Transfer (as defined below), IGF Holdings also paid a dividend to Pafco in the form of cash of $7,500,000 and a promissory note with a principal amount of $3,500,000. See "The Company -- Formation of GGS Holdings; Acquisition of Superior."

                                  RISK FACTORS

     There are certain risks involved in an investment in the Common Stock. Accordingly, prospective purchasers of the Common Stock should consider carefully the factors set forth below as well as the other information contained in this Prospectus.


UNCERTAIN PRICING AND PROFITABILITY


     One of the distinguishing features of the property and casualty industry is that its products generally are priced before its costs are known, because premium rates usually are determined before losses are reported. Premium rate levels are related in part to the availability of insurance coverage, which varies according to the level of surplus in the industry. Increases in surplus have generally been accompanied by increased price competition among property and casualty insurers. The nonstandard automobile insurance business in recent years has experienced very competitive pricing conditions and there can be no assurance as to the Company's ability to achieve adequate pricing. Changes in case law, the passage of new statutes or the adoption of new regulations relating to the interpretation of insurance contracts can retroactively and dramatically affect the liabilities associated with known risks after an insurance contract is in place. New products also present special issues in establishing appropriate premium levels in the absence of a base of experience with such products' performance.

     The number of competitors and the similarity of products offered, as well as regulatory constraints, limit the ability of property and casualty insurers to increase prices in response to declines in profitability. In states which require prior approval of rates, it may be more difficult for the Company to achieve premium rates which are commensurate with the Company's underwriting experience with respect to risks located in those states. In addition, the Company does not control rates on its MPCI business, which are instead set by the FCIC. Accordingly, there can be no assurance that these rates will be sufficient to produce an underwriting profit.


     The reported profits and losses of a property and casualty insurance company are also determined, in part, by the establishment of, and adjustments to, reserves reflecting estimates made by management as to the amount of losses and loss adjustment expenses ("LAE") that will ultimately be incurred in the settlement of claims. The ultimate liability of the insurer for all losses and LAE reserved at any given time will likely be greater or less than these estimates, and material differences in the estimates may have a material adverse effect on the insurer's financial position or results of operations in future periods. See "Risk Factors -- Uncertainty Associated with Estimating Reserves for Unpaid Losses and LAE."


NATURE OF NONSTANDARD AUTOMOBILE INSURANCE BUSINESS

     The nonstandard automobile insurance business is affected by many factors which can cause fluctuations in the results of operations of this business. Many of these factors are not subject to the control of the Company. The size of the nonstandard market can be significantly affected by, among other factors, the underwriting capacity and underwriting criteria of standard automobile insurance carriers. In addition, an economic downturn in the states in which the Company writes business could result in fewer new car sales and less demand for automobile insurance. Severe weather conditions could also adversely affect the Company's business through higher losses and LAE. These factors, together with competitive pricing and other considerations, could result in fluctuations in the Company's underwriting results and net income.

NATURE OF CROP INSURANCE BUSINESS


     The Company's operating results from its crop insurance program can vary substantially from period to period as a result of various factors, including timing and severity of losses from storms, droughts, floods, freezes and other natural perils and crop production cycles. Therefore, the results for any quarter or year are not necessarily indicative of results for any future period. The underwriting results of the crop insurance business are recognized throughout the year with a reconciliation for the current crop year in the fourth quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the

Company -- Overview -- Crop Insurance Operations -- Recent Developments Affecting MPCI Underwriting Results" for examples of recent events that could adversely affect the Company's operating results.

     The Company expects that for the foreseeable future a majority of its crop insurance business will continue to be derived from MPCI business. The MPCI program is federally regulated and supported by the federal government by means of premium subsidies to farmers, expense reimbursement and federal reinsurance pools for private insurers. As such, legislative or other changes affecting the MPCI program could impact the Company's business prospects. The MPCI program has historically been subject to modification at least annually since its establishment in 1980, and some of these modifications have been significant. No assurance can be given that future changes will not significantly affect the MPCI program and the Company's crop insurance business.


     The 1994 Reform Act also reduced the expense reimbursement rate payable to the Company for its costs of servicing MPCI policies that exceed the basic CAT Coverage level (such policies, "Buy-up Coverage") for the 1997, 1998 and 1999 crop years to 29%, 28% and 27.5%, respectively, of the MPCI Premium serviced, a decrease from the 31% level established for the 1994, 1995 and 1996 crop years. Although the 1994 Reform Act directs the FCIC to alter program procedures and administrative requirements so that the administrative and operating costs of private insurance companies participating in the MPCI program will be reduced in an amount that corresponds to the reduction in the expense reimbursement rate, there can be no assurance that the Company's actual costs will not exceed the expense reimbursement rate. The FCIC has appointed several committees comprised of members of the insurance industry to make recommendations concerning this matter.



     The 1994 Reform Act also directs the FCIC to establish adequate premiums for all MPCI coverages at such rates as the FCIC determines are actuarially sufficient to attain a targeted loss ratio. Since 1980, the average MPCI loss ratio has exceeded this target ratio. There can be no assurance that the FCIC will not increase rates to farmers in order to achieve the targeted loss ratio in a manner that could adversely affect participation by farmers in the MPCI program above the CAT Coverage level.



     The 1996 Reform Act, signed into law by President Clinton in April, 1996, provides that, effective for 1996 spring-planted crops, MPCI coverage is not required for federal farm program benefits if producers sign a written waiver that waives eligibility for emergency crop loss assistance. The 1996 Reform Act also provides that, effective for the 1997 crop year, the Secretary of Agriculture may continue to offer CAT Coverage through USDA offices if the Secretary of Agriculture determines that the number of approved insurance providers operating in a state is insufficient to adequately provide catastrophic risk protection coverage to producers. There can be no assurance as to the ultimate effect which the 1996 Reform Act may have on the business or operations of the Company.



     Total MPCI Premium for each farmer depends upon the kind of crops grown, acreage planted and other factors determined by the FCIC. Each year, the FCIC sets, by crop, the maximum per unit commodity price ("Price Election") to be used in computing MPCI Premiums. Any reduction of the Price Election by the FCIC will reduce the MPCI Premium charged per policy, and accordingly will adversely impact MPCI Premium volume.



     The Company's crop insurance business is also affected by market conditions in the agricultural industry which vary depending on such factors as federal legislation and administration policies, foreign country policies relating to agricultural products and producers, demand for agricultural products, weather, natural disasters, technological advances in agricultural practices, international agricultural markets and general economic conditions both in the United States and abroad. For example, the number of MPCI Buy-up Coverage policies written has historically tended to increase after a year in which a major natural disaster adversely affecting crops occurs, and to decrease following a year in which favorable weather conditions prevail. For further information about the Company's MPCI business, see "Business -- Crop Insurance
- -- Products."

HIGHLY COMPETITIVE BUSINESSES


     Both the nonstandard automobile insurance and crop insurance businesses are highly competitive. Many of the Company's competitors in both the nonstandard automobile insurance and crop insurance business segments have substantially greater financial and other resources than the Company, and there can be no assurance that the Company will be able to compete effectively against such competitors in the future.

     In its nonstandard automobile business, the Company competes with both large national writers and smaller regional companies. The Company's competitors include other companies which, like the Company, serve the independent agency market, as well as companies which sell insurance directly to customers. Direct writers may have certain competitive advantages over agency writers, including increased name recognition, loyalty of the customer base to the insurer rather than an independent agency and, potentially, reduced acquisition costs. In addition, certain competitors of the Company have from time to time decreased their prices in an apparent attempt to gain market share. Also, in certain states, state assigned risk plans may provide nonstandard automobile insurance products at a lower price than private insurers. See "Business -- Nonstandard Automobile Insurance -- Competition."

     In the crop insurance business, the Company competes against other crop insurance companies and, with respect to CAT Coverage, USDA field service offices in certain areas. In addition, the crop insurance industry has become increasingly consolidated. From the 1985 crop year to the 1995 crop year, the number of insurance companies that have entered into agreements with the FCIC to sell and service MPCI policies has declined from 50 to 17. The Company believes that to compete successfully in the crop insurance business it will have to market and service a volume of premiums sufficiently large to enable the Company to continue to realize operating efficiencies in conducting its business. No assurance can be given that the Company will be able to compete successfully if this market consolidates further. See "Business -- Crop Insurance -- Competition."


IMPORTANCE OF RATINGS



     A.M. Best has currently assigned Superior a B+ (Very Good) rating and Pafco a B- (Adequate) rating. Subsequent to the Acquisition, the rating of Superior was reduced from A- to B+ as a result of the leverage of GGS Holdings resulting from indebtedness in connection with the Acquisition. A "B+" and a "B-" rating are A.M. Best's sixth and eighth highest rating classifications, respectively, out of 15 ratings. A "B+" rating is awarded to insurers which, in A.M. Best's opinion, "have demonstrated very good overall performance when compared to the standards established by the A.M. Best Company" and "have a good ability to meet their obligations to policyholders over a long period of time." A "B-" rating is awarded to insurers which, in A.M. Best's opinion, "have demonstrated adequate overall performance when compared to the standards established by the A.M. Best Company" and "generally have an adequate ability to meet their obligations to policyholders, but their financial strength is vulnerable to unfavorable changes in underwriting or economic conditions." IGF recently received an "NA-2" rating (a "rating not assigned" category for companies that do not meet A.M. Best's minimum size requirement) from A.M. Best. IGF intends to seek a revised rating after the infusion of capital from the proceeds of the Offering, although there can be no assurance that a revised rating will be obtained or as to the level of any such rating. See "Use of Proceeds." A.M. Best bases its ratings on factors that concern policyholders and agents and not upon factors concerning investor protection. Such ratings are subject to change and are not recommendations to buy, sell or hold securities. One factor in an insurer's ability to compete effectively is its A.M. Best rating. The A.M. Best ratings for the Company's rated Insurers are lower than for many of the Company's competitors. There can be no assurance that such ratings or future changes therein will not affect the Company's competitive position. See "Business -- Ratings."



GEOGRAPHIC CONCENTRATION



     The Company's nonstandard automobile insurance business is concentrated in the states of Florida, California, Indiana, Missouri and Virginia; consequently the Company will be significantly affected by changes in the regulatory and business climate in those states. For the six months ended June 30, 1996 on a pro forma basis after giving effect to the Acquisition of Superior as if it had occurred on January 1, 1996, gross premiums written by the Company in Florida accounted for approximately 37% of the Company's total nonstandard automobile insurance gross premiums written for this period. See "Business -- Nonstandard Automobile Insurance -- Marketing." The Company's crop insurance business is concentrated in the states of Iowa, Texas, Illinois, Kansas and Minnesota and the Company will be significantly affected by weather conditions, natural perils and other factors affecting the crop insurance business in those states. See "Business -- Crop Insurance -- Marketing; Distribution Network."



FUTURE GROWTH AND CONTINUED OPERATIONS DEPENDENT ON ACCESS TO CAPITAL



     Property and casualty insurance is a capital intensive business. The Company must maintain minimum levels of surplus in the Insurers in order to continue to write business and meet the other related standards established by insurance regulatory authorities and insurance rating bureaus.



     Historically, the Company has achieved premium growth as a result of both acquisitions and internal growth. It intends to continue to pursue acquisition and new internal growth opportunities. Among the factors which may restrict the Company's future growth is the availability of capital. Such capital will likely have to be obtained through debt or equity financing or retained earnings. There can be no assurance that the Insurers will have access to sufficient capital to support future growth and also satisfy the capital requirements of rating agencies and regulators. In addition, the Company will require additional capital to finance future acquisitions. If the Company's representatives on the Board of Directors of GGS Holdings cause GGS Holdings to decline acquisition opportunities because the Company is unable to raise sufficient capital to fund its pro rata share of the purchase price, the GS Funds may be able to force a sale of GGS Holdings. The ability of each of the Company and GGS Holdings to raise capital through an issuance of voting securities may be affected by conflicts of interest between each of them and their respective control persons and other affiliates. See "-- Control by Goran, "-- Potential Limitations on Ability to Raise Additional Capital," "-- Conflicts of Interest" and "-- Certain Rights of the GS Funds to Cause A Sale of GGS Holdings" below. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Liquidity and Capital Resources."



UNCERTAINTY ASSOCIATED WITH ESTIMATING RESERVES FOR UNPAID LOSSES AND LAE



     The reserves for unpaid losses and LAE established by the Company are estimates of amounts needed to pay reported and unreported claims and related LAE based on facts and circumstances then known. These reserves are based on estimates of trends in claims severity, judicial theories of liability and other factors.



     Although the nature of the Company's insurance business is primarily short-tail, the establishment of adequate reserves is an inherently uncertain process, and there can be no assurance that the ultimate liability will not materially exceed the Company's reserves for losses and LAE and have a material adverse effect on the Company's results of operations and financial condition. Due to the inherent uncertainty of estimating these amounts, it has been necessary, and may over time continue to be necessary, to revise estimates of the Company's reserves for losses and LAE. The historic development of reserves for losses and LAE may not necessarily reflect future trends in the development of these amounts. Accordingly, it may not be appropriate to extrapolate redundancies or deficiencies based on historical information. See "Business -- Reserves for Losses and Loss Adjustment Expenses."


RELIANCE UPON REINSURANCE


     In order to reduce risk and to increase its underwriting capacity, the Company purchases reinsurance. Reinsurance does not relieve the Company of liability to its insureds for the risks ceded to reinsurers. As such, the Company is subject to credit risk with respect to the risks ceded to reinsurers. Although the Company places its reinsurance with reinsurers, including the FCIC, which the Company generally believes to be financially stable, a significant reinsurer's insolvency or inability to make payments under the terms of a reinsurance treaty could have a material adverse effect on the Company's financial condition or results of operations.


     The amount and cost of reinsurance available to companies specializing in property and casualty insurance are subject, in large part, to prevailing market conditions beyond the control of such companies. The

Company's ability to provide insurance at competitive premium rates and coverage limits on a continuing basis depends upon its ability to obtain adequate reinsurance in amounts and at rates that will not adversely affect its competitive position.


     Due to continuing market uncertainties regarding reinsurance capacity, no assurances can be given as to the Company's ability to maintain its current reinsurance facilities, which generally are subject to annual renewal. If the Company is unable to renew such facilities upon their expiration and is unwilling to bear the associated increase in net exposures, the Company may need to reduce the levels of its underwriting commitments. See
"Business -- Nonstandard Automobile Insurance -- Reinsurance" and
"Business -- Crop Insurance -- Third Party Reinsurance in Effect for 1996."



RISKS ASSOCIATED WITH INVESTMENTS



     The Company's results of operations depend in part on the performance of its invested assets. As of June 30, 1996, 74.2% of the Company's investment portfolio was invested in fixed maturity securities, 20.2% in equity securities, 3.7% in short-term investments, and 1.9% in real estate and mortgage loans. Certain risks are inherent in connection with fixed maturity securities including loss upon default and price volatility in reaction to changes in interest rates and general market factors. Equity securities involve risks arising from the financial performance of, or other developments affecting, particular issuers as well as price volatility arising from general stock market conditions. See "Business -- Investments."



COMPREHENSIVE STATE REGULATION



     The Insurers are subject to comprehensive regulation by government agencies in the states in which they operate. The nature and extent of that regulation vary from jurisdiction to jurisdiction, but typically involve prior approval of the acquisition of control of an insurance company or of any company controlling an insurance company, regulation of certain transactions entered into by an insurance company with any of its affiliates, limitations on dividends, approval or filing of premium rates and policy forms for many lines of insurance, solvency standards, minimum amounts of capital and surplus which must be maintained, limitations on types and amounts of investments, restrictions on the size of risks which may be insured by a single company, limitation of the right to cancel or non-renew policies in some lines, regulation of the right to withdraw from markets or agencies, requirements to participate in residual markets, licensing of insurers and agents, deposits of securities for the benefit of policyholders, reporting with respect to financial condition, and other matters. In addition, state insurance department examiners perform periodic financial and market conduct examinations of insurance companies. Such regulation is generally intended for the protection of policyholders rather than security holders. No assurance can be given that future legislative or regulatory changes will not adversely affect the Company. See
"Business -- Regulation."


HOLDING COMPANY STRUCTURE; DIVIDEND AND OTHER RESTRICTIONS; MANAGEMENT FEES


     Holding Company Structure. The Company is a holding company whose principal asset is the capital stock of the Subsidiaries. The Company relies primarily on dividends and other payments from its Subsidiaries, including the Insurers, to meet its obligations to creditors and to pay corporate expenses. The Insurers are domiciled in the states of Indiana and Florida and each of these states limits the payment of dividends and other distributions by insurance companies.



     Dividend and Other Restrictions. Indiana law defines as "extraordinary" any dividend or distribution which, together with all other dividends and distributions to shareholders within the preceding twelve months, exceeds the greater of: (i) 10% of statutory surplus as regards policyholders as of the end of the preceding year or (ii) the prior year's net income. Dividends which are not "extraordinary" may be paid ten days after the Indiana Department of Insurance ("Indiana Department") receives notice of their declaration. "Extraordinary" dividends and distributions may not be paid without the prior approval of the Indiana Commissioner of Insurance (the "Indiana Commissioner") or until the Indiana Commissioner has been given thirty days' prior notice and has not disapproved within that period. The Indiana Department must receive notice of all dividends, whether "extraordinary" or not, within five business days after they are declared. Notwithstanding the foregoing limit, a domestic insurer may not declare or pay a dividend from any source of funds other than "earned surplus" without the prior approval of the Indiana Department. "Earned Surplus" is defined as the amount of unassigned funds set forth in the insurer's most recent annual statement, less surplus attributable to unrealized capital gain or revaluation of assets. As of December 31, 1995, IGF had earned surplus of $2,713,000. Further, no Indiana domiciled insurer may make payments in the form of dividends or otherwise to its shareholders unless it possesses assets in the amount of such payments in excess of the sum of its liabilities and the aggregate amount of the par value of all shares of capital stock; provided, that in no instance shall such dividend reduce the total of (i) gross paid-in and contributed surplus, plus (ii) special surplus funds, plus (iii) unassigned funds, minus (iv) treasury stock at cost, below an amount equal to 50% of the aggregate amount of the par value of all shares of the insurer's capital stock.



     Under Florida law, a domestic insurer may not pay any dividend or distribute cash or other property to its stockholders except out of that part of its available and accumulated surplus funds which is derived from realized net operating profits on its business and net realized capital gains. A Florida domestic insurer may make dividend payments or distributions to stockholders without prior approval of the Florida Department of Insurance ("Florida Department") if the dividend or distribution does not exceed the larger of: (i) the lesser of (a) 10% of surplus or (b) net income, not including realized capital gains, plus a 2-year carryforward, (ii) 10% of surplus with dividends payable constrained to unassigned funds minus 25% of unrealized capital gains, or (iii) the lesser of (a) 10% of surplus or (b) net investment income plus a 3-year carryforward with dividends payable constrained to unassigned funds minus 25% of unrealized capital gains. Alternatively, a Florida domestic insurer may pay a dividend or distribution without the prior written approval of the Florida Department if (1) the dividend is equal to or less than the greater of: (i) 10% of the insurer's surplus as regards policyholders derived from realized net operating profits on its business and net realized capital gains or (ii) the insurer's entire net operating profits (including unrealized gains or losses) and realized net capital gains derived during the immediately preceding calendar year; (2) the insurer will have policyholder surplus equal to or exceeding 115% of the minimum required statutory surplus after the dividend or distribution;
(3) the insurer files a notice of the dividend or distribution with the Florida Department at least ten business days prior to the dividend payment or distribution; and (4) the notice includes a certification by an officer of the insurer attesting that, after the payment of the dividend or distribution, the insurer will have at least 115% of required statutory surplus as to policyholders. Except as provided above, a Florida domiciled insurer may only pay a dividend or make a distribution (i) subject to prior approval by the Florida Department or (ii) 30 days after the Florida Department has received notice of such dividend or distribution and has not disapproved it within such time. In the consent order approving the Acquisition (the "Consent Order"), the Florida Department has prohibited Superior from paying any dividends (whether extraordinary or not) for four years without the prior written approval of the Florida Department.



     Under these laws, the maximum aggregate amounts of dividends permitted to be paid in 1996 by IGF without prior regulatory approval is $2,713,000, none of which has been paid, and Pafco cannot pay any dividends in 1996 without prior regulatory approval. Although the Company believes that funds required for it to meet its financial and operating obligations will be available, there can be no assurance in this regard. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Liquidity and Capital Resources." Further, there can be no assurance that, if requested, the Indiana Department will approve any request for extraordinary dividends from Pafco or IGF or that the Florida Department will allow any dividends to be paid by Superior during the four year period described above.



     Payment of dividends by IGF requires prior approval by the lender under the IGF Revolver (as defined herein). There can be no assurance that IGF will be able to obtain this consent. The Company intends to seek regulatory approval for a new arrangement whereby underwriting, marketing and administrative functions of IGF will be assumed by, and employees will be transferred to, IGF Holdings. As a result of this restructuring, Buy-up Expense Reimbursement Payments would be paid by IGF to IGF Holdings, thereby providing an additional source of liquidity for the Company to the extent these payments exceed the operating and other expenses of IGF Holdings. There can be no assurance that this regulatory approval will be obtained. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Liquidity and Capital Resources."

     The maximum dividends permitted by state law are not necessarily indicative of an insurer's actual ability to pay dividends or other distributions to a parent company, which also may be constrained by business and regulatory considerations, such as the impact of dividends on surplus, which could affect an insurer's competitive position, the amount of premiums that can be written and the ability to pay future dividends. Further, state insurance laws and regulations require that the statutory surplus of an insurance company following any dividend or distribution by such company be reasonable in relation to its outstanding liabilities and adequate for its financial needs.


     Management Fees. The management agreement originally entered into between the Company and Pafco was assigned as of April 30, 1996 by the Company to GGS Management, Inc., a wholly-owned subsidiary of GGS Holdings ("GGS Management"). This agreement provides for an annual management fee equal to 15% of gross premiums written. A similar management agreement with a management fee of 17% of gross premiums written has been entered into between GGS Management and Superior. Employees of the Company relating to the nonstandard automobile insurance business and all Superior employees became employees of GGS Management effective April 30, 1996. As part of the approval of the Formation Transaction, the Indiana Department has required Pafco to resubmit its management agreement for review by the Indiana Department no later than May 1, 1997 (the first anniversary of the Formation Transaction), together with supporting evidence that management fees charged to Pafco are fair and reasonable in comparison to fees charged between unrelated parties for similar services. In the Consent Order approving the Acquisition, the Florida Department has reserved, for a period of three years, the right to reevaluate the reasonableness of fees provided for in the Superior management agreement at the end of each calendar year and to require Superior to make adjustments in the management fees based on the Florida Department's consideration of the performance and operating percentages of Superior and other pertinent data. There can be no assurance that either the Indiana Department or the Florida Department will not in the future require a reduction in these management fees.



     Furthermore, as a result of certain restrictive covenants with respect to dividends and other payments contained in the GGS Senior Credit Facility (as defined herein), GGS Holdings and its subsidiaries, Pafco and Superior, are not expected to constitute a significant source of funds for the Company. In addition, since the GS Funds own 48% of the outstanding capital stock of GGS Holdings, the Company would only be entitled to receive 52% of any dividend or distribution paid by GGS Holdings to its stockholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Liquidity and Capital Resources."



CONTROL BY GORAN



     The Company is a wholly-owned subsidiary of Goran, and after completion of the Offering, Goran will own approximately 70% of the outstanding Common Stock, assuming no exercise of the Underwriters' over-allotment option. Goran will have the power to control the Company, to elect its Board of Directors and to approve any action requiring shareholder approval, including adopting amendments to the Company's articles of incorporation and approving or disapproving mergers or sales of all or substantially all of the assets of the Company. Because Goran has the ability to elect the Board of Directors of the Company, it will be able to effectively control all of the Company's policy decisions. As long as Goran is the majority shareholder of the Company, third parties will not be able to obtain control of the Company through purchases of Common Stock not owned by Goran. The shares of the Company owned by Goran are pledged to Montreal Trust Company of Canada, as Trustee, to secure Goran's obligations under certain convertible subordinated notes.



     G. Gordon Symons, Chairman of the Board of Goran, the Company and GGS Holdings and the father of Alan G. Symons, Chief Executive Officer of the Company, and Douglas H. Symons, President and Chief Operating Officer of the Company, and members of the Symons family beneficially own in the aggregate 61.0% of the outstanding common stock of Goran. Accordingly, since G. Gordon Symons and members of his family have the ability to elect the Board of Directors of Goran, they will have the ability to elect the Board of Directors of the Company and otherwise to influence significantly the Company's business and operations. See "Securities Ownership of Management and Goran."

     Of the seven directors of the Company, five are current directors of Goran (three of whom are members of the Symons family and two of whom are independent directors of Goran) and two are outside directors. Directors and officers of the Company and Goran may have conflicts of interest with respect to certain matters affecting the Company, such as potential business opportunities and business dealings between the Company and Goran and its affiliated companies. See "Management -- Directors and Executive Officers of the Company."


POTENTIAL LIMITATIONS ON ABILITY TO RAISE ADDITIONAL CAPITAL



     Goran's failure to maintain ownership of at least 50% of the Company's voting securities will expose Goran to a risk that it will be characterized as an investment company within the meaning of the Investment Company Act of 1940, as amended (the "1940 Act"), unless Goran's remaining voting securities of the Company, together with any other investment securities, represent not more than 40% of the total assets of Goran on an unconsolidated basis. In such event, Goran would be required to comply with the registration and other requirements of the 1940 Act, which would be significantly burdensome for Goran. This constraint makes it unlikely that Goran would approve a stock issuance by the Company that reduces Goran's ownership below 50% and therefore would likely limit the amount of additional capital which can be raised by the Company through the issuance of voting securities. Among other consequences, such a limit could affect the Company's ability to raise funds for acquisition opportunities which may become available to the Company or to GGS Holdings. In addition, the stockholder agreement among the Company, the GS Funds, Goran and GGS Holdings (the "Stockholder Agreement") establishes certain rights of the GS Funds to cause a sale of GGS Holdings upon the occurrence of certain triggering events, including (i) the failure to consummate a registered initial public offering of GGS Holdings stock representing, on a fully diluted basis, at least 20% of all such stock issued and outstanding, and generating at least $25 million in net proceeds to the sellers of such securities by April 30, 2001,
(ii) the third separate occasion, during the term of the Stockholder Agreement, on which an equity financing or acquisition transaction proposed by the GS Funds is rejected by the GGS Holdings Board of Directors, (iii) the loss of voting control of Goran or the Company (defined, with respect to Goran, as being direct or indirect ownership of more than 40% of the outstanding voting stock of Goran if any other holder or group holds in excess of 10% of the outstanding voting stock of Goran, and otherwise 25% thereof; and defined, with respect to the Company, as requiring both (a) direct ownership by Goran of more than 50% of the Company's voting stock and (b) retention by Alan G. Symons and his family members of voting control of Goran) by Alan G. Symons or his family members or affiliates, or (iv) the cessation of Alan G. Symons' employment as CEO of GGS Holdings for any reason. In any event, the Company will be unable to raise equity capital by issuing additional shares of Common Stock unless Goran agrees to that issuance. In addition, if Goran or the Company ever sold significant amounts of shares of the Common Stock in the public market, those sales might have an adverse effect on the market price of the Common Stock.



CONFLICTS OF INTEREST


     Currently, Goran does not market property and casualty insurance products which compete with products sold by the Company. Although there are no restrictions on the activities in which Goran may engage, management of the Company does not expect that Goran and the Company will compete with each other to any significant degree in the sale of property and casualty insurance products. There can be no assurance, however, that the Company will not encounter competition from Goran in the future or that actions by Goran or its affiliates will not inhibit the Company's growth strategy. See "Certain Relationships and Related Transactions -- Control by Goran; Potential Conflicts with Goran."

     Conflicts of interest between the Company and Goran could arise with respect to business dealings between them, including potential acquisitions of businesses or properties, the issuance of additional securities, the election of new or additional directors and the payment of dividends by the Company. The Company has not instituted any formal plan or arrangement to address potential conflicts of interest that may arise between the Company and Goran. See "Certain Relationships and Related Transactions -- Control by Goran; Potential Conflicts with Goran."

     Conflicts of interest similar to those which could arise between the Company and Goran could also arise between the Company and GGS Holdings. Alan G. Symons, Chief Executive Officer of the Company, and Douglas H. Symons, President and Chief Operating Officer of the Company, also serve as the Chief Executive Officer and President, and Executive Vice President, respectively, of GGS Holdings. Such individuals have entered into employment agreements with GGS Holdings requiring them to devote substantially all of their working time and attention to the business and affairs of GGS Holdings. Further, Alan G. Symons and certain other members of management of the Company are entitled, under certain circumstances, to receive options to purchase shares of common stock of GGS Holdings. See "Management -- Executive Compensation -- Employment Contracts and Termination of Employment -- GGS Holdings." In addition, in the event that the Company does not continue to own at least 50% of the outstanding voting securities of GGS Holdings and the voting securities of GGS Holdings owned by the Company, together with any other investment securities, represent over 40% of the total assets of the Company on an unconsolidated basis, the Company will be exposed to a risk that it would be characterized as an investment company within the meaning of the 1940 Act. This consideration will limit the amount of additional capital which can be raised through the issuance by GGS Holdings of its voting securities.


CERTAIN RIGHTS OF THE GS FUNDS TO CAUSE A SALE OF GGS HOLDINGS


     The Stockholder Agreement establishes certain rights of the GS Funds to cause a sale of GGS Holdings upon the occurrence of certain triggering events, including (i) the failure to consummate a registered initial public offering of GGS Holdings stock representing, on a fully diluted basis, at least 20% of all such stock issued and outstanding, and generating at least $25 million in net proceeds to the sellers of such securities, by April 30, 2001, (ii) the third separate occasion, during the term of the Stockholder Agreement, on which an equity financing or acquisition transaction proposed by the GS Funds is rejected by the GGS Holdings Board of Directors, (iii) the loss of voting control of Goran or the Company (defined, with respect to Goran, as being direct or indirect ownership of more than 40% of the outstanding voting stock of Goran if any other holder or group holds in excess of 10% of the outstanding voting stock of Goran, and otherwise 25% thereof; and defined, with respect to the Company, as requiring both (a) direct ownership by Goran in excess of 50% of the Company's voting stock and (b) retention by Alan G. Symons and his family members of voting control of Goran) by Alan G. Symons or his family members or affiliates, or (iv) the cessation of Alan G. Symons' employment as CEO of GGS Holdings for any reason. As a result of the 1940 Act considerations with respect to GGS Holdings discussed above, any public offering by GGS Holdings would probably be required to consist solely of a secondary offering of shares held by stockholders.


     Upon the occurrence of any of such events, and at any time or from time to time thereafter, the GS Funds may, by notifying the Company in writing, initiate the process of seeking to effect a sale of GGS Holdings on terms and conditions which are acceptable to the GS Funds. However, within thirty days after the Company receives notice of the GS Funds' intention to initiate the sale of GGS Holdings, the Company may provide written notice to the GS Funds that it wishes to acquire or combine with GGS Holdings. The Company's notice to the GS Funds must include the proposed purchase price and other material terms and conditions with such specificity as is necessary to permit the GS Funds to evaluate the Company's offer. If, within 90 days of delivery of the notice by the Company, the GS Funds accept the Company's offer, the Company will be obligated to acquire or combine with GGS Holdings. In the event the GS Funds reject the Company's proposal, (i) any sale to a third party effected within 180 days after receipt of such proposal must not contain terms that are in the aggregate less favorable to the GGS Holdings stockholders than those set forth in the Company's proposal, (ii) any sale must provide for the same consideration to be paid to each stockholder, and (iii) no sale may constitute an acquisition by or a combination with an affiliate of the GS Funds. Accordingly, under certain circumstances, the GS Funds may have the ability to force the Company to divest itself of its nonstandard automobile operations. Further, a forced sale of GGS Holdings may also cause the Company to be characterized as an investment company within the meaning of the 1940 Act unless the proceeds are redeployed into other business operations or another exemption from registration under the 1940 Act is available.

DEPENDENCE ON KEY PERSONNEL IN CONNECTION WITH FUTURE SUCCESS

     The future success of the Company depends significantly upon the efforts of certain key management personnel including G. Gordon Symons, Chairman of the Board of the Company, Alan G. Symons, Chief Executive Officer of the Company, Douglas H. Symons, President and Chief Operating Officer of the Company and Pafco, Dennis G. Daggett, President of IGF, and Roger C. Sullivan, Jr., Executive Vice President of Superior. A loss of any of these officers could adversely affect the Company's business. See "Management -- Directors and Executive Officers of the Company."


POSSIBLE LIABILITIES RELATING TO TRANSACTIONS



     Prior to the Offering, the Company entered into a number of transactions, including the Formation Transaction, the Acquisition, the Transfer, the Distribution, the Dividend (all as defined herein) and the other transactions described under "The Company -- Formation of GGS Holdings; Acquisition of Superior" (collectively, the "Transactions"). The application of the tax laws to the factual circumstances relating to certain aspects of the Transactions is uncertain. In particular, while the Company believes that there is substantial authority for treating Pafco's contribution of IGF to IGF Holdings in exchange for all of the capital stock of IGF Holdings (the "Contribution") as a tax-free transaction under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), and therefore that no tax penalties would in any event be payable, there can be no assurance that the Internal Revenue Service (the "IRS") would agree with the foregoing tax treatment. Among other things, the IRS could attempt to recharacterize the Contribution and the Dividend which could result in a material liability to the Company. See "The Company -- Formation of GGS Holdings; Acquisition of Superior." The Company cannot predict with certainty whether or when any such liabilities might arise. Accordingly, the Company's results of operations in one or more future periods could be materially adversely affected by liabilities related to the Transactions. Goran has agreed to indemnify the Company against any of the foregoing liabilities; however, in the event that Goran was unable to pay any such amount, the Company would remain liable.



NO PRIOR PUBLIC MARKET FOR THE COMMON STOCK; TRADING OF GORAN COMMON STOCK



     Prior to the Offering, there has been no public market for the Common Stock. Although the Common Stock has been approved for listing on the Nasdaq National Market under the symbol "SIGC," subject to official notice of issuance, there can be no assurance that an active trading market will develop or be sustained. The initial public offering price of the Common Stock will be determined solely through negotiations among the Company, Goran and representatives of the Underwriters based on several factors and will not necessarily reflect the price at which Common Stock may be sold in the public market after this Offering. The market price of the Common Stock may be significantly affected by trading in the shares of Goran common stock on the Toronto Stock Exchange and the Nasdaq National Market since SIG currently constitutes a substantial majority of the consolidated total assets of Goran and contributes a substantial majority of the consolidated net income of Goran. In addition, factors such as quarterly variations in the Company's financial results, announcements by the Company or others and developments affecting the Company could cause the market price of the Common Stock to fluctuate significantly. See "Underwriting."



SHARES ELIGIBLE FOR FUTURE SALE AND POSSIBLE EFFECT ON THE MARKET PRICE OF THE COMMON STOCK



     Upon completion of the Offering, 7,000,000 shares of Common Stock held by Goran will continue to be "restricted securities" as defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Such shares may not be resold in the absence of registration under the Securities Act or exemptions from such registration, including, among others, the exemption provided by Rule 144 under the Securities Act. As an affiliate of the Company, Goran is subject to certain volume restrictions on the sale of shares of Common Stock. The Company and Goran have agreed not to sell or otherwise dispose of any shares of Common Stock or securities convertible into or exercisable for Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters. See "Underwriting."

     No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. If such sales reduce the market price of the Common Stock, the Company's ability to raise additional capital in the equity markets could be adversely affected. Pursuant to the registration rights agreement which will be entered into between the Company and Goran (the "Goran Registration Rights Agreement"), Goran will have the right to have any or all of the shares of Common Stock held by it after the Offering included in a registration statement filed by the Company under the Securities Act, subject to certain limitations set forth in the Goran Registration Rights Agreement (a "Piggyback Registration"). See "Certain Relationships and Related Transactions -- Registrations Rights Agreement between the Company and Goran."



IMMEDIATE AND SUBSTANTIAL DILUTION



     Based on an assumed initial public offering price per share of $11.00 and after deduction of estimated underwriting discounts and expenses payable by the Company in connection with the Offering, the Company's net tangible book value per share of Common Stock as of June 30, 1996, after giving effect to the Offering, would be $3.95. Accordingly, purchasers of Common Stock offered hereby would suffer immediate dilution in net tangible book value per share of $7.05. See "Dilution."

                                  THE COMPANY

FORMATION AND EARLY YEARS


     The Company was incorporated on March 30, 1987 as a wholly-owned subsidiary of Goran. The Company was formed as the holding company for Pafco which acquired in 1987 a book of nonstandard automobile insurance business located in several Midwestern states. In 1990, the Company entered the crop insurance business through its purchase of shares of preferred stock of IGF representing 80% of the outstanding voting securities of IGF. After this acquisition, the Company purchased all the remaining outstanding shares of capital stock of IGF as the shares became available for sale.


FORMATION OF GGS HOLDINGS; ACQUISITION OF SUPERIOR


     In June, 1995, the Company entered into a letter of intent to acquire Superior from Fortis, and in January, 1996, the Company secured a commitment from the GS Funds to invest equity capital. On January 31, 1996, Goran, the Company, Fortis and its wholly-owned subsidiary, Interfinancial, Inc. ("Interfinancial"), a holding company for Superior, entered into a Stock Purchase Agreement (the "Superior Purchase Agreement") pursuant to which the Company agreed to purchase Superior from Interfinancial (the "Acquisition") for a purchase price of approximately $66.0 million. Simultaneously with the execution of the Superior Purchase Agreement, Goran, the Company, GGS Holdings and GS Capital Partners II, L.P., a Delaware limited partnership, entered into an agreement (the "GGS Agreement") to capitalize GGS Holdings and to cause GGS Holdings to issue its capital stock to the Company and to the GS Funds, so as to give the Company a 52% ownership interest and the GS Funds a 48% ownership interest (the "Formation Transaction"). Pursuant to the GGS Agreement, (a) the Company contributed to GGS Holdings (i) all the outstanding common stock of Pafco, with a book value determined in accordance with U.S. GAAP of at least $15.3 million as reflected on an audited post-closing balance sheet of Pafco,
(ii) its right to acquire Superior pursuant to the Superior Purchase Agreement and (iii) certain fixed assets, including office furniture and equipment, having a value of approximately $350,000 and (b) the GS Funds contributed to GGS Holdings $21.2 million in cash. If the book value of Pafco as reflected on the final post-closing balance sheet is less than $15.3 million, the Company will be required to contribute the amount of the deficiency in cash to GGS Holdings no later than December 31, 1996, plus interest at the prime rate from the date of closing of the Formation Transaction to date of payment.



     Pursuant to the GGS Agreement, prior to the Company's contribution of Pafco to GGS Holdings, Pafco transferred all of the outstanding capital stock of IGF (the "Transfer") in order to improve the risk-based capital rating of Pafco and to permit GGS Holdings to focus exclusively on the nonstandard automobile insurance business. Pafco accomplished the Transfer by forming a wholly-owned subsidiary, IGF Holdings, Inc. ("IGF Holdings"), to which Pafco contributed all of the outstanding shares of capital stock of IGF. Prior to the distribution of the IGF Holdings capital stock to the Company, IGF Holdings paid to Pafco a dividend in the aggregate amount of approximately $11.0 million (the "Dividend"), consisting of $7.5 million in cash and a subordinated promissory note in the principal amount of approximately $3.5 million (the "IGF Note"). Pafco then distributed the outstanding capital stock of IGF Holdings to the Company. IGF Holdings funded the cash portion of the Dividend with bank debt in the principal amount of $7.5 million (the "IGFH Bank Debt"). See "Risk Factors
- -- Possible Liabilities Relating to Transactions." The IGFH Bank Debt and the IGF Note will be repaid with a portion of the proceeds from the Offering. See "Use of Proceeds."



     The Formation Transaction and the Acquisition were completed on April 30, 1996. The purchase price paid by GGS Holdings for Superior was approximately $66.4 million based on a GAAP net book value of Superior of $63.2 million as reflected in a preliminary pre-closing balance sheet, subject to post-closing adjustment based on the net book value of Superior as reflected in an audited post-closing balance sheet as of April 30, 1996. GGS Management funded the purchase price and associated transaction costs with a combination of the $21.2 million contributed by the GS Funds and the proceeds of a $48.0 million senior bank facility extended to GGS Management (the "GGS Senior Credit Facility"). See "Risk Factors -- Holding Company Structure; Dividend and Other Restrictions; Management Fees."



     The Stockholder Agreement among the Company, the GS Funds, Goran and GGS Holdings provides that the Board of Directors of GGS Holdings consists of five members, of whom three shall be designated by the Company and two shall be designated by the GS Funds. However, in the event that (x) at any time the Company and its affiliates shall own less than 25% of the issued and outstanding common stock of GGS

Holdings by reason of the issuance of shares of common stock to the GS Funds in satisfaction of the indemnification obligations of the Company or Goran pursuant to the GGS Agreement (the "Indemnity Date") or (y) at any time (i) the Company, Goran or GGS Holdings is in violation of any term of the Stockholder Agreement or (ii) GGS Holdings or GGS Management shall remain in violation of any covenant contained in the GGS Senior Credit Facility (whether or not such violation is waived) after the expiration of any applicable cure period or there shall occur an event of default under the GGS Senior Credit Facility (whether or not waived), the size of the Board shall be reduced to four members (a "Board Reduction"). In such event, so long as the Indemnity Date has not occurred, the Company shall be entitled to designate only two directors and the GS Funds shall be entitled to designate two directors. After the occurrence of the Indemnity Date, the Company shall be entitled to designate one director and the GS Funds shall be entitled to designate three directors.



     Prior to a Board Reduction, action may be taken by the Board only with the approval of a majority of the members of the Board. After a Board Reduction, prior to the Indemnity Date, action may only be taken with the approval of at least one GS Funds designee and one Company designee. After the Indemnity Date following a Board Reduction, action may only be taken by the Board with the approval of a majority of the entire Board. Prior to a Board Reduction, GGS Holdings may not take the following actions, among others, without first obtaining approval by the Board and at least one GS Funds designee: (i) consolidate or merge with any person, (ii) purchase the capital stock or substantially all of the assets of any person, (iii) enter into any joint venture or partnership or establish any non-wholly owned subsidiaries in which the consideration paid by or invested by GGS Holdings is in excess of $1 million, (iv) voluntarily liquidate or dissolve, (v) offer any type of insurance other than nonstandard automobile insurance (other than certain policies issued on behalf of IGF or SIGF), (vi) sell, lease or transfer assets for an aggregate consideration in excess of $1 million, (vii) subject to certain exceptions, enter into any contract with a director or officer of Goran (or any relative or affiliate of such person) or with any affiliate of Goran, (viii) create or suffer to exist any indebtedness for borrowed money in an aggregate amount in excess of $1 million excluding certain existing indebtedness, (ix) mortgage or encumber its assets in an amount in excess of $1 million, (x) make or commit to make any capital expenditure in an amount in excess of $1 million, (xi) redeem or repurchase its outstanding capital stock, (xii) issue or sell any shares of capital stock of GGS Holdings or its subsidiaries, (xiii) enter into, adopt or amend any employment agreement or benefit plan, (xiv) amend its Certificate of Incorporation or Bylaws, (xv) amend or waive any provision of the Stockholder Agreement or the GGS Agreement, (xvi) change its independent certified accountants or actuaries, (xvii) register any securities under the Securities Act, (xviii) enter into one or more agreements to reinsure a substantial portion of the liability of GGS Holdings or any of its subsidiaries, or (xix) adopt or change the reserve policy or the investment policy of GGS Holdings or any of its subsidiaries.



     The Company's representatives on the Board of Directors of GGS Holdings are
G. Gordon Symons, Chairman of the Board of the Company, Alan G. Symons, Chief Executive Officer of the Company and Douglas H. Symons, President and Chief Operating Officer of the Company. Pursuant to their power under the Stockholder Agreement to designate the Chairman of the Board of GGS Holdings, the GS Funds have named G. Gordon Symons as Chairman of the Board of GGS Holdings. The Stockholder Agreement designates Alan G. Symons as the Chief Executive Officer of GGS Holdings and gives him the right to designate and determine the compensation for all management personnel, provided that the designation of, removal of, and determination of compensation for, any person earning $100,000 or more per annum is subject to the prior approval of the board. The GS Funds have the right at any time to designate a chief operating officer for GGS Holdings but have currently not elected to exercise this right. Upon request, the GS Funds have the right to appoint one designee to each of the committees of the Board of Directors of GGS Holdings. The Stockholder Agreement does not give the GS Funds the right to appoint any designees to the board of directors of any of the subsidiaries of GGS Holdings.



     Prior to the Offering, the Company, through Symons International Group, Inc. (Florida) ("SIGF"), its specialized surplus lines underwriting unit based in Florida, provided certain commercial insurance products through retail agencies, principally in the southeast United States. SIGF writes these specialty products through a number of different insurers including Pafco, United National Insurance Group, Munich American Reinsurance Corp. and underwriters at Lloyd's of London. Effective January 1, 1996, the Company transferred to Goran all of the issued and outstanding shares of capital stock of SIGF (the "Distribution").

                                USE OF PROCEEDS



     Based on an estimated offering price of $11.00 per share and estimated offering expenses of $3.3 million, the net proceeds to the Company of the Offering are estimated to be approximately $29.7 million (approximately $34.3 million if the Underwriters' over-allotment option is exercised in full). The Company intends to apply the net proceeds from the Offering as follows: (i) to contribute approximately $9.0 million to IGF to increase its statutory surplus to provide support for the writing of additional crop insurance coverages, (ii) to repay in full the IGFH Bank Debt of approximately $7.5 million, (iii) to retire the approximately $3.5 million IGF Note held by Pafco, (iv) to retire the Parent Indebtedness, the aggregate outstanding balance of which is approximately $7.5 million, and (v) to declare and pay a dividend to Goran in the amount of up to $3.5 million, to the extent that excess net proceeds remain. See "The
Company -- Formation of GGS Holdings; Acquisition of Superior." The Company will use the remainder of the net proceeds, if any, for general corporate purposes, including acquisitions. Until utilized for the above purposes, the net proceeds of the Offering will be invested in short-term, interest-bearing, investment-grade securities. In the event that net proceeds of the Offering are not sufficient for all the foregoing uses, the Company would first eliminate the declaration and payment of the dividend payable to Goran and then, if necessary, reduce the repayment of Parent Indebtedness.



     The IGFH Bank Debt matures on January 1, 2001, with principal repayable in 16 quarterly installments of $468,750 commencing April 1, 1997. Interest will accrue at a variable rate per annum equal to the prime rate until October 1, 1996 and thereafter at a rate equal to the prime rate plus one percent. The IGFH Bank Debt is collateralized by a first priority security interest in all of the outstanding shares of IGF and the guarantee of Symons International Group, Ltd. ("SIGL"), the controlling shareholder of Goran, collateralized by 966,600 shares of Goran common stock. Additionally, certain financial covenants in favor of the lender of the IGFH Bank Debt require IGF Holdings to maintain increasing levels of income, retained earnings, and statutory capital over the term of the IGFH Bank Debt. The IGF Note is payable on the earlier of November 30, 1996, or the consummation of an IGFH or SIG Company Sale (as defined in the GGS Agreement). The IGF Note may be prepaid only with the prior written consent of the lender of the IGFH Bank Debt. The IGF Note bears interest at a variable rate per annum equal to the prime rate plus one percent until October 1, 1996 and thereafter at a rate equal to the prime rate plus two percent, and is collateralized by a second lien on the outstanding shares of capital stock of IGF. The Parent Indebtedness is payable on demand, accrues interest at a rate of 10% and was originally incurred by SIG in 1992 as a result of Goran's partial funding of the repayment of certain loan obligations arising from the capitalization of SIG's U.S. operations.



     After giving effect to the Transactions and the Offering on a pro forma basis as if the Transactions and the Offering had occurred on January 1, 1995, the pro forma net income per share for the year ended December 31, 1995 and the six months ended June 30, 1996 is $0.66 and $0.58, respectively.


                                DIVIDEND POLICY


     The Company currently intends to retain earnings to finance the growth and development of its business and does not anticipate paying cash dividends on its Common Stock in the foreseeable future, except for the dividend to Goran described in "Use of Proceeds." Any determination to pay cash dividends on the Common Stock will depend on, among other things, the future earnings, capital requirements and financial condition of the Company, legal restrictions on the payment of dividends, and on such other factors as the Company's Board of Directors may consider relevant. As a holding company, the Company will depend on dividends and other payments from the Subsidiaries to meet its expenses and other corporate obligations and, if declared, to pay dividends to shareholders. In the case of the Insurers, such payments are restricted by the laws, regulations and orders of regulatory authorities of the states of Indiana and Florida. In addition, the GGS Senior Credit Facility effectively prohibits GGS Management from paying dividends or making other payments to its affiliates in excess of $100,000 per year in the aggregate and the IGF Revolver prohibits the payment of dividends by IGF without the consent of the lender. See "Risk
Factors -- Holding Company Structure; Dividend and Other Restrictions; Management Fees."

                                    DILUTION


     At June 30, 1996, the net tangible book value of the Common Stock was approximately $12.0 million, or $1.71 per share. The net tangible book value per share represents the amount of total tangible assets (total assets less intangible assets) of the Company reduced by its total liabilities divided by the number of shares of Common Stock outstanding. After giving effect to the sale of 3,000,000 shares of Common Stock in the Offering at an assumed initial public offering price of $11.00 per share less estimated underwriting discounts and commissions and offering expenses, but without taking into account any other changes in net tangible book value after June 30, 1996, the adjusted net tangible book value of the Common Stock at June 30, 1996 would have been $39.5 million, or $3.95 per share. This represents an immediate increase in the net tangible book value to Goran of $2.24 per share, and an immediate dilution in net tangible book value to new investors purchasing Common Stock in the Offering of $7.05 per share. The following table illustrates this per share dilution:



    Assumed initial public offering price per share.......................           $11.00
    Net book value per share..............................................   2.54
         Less: Intangible assets per share................................   0.83
                                                                             ----
                                                                                -
                   Net tangible book value per share......................   1.71
         Increase per share attributable to the purchase of Common Stock
          by new investors in the Offering................................   2.24
                                                                             ----
                                                                                -
    As adjusted net tangible book value per share after the Offering......             3.95
                                                                                     ------
    Dilution per share to new investors (1)(2)............................           $ 7.05
                                                                                     ======


- -------------------------


(1) Dilution is determined by subtracting the net tangible book value per share of Common Stock, after giving effect to the Offering, from the amount of cash paid for a share of Common Stock by a new investor in the Offering.



(2) Intangible assets per share would be $2.71, net tangible book value per share would be $(0.17), and dilution per share to new investors would be $8.37 if deferred policy acquisition costs (which aggregated $13,192,000 at June 30, 1996) were considered an intangible asset.

                                 CAPITALIZATION


     Set forth below is the actual capitalization of the Company at June 30, 1996 and the capitalization of the Company at June 30, 1996 as adjusted to give effect to the application of the net proceeds from the Offering (based on an assumed offering price of $11.00 per share of Common Stock) as described in "Use of Proceeds."



                                                                             AT JUNE 30, 1996
                                                                        --------------------------
                                                                                   AS ADJUSTED FOR
                                                                        ACTUAL     THE OFFERING(1)
                                                                        -------    ---------------
                                                                              (IN THOUSANDS)
Short-term debt......................................................   $15,287       $     250
                                                                        =======        ========
Long-term bank debt..................................................    48,000          48,000
                                                                        -------        --------
Minority interest....................................................    17,723          17,723
                                                                        -------        --------
Shareholders' equity:................................................
     Preferred stock; 50,000,000 shares authorized; no shares
      outstanding....................................................        --              --
     Common stock, no par value, and additional paid-in capital;
      100,000,000 shares authorized; 7,000,000 shares outstanding and
      10,000,000 shares outstanding as adjusted......................     7,519          37,209
     Unrealized gain on investments..................................       484             484
     Retained earnings...............................................     9,754           7,601
                                                                        -------        --------
       Total shareholders' equity....................................   $17,757       $  45,294
                                                                        -------        --------
Total capitalization.................................................   $83,480       $ 111,017
                                                                        =======        ========


- -------------------------


(1) The information as adjusted excludes shares reserved for issuance pursuant to certain employment agreements with officers of IGF and the Company's 1996 Stock Option Plan. See "Management -- Executive Compensation -- Employment Contracts and Termination of Employment -- IGF" and "-- Stock Option Plans -- SIG 1996 Stock Option Plan."

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS



     The following unaudited pro forma consolidated statements of operations of the Company for the year ended December 31, 1995 and the six months ended June 30, 1996 present results for the Company as if the Transactions and the Offering had occurred as of January 1, 1995, and eliminates all of the operations related to the commercial business ceded to Granite Re for the year ended December 31, 1995. The pro forma adjustments are based on available information and certain assumptions that the Company currently believes are reasonable in the circumstances. The unaudited pro forma consolidated statements of operations have been derived from and should be read in conjunction with the historical Consolidated Financial Statements and Notes of the Company for the year ended December 31, 1995 and the unaudited six months ended June 30, 1996 and the historical Consolidated Financial Statements and Notes of Superior for the year ended December 31, 1995 and the unaudited six months ended June 30, 1996, in each case contained elsewhere herein, and should be read in conjunction with the accompanying Notes to Unaudited Pro Forma Consolidated Statements of Operations. The pro forma adjustments and pro forma consolidated amounts are provided for informational purposes only.



     For a discussion of the accounting statement accorded to the crop insurance business, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Overview -- Crop Insurance Operations."



     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have occurred had the Transactions and the Offering been consummated on the dates assumed; nor is the pro forma information intended to be indicative of the Company's future results of operations.



UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS



                                              FOR THE                            FOR THE SIX MONTHS ENDED JUNE 30, 1996
                                             SIX MONTHS   FOUR MONTHS   ---------------------------------------------------------
                                               ENDED      ENDED APRIL                                                 PRO FORMA
                                              JUNE 30,        30,                                                      FOR THE
                                                1996         1996                        PRO FORMA                   TRANSACTIONS
                                                SIG        SUPERIOR                       FOR THE       OFFERING       AND THE
                                             HISTORICAL   HISTORICAL    ADJUSTMENTS     TRANSACTIONS   ADJUSTMENTS     OFFERING
                                             ----------   -----------   -----------     ------------   -----------   ------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
Gross premiums written......................  $146,950      $43,993       $    --         $190,943        $  --        $190,943
Net premiums written........................    77,042       43,618            --          120,660           --         120,660
Net premiums earned.........................    59,066       39,387            --           98,453           --          98,453
Net investment income.......................     1,533        2,452            --            3,985           --           3,985
Other income................................     4,062        2,217           140C2          6,419         (140)I         6,279
Net realized capital gain (loss)............       228           29            --              257           --             257
                                               -------     --------       -------         --------        -----        --------
    Total revenues..........................    64,889       44,085           140          109,114         (140)        108,974
Losses and loss adjustment expenses.........    45,275       26,715            --           71,990           --          71,990
Policy acquisition and general and
  administrative expenses...................    12,283       11,445            78A1         23,755           --          23,755
                                                                               42A2
                                                                             (174)A3
                                                                               81B2
Interest expense............................     1,261           --         1,330A4          2,962         (375)G         2,216
                                                                              371C1                        (371)H
                                               -------     --------       -------         --------        -----        --------
    Total expenses..........................    58,819       38,160         1,728           98,707         (746)         97,961
Income before income taxes and minority
  interest..................................     6,070        5,925        (1,588)          10,407          606          11,013
Provision for income taxes..................     1,854        1,952          (542)F          3,264          206K          3,470
Minority interest...........................       (88)          --         1,747B1          1,659          (44)J         1,615
                                               -------     --------       -------         --------        -----        --------
    Net income..............................  $  4,304      $ 3,973       $(2,793)        $  5,484        $ 444        $  5,928
                                               =======     ========       =======         ========        =====        ========
                                                                                             $0.78                        $0.58
Net income per common share.................                                              ========                     ========
Weighted average shares outstanding.........                                                 7,000        3,196L         10,196
GAAP RATIOS:
Loss and LAE ratio..........................      76.7%        67.8%                          73.1%                        73.1%
Expense ratio...............................      22.9%        29.1%                          27.1%                        26.4%
                                               -------     --------                       --------                     --------
    Combined ratio..........................      99.6%        96.9%                         100.2%                        99.5%


   The accompanying notes are an integral part of the pro forma consolidated financial statements.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS



                                                        FOR THE YEAR ENDED DECEMBER 31, 1995
                               --------------------------------------------------------------------------------------
                                                                                                          PRO FORMA
                                                                                                           FOR THE
                                                                           PRO FORMA                     TRANSACTIONS
                                  SIG         SUPERIOR                      FOR THE        OFFERING        AND THE
                               HISTORICAL    HISTORICAL    ADJUSTMENTS    TRANSACTIONS    ADJUSTMENTS      OFFERING
                               ----------    ----------    -----------    ------------    -----------    ------------
                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
Gross premiums written........  $ 124,634     $  94,756      $(5,115)E      $214,275        $    --        $214,275
Net premiums written..........     53,447        94,070       (4,539)E       142,978             --         142,978
Net premiums earned...........     49,641        97,614       (3,573)E       143,682             --         143,682
Net investment income.........      1,173         7,093           (4)E         8,262             --           8,262
Other income..................      2,174         4,171          280C2         6,625           (280)I         6,345
Net realized capital gain
  (loss)......................       (344)        1,954           --           1,610             --           1,610
                               ----------    ----------    -----------    ------------    -----------    ------------
  Total revenues..............     52,644       110,832       (3,297)        160,179           (280)1       159,899
Losses and loss adjustment
  expenses....................     35,971        72,343       (2,880)E       105,434             --         105,434
Policy acquisition and general
  and administrative
  expenses....................      7,981        32,705          232A1        40,035             --          40,035
                                                                 126A2
                                                                (521)A3
                                                                 244B2
                                                                (732)E
Interest expense..............      1,248            --        3,989A4         6,211           (750)G         4,487
                                                                 974C1                         (974)H
                               ----------    ----------    -----------    ------------    -----------    ------------
  Total expenses..............     45,200       105,048        1,432         151,680         (1,724)        149,956
Income before income taxes,
  minority interest, and
  discontinued operations.....      7,444         5,784       (4,729)          8,499          1,444           9,943
Provision for income taxes....      2,619         1,649       (1,565)F         2,703            491K          3,194
Minority interest.............         --            --          136B1           136            (88)J            48
Loss from discontinued
  operations (less income
  taxes)......................         (4)           --            4D             --             --              --
                               ----------    ----------    -----------    ------------    -----------    ------------
  Net income..................  $   4,821     $   4,135      $(3,296)       $  5,660        $ 1,041        $  6,701
                                 ========      ========    =========       =========      =========       =========
Net income per common share...                                                 $0.81                          $0.66
                                                                           =========                      =========
Weighted average shares
  outstanding.................                                                 7,000          3,196L         10,196
GAAP RATIOS:
Loss and LAE ratio............       72.5%         74.1%                        73.4%                          73.4%
Expense ratio.................       18.6          33.5                         32.2                           31.0
                               ----------    ----------                   ------------                   ------------
  Combined ratio..............       91.1%        107.6%                       105.6%                         104.4%


The accompanying notes are an integral part of the pro forma consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS


PRO FORMA ADJUSTMENTS RELATING TO THE TRANSACTIONS

Acquisition of Superior


     The Acquisition was accounted for under the purchase method of accounting. Under this method, the total cost to acquire Superior was allocated to the assets and liabilities based on their fair values as of the date of the Acquisition with any excess of the total purchase price over the fair value of the assets acquired less the fair value of the liabilities assumed recorded as goodwill. Under the terms of the Superior Purchase Agreement, the total purchase price for Superior was $66,389,000, including transaction costs of $140,000. The GAAP carrying value of assets acquired and liabilities assumed at the Acquisition date approximated fair value. There were no significant identifiable intangible assets. Therefore, the excess cost of the total purchase price ($3,161,000) was recorded as goodwill.


     The Acquisition was funded with (i) $21,200,000 of cash contributions from the GS Funds in exchange for a 48% minority interest in GGS Holdings; and (ii) $48,000,000 in cash from the GGS Senior Credit Facility. Funds received in excess of the total purchase price of Superior plus acquisition costs financed, estimated to be $192,000, are reflected as cash until final determination of the Acquisition purchase price. No additional investment income is assumed to be earned on the excess cash retained from the proceeds of the Acquisition financing.


     Pro forma adjustments relating to the Acquisition pertaining to the six month period ended June 30, 1996 were calculated based on the period from January 1, 1996 to April 30, 1996, the date of the Acquisition.


     Pro forma adjustments to give effect to the Acquisition and related transactions are summarized as follows:


A1. Policy acquisition and general and administrative expenses for the periods prior to the Acquisition are adjusted by $232,000 for the year ended December 31, 1995 and by $78,000 for the six months ended June 30, 1996 to reflect the amortization of deferred loan origination costs of $1,397,000 incurred related to the GGS Senior Credit Facility. The debt issuance costs are amortized over six years, the term of the GGS Senior Credit Facility.



A2. Policy acquisition and general and administrative expenses for the periods prior to the Acquisition are adjusted by $126,000 for the year ended December 31, 1995 and by $42,000 for the six months ended June 30, 1996 to reflect the amortization of goodwill of $3,161,000. Goodwill is amortized over a 25-year period on a straight line basis based upon management's estimate of the expected benefit period.



A3. Policy acquisition and general and administrative expenses for the periods prior to the Acquisition are adjusted by $521,000 for the year ended December 31, 1995 and by $174,000 for the six months ended June 30, 1996 to reflect the elimination of management fees charged by Superior's former parent, Fortis, for corporate expenses.



A4. Interest expense for the periods prior to the Acquisition is adjusted by $3,989,000 for the year ended December 31, 1995 and by $1,330,000 for the six months ended June 30, 1996 to reflect the GGS Senior Credit Facility financing of $48,000,000 related to the Acquisition. It is assumed that the interest rate on the GGS Senior Credit Facility was 8.31% for both periods. The Company entered into an interest rate swap to effectively fix its borrowing costs at 8.31% through November 15, 1996 and 9.02% through July 30, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Liquidity and Capital Resources."


The Formation Transaction


B1. Minority interest for the periods prior to the Formation Transaction is $136,000 for the year ended December 31, 1995 and $1,747,000 for the six months ended June 30, 1996 reflecting the 48% minority interest in GGS Holdings.

B2. Policy acquisition and general and administrative expenses for the periods prior to the Formation Transaction is adjusted by $244,000 for the year ended December 31, 1995 and by $81,000 for the six months ended June 30, 1996 to reflect the amortization of organizational costs of $1,220,000. Organizational costs are amortized over a 5-year period on a straight line basis.


The Transfer


     In connection with the Transfer and immediately prior to the Formation Transaction, IGF Holdings paid to Pafco the Dividend, consisting of $7,500,000 in cash and the $3,500,000 IGF Note. IGF Holdings funded the cash portion of the Dividend with the proceeds of the $7,500,000 IGFH Bank Debt.


     Pro forma adjustments to give effect to the Transfer and related transactions are summarized as follows:


C1. Interest expense for the periods prior to the Transfer is adjusted to reflect the financing of the Dividend. The interest rate on the IGFH Bank Debt was 9.25% (prime rate plus 1%), which represents the interest applicable for the majority of the debt service period. The stated interest rate on the IGF Note is 8.0%. Pro forma interest expense adjustments to give effect to the financing are summarized as follows:



                                                 YEAR ENDED             SIX MONTHS ENDED
                                              DECEMBER 31, 1995          JUNE 30, 1996
                                              -----------------         ----------------
               IGFH Bank Debt..............       $ 694,000                 $231,000
               IGF Note....................         280,000                  140,000
                                                   --------                 --------
                                                  $ 974,000                 $371,000
                                                   ========                 ========



C2. Other income has been adjusted by $280,000 for the year ended December 31, 1995 and by $140,000 for the six months ended June 30, 1996 to reflect the interest income Pafco would earn which is derived from the $3,500,000 IGF Note, at a stated rate of 8.0%.


The Distribution


D. Loss from discontinued operations is adjusted to reflect the Distribution, which occurred on January 1, 1996. Accordingly, all of the discontinued operations related to SIGF activities have been eliminated on a pro forma basis. No adjustments have been made to the Pro Forma Consolidated Statements of Operations for the six months ended June 30, 1996 as the Distribution occurred on January 1, 1996.



E.     On April 29, 1996, Pafco ceded all of its commercial business relating to
      (i) 1995 and previous years, and (ii) prospectively written commercial business, through a 100% quota share reinsurance agreement to Granite Re, an affiliate of the Company, with an effective date of January 1, 1996. Granite Re, a subsidiary of Goran, is not part of the consolidated group of the Company. Therefore, the commercial business ceded to Granite Re has been excluded from the Company's results of operations to reflect the continuing impact of the Company's results of operations. On a pro forma basis, all of the operations related to the commercial business have been eliminated for the year ended December 31, 1995. No adjustments have been made to the Pro Forma Consolidated Statements of Operations for the six months ended June 30, 1996 as the cession of commercial business to Granite Re occurred as of January 1, 1996. The following amounts have been eliminated, on a pro forma basis:


                                                                    YEAR ENDED
                                                                 DECEMBER 31, 1995
                                                                 -----------------
               Gross premiums written.........................      $ 5,115,000
               Net premiums written...........................        4,539,000
               Net premiums earned............................        3,573,000
               Net investment income..........................            4,000
               Losses and LAE.................................        2,880,000
               Policy acquisition and general and
                 administrative expenses......................          732,000

      The Company remains contingently liable with respect to the reinsurance with Granite Re, which would become an ultimate liability of the Company in the event that Granite Re is unable to meet its obligations under the reinsurance agreements.


F. All applicable pro forma adjustments to operations are tax affected at the effective rate.

PRO FORMA ADJUSTMENTS RELATING TO THE OFFERING


     The Pro Forma Consolidated Statements of Operations reflect the assumed issuance by the Company of 3,000,000 shares at an offering price of $11.00 per share, and the application of the proceeds thereof (net of assumed offering expenses of $3,300,000) as described in "Use of Proceeds."



G. Interest expense for the periods prior to the Offering are adjusted by $750,000 for the year ended December 31, 1995 and by $375,000 for the six months ended June 30, 1996 to reflect the retirement of the Parent Indebtedness of $7,500,000, with a stated interest rate of 10%.



H. Interest expense for the periods prior to the Offering is adjusted to reflect the repayment of the $7,500,000 IGFH Bank Debt, with an interest rate of 9.25%, and the repayment of the IGF Note of $3,500,000, with a stated interest rate of 8.0% as follows:



                                                 YEAR ENDED             SIX MONTHS ENDED
                                              DECEMBER 31, 1995          JUNE 30, 1996
                                              -----------------         ----------------
               IGFH Bank Debt..............       $ 694,000                 $231,000
               IGF Note....................         280,000                  140,000
                                                   --------                 --------
                                                  $ 974,000                 $371,000
                                                   ========                 ========



I. Other income has been adjusted by $280,000 for the year ended December 31, 1995 and by $140,000 for the six months ended June 30, 1996 to reflect the elimination of interest income Pafco would have earned on the IGF Note of $3,500,000, at a stated rate of 8%. No additional investment income is assumed to be earned on the cash received by Pafco from the proceeds of the IGF Note.



J. Minority interest for the periods prior to the Formation Transaction has been adjusted by $88,000 for the year ended December 31, 1995 and by $44,000 for the six months ended June 30, 1996 to reflect the 48.0% minority interest in GGS Holdings resulting from entry I above.


K. All applicable pro forma adjustments to operations are tax affected at the effective rate.


L. The weighted average shares outstanding have been adjusted to reflect the 3,000,000 shares issued in the Offering, and have been further increased by 195,727 shares for the $2.2 million dividend to be paid to Goran from the proceeds of the Offering, in accordance with accounting rules which require such presentation for purposes of pro forma earnings per share calculations.

               SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF

                        SYMONS INTERNATIONAL GROUP, INC.


     The selected consolidated financial data presented below is derived from the consolidated financial statements of the Company and its Subsidiaries. Such financial statements for, and as of the end of, each of the years in the three year period ended December 31, 1995, have been audited by Coopers & Lybrand L.L.P., independent public accountants, and are included in this Prospectus. The selected consolidated financial data presented below for, and as of the end of, each of the six month periods ended June 30, 1995 and 1996 are derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus. The results of the operations of the Company for the six months ended June 30, 1996 are not necessarily indicative of the results of operations that may be expected for the full year. In the opinion of management, the unaudited information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. The information set forth below should be read in conjunction with the consolidated financial statements of the Company and the notes thereto, included elsewhere in this Prospectus.



                                                YEAR ENDED DECEMBER 31,                            SIX MONTHS ENDED JUNE 30,
                           -----------------------------------------------------------------   ----------------------------------
                                                                                 PRO FORMA                            PRO FORMA
                                                                                  FOR THE                              FOR THE
                                                                                TRANSACTION                          TRANSACTION
                                                                                  AND THE                              AND THE
                                                                                  OFFERING                             OFFERING
                            1991       1992      1993       1994       1995       1995(1)        1995     1996(2)      1996(1)
                           -------   --------   -------   --------   --------   ------------   --------   --------   ------------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:(3)
Gross premiums written.... $91,974   $109,219   $88,936   $103,134   $124,634     $214,275     $ 95,759   $146,950     $190,943
Net premiums written......  31,543     35,425    31,760     35,139     53,447      142,978       30,855     77,042      120,660
Net premiums earned.......  30,388     35,985    31,428     32,126     49,641      143,682       22,789     59,066       98,453
Net investment income.....   1,370      1,319     1,489      1,241      1,173        8,262          636      1,533        3,985
Other income..............      --         --       886      1,622      2,174        6,345          997      4,062        6,279
Net realized capital gain
  (loss)..................     381        486      (119)      (159)      (344)       1,610           79        228          257
                           --------  ---------  --------  ---------  ---------    --------     ---------  ---------   ---------
        Total revenues....  32,139     37,790    33,684     34,830     52,644      159,899       24,501     64,889      108,974
                           --------  ---------  --------  ---------  ---------    --------     ---------  ---------   ---------
Losses and loss adjustment
  expenses................  23,137     27,572    25,080     26,470     35,971      105,434       15,751     45,275       71,990
Policy acquisition and
  general and
  administrative
  expenses................   5,480      7,955     8,914      5,801      7,981       40,035        5,589     12,283       23,755
Interest expense..........     847        459       996      1,184      1,248        4,487          193      1,261        2,216
                           --------  ---------  --------  ---------  ---------    --------     ---------  ---------   ---------
        Total expenses....  29,464     35,986    34,990     33,455     45,200      149,956       21,533     58,819       97,961
                           --------  ---------  --------  ---------  ---------    --------     ---------  ---------   ---------
Income (loss) before
  taxes, discontinued
  operations,
  extraordinary item,
  cumulative effect of an
  accounting change and
  minority interest.......   2,675      1,804    (1,306)     1,375      7,444        9,943        2,968      6,070       11,013
Income taxes..............     771        996        83       (718)     2,619        3,194          958      1,854        3,470
                           --------  ---------  --------  ---------  ---------    --------     ---------  ---------   ---------
Income (loss) before
  discontinued operations,
  extraordinary item,
  cumulative effect of an
  accounting change and
  minority interest....... $ 1,904   $    808   $(1,389)  $  2,093   $  4,825     $  6,749     $  2,010   $  4,216     $  7,543
Net income (loss)......... $ 1,770   $    817   $  (323)  $  2,117   $  4,821     $  6,701     $  2,006   $  4,304     $  5,928
                           ========  =========  ========  =========  =========    ========     =========  =========   =========
Per common share data:
  Income (loss) before
    discontinued
    operations,
    extraordinary item,
    and cumulative effect
    of an accounting
    change and minority
    interest.............. $  0.27   $   0.12   $ (0.20)  $   0.30   $   0.69     $   0.66     $   0.29   $   0.61     $   0.74
  Net income (loss)....... $  0.25   $   0.12   $ (0.05)  $   0.30   $   0.69     $   0.66     $   0.29   $   0.61     $   0.58
                           ========  =========  ========  =========  =========    ========     =========  =========   =========
Weighted average shares
  outstanding.............   7,000      7,000     7,000      7,000      7,000       10,196        7,000      7,000       10,196
GAAP RATIOS: (3)(4)
Loss and LAE ratio........    76.1%      76.6%     79.8%      82.4%      72.5%        73.4%        69.1%      76.7%        73.1%
Expense ratio.............    20.8       23.4      31.5       21.7       18.6         31.0         25.4       22.9         26.4
                           --------  ---------  --------  ---------  ---------    --------     ---------  ---------   ---------
Combined ratio............    96.9%     100.0%    111.3%     104.1%      91.1%       104.4%        94.5%      99.6%        99.5%



(consolidated balance sheet data and footnotes on following page)

                                                                                                           JUNE 30, 1996
                                                                                                        --------------------
                                                                                                                       AS
                                                                   DECEMBER 31,                                     ADJUSTED
                                              ------------------------------------------------------                FOR THE
                                               1991        1992       1993        1994        1995       ACTUAL     OFFERING(1)
                                              -------    --------    -------    --------    --------    --------    --------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED BALANCE SHEET DATA:(3)
Investments................................   $26,049    $ 27,941    $21,497    $ 18,572    $ 25,902    $161,205    $173,705
Total assets...............................    78,749      75,001     81,540      66,628     110,516     378,673     391,173
Losses and loss adjustment expenses........    38,607      38,616     54,143      29,269      59,421      93,628      93,628
Total debt.................................     9,009      11,528      9,341      10,683      11,776      63,287      48,250
Minority interest..........................       466          55         --          16          --      17,723      17,723
Total shareholders' equity.................       484       1,193      2,219       4,255       9,535      17,757      45,294
Book value per share.......................   $  0.07    $   0.17    $  0.32    $   0.61    $   1.36    $   2.54    $   4.53
STATUTORY CAPITAL AND SURPLUS:(5)
Pafco......................................   $ 8,251    $ 10,363    $ 8,132    $  7,848    $ 11,875    $ 14,872    $ 14,872
IGF........................................   $ 5,277    $  6,400    $ 2,789    $  4,512    $  9,219    $ 11,559    $ 20,559
Superior...................................                                                             $ 48,036    $ 48,036


- -------------------------

(1) Results of operations of Superior for the years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1995 and 1996 are presented herein in "Selected Consolidated Historical Financial Data of Superior Insurance Company." The pro forma consolidated statement of operations data for the year ended December 31, 1995 and for the six months ended June 30, 1996 present results for the Company as if the Transactions and the Offering had occurred as of January 1, 1995 and eliminate all of the operations related to the commercial business ceded to Granite Re for the year ended December 31, 1995. See "Unaudited Pro Forma Consolidated Statements of Operations" for a discussion of such adjustments. The as adjusted consolidated balance sheet data as of June 30, 1996 gives effect to the Offering as if it had occurred as of June 30, 1996. The as adjusted consolidated balance sheet data assumes a per share offering price of $11.00 and 3,000,000 shares issued less estimated issuance costs of $3,300,000 and the application of the net proceeds of the Offering. See "Use of Proceeds."



(2) The Company's consolidated results of operations for the six months ended June 30, 1996 include the results of operations of Superior subsequent to the Acquisition.



(3) See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Overview -- Crop Insurance Operations" for a discussion of the accounting treatment accorded to the crop insurance business.



(4) The loss and LAE ratio is calculated by dividing losses and loss adjustment expenses by net premiums earned. The expense ratio is calculated by dividing the sum of policy acquisition and general and administrative expenses and interest expense by net premiums earned. The combined ratio is the sum of the loss and LAE and expense ratios. As a result of the unique accounting treatment accorded to the MPCI business, the Company's GAAP loss and LAE, expense and combined ratios are not comparable to the ratios for other property and casualty insurers.



(5) The statutory surplus of Pafco includes Pafco's share of IGF's statutory surplus prior to April 30, 1996. Pafco owned the following percentages of IGF at December 31 of each of the following years: 1991, 87.9%; 1992, 98.2%; 1993, 98.2%; 1994, 98.8%; 1995, 100%. At April 30, 1996, Pafco transferred
    IGF Holdings to SIG. Prior to the Transfer, IGF Holdings also paid a dividend to Pafco in the form of cash of $7,500,000 and a promissory note with a principal amount of $3,500,000. See "The Company -- Formation of GGS Holdings; Acquisition of Superior."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                           OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS
                                 OF THE COMPANY

OVERVIEW

     The Company underwrites and markets nonstandard private passenger automobile insurance and crop insurance.

Nonstandard Automobile Insurance Operations; Impact of Formation Transaction and Superior Acquisition


     The Company, through its 52% owned Subsidiaries, Pafco and Superior, is engaged in the writing of insurance coverage on automobile physical damage and liability policies for "nonstandard risks." Nonstandard insureds are those individuals who are unable to obtain insurance through standard market carriers due to factors such as poor premium payment history, driving experience, record of prior accidents or driving violations, particular occupation or type of vehicle. Premium rates for nonstandard risks are higher than for standard risks. Since it can be viewed as a residual market, the size of the nonstandard private passenger automobile insurance market changes with the insurance environment and grows when standard coverage becomes more restrictive. Nonstandard policies have relatively short policy periods and low limits of liability. Due to the low limits of coverage, the period of time that elapses between the incurrence and settlement of losses under nonstandard policies is shorter than many other types of insurance. Also, since the nonstandard automobile insurance business typically experiences lower rates of retention than standard automobile insurance, the number of new policyholders underwritten by nonstandard automobile insurance carriers each year is substantially greater than the number of new policyholders underwritten by standard carriers. While pricing conditions have improved in certain markets in 1996, the nonstandard automobile insurance business has experienced a high degree of competition in recent years that has made it difficult for the Company to achieve adequate pricing. As a consequence of these pricing conditions, the Company from time to time has had to temporarily reduce its writings in certain markets. For information concerning the Company's historical loss and LAE ratios on its nonstandard automobile insurance business, see "-- Selected Segment Data of the Company."



     Prior to consummation of the Formation Transaction and the Acquisition on April 30, 1996, the Company provided nonstandard automobile insurance coverage primarily through Pafco as a wholly-owned subsidiary. In connection with the Formation Transaction, the management agreement formerly in place between the Company and Pafco, which provides for an annual management fee payable to the Company in an amount equal to 15% of gross premiums written, was assigned to GGS Management. As a result of the change in the capital structure of the Company's nonstandard automobile insurance business, the acquisition of Superior by GGS Holdings and the assignment of the Pafco management agreement to GGS Management, certain financial information relating to the Company's nonstandard business in respect of periods prior to consummation of the Formation Transaction and the Acquisition will not be comparable to corresponding financial information for subsequent periods. See "The Company -- Formation of GGS Holdings; Acquisition of Superior" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Superior."


Crop Insurance Operations


     General. The majority of the Company's crop insurance business consists of Multi-Peril Crop Insurance ("MPCI"). MPCI is a government-sponsored program with accounting treatment which differs in certain respects from more traditional property and casualty insurance lines. Farmers may purchase "CAT Coverage" (the minimum available level of MPCI coverage) upon payment of a fixed administrative fee of $50 per policy (the "CAT Coverage Fee") instead of a premium. This fee is included in Other Income. Commissions paid to agents to write CAT policies are partially offset by the CAT Coverage Fee, with such offset reflected in Other Income. For purposes of the profit-sharing formula under the MPCI program referred to below, the Company is credited with an imputed premium (its "MPCI Imputed Premium") for all CAT Coverage policies it sells, determined in accordance with the profit-sharing formula established by the FCIC. For income statement purposes under GAAP, gross premiums written consist of the aggregate amount of premiums paid by farmers for "Buy-up Coverage" (MPCI coverage in excess of CAT Coverage), and any related federal premium subsidies, but do not include any MPCI Imputed Premium credited on CAT Coverage. By contrast, net premiums written (and net premiums earned) do not include any MPCI premiums or premium subsidies, all of which are deemed to be ceded to the U.S. Government as reinsurer. The Company's profit or loss from its MPCI business is determined after the crop season ends on the basis of a complex profit-sharing formula established by federal regulation and the FCIC. For GAAP income statement purposes, any such profit or loss sharing earned or payable by the Company is treated as an adjustment to commission expense and is included in policy acquisition and general and administrative expenses. Amounts receivable from the FCIC are reflected on the Company's consolidated balance sheet as reinsurance recoverables.



     The Company also receives from the FCIC (i) an expense reimbursement payment equal to a percentage of gross premiums written for each Buy-up Coverage policy it writes (the "Buy-up Expense Reimbursement Payment"), (ii) an LAE reimbursement payment equal to 13.0% of MPCI Imputed Premiums for each CAT Coverage policy it writes (the "CAT LAE Reimbursement Payment") and (iii) a small excess LAE reimbursement payment of two hundredths of one percent (.02%) of MPCI Retention (as defined herein) to the extent the Company's MPCI loss ratios on a per state basis exceed certain levels (the "MPCI Excess LAE Reimbursement Payment"). For 1994, 1995 and 1996, the Buy-up Expense Reimbursement Payment has been set at 31% of the MPCI Premium, but it is scheduled to be reduced to 29% in 1997, 28% in 1998 and 27.5% in 1999. For GAAP income statement purposes, the Buy-up Expense Reimbursement Payment is treated as a contribution to income and reflected as an offset against policy acquisition and general and administrative expenses. The CAT LAE Reimbursement Payment and the MPCI Excess LAE Reimbursement Payment are, for income statement purposes, recorded as an offset against LAE, up to the actual amount of LAE incurred by the Company in respect of such policies, and the remainder of the payment, if any, is recorded as Other Income. See "Business -- Crop Insurance -- Products."



     As a result of the unique accounting treatment accorded to the MPCI business, the Company's GAAP loss and LAE, expense and combined ratios are not comparable to the ratios for other property and casualty insurers. This lack of comparability results from, among other things, (i) the recognition of MPCI underwriting gain or loss as an offset to commission expense, (ii) the lack of any net premium or loss and LAE for MPCI because of the deemed 100% reinsurance by the federal government, and (iii) other aspects of MPCI accounting that affect one or more aspects of the Company's operating ratios. Accordingly, such ratios are included in this Prospectus not for comparison to other insurers, but instead as a measure of the Company's relative performance in different years. For loss and LAE, expense and combined ratio information with respect to the Company's nonstandard automobile insurance business only, see "Business -- Nonstandard Automobile Insurance -- Underwriting."



     Certain other characteristics of the Company's crop business may affect comparisons of the Company's results and operating ratios with those of other insurers, including: (i) the seasonal nature of the business whereby underwriting gains are generally recognized throughout the year with a reconciliation in the last quarter of the year; (ii) the short-term nature of crop business whereby losses are known within a short time period; and (iii) the limited amount of investment income associated with crop business. In addition, cash flows from the crop business differ from cash flows from certain more traditional lines. See "-- Liquidity and Capital Resources." The seasonal and short term nature of the Company's crop business, as well as the impact on such business of weather and other natural perils, may produce variations in the Company's operating results.



     Impact of 1994 Reform Act and 1996 Reform Act. The 1994 Reform Act required farmers for the first time to purchase at least CAT Coverage in order to be eligible for other federally sponsored farm benefits, including but not limited to low interest loans and crop price supports. The 1994 Reform Act also authorized for the first time the marketing and selling of CAT Coverage by the local USDA offices. As a result of an increase in the number of policies and acres insured in 1995, the Company's MPCI Premiums increased to $53.4 million in 1995 from $44.3 million in 1994 and the fees and commissions received by the Company from its MPCI business increased to $21.1 million in 1995 from $14.0 million in 1994. However, the 1996 Reform Act limits the role of the USDA offices in the delivery of MPCI coverage beginning in July, 1996, which is the commencement of the 1997 crop year, and also eliminates the linkage between CAT Coverage and qualification for certain federal farm program benefits. The limitation of the USDA's role in the delivery system for MPCI should provide the Company with the opportunity to realize increased revenues from the distribution and servicing of its MPCI product. As a result of this limitation, the FCIC has transferred to the Company approximately 8,900 insureds for CAT Coverage who previously purchased such coverage from USDA field offices. The Company has not experienced any material negative impact in 1996 from the delinkage mandated by the 1996 Reform Act. The Company believes that any future potential negative impact of the delinkage mandated by the 1996 Reform Act will be mitigated by, among other factors, the likelihood that farmers will continue to purchase MPCI to provide basic protection against natural disasters since ad hoc federal disaster relief programs have been reduced or eliminated. In addition, the Company believes that (i) many lending institutions will likely continue to require this coverage as a condition to crop lending and (ii) many of the farmers who entered the MPCI program as a result of the 1994 Reform Act have come to appreciate the reasonable price of the protection afforded by CAT Coverage and will remain with the program regardless of delinkage. There can, however, be no assurance as to the ultimate effect which the 1996 Reform Act may have on the business or operations of the Company.



     Crop Revenue Coverage. The Company has recently introduced a new product in its crop insurance business called Crop Revenue Coverage, or "CRC." In contrast to standard MPCI coverage, which features a yield guarantee or coverage for the loss of production at a fixed price per commodity unit established by the FCIC, CRC provides the insured with a guaranteed revenue stream by combining both yield and price variability protection. CRC protects against a grower's loss of revenue resulting from fluctuating crop prices and/or low yields by providing coverage when any combination of crop yield and price results in revenue that is less than the revenue guarantee provided by the policy. CRC was approved by the FCIC as a pilot program for revenue insurance coverage plans for the 1996 crop year, and has been available for corn and soybeans in all counties in Iowa and Nebraska for the 1996 crop year. The Company believes that CRC policies represent approximately 30% of the combined corn policies written by IGF in Iowa and Nebraska for the 1996 crop year. In July, 1996, the FCIC announced that CRC will be made available in the fall of 1996 for winter wheat in the entire states of Kansas, Michigan, Nebraska, South Dakota, Texas and Washington and in parts of Montana. Since the FCIC generally regulates CRC as one of its own programs, the material aspects of the CRC program are substantially similar to those of other federal programs such as MPCI, including the FCIC profit-sharing arrangement, the use of reinsurance pools and expense reimbursement payments paid by the FCIC. Since CRC is, in certain respects, a new product approved by the FCIC with which neither the Company nor the crop insurance industry has had any prior experience, there is uncertainty as to the demand for, and the pricing and profitability of, this product. Accordingly, there can be no assurance that the Company's financial condition or results of operations will not be adversely affected by the writing of CRC policies. For more information concerning the pricing of this product and the liabilities insured, see "Business -- Crop Insurance -- Products -- Crop Revenue Coverage."



     Recent Developments Affecting MPCI Underwriting Results. A combination of weather events occurring in early 1996 will affect the Company's underwriting results from its MPCI business in 1996. Although underwriting results for winter wheat crops were adversely affected by drought conditions, these losses were offset, in part, by unusually good results from Florida citrus crops as a result of better than normal weather. Additionally, weather conditions for summer crops in most growing areas where IGF markets its products have been favorable to date. The next main peril in 1996 is freeze, which may present a somewhat higher exposure than usual for the Company in 1996 as a result of delays in planting crops in the first part of 1996 due to rainy conditions.



     Certain Accounting Policies for Crop Insurance Operations. In 1996, the Company instituted a policy of recognizing (i) 35% of its estimated MPCI gross premiums written for each of the first and second quarters, 20% for the third quarter and 10% for the fourth quarter, (ii) commission expense at a rate of 16% of MPCI gross premiums written recognized and (iii) Buy-up Expense Reimbursement at a rate of 31% of MPCI gross premiums written recognized along with normal operating expenses incurred in connection with premium writings. All amounts are reconciled in the fourth quarter after final gross premium amounts are computed from policyholder acreage reports which are generally filed by late September. In prior years, recognition of MPCI gross premiums written was 30%, 30%, 30% and 10%, for the first, second, third and fourth quarters, respectively. Commencing with its June 30, 1995 financial statements, the Company also began recognizing MPCI underwriting gain or loss during the first and second quarters, as well as the third quarter, reflecting the

Company's best estimate of the amount of such gain or loss to be recognized for the full year, based on, among other things, historical results, plus a provision for adverse developments. As a result of the inclusion in the Company's estimate of this general provision for adverse development (which is spread over the year), the Company's results of operations through June 30, 1996 do not reflect any reduction in underwriting gain specifically as a result of potential losses due to the southern plains drought conditions which affected winter wheat crops in Spring 1996. In the fourth quarter, a reconciliation amount is recognized for the underwriting gain or loss based on final premium and loss information.


Policy Acquisition and General and Administrative Expenses

     Policy acquisition and general and administrative expenses consist of (i) gross commissions paid to agents, (ii) ceding commission income from reinsurers,
(iii) Buy-up Expense Reimbursement Payments, (iv) underwriting gain or loss on the Company's MPCI business and (v) other operating expenses. The following table sets forth certain information with respect to the Company's policy acquisition and general and administrative expenses for the periods indicated.


                                        YEAR ENDED DECEMBER 31,                            SIX MONTHS ENDED JUNE 30,
                      -----------------------------------------------------------   ---------------------------------------
                            1993                 1994                 1995                 1995                 1996
                      -----------------   ------------------   ------------------   ------------------   ------------------
                       AUTO      CROP      AUTO       CROP      AUTO       CROP      AUTO     CROP(1)     AUTO     CROP(1)
                      -------   -------   -------   --------   -------   --------   -------   --------   -------   --------
                                                                 (IN THOUSANDS)
Gross commission
  expenses..........  $ 8,345   $ 5,524   $ 7,070   $  9,867   $ 7,162   $ 13,391   $ 2,893   $  6,489   $12,040   $ 11,604
Ceding commission
  income............   (9,173)     (969)   (5,381)    (1,651)   (2,991)    (2,968)   (1,473)        --       890       (530)
Buy-up Expense
  Reimbursement
  Payments(2).......             (8,854)             (13,845)             (16,366)             (10,233)             (19,402)
MPCI underwriting
  (gain) or
  loss(2)...........              1,515               (3,257)              (9,653)                (768)              (1,610)
Other operating
  expenses..........    6,683     4,252     7,020      4,084     8,758      8,130     5,179      2,524     3,540      5,672
                      -------   -------   -------   --------   -------   --------   -------   --------   -------   --------
Policy acquisition
  and general and
  administrative
  expenses(3).......  $ 5,855   $ 1,468   $ 8,709   $ (4,802)  $12,929   $ (7,466)  $ 6,599   $ (1,988)  $16,470   $ (4,266)
                      =======   =======   =======   ========   =======   ========   =======   ========   =======   ========


- -------------------------

(1) See discussion above under "-- Certain Accounting Policies for Crop Insurance Operations."



(2) For GAAP income statement purposes, Buy-up Expense Reimbursement Payments are treated as a contribution to income and reflected as an offset against commission expenses. MPCI underwriting gain or loss is also treated as an adjustment to commission expenses. This unique accounting treatment may from time to time result in the creation of a "negative" expense for this line item.



(3) Includes policy acquisition and general and administrative expenses for crop insurance and nonstandard automobile insurance segments but excludes policy acquisition and general and administrative expenses attributable to corporate and discontinued operations.



DISCONTINUANCE OF SURPLUS LINES UNDERWRITING UNIT



     Prior to the Offering, the Company, through SIGF, its specialized managing general agency and surplus lines underwriting unit based in Florida, provided certain commercial insurance products through retail agencies, principally in the southeast United States. SIGF writes these specialty products through Pafco as well as a number of other insurers, including United National Insurance Group, Munich American Reinsurance Corp. and underwriters at Lloyd's of London. Effective January 1, 1996, the Company transferred to Goran all of the issued and outstanding shares of capital stock of SIGF. All Pafco insurance policies issued through SIGF in respect of business other than nonstandard automobile insurance have been 100% reinsured by Granite Reinsurance Company, Ltd. ("Granite Re"), a wholly-owned subsidiary of Goran. Although Pafco will in the future continue to write business through SIGF, this business will also be reinsured with Granite Re pursuant to such 100% quota share arrangement.

SELECTED SEGMENT DATA OF THE COMPANY



     The following table presents historical segment data for the Company's nonstandard automobile and crop insurance operations. This data does not reflect results of operations attributable to corporate and discontinued operations nor does it include the results of operations of Superior prior to April 30, 1996.



                                                                                             SIX MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,            JUNE 30,
                                                           -----------------------------    ------------------
                                                            1993       1994       1995       1995      1996(1)
                                                           -------    -------    -------    -------    -------
                                                                      (IN THOUSANDS, EXCEPT RATIOS)
NONSTANDARD AUTOMOBILE INSURANCE OPERATIONS:
Gross premiums written..................................   $52,187    $45,593    $49,005    $23,745    $62,290
Net premiums written....................................    26,479     28,114     37,302     18,444     62,089
Net premiums earned.....................................    26,747     25,390     34,460     16,539     52,844
Net investment income...................................     1,144        904        624        446      1,435
Other income............................................       886      1,545      1,787        450      2,333
Net realized capital gain (loss)........................       (44)       (55)      (508)        12        212
                                                           -------    -------    -------    -------    -------
    Total revenues......................................    28,733     27,784     36,363     17,447     56,824
                                                           -------    -------    -------    -------    -------
Losses and loss adjustment expenses.....................    17,152     18,303     25,423     11,808     38,831
Policy acquisition and general and administrative
  expenses..............................................     5,855      8,709     12,929      6,599     16,470
                                                           -------    -------    -------    -------    -------
    Total expenses......................................    23,007     27,012     38,352     18,407     55,301
                                                           -------    -------    -------    -------    -------
Income (loss) before income taxes.......................   $ 5,726    $   772    $(1,989)   $  (960)   $ 1,523
                                                           =======    =======    =======    =======    =======
GAAP RATIOS (NONSTANDARD AUTOMOBILE ONLY):
Loss and LAE ratio......................................      64.1%      72.1%      73.8%      71.4%      73.5%
Expense ratio...........................................      21.9       34.3       37.5       39.9       31.2
                                                           -------    -------    -------    -------    -------
Combined ratio..........................................      86.0%     106.4%     111.3%     111.3%     104.7%
CROP INSURANCE OPERATIONS:(2)
Gross premiums written(3)...............................   $35,156    $54,455    $70,374    $69,942    $80,537
Net premiums written(3).................................     4,281      4,565     11,608     10,323     14,953
Net premiums earned(3)..................................     4,281      4,565     11,608      4,779      6,222
Net investment income...................................       347        339        674        253         96
Other income............................................         0         73        384      1,246      1,148
Net realized capital gain (loss)........................       114       (104)       164         85         16
                                                           -------    -------    -------    -------    -------
    Total revenues......................................     4,742      4,873     12,830      6,363      7,482
                                                           -------    -------    -------    -------    -------
Losses and loss adjustment expenses.....................     6,774      7,031      8,629      4,351      6,444
Policy acquisition and general and administrative
  expenses..............................................     1,468     (4,802)    (7,466)    (1,988)    (4,266)
Interest expense........................................       235        492        627        323        120
                                                           -------    -------    -------    -------    -------
    Total expenses......................................     8,477      2,721      1,790      2,686      2,298
                                                           -------    -------    -------    -------    -------
Income (loss) before income taxes.......................   $(3,735)   $ 2,152    $11,040    $ 3,677    $ 5,184
                                                           =======    =======    =======    =======    =======
STATUTORY CAPITAL AND SURPLUS:
Pafco(4)................................................   $ 8,132    $ 7,848    $11,875    $ 9,656    $14,872
IGF.....................................................     2,789      4,512      9,219      6,653     11,559
Superior................................................    56,656     43,577     49,277     45,891     48,036


- -------------------------

(1) The nonstandard automobile insurance operations include the results of operations of Superior subsequent to the Acquisition.



(2) See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Overview -- Crop Insurance Operations" for a discussion of the accounting treatment accorded to the crop insurance business.



(3) Crop hail insurance premiums are primarily written in the second and third calendar quarters.



(4) The statutory surplus of Pafco includes Pafco's share of IGF's statutory surplus prior to April 30, 1996. Pafco owned the following percentages of IGF at December 31 of each of the following years: 1993, 98.2%; 1994, 98.8%; 1995, 100%. At April 30, 1996, Pafco transferred IGF to SIG. Prior to the Transfer, IGF also paid a dividend to Pafco in the form of cash of $7,500,000 and a promissory note of $3,500,000. See "The Company -- Formation of GGS Holdings; Acquisition of Superior."

RESULTS OF OPERATIONS


Six Months ended June 30, 1996 and 1995:



     Gross Premiums Written. Gross premiums written for the six month period ended June 30, 1996 increased $51,191,000, or 53.5%, to $146,950,000 from
$95,759,000 for the same period in 1995 reflecting an increase in gross premiums written of $38,545,000 in nonstandard automobile insurance, an increase of $10,595,000 in crop insurance and an increase of $2,051,000 in premiums from commercial business. Premiums on commercial business were 100% ceded to Granite Re effective January 1, 1996. The increase in nonstandard automobile gross premiums written was due to the Acquisition, which generated gross premiums written of $25,202,000 subsequent to the Acquisition, as well as an increase in policies in-force issued by Pafco of 15,888, or 32.3%, to 65,023 as of June 30, 1996 from 49,135 as of June 30, 1995. The increase in Pafco policies in-force primarily resulted from improved service and certain product improvements. The increase in crop insurance gross premiums written was primarily due to farmers' electing higher percentage of crop price levels to be insured under MPCI Buy-up Coverages, an increase in MPCI policies in-force and an increase in the number of acres insured, together with an increase of $6,747,000, or 62.1%, in crop hail premiums in the first six months of 1996 compared to the same period in 1995.



     Net Premiums Written. The Company's net premiums written for the six month period ended June 30, 1996 increased $46,187,000, or 149.7%, to $77,042,000 from
$30,855,000 for the same period in 1995 due to the Acquisition, which generated net premiums written for Superior of $25,165,000 subsequent to the Acquisition, and the increase in gross premiums written in Pafco's nonstandard automobile insurance business. In addition, the increase in net premiums written resulted from the Company's election not to renew, as of January 1, 1996, its 25% quota share reinsurance on its nonstandard automobile business. As a result of increases over time in its statutory capital, the Company determined that it no longer required the additional capacity provided by this coverage in order to maintain acceptable premium to surplus ratios. Although the Company's decision not to renew this coverage will require the Company to pay a greater percentage of the losses from the business it writes, the Company's operations will also be affected by the savings on the cost of reinsurance and by the investment income from potential increases in invested assets. Since all MPCI premiums are reported as 100% ceded, MPCI gross premiums written have no effect on net premiums written.



     Net Premiums Earned. The Company's net premiums earned for the six month period ended June 30, 1996 increased $36,277,000, or 159.2%, to $59,066,000 from
$22,789,000 for the same period in 1995 reflecting the increase in net premiums written. The ratio of net premiums earned to net premiums written for nonstandard automobile business decreased for the six months ended June 30, 1996 to 85.1% from 89.7% for the same period in 1995 due to growth in net premiums written in 1996 exceeding growth in net premiums written in 1995.



     Net Investment Income. The Company's net investment income for the six month period ended June 30, 1996 increased $897,000, or 141.0%, to $1,533,000 from $636,000 for the same period in 1995. This increase was due to the Acquisition, which generated net investment income of $850,000 subsequent to the Acquisition. Also contributing to the increase in net investment income is an increase in average invested assets (not including Superior) to $29,801,000 for the six month period ended June 30, 1996 from $22,033,000 for the same period in 1995.



     Other Income. The Company's other income for the six month period ended June 30, 1996 increased $3,065,000, or 307.4%, to $4,062,000 from $997,000 for the same period in 1995 due principally to (i) the Acquisition, which generated other income, principally billing fee revenue, of $993,000 subsequent to the Acquisition, (ii) increased billing fee revenue of $640,000 from nonstandard automobile insurance policies, resulting from the increase in the in-force policy count described above, and an increase in fees charged per installment in late 1995, and (iii) increased CAT Coverage Fees and CAT LAE Reimbursement Payments resulting from the introduction of CAT Coverages in the 1994 Reform Act.



     Net Realized Capital Gain (Loss). The Company recorded a net realized capital gain from the sale of investments of $228,000 for the six month period ended June 30, 1996 compared to a net realized capital gain from the sale of investments of $79,000 for the same period ended June 30, 1995. The gains for the six month period ended June 30, 1996 were the result of the sale of investments made in conjunction with the repositioning of the Company's investment portfolio into a higher concentration of fixed income securities. The repositioning was begun in the latter part of 1995 in connection with a change in investment managers.



     Losses and LAE. The Company's losses and LAE for the six month period ended June 30, 1996 increased $29,524,000, or 187.4%, to $45,275,000 from $15,751,000 for the same period in 1995. Included in the losses and LAE for 1996 are $18,804,000 from Superior subsequent to the Acquisition. The losses and LAE for the nonstandard automobile segment for the six month period ended June 30, 1996 increased $27,023,000 to $38,831,000 compared to $11,808,000 for the same period in 1995 primarily as a result of the Acquisition and the Company's nonrenewal of its 25% automobile quota share reinsurance treaty effective January 1, 1996. As a result of increases over time in statutory capital, the Company determined that it no longer required the additional capacity provided by this coverage in order to maintain acceptable premium to surplus ratios. The loss ratio for the nonstandard automobile segment for the six month period ended June 30, 1996 was 73.5% as compared to 71.4% for the same period ended in 1995. The crop insurance business experienced an increase in losses and LAE for the six month period ended June 30, 1996 of $2,093,000 to $6,444,000, compared to $4,351,000 for the same period in 1995. This 48.1% increase in losses and LAE reflected an increase in net premiums earned for crop hail insurance for the same period, due to (i) higher commodity prices, (ii) more acres insured and (iii) more policies written. Crop hail loss ratios are similar for the periods at 62.0% and 60.2% for the six month periods ended June 30, 1996 and 1995, respectively.



     Policy Acquisition and General and Administrative Expenses. Policy acquisition and general and administrative expenses for the six months ended June 30, 1996 increased $6,694,000, or 119.8%, to $12,283,000 from $5,589,000 for the same period in 1995. The nonstandard automobile business experienced an increase in policy acquisition and general and administrative expenses of $9,871,000 due to (i) the Acquisition, which generated policy acquisition and general and administrative expenses of $6,599,000 subsequent to the Acquisition, and (ii) the Company's nonrenewal of nonstandard automobile quota share reinsurance for 1996 which resulted in a reduction in ceding commission income from $1,473,000 for the six months ended June 30, 1995 to an expense of $890,000 for the six months ended June 30, 1996 due to the recording of a ceding commission expense on the recovery in 1996 of the unearned premium on the previously ceded 1995 business. The remaining increase in nonstandard automobile business was primarily due to an increase in expenses associated with growth in premium volume, primarily commission expense. As a result of the unique accounting for the crop insurance segment, such segment experienced a contribution to income reflected in the policy acquisition and general and administrative expense line item of $4,266,000 for the six months ended June 30, 1996 compared to a contribution to income of $1,988,000 for the same period in 1995. This increase in contribution resulted from (i) the adoption of new accounting procedures for crop insurance operations as described above, (ii) an increase in Buy-up Expense Reimbursement Payments due to higher gross premium writings, and (iii) an increase in the estimated MPCI underwriting gain. See "Management's Discussion and Analysis of Financial Condition and Results of Operations for the Company -- Overview -- Crop Insurance Operations" and
"-- Policy Acquisition and General and Administrative Expenses."



     Interest Expense. The Company's interest expense for the six month period ended June 30, 1996 increased $1,068,000 to $1,261,000 from $193,000 for the same period in 1995 due primarily to (i) interest on the $48,000,000 GGS Senior Credit Facility of $696,000, (ii) interest on the $7,500,000 IGFH Bank Debt of $162,000, and (iii) interest expense related to increased borrowings under the IGF Revolver due to increases in premiums written and timing of cash receipts.



     Income Tax Expense. The Company's income tax expense for the six month period ended June 30, 1996 increased $896,000 to $1,854,000 from $958,000 for the same period in 1995 primarily as a result of an 104.5% increase in the Company's income before federal income tax. The effective tax rate for the six month period ended June 30, 1996 reflects a 30.5% provision compared to a 32.3% provision for the same period in 1995.


Years ended December 31, 1995 and 1994:

     Gross Premiums Written. Gross premiums written in 1995 increased $21,500,000, or 20.8%, to $124,634,000 from $103,134,000 in 1994 reflecting an increase in gross premiums written of $15,919,000 in crop insurance, $3,412,000 in nonstandard automobile insurance and $2,169,000 in premiums from commercial business. The increase in gross premiums written for the nonstandard automobile insurance segment was primarily attributable to an increase in policies in-force of 6,220, or 13.4%, to 52,483 in 1995 from 46,263 in 1994. The Company experienced a greater percentage increase in certain states due to the introduction of product improvements. In Colorado, policies in-force increased by 4,676 in 1995. In that state, the Company increased the number of its deductible options and implemented more favorable pricing for certain of its personal injury protection coverages. The crop insurance segment experienced growth in both the crop hail and MPCI business. The increase in crop hail gross premiums written to $16,966,000 in 1995 from $10,130,000 in 1994 was due primarily to increased opportunities to market crop hail coverages to farmers as a result of the increases in sales of MPCI products (both Buy-up Coverage and CAT Coverage) due to the 1994 Act. The net increase in MPCI gross premiums written to $53,408,000 in 1995 from $44,325,000 in 1994 resulted from an increase in the number of acres insured in 1995 following the 1994 Reform Act.



     Net Premiums Written. The Company's net premiums written in 1995 increased $18,308,000, or 52.1%, to $53,447,000 from $35,139,000 in 1994 due to an increase in gross premiums written and a reduction in premiums ceded to reinsurers under quota share reinsurance for both nonstandard automobile and crop hail insurance. The percent of the Company's nonstandard automobile premiums ceded under its quota share reinsurance treaty was reduced to 25% from an effective percent ceded of 38% in 1994 as a result of a reduction in the Company's need for the additional capacity provided by this reinsurance.



     Net Premiums Earned. The Company's net premiums earned in 1995 increased $17,515,000, or 54.5%, to $49,641,000 from $32,126,000 in 1994 reflecting an increase in net premiums written and a reduction in quota share reinsurance on the nonstandard automobile insurance business. The ratio of net premiums earned to net premiums written for nonstandard automobile insurance in 1995 remained relatively unchanged at 92.4% as compared to 90.3% in 1994.



     Net Investment Income. Net investment income in 1995 decreased $68,000, or 5.5%, to $1,173,000 from $1,241,000 in 1994 principally due to a decrease in the average yield earned on invested assets to 5.2% in 1995 from 6.0% in 1994. Although market interest rates increased in 1995, the average yield on investments declined primarily as a result of the repositioning of the Company's investment portfolio, begun in the latter part of 1995, into a higher concentration in fixed income securities, particularly including shorter term securities. The decrease in the average yield was partially offset by an increase in average invested assets to $22,653,000 in 1995 from $20,628,000 in 1994.



     Other Income. The Company's other income in 1995 increased $552,000, or 34.0%, to $2,174,000 from $1,622,000 in 1994 as a result of increased billing fee income on nonstandard automobile business of $351,000 due primarily to the increase in the in-force policy count as described above, with the remainder due primarily to the receipt of CAT Coverage Fees and CAT LAE Reimbursement Payments following the 1995 introduction of CAT Coverages.



     Net Realized Capital Gain (Loss). The Company recorded a net realized capital loss from the sale of investments of $344,000 in 1995 as compared to a net realized capital loss of $159,000 in 1994. The net realized capital loss in 1995 was the result of appointing a new investment manager in October 1995 and the resulting repositioning of the Company's investment portfolio described above, as well as certain write-downs taken on investments with an other than temporary decline in estimated fair value.



     Losses and LAE. The Company's losses and LAE in 1995 increased $9,501,000, or 35.9%, to $35,971,000 from $26,470,000 in 1994. The 35.9% increase in losses and LAE was less than the 54.5% increase in net premiums earned. Of such amounts, the nonstandard automobile business experienced a $7,120,000 increase in losses and LAE to $25,423,000 in 1995 from $18,303,000 in 1994 due primarily to an increase in net premium writings. The nonstandard automobile business loss and LAE ratio increased to 73.8% in 1995 from 72.1% in 1994 primarily due to increased repair costs for automobile parts resulting from the implementation of laws prohibiting use of reconditioned parts as well as general inflationary pressures on costs of settling claims. In addition, the crop business experienced an increase in losses and LAE to $8,629,000 in 1995 from $7,031,000 in 1994 primarily as a result of the increased volume of crop hail business written in 1995. The crop hail loss and LAE ratio decreased to 74.3% in 1995 from 154.0% in 1994 due to more favorable weather conditions than in the prior year. Crop insurance losses and LAE were also impacted by net MPCI LAE of $0 in 1995 and $936,000 in 1994, after reduction for LAE reimbursements of $3,324,000 in 1995 compared to $107,000 in 1994. These reimbursements are reflected in losses and LAE up to the actual amount of LAE incurred with any excess reflected in Other Income. For more information concerning losses and LAE, see "Business -- Reserves for Losses and Loss Adjustment Expenses."



     Policy Acquisition and General and Administrative Expenses. The Company's policy acquisition and general and administrative expenses in 1995 increased $2,180,000, or 37.6%, to $7,981,000 from $5,801,000 in 1994. The nonstandard automobile business experienced an increase in policy acquisition and general and administrative expense of $4,220,000 primarily due to a $2,390,000, or 44%, reduction in ceding commission income in 1995 arising from reduced reliance on quota share reinsurance. As a result of the unique accounting for the crop insurance segment, such segment experienced a contribution to income reflected in the policy acquisition and general and administrative expense line item of $7,466,000 in 1995 compared to a contribution to income of $4,802,000 in 1994. This increase in contribution resulted from an increase in Buy-Up Expense Reimbursement Payments due to higher gross premium writings in 1995, together with an increase in the MPCI underwriting gain. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Overview -- Policy Acquisition and General and Administrative Expenses."


     Interest Expense. The Company's interest expense in 1995 increased $64,000, or 5.4%, to $1,248,000 from $1,184,000 in 1994 as a result of increased line of credit borrowings by IGF due to an increase in cash flow requirements and an increase in applicable interest rates. This was partially offset by interest savings in 1995 over 1994 resulting from debt principal repayments and the retirement of a Company term loan in June, 1995.


     Income Tax Expense. The Company's income tax expense (benefit) related to a tax provision on income (loss) from continuing operations increased to $2,619,000 in 1995 from $(718,000) in 1994. The effective tax rate in 1995 was
35.2% as compared to an effective tax rate of (52.2)% in 1994. The tax benefit in 1994 was due to a $1,492,000 reduction in the valuation allowance the Company had previously established for its deferred tax assets.


Years Ended December 31, 1994 and 1993:


     Gross Premiums Written. Gross premiums written in 1994 increased $14,198,000, or 16.0%, to $103,134,000 from $88,936,000 in 1993 reflecting an increase in gross premiums written of $19,299,000 in crop insurance, a decrease in gross premiums written of $6,594,000 in nonstandard automobile insurance, and a $1,493,000 increase in premiums from commercial business. The increase in crop insurance gross premiums written resulted from (i) farmers increasing the amounts of catastrophe protection as a result of the significant losses caused by the severe flooding in the Midwest in 1993, and (ii) increased market share. The decrease in nonstandard automobile gross premiums written was due in part to price competition as the Company decided not to match the lower premium rates of certain of its competitors who were seeking to gain market share. As a result in part of the foregoing, policies in force declined by 1,473, or 3.1%, to 46,263 in 1994 from 47,736 in 1993.



     Net Premiums Written. The Company's net premiums written in 1994 increased $3,379,000, or 10.6%, to $35,139,000 from $31,760,000 in 1993 due to a reduction in premiums ceded to reinsurers due to the Company's reduction of its quota share reinsurance on its nonstandard automobile insurance to an effective percent ceded of 38% from 49% in 1993. The Company anticipated lower gross premiums written in 1994 due principally to increased competition and adjusted its reinsurance capacity accordingly.



     Net Premiums Earned. The Company's net premiums earned in 1994 increased $698,000, or 2.2%, to $32,126,000 from $31,428,000 in 1993 reflecting an increase in net premiums written. The ratio of net premiums earned to net premiums written for nonstandard automobile insurance decreased in 1994 to 90.3% from 101.0% in 1993. In late 1992, the Company experienced significant growth in net premiums written that were primarily earned in 1993. In 1993, the Company's net premiums written continued to decline throughout the year as the Company decided not to match the lower premium rates of certain of its competitors who were seeking to gain market share.

     Net Investment Income. Net investment income in 1994 decreased $248,000, or 16.7%, to $1,241,000 from $1,489,000 in 1993 principally due to a decrease in average invested assets of $4,091,000 resulting from a reduction in nonstandard automobile insurance premium volume and higher losses and LAE.



     Other Income. The Company's other income in 1994 increased $736,000, or 83.1%, to $1,622,000 from $886,000 in 1993 primarily as a result of 1994 being the first full year in which the Company earned billing fee income in the nonstandard automobile insurance business. Billing fee income from nonstandard automobile insurance increased to $1,033,000 in 1994 as compared to approximately $521,000 in 1993, as a result of the new billing program introduced on July 1, 1993.


     Net Realized Capital Gain (Loss). The Company recorded a net realized capital loss from the sale of investments of $159,000 in 1994 as compared to a net realized capital loss of $119,000 in 1993. The losses in 1994 were the result of the Company's election to take net realized capital losses from the sale of certain investments. The losses in 1993 were due to sales of investments and write-downs of investments.


     Losses and LAE. The Company's losses and LAE in 1994 increased $1,390,000, or 5.5%, to $26,470,000 from $25,080,000 in 1993. Of such amounts, the nonstandard automobile business experienced a $1,151,000 increase in losses and LAE to $18,303,000 in 1994 from $17,152,000 in 1993 as higher replacement part costs for automobile repairs resulting from the implementation of laws prohibiting the use of reconditioned parts increased costs associated with physical damage losses. The Company also reduced its quota share reinsurance resulting in a higher retention of losses and LAE liabilities. The nonstandard automobile loss and LAE ratio increased to 72.1% in 1994 as compared to 64.1% in 1993. In addition, the crop insurance business experienced an increase of $257,000, or 3.8%, in losses and LAE to $7,031,000 in 1994 from $6,774,000 in
1993. Despite the decline in the crop hail loss and LAE ratio from 158.2% in 1993 to 154.0% in 1994, the increase in net premiums earned accounted for the small dollar increase in losses and LAE. For more information concerning losses and LAE, see "Business -- Reserves for Losses and Loss Adjustment Expenses."



     Policy Acquisition and General and Administrative Expenses. The Company's policy acquisition and general and administrative expenses in 1994 decreased $3,113,000, or 34.9%, to $5,801,000 from $8,914,000 in 1993. The nonstandard automobile business experienced an increase in policy acquisition and general and administrative expense of $2,854,000 primarily due to a $3,792,000, or 44.3%, reduction in ceding commission income in 1994 arising from reduced reliance on quota share reinsurance. As a result of the unique accounting for the crop insurance segment, such segment experienced a contribution to income reflected in the policy acquisition and general and administrative expense line item of $4,802,000 in 1994 compared to an expense of $1,468,000 in 1993. The contribution to income in 1994 resulted from an increase in Buy-Up Expense Reimbursement Payments due to higher gross premium writings in 1994, together with an increase in the MPCI underwriting gain. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Overview -- Policy Acquisition and General and Administrative Expenses."


     Interest Expense. The Company's interest expense in 1994 increased $188,000, or 18.9%, to $1,184,000 from $996,000 in 1993 due to increased cash flow requirements and line of credit borrowings by IGF on the crop business. This was partially offset by a decline in applicable interest rates.


     Income Tax Expense. In 1994, the Company recognized an income tax benefit of $718,000 as it reduced the valuation allowance it had previously established for its deferred tax assets. The effective tax rate in 1994 was (52.2)%. This compares to income tax expense of $83,000 and an effective tax rate of (6.35)% in 1993. In 1993, the Company increased its valuation allowance by $696,000 to $1,752,000.


LIQUIDITY AND CAPITAL RESOURCES

     The primary sources of funds available to the Company and its Subsidiaries are premiums, investment income and proceeds from the maturity of invested assets. Such funds are used principally for the payment of claims, operating expenses, commissions, dividends and the purchase of investments. There is variability to cash outflows because of uncertainties regarding settlement dates for liabilities for unpaid losses and because of the potential for large losses either individually or in the aggregate. Accordingly, the Company maintains investment programs generally intended to provide adequate funds to pay claims without the forced sale of investments.


     Net cash provided by operating activities for the six months ended June 30, 1996 was $7,982,000 compared to $4,006,000 for the six months ended June 30, 1995 for an increase of $3,976,000. This increase was due to improved profitability and growth in written premiums. Loss payments in the nonstandard automobile insurance business tend to lag behind receipt of premiums thus providing cash for operations.



     Cash used in investing activities increased from $3,488,000 for the six months ended June 30, 1995 to $82,579,000 for the six months ended June 30, 1996. Included in the six month results for 1996 was a $66,389,000 use of cash for the Acquisition. The remaining increase in cash used in investing activities for the six months ended June 30, 1996 related to the growth in investments due to increased cash provided by operating activities.



     The primary items comprising the $72,286,000 of cash provided by financing activities for the six months ended June 30, 1996 were the $48,000,000 of proceeds from the GGS Senior Credit Facility and the $21,200,000 minority interest investment received as part of the formation of GGS Holdings and the Acquisition.



     Net cash provided by operating activities in 1995 was $9,654,000 compared to net cash used by operating activities of $3,302,000 in 1994. Operations in 1995 provided an additional $12,956,000 in cash compared to 1994 due to additional net earnings of $2,704,000 and cash flow provided of $5,109,000 relating to premium receipts and loss payments, including effects of reinsurance, due primarily to growth in operations with the remainder due to timing of tax and other liability payments. Net cash used in operating activities decreased in 1994 to $3,302,000 from $7,561,000 in 1993. Operations in 1994 used $4,259,000 less cash than in 1993 due primarily to additional net income of $2,440,000. Cash flow activity in 1994 and 1993 relating to premium receipts and loss payments including effects of reinsurance were comparable.



     Net cash of $8,835,000 was used in investing activities in 1995 compared to net cash provided by investing activities in 1994 of $1,473,000. Net cash provided by investing activities in 1994 of $1,473,000 decreased from $5,466,000 in 1993. The increase in the use of cash in 1995 and the decrease in net cash provided by investing activities in 1994 primarily relates to investing of excess funds generated by additional operating earnings in fixed income securities. Due to the nature of insurance operations, the Company does not have a significant amount of expenditures on property and equipment.



     Cash provided or used by financing activities in the three years ended December 31, 1995 primarily related to activity in the Company's line of credit for its crop segment. The nonstandard auto segment generates sufficient cash from operations to preclude the need for working capital borrowings while the timing of receipts and payments in the crop segment is such that an operating line of credit is necessary.



     After the Offering, SIG, on a stand-alone basis, will require funds to defray operating expenses which will consist primarily of legal, accounting and other fees and expenses in connection with the disclosure and regulatory obligations of a public company and to satisfy debt service obligations on any remaining balance of the Parent Indebtedness. The Parent Indebtedness is payable on demand, accrues interest at a rate of 10% and was originally incurred by SIG in 1992 as a result of Goran's partial funding of the repayment of certain loan obligations arising from the capitalization of SIG's U.S. operations. In order to satisfy its cash requirements, SIG intends to rely primarily on the fees from an administrative agreement between SIG and IGF (the "Administration Agreement") pursuant to which the Company will provide certain executive management, accounting, investing, marketing, data processing and reinsurance services in exchange for a fee in the amount of $150,000 quarterly. In addition, subject to obtaining the required approval from the Indiana Department, the Company is currently implementing arrangements whereby the underwriting, marketing and administrative functions of IGF will be assumed by, and employees will be transferred to, IGF Holdings. In accordance with industry practice, the FCIC will continue to pay Buy-up Expense Reimbursement Payments to IGF, and such payments will be in turn paid by IGF to IGF Holdings. Accordingly, IGF Holdings will be able to pay dividends to the Company to the extent that Buy-up Expense Reimbursement Payments exceed the operating and other expenses of IGF Holdings. There can, however, be no assurance that IGF Holdings will have sufficient excess cash flow to permit the payment of any dividends to the Company. Except for the fees to be paid under the Administration Agreement and amounts paid in respect of Buy-up Expense Reimbursement Payments, IGF is not expected to provide a significant source of funds for the Company in view of Indiana regulatory restrictions on the payment of dividends, restrictive covenants contained in the IGF Revolver (as defined herein) and the capital needed by IGF to support growth in its premium writings. If, however, the Company does not obtain regulatory approval for the payment by IGF of Buy-up Expense Reimbursement Payments to IGF Holdings, the Company will have to rely on dividends from IGF to satisfy liquidity needs in excess of the amounts paid pursuant to the Administration Agreement. Payment of dividends by IGF requires prior approval by the lender under the IGF Revolver. There can be no assurance that IGF will be able to obtain this consent or any required regulatory approvals. See "Risk Factors -- Holding Company Structure -- Dividends and Other Restrictions."



     As a result of the restrictive covenants contained in the credit agreement with respect to the GGS Senior Credit Facility, GGS Holdings and its subsidiaries, Pafco and Superior, are not expected to constitute a significant source of funds for the Company. The GGS Senior Credit Facility restricts the ability of GGS Management to undertake certain actions, including making, or permitting any of its subsidiaries to make, certain restricted payments in excess of $100,000 per year in the aggregate. For purposes of the GGS Senior Credit Facility, "restricted payments" include dividends in the form of cash or other tangible or intangible property (other than stock, options, warrants or other rights to purchase stock), as well as administrative, advisory, management and billing fees payable by GGS Management to any of its affiliates (other than investment banking fees payable to Goldman, Sachs). As a result, this covenant restricts the ability of GGS Management to pay dividends to its parent company, GGS Holdings, in excess of $100,000 per year.


     GGS Management, the wholly-owned subsidiary of GGS Holdings, collects billing fees charged to policyholders of Pafco and Superior who elect to make their premium payments in installments. GGS Management also receives management fees of 15% of gross premiums and 17% of gross premiums, respectively, under its management agreements with Pafco and Superior. There can be no assurance that either the Indiana Department or the Florida Department will not in the future require a reduction in these management fees. Further, in the Consent Order approving the Acquisition, the Florida Department has prohibited Superior from paying any dividends (whether extraordinary or not) for four years without the prior written approval of the Florida Department, and extraordinary dividends within the meaning of the Indiana Insurance Code cannot be paid by Pafco without the prior approval of the Indiana Commissioner. See "Risk Factors -- Holding Company Structure; Dividend and Other Restrictions; Management Fees." GGS Management will require cash flow to defray operating expenses and repay the GGS Senior Credit Facility. See "The Company -- Formation of GGS Holdings; Acquisition of Superior."


     The GGS Senior Credit Facility, with an outstanding principal balance of $48 million, matures on April 30, 2002 and will be repaid in 11 consecutive semi-annual installments, the first of which will occur on the first anniversary of the closing date of the GGS Senior Credit Facility. The first installments of principal repayments will be $3,128,000 and $2,886,500, respectively, with the remaining annual installments to be paid as follows: 1997 - $6,014,500; 1998 - $6,494,500; 1999 - $7,938,000; 2000 - $9,742,000; 2001 - $11,611,500; and 2002 -
$6,199,500. At the election of GGS Management, interest on the GGS Senior Credit Facility shall be payable either at the "Base Rate" option or LIBOR option, plus in each case the applicable margin. The Base Rate is defined as the higher of
(i) the federal funds rate plus 1/2 of 1% or (ii) the prime commercial lending rate of the lending bank. LIBOR is defined as an annual rate equal to the London Interbank Offered Rate for the corresponding deposits of U.S. dollars. The applicable margin for Base Rate loans is 1.50% and for LIBOR loans is 2.75%. In May, 1996, the Company entered into an interest rate swap agreement to protect the Company against interest rate volatility. As a result, the Company fixed its interest rate on the GGS Senior Credit Facility at 8.3% through November, 1996. The GGS Senior Credit Facility is collateralized by a pledge of all of the tangible and intangible assets of GGS Holdings, including all of the outstanding shares of GGS Management, and by a pledge of all of the tangible and intangible assets of GGS Management, including all of the outstanding shares of capital stock of Pafco and Superior. GGS Management intends to rely primarily on management fees from Pafco and Superior and billing fee income to satisfy these debt service requirements. See "Risk Factors -- Holding Company Structure -- Management Fees."



     While the Company anticipates that the holding company will have sufficient funds to meet operating expenses and debt service requirements at the holding company level, there can be no assurance given the various restrictions and uncertainties related to the payment of dividends and fees by its Subsidiaries that liquidity will be sufficient beyond the next twelve months. Liquidity constraints may also significantly affect the Company's ability to finance future acquisitions. See "Risk Factors -- Future Growth and Continued Operations Dependent on Access to Capital."



     While GAAP shareholders' equity was $17,757,000 at June 30, 1996, it does not reflect the statutory equity upon which SIG conducts its various insurance operations. Pafco, Superior and IGF individually had statutory surplus at June 30, 1996 of $14,872,000, $48,036,000 and $11,559,000, respectively.



     Cash flows in the Company's MPCI business differ from cash flows from certain more traditional lines. The Company pays insured losses to farmers as they are incurred during the growing season, with the full amount of such payments being reimbursed to the Company by the federal government within three business days. MPCI premiums are not received from farmers until covered crops are harvested. Such premiums are required to be paid over in full to the FCIC by the Company, with interest if not paid by a specified date in each crop year.



     During 1995, IGF continued the practice of borrowing funds under a revolving line of credit to finance premium payables to the FCIC on amounts not yet received from farmers (the "IGF Revolver"). The maximum borrowing amount under the IGF Revolver was $6,000,000 until July 1, 1996, at which time the maximum borrowing amount increased to $7,000,000. The IGF Revolver carried a weighted average interest rate of 6.0%, 8.1% and 9.7%, in 1993, 1994 and 1995, respectively, and 9.57% and 8.75% for the six months ended June 30, 1995 and 1996, respectively. These payables to the FCIC accrue interest at a rate of 15%, as do the receivables from farmers. By utilizing the IGF Revolver, which bears interest at a floating rate equal to the prime rate plus 1/4%, IGF avoids incurring interest expense at the rate of 15% on interest payable to the FCIC while continuing to earn 15% interest on the receivables due from the farmer. The IGF Revolver contains certain covenants which restrict IGF's ability to (i) incur indebtedness; (ii) declare dividends or make any capital distribution upon its stock whether through redemption or otherwise; and (iii) make loans to others, including affiliates. The IGF Revolver also contains other customary covenants which, among other things, restrict IGF's ability to participate in mergers, acquire another enterprise or participate in the organization or creation of any other business entity. In 1995, IGF incurred $627,222 in interest expense attributable to draws under the IGF Revolver to satisfy premium payables to the FCIC. At June 30, 1996, $2,254,000 remains available under the IGF Revolver.



     IGF has the opportunity to increase its business as the result of the addition of new agents and the transfer of the delivery of MPCI coverage for winter wheat and certain spring crops from the USDA to private agencies in designated states. See "Business -- Crop Insurance -- Industry Background." Because of surplus-based limits imposed on all MPCI insurers by the FCIC on the volume of MPCI business that may be written as well as restrictions on premium writing imposed by state regulatory authorities, IGF is at present unable to increase its MPCI writings without additional capital. These limits prohibit MPCI writers from (i) writing aggregate MPCI Premiums and MPCI Imputed Premiums in excess of nine times an insurer's capital base and (ii) retaining an exposure to net MPCI losses after reinsurance of greater than 50% of capital. The Company estimates that the $9.0 million capital contribution to be made to IGF with a portion of the net proceeds of the Offering would provide IGF with the surplus capacity under the FCIC's rules to write up to approximately $65 million in additional MPCI Premiums and MPCI Imputed Premiums in the aggregate. There can be no assurance, however, as to the amount of increase, if any, in MPCI business written that IGF will actually be able to achieve.


EFFECTS OF INFLATION

     The effects of inflation on the Company are implicitly considered in estimating reserves for unpaid losses and LAE, and in the premium rate-making process. The actual effects of inflation on the Company's results of operations cannot be accurately known until the ultimate settlement of claims. However, based upon the actual results reported to date, it is management's opinion that the Company's liability for losses and LAE, including liabilities for losses that have been incurred but not yet reported, make adequate provision for the effects of inflation.

NEW ACCOUNTING STANDARDS


     During January, 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." The Company adopted SFAS No. 109 for the year ended December 31, 1993. The Statement adopts the liability method of accounting for deferred income taxes. Under the liability method, companies will establish a deferred tax liability or asset for the future tax effects of temporary differences between book and taxable income. The effect on years prior to 1993 of changing to this method was an increase in net income for 1993 of $1,175,000 and is reflected in the Consolidated Statement of Operations for the Company, included elsewhere in this Prospectus, as the cumulative effect of a change in accounting principles.



     On January 1, 1994, the Company adopted the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In accordance with SFAS No. 115, prior period financial statements have not been restated to reflect the change in accounting principle. The cumulative effect as of January 1, 1994 of adopting Statement 115 has no effect on net income. The effect of this change in accounting principle was an increase in stockholder's equity of $139,000, net of deferred taxes of $73,000 on net unrealized gains on fixed maturities classified as available for sale that were previously carried at amortized cost.



     On January 1, 1996, the Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This Statement is effective for financial statements for fiscal years beginning after December 15, 1995. Adoption of SFAS No. 121 did not have a material impact on the Company's results of operations.



     In December 1995, SFAS No. 123, "Accounting for Stock-Based Compensation" was issued. It introduces the use of a fair-value based method of accounting for stock-based compensation. It encourages, but does not require, companies to recognize compensation expense for stock-based compensation to employees based on the new fair value accounting rules. Companies that choose not to adopt the new rules will continue to apply the existing accounting rules contained in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." However, SFAS No. 123 requires companies that choose not to adopt the new fair value accounting rules to disclose pro forma net income and earnings per share under the new method. SFAS No. 123 is effective for financial statements for fiscal years beginning after December 15, 1995. The Company has not yet determined the impact of adopting SFAS No. 123; however, the adoption of this statement is not expected to have a material impact on the Company's financial condition or results of operations.



     The National Association of Insurance Commissioners ("NAIC") is considering the adoption of a recommended statutory accounting standard for crop insurers, the impact of which is uncertain since several methodologies are currently being examined. Although the Indiana Department has permitted the Company to continue for its statutory financial statements through December 31, 1996 its practice of recording its MPCI business as 100% ceded to the FCIC with net underwriting results recognized in ceding commissions, the Indiana Department has indicated that in the future it will require the Company to adopt the MPCI accounting practices recommended by the NAIC or any similar practice adopted by the Indiana Department. Since such a standard would be adopted industry wide for crop insurers, the Company would also be required to conform its future GAAP financial statements to reflect the new MPCI statutory accounting methodology and to restate all historical GAAP financial statements consistently with this methodology for comparability. The Company can not predict what accounting methodology will eventually be implemented or when the Company will be required to adopt such methodology. The Company anticipates that any such new crop accounting methodology will not affect GAAP net income.

               SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF
                           SUPERIOR INSURANCE COMPANY

     The following table presents historical data of Superior and its subsidiaries.


                                                                                    SIX MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,              JUNE 30,
                                               --------------------------------    ------------------
                                                 1993        1994        1995       1995       1996
                                               --------    --------    --------    -------    -------
                                                           (IN THOUSANDS, EXCEPT RATIOS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Gross premiums written......................   $115,660    $112,906    $ 94,756    $42,915    $69,119
Net premiums written........................    115,294     112,515      94,070     42,515     68,707
Net premiums earned.........................    118,136     112,837      97,614     50,053     62,739
Net investment income.......................      8,170       7,024       7,093      4,161      3,476
Other income................................      5,879       3,344       4,171      1,692      3,092
Net realized capital gain (loss)............      3,559        (200)      1,954        711      2,104
                                               --------    --------    --------    -------    -------
  Total revenues............................    135,744     123,005     110,832     56,617     71,411
Losses and loss adjustment expenses.........     85,902      92,378      72,343     38,129     45,963
Policy acquisition and general and
  administrative expenses...................     36,292      38,902      32,705     17,212     17,104
                                               --------    --------    --------    -------    -------
  Total expenses............................    122,194     131,280     105,048     55,341     63,067
Income (loss) before income taxes, and a
  cumulative effect of a change in
  accounting principle......................     13,550      (8,275)      5,784      1,276      8,344
Income taxes................................      3,981      (3,800)      1,649        161      2,313
Income (loss) before cumulative effect of a
  change in accounting principle............      9,569      (4,475)      4,135      1,115      6,031
Cumulative effective of a change in
  accounting principle......................      1,389          --          --         --         --
                                               --------    --------    --------    -------    -------
  Net income (loss).........................   $ 10,958    $ (4,475)   $  4,135    $ 1,115    $ 6,031
                                               ========    ========    ========    =======    =======
GAAP RATIOS: (1)
Loss and LAE ratio..........................       72.7%       81.9%       74.1%      76.2%      73.3%
Expense ratio...............................       30.7        34.5        33.5       34.4       27.3
                                               --------    --------    --------    -------    -------
Combined ratio..............................      103.4%      116.4%      107.6%     110.6%     100.6%



                                                         DECEMBER 31,
                                               --------------------------------
                                                 1993        1994        1995        JUNE 30, 1996
                                               --------    --------    --------    ------------------
                                                                   (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Investments.................................   $132,060    $107,346    $116,362              $120,503
Total assets................................    180,241     161,864     160,130               172,158
Losses and loss adjustment expenses.........     52,610      54,577      47,112                47,155
Total shareholders' equity..................     73,756      51,878      61,616                64,617
STATUTORY CAPITAL AND SURPLUS...............   $ 56,656    $ 43,577    $ 49,277              $ 48,036


- -------------------------

(1) The loss and LAE ratio is calculated by dividing losses and loss adjustment expenses by net premiums earned. The expense ratio is calculated by dividing the sum of policy acquisition and general and administrative expenses and interest expense by net premiums earned. The combined ratio is the sum of the loss and LAE and expense ratios.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                           OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS
                                  OF SUPERIOR

OVERVIEW

     Superior is engaged in the writing of insurance coverage on automobile physical damage and liability policies for "nonstandard risks." Nonstandard insureds are those individuals who are unable to obtain insurance through standard market carriers due to factors such as poor premium payment history, driving experience, record of prior accidents or driving violations, particular occupation or type of vehicle. Premium rates for nonstandard risks are higher than for standard risks. Since it can be viewed as a residual market, the size of the nonstandard private passenger automobile insurance market changes with the insurance environment and grows when standard coverage becomes more restrictive. Nonstandard policies have relatively short policy periods and low limits of liability. Due to the low limits of coverage, the period of time that elapses between the incurrence and settlement of losses under nonstandard policies is shorter than under many other types of insurance. Also, since the nonstandard automobile insurance business typically experiences lower rates of retention than standard automobile insurance, the number of new policyholders underwritten by nonstandard automobile insurance carriers each year is substantially greater than the number of new policyholders underwritten by standard carriers. While pricing conditions have improved in 1996, the nonstandard automobile insurance business has experienced very competitive pricing conditions in recent years which have made it difficult for Superior to achieve adequate pricing.


     The majority of Superior's business consists of personal lines nonstandard automobile insurance. Superior writes in eleven states, principally in the southeastern United States, and distributes its product through 3,250 independent agents. In mid-1995, Superior made a strategic decision to modify its approach from providing a broad band single nonstandard automobile product with a 15% commission rate to a multi-tiered, multi-commission program that was similar to, but provided a price advantage over, programs offered by the larger competitors in the nonstandard automobile marketplace. This step, combined with a concentration of Superior's efforts on four major states, was designed to present a more competitive product with a lower loss ratio and provide a franchised configuration that could be exported to the remainder of Superior's states. The modification of Superior's programs, more stringent underwriting criteria and a concentration on four specific states resulted in a reduction in gross premiums written from the 1994 level of $112.9 million to a 1995 year end level of $94.8 million. From September 1995, Superior took steps to reduce its cost of operations. For example, more favorable contracts were negotiated with outside vendors and internal processes were evaluated for cost effectiveness. The change in market approach, the effects of cost containment and the acceptance of a lower commission level by the independent agents resulted in net income in 1995 of $4.1 million compared to a net loss of $4.5 million in 1994. The combined ratio in 1995 was reduced to 107.6% compared to 1994's combined ratio of 116.4%.



     In order to shorten reporting lines, improve quality and decrease costs, the branch claims offices were reduced from nine to three in the second half of 1995. In addition to the consolidation of claims offices, the claims department management was changed and revised operating procedures were introduced that included the creation of specialties within the department for the handling of claims involving subrogation, salvage and physical damage litigation. These changes resulted in a substantial reduction in the expense for the operation of the claims department and an improvement in the quality of file handling with a resulting reduction in average paid severity.



     Superior's strategy for 1996 is to refine its three-tier, multi-commission level programs and to move the multi-tiered products into the states of Georgia and Mississippi, in addition to its current multi-tiered offerings in California, Florida, Texas and Virginia. Superior's processing flow has undergone a reengineering to reduce cost and shorten processing intervals in order to provide an improved level of service. In addition to the reengineering of the processing flow, Superior has made a commitment to eliminate its previous manually intensive automated operating system for a new processing system that Superior believes will help improve productivity and lower operating expense by freeing it from an outside data processing vendor.

     On April 30, 1996, Superior was acquired by GGS Holdings. As a result of the Acquisition, certain financial information relating to Superior's nonstandard business in respect of periods prior to consummation of the Acquisition will not be comparable to corresponding financial information for subsequent periods. See "The Company -- Formation of GGS Holdings; Acquisition of Superior" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company."

RESULTS OF OPERATIONS


Six Months Ended June 30, 1996 and 1995:



     Gross Premiums Written. Superior's gross premiums written for the six month period ended June 30, 1996 increased $26,204,000, or 61.1%, to $69,119,000 from
$42,915,000 for the same period in 1995 due to the modification of the multi-tiered product offered in Florida and the introduction of a multi-tiered product in the states of Virginia and California, the introduction of variable commission levels and improved service to policyholders. The new variable commission structure attracted sales from independent agents who perceived one of Superior's major competitors as pursuing a direct marketing approach.



     Net Premiums Written. Superior's net premiums written for the six month period ended June 30, 1996 increased $26,192,000, or 61.6%, to $68,707,000 from
$42,515,000 for the same period in 1995 due to an increase in gross premiums written.



     Net Premiums Earned. Superior's net premiums earned for the six month period ended June 30, 1996 increased $12,686,000, or 25.3%, to $62,739,000 from
$50,053,000 for the same period in 1995 reflecting an increase in net premiums written. This increase in net premiums earned does not fully reflect the 61.6% increase in net premiums written since net premiums earned lagged behind net premiums written.



     Net Investment Income. Superior's net investment income for the six month period ended June 30, 1996 decreased $685,000, or 16.5%, to $3,476,000 from $4,161,000 for the same period in 1995 due to the net effects of a decline in the average yield on invested assets which was partially offset by an increase in average invested assets.



     Other Income. Superior's other income for the six month period ended June 30, 1996 increased $1,400,000, or 82.7%, to $3,092,000 from $1,692,000 for the same period in 1995 due to a growth in premiums and an increase in billing fees relating to payment programs associated with an increased number of policies written.



     Net Realized Capital Gain (Loss). Superior recorded a net realized capital gain from the sale of investments of $2,104,000 for the six month period ended June 30, 1996 compared to a net realized capital gain from the sale of investments of $711,000 for the same period in 1995.



     Losses and LAE. Superior's losses and LAE for the six month period ended June 30, 1996 increased $7,834,000, or 20.5%, to $45,963,000 from $38,129,000 for the same period in 1995 due to an increase in net premiums earned. However, the 20.5% increase in losses and LAE was less than the 25.3% increase in net premiums earned due to improved results in claims administration which resulted in a change of estimate that resulted in a decrease in reserves of $1,300,000 in the first quarter of 1996. As a result, the loss and LAE ratio for the six month period ended June 30, 1996 was 73.3% as compared to 76.2% for the same period in 1995. The improved results also reflect an improved work flow, productivity, and a reduction in middle management positions as a result of the claims department restructuring. Superior has negotiated flat rate fee agreements with all counsel representing it and has obtained discounts for vendor service for independent appraisals, total loss evaluations, medical bill review and the sale of salvage.



     Policy Acquisition and General and Administrative Expenses. Superior's policy acquisition and general and administrative expenses for the six month period ended June 30, 1996 decreased $108,000, or 0.6%, to $17,104,000 from $17,212,000 for the same period in 1995. Policy acquisition and general and administrative expenses decreased 0.6% although net premiums earned increased 25.3% due to reduced agents' commissions in Florida and a general reduction in the cost of overhead. As a result, the expense ratio for the six month period ended June 30, 1996 was 27.3% as compared to 34.4% for the same period in 1995.

     Income Tax Expense. Superior's income tax expense for the six month period ended June 30, 1996 increased $2,152,000 to $2,313,000 from $161,000 for the same period in 1995. The effective tax rate in 1996 was 27.7% compared to 12.6% in 1995. The increase in income tax expense and the effective tax rate was due to the utilization of net operating loss carry-forwards in 1995.


Years Ended December 31, 1995 and 1994:

     Gross Premiums Written. Superior's gross premiums written in 1995 decreased $18,150,000, or 16.1%, to $94,756,000 from $112,906,000 in 1994 due to the
Company's curtailment of marketing efforts and writings in Illinois, Mississippi, Tennessee, Texas, and Washington resulting from more restrictive underwriting criteria, inadequately priced business in those states and other unfavorable market conditions.

     Net Premiums Written. Superior's net premiums written in 1995 decreased $18,445,000, or 16.4%, to $94,070,000 from $112,515,000 in 1994 due to a decrease in gross premiums written.

     Net Premiums Earned. Superior's net premiums earned in 1995 decreased $15,223,000, or 13.5%, to $97,614,000 from $112,837,000 in 1994 reflecting a decrease in net premiums written.

     Net Investment Income. Superior's net investment income in 1995 increased $69,000, or 1.0%, to $7,093,000 from $7,024,000 in 1994 due to a slight increase in the average yield earned on invested assets resulting from improved market conditions and an increase in invested assets due to improved operating cash flows.


     Other Income. Superior's other income in 1995 increased $827,000, or 24.7%, to $4,171,000 from $3,344,000 in 1994 due to higher billing fees in Florida resulting from the ability to collect billing fees during the entire year in 1995 compared to only part of the year in 1994 because of an interruption in the charging of billing fees due to a regulatory intervention.


     Net Realized Capital Gain (Loss). Superior recorded a net realized capital gain from the sale of investments of $1,954,000 in 1995 compared to a net realized capital loss from the sale of investments of $200,000 in 1994. The net realized capital gain in 1995 was the result of disposing of invested assets with increased market values.


     Losses and LAE. Superior's losses and LAE in 1995 decreased $20,035,000, or 21.7%, to $72,343,000 from $92,378,000 in 1994 due to a decrease in net premiums earned. However, the 21.7% decrease in losses and LAE was greater than the 13.5% decrease in net premiums earned due to a more responsive approach in evaluating and settling bodily injury claims, the specialization of the handling of physical damage claims with a resulting reduction in average paid severities, and an improvement in productivity and a reduction in cost as a result of the consolidation of nine claims offices to three. As a result, the loss and LAE ratio for 1995 was 74.1% as compared to 81.9% in 1994. For more information concerning losses and LAE, see "Business -- Reserves for Losses and Loss Adjustment Expenses."


     Policy Acquisition and General and Administrative Expenses. Superior's policy acquisition and general and administrative expenses in 1995 decreased $6,197,000, or 15.9%, to $32,705,000 from $38,902,000 in 1994 due to reengineering of internal operations aimed at reducing cost and the introduction of reduced agent commission programs.

     Income Tax Expense. Superior's income tax expense and effective tax rate for 1995 were $1,649,000 and 28.5%, respectively. This compares to an income tax benefit of $3,800,000 in 1994, which resulted in an effective tax rate of (45.9)%. The increase in income tax expense is primarily a function of the improvement in net income before taxes in 1995 as compared to 1994 and a decreased portion of net investment income being derived from tax-free sources.

Years Ended December 31, 1994 and 1993:


     Gross Premiums Written. Superior's gross premiums written in 1994 decreased $2,754,000, or 2.4%, to $112,906,000 from $115,660,000 in 1993 due to the implementation of certain underwriting restrictions in Texas and the termination of certain agency relationships in Texas.


     Net Premiums Written. Superior's net premiums written in 1994 decreased $2,779,000, or 2.4%, to $112,515,000 from $115,294,000 in 1993 due to a decrease in gross premiums written.

     Net Premiums Earned. Superior's net premiums earned in 1994 decreased $5,299,000, or 4.5%, to $112,837,000 from $118,136,000 in 1993 reflecting a decrease in net premiums written.

     Net Investment Income. Superior's net investment income in 1994 decreased $1,146,000, or 14.0%, to $7,024,000 from $8,170,000 in 1993 due primarily to a decline in average invested assets which resulted from a decrease in operating cash flow and dividends paid in early 1994.


     Other Income. Superior's other income in 1994 decreased $2,535,000, or 43.1%, to $3,344,000 from $5,879,000 in income in 1993 due to an interruption in the state of Florida in the charging of billing fees caused by a regulatory change which increased the minimum down payments.


     Net Realized Capital Gain (Loss). Superior recorded a net realized capital loss from the sale of investments of $200,000 in 1994 compared to a net realized capital gain from the sale of investments of $3,559,000 in 1993 due to market conditions which drove market interest rates higher in 1994 causing Superior's fixed maturity portfolio to decline in market value.


     Losses and LAE. Superior's losses and LAE in 1994 increased $6,476,000, or 7.5%, to $92,378,000 from $85,902,000 in 1993 due to claims management inefficiencies arising from inadequate managerial supervision and a conversion to a new claims management system. These claims management inefficiencies were substantially corrected in 1995 as a result of the completion of the implementation of the new claims management system. The loss and LAE ratio for 1994 was 81.9% as compared to 72.7% for 1993. For more information concerning losses and LAE, see "Business -- Reserves for Losses and Loss Adjustment Expenses."


     Policy Acquisition and General and Administrative Expenses. Superior's policy acquisition and general and administrative expenses in 1994 increased $2,610,000, or 7.2%, to $38,902,000 from $36,292,000 in 1993 due to a significant increase in employee compensation caused by the hiring of new officers and managers.

     Income Tax Expense. Superior recorded an income tax benefit of $3,800,000 and an effective tax rate of (45.9)% in 1994 as compared to an income tax expense of $3,981,000 and an effective tax rate of 29.4% in 1993. The income tax benefit in 1994 was a function of the Company's generation of a net loss before income taxes. The low effective tax rate in 1993 was due to a greater portion of net investment income being derived from tax-free sources.

                                    BUSINESS

GENERAL


     The Company underwrites and markets nonstandard private passenger automobile insurance and crop insurance. The Company writes business in the U.S. exclusively through independent agencies and seeks to distinguish itself by offering high quality, technology based services for its agents and policyholders. For the twelve months ended June 30, 1996, the Company had consolidated gross premiums written of approximately $175.8 million (including gross premiums written of $25.2 million for Superior for two months of 1996). In addition to premium revenues, for the same period, the Company received fee income of $31.2 million, consisting of CAT Coverage Fees in the amount of $1.8 million, Buy-up Expense Reimbursement Payments in the amount of $25.5 million and CAT LAE Reimbursement Payments and MPCI Excess LAE Reimbursement Payments in the amount of $3.9 million. The Company's nonstandard automobile insurance business, with its principal offices in Indianapolis, Indiana, Atlanta, Georgia, and Tampa, Florida, writes insurance through approximately 4,500 independent agencies in 18 states. IGF, with its principal office in Des Moines, Iowa and regional offices in California, Indiana, Kansas, Mississippi and North Dakota, writes MPCI and crop hail insurance through approximately 1,200 independent agencies in 31 states. Based on a Company analysis of gross premiums written in 1995 as reported by A.M. Best, the Company believes that the combination of Pafco and Superior makes the Company's nonstandard automobile group the sixteenth largest underwriter of nonstandard automobile insurance in the United States. Based on premium information compiled in 1995 by the FCIC and NCIS, the Company believes that IGF is the fifth largest underwriter of MPCI in the United States.


     The following table sets forth the premiums written by Pafco and IGF by line of business for the periods indicated:


                                              YEARS ENDED DECEMBER 31,
                           ---------------------------------------------------------------
                                                                                              SIX MONTHS ENDED
                                  1993                  1994                  1995              JUNE 30, 1996
                           -------------------   -------------------   -------------------   -------------------
                            GROSS       NET       GROSS       NET       GROSS       NET       GROSS       NET
                           PREMIUMS   PREMIUMS   PREMIUMS   PREMIUMS   PREMIUMS   PREMIUMS   PREMIUMS   PREMIUMS
                           WRITTEN    WRITTEN    WRITTEN    WRITTEN    WRITTEN    WRITTEN    WRITTEN    WRITTEN
                           --------   --------   --------   --------   --------   --------   --------   --------
                                                              (IN THOUSANDS)
Nonstandard
  Automobile(1)........... $52,187    $26,479    $ 45,593   $28,114    $ 49,005   $37,302    $ 62,290   $62,089
Crop Hail(2)..............   8,593      4,281      10,130     4,565      16,966    11,608      17,620    14,953
MPCI(3)...................  26,563         --      44,325        --      53,408        --      62,916        --
Other.....................   1,593      1,000       3,086     2,460       5,255     4,537       4,124        --
                           --------   --------   ---------  --------   ---------  --------   ---------  --------
     Total................ $88,936    $31,760    $103,134   $35,139    $124,634   $53,447    $146,950   $77,042
                           ========   ========   =========  ========   =========  ========   =========  ========


- -------------------------

(1) Does not reflect net premiums written for Superior for the years ended December 31, 1993, 1994 and 1995 and for the four months ended April 30, 1996. For the years ended December 31, 1993, 1994 and 1995, Superior and its subsidiaries had gross premiums written of $115.7 million, $112.9 million and $94.8 million, respectively, and net premiums written of $115.3 million, $112.5 million and $94.1 million, respectively. For the four months ended April 30, 1995 and 1996, Superior and its subsidiaries had gross premiums written of $28.6 million and $44.0 million, respectively, and net premiums written of $27.9 million and $43.6 million, respectively.



(2) Most crop hail insurance policies are sold in the second and third quarters of the calendar year.


(3) For a discussion of the accounting treatment of MPCI premiums, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company."

NONSTANDARD AUTOMOBILE INSURANCE

Industry Background


     The Company, through its 52% owned Subsidiaries, Pafco and Superior, is engaged in the writing of insurance coverage on automobile physical damage and liability policies for "nonstandard risks." Nonstandard risks are those individuals who are unable to obtain insurance through standard market carriers due to factors such as poor premium payment history, driving experience, record of prior accidents or driving violations, particular occupation or type of vehicle. Premium rates for nonstandard risks are generally higher than for standard risks. Total private passenger automobile insurance premiums written by insurance carriers in the United States in 1995 have been estimated by A.M. Best to be approximately $106 billion. Since it can be viewed as a residual market, the size of the nonstandard private passenger automobile insurance market changes with the insurance environment and grows when standard coverage becomes more restrictive. Although this factor, as well as industry differences in the criteria which distinguish standard from nonstandard insurance, make it difficult to estimate the size of the nonstandard market, management of the Company believes that the voluntary nonstandard market has accounted for approximately 15% of total private passenger automobile insurance premiums written in recent years. According to statistical information derived from insurer annual statements compiled by A.M. Best, the nonstandard automobile market accounted for $17.4 billion in annual premium volume for 1995.


Strategy

     The Company has multiple strategies with respect to its nonstandard automobile insurance operations, including:


     - Through GGS Holdings, the Company seeks to achieve profitability through a combination of internal growth and the acquisition of other insurers and blocks of business. The Company regularly evaluates acquisition opportunities. There can be no assurance, however, that any suitable business opportunities will arise.


     - The Company is committed to the use of integrated technologies which permit it to rate, issue, bill and service policies in an efficient and cost effective manner.

     - The Company competes primarily on the basis of underwriting criteria and service to agents and insureds and generally does not match price decreases implemented by competitors which are directed towards obtaining market share.

     - The Company encourages agencies to place a large share of their profitable business with Pafco and Superior by offering, in addition to fixed commissions, a contingent commission based on a combination of volume and profitability.


     - The Company promptly responds to claims in an effort to reduce the costs of claims settlements by reducing the number of pending claims and uses computer databases to verify repair and vehicle replacement costs and to increase subrogation and salvage recoveries.


     - The Company will seek to expand the multi-tiered marketing approach currently employed by Superior and its subsidiaries in Florida and other states in order to offer to its independent agency network a broader range of products with different premium and commission structures.

Products

     The Company offers both liability and physical damage coverage in the nonstandard automobile insurance marketplace, with policies having terms of three to twelve months, with the majority of policies having a term of six months. Most nonstandard automobile insurance policyholders choose the basic limits of liability coverage which, though varying from state to state, generally are $25,000 per person and $50,000 per accident for bodily injury, and in the range of $10,000 to $20,000 for property damage. Of the approximately 144,000 combined policies of Pafco and Superior in force on December 31, 1995, fewer than 6% had policy limits in excess of these basic limits of coverage. Of the 54,000 policies of Pafco in force on December 31, 1995, approximately 90% had policy periods of six months or less. Of the approximately 90,000 policies of Superior in force as of December 31, 1995, approximately 42% had policy periods of six months and approximately 58% had policy periods of 12 months.

     The Company offers several different policies which are directed toward different classes of risk within the nonstandard market. The Superior Choice policy covers insureds whose prior driving record, insurability and other relevant characteristics indicate a lower risk profile than other risks in the nonstandard market place. The Superior Standard policy is intended for risks which do not qualify for Superior Choice but which nevertheless present a more favorable risk profile than many other nonstandard risks. The Superior Specialty policies cover risks which do not qualify for either the Superior Choice or the Superior Standard. Pafco offers only a single nonstandard policy which includes multiple discounts and surcharges designed to recognize proof of prior insurance, driving violations, accident history and other factors relevant to the level of risk insured. Superior offers a product similar to the Pafco product in states in which it is not offering a multi-tiered product.


Marketing


     The Company's nonstandard automobile insurance business is concentrated in the states of Florida, California, Indiana, Missouri and Virginia, and the Company writes nonstandard automobile insurance in 13 additional states. Management plans to continue to expand selectively into additional states. GGS Holdings will select states for expansion based on a number of criteria, including the size of the nonstandard automobile insurance market, state-wide loss results, competition and the regulatory climate.


     The following table sets forth the geographic distribution of gross premiums written for the Company and Superior individually and for the Company and Superior on a combined basis for the periods indicated.

                                                                                                        COMBINED
                   COMPANY                                   SUPERIOR                             COMPANY AND SUPERIOR
    --------------------------------------   ----------------------------------------   -----------------------------------------
                                    SIX                                        SIX                                         SIX
                                   MONTHS                                     MONTHS                                      MONTHS
            YEAR ENDED             ENDED              YEAR ENDED              ENDED               YEAR ENDED              ENDED
           DECEMBER 31,           JUNE 30,           DECEMBER 31,            JUNE 30,            DECEMBER 31,            JUNE 30,
    ---------------------------   --------   -----------------------------   --------   ------------------------------   --------
     1993      1994      1995       1996       1993       1994      1995       1996       1993       1994       1995       1996
    -------   -------   -------   --------   --------   --------   -------   --------   --------   --------   --------   --------
                                                           (IN THOUSANDS)
STATE
Arkansas... $ 1,497 $ 1,619 $ 1,796 $  1,286       --         --        --              $  1,497   $  1,619   $  1,796   $  1,286
California...      --      --      --       -- $ 13,132 $ 13,422   $15,350   $  9,561     13,132     13,422     15,350      9,561
Colorado...   9,634   5,629   9,257    5,572       --         --        --         --      9,634      5,629      9,257      5,572
Florida...      --      --      --       --    49,262     55,282    54,535     39,126     49,262     55,282     54,535     39,126
Georgia...      --      --      --       --     6,149      7,342     5,927      3,707      6,149      7,342      5,927      3,707
Illinois...      --      --      80      534    3,906      3,894     2,403        851      3,906      3,894      2,483      1,385
Indiana...  16,559  13,648  13,710    9,087        57        414       132         --     16,616     14,062     13,842      9,087
Iowa...   5,239   3,769   3,832      2,873         --         --        --         --      5,239      3,769      3,832      2,873
Kentucky...   6,093   9,573   7,840    5,790       --         --        --         --      6,093      9,573      7,840      5,790
Mississippi...      --      --      --       --    5,526    4,411    2,721      1,010      5,526      4,411      2,721      1,010
Missouri...  10,766   8,163   8,513    8,120       --         --        --         --     10,766      8,163      8,513      8,120
Nebraska...   2,399   3,192   3,660    2,627       --         --        --         --      2,399      3,192      3,660      2,627
Ohio...      --      --      --         --      7,312      4,325     3,164      1,639      7,312      4,325      3,164      1,639
Oklahoma...      --      --     317    1,199       --         --        --         --         --         --        317      1,199
Tennessee...      --      --      --       --      891     1,829       332         (2)       891      1,829        332         (2)
Texas...      --      --      --        --     19,318     10,660     3,464      4,774     19,318     10,660      3,464      4,774
Virginia...      --      --      --       --    8,748      7,500     5,035      8,370      8,748      7,500      5,035      8,370
Washington...      --      --      --       --    1,359    3,827     1,693         83      1,359      3,827      1,693         83
    -------   -------   -------    -------   --------   --------   -------    -------   --------   --------   --------   --------
  Totals... $52,187 $45,593 $49,005 $ 37,088 $115,660   $112,906   $94,756   $ 69,119   $167,847   $158,499   $143,761   $106,207
    =======   =======   =======    =======   ========   ========   =======    =======   ========   ========   ========   ========

     The Company and Superior market their nonstandard products exclusively through approximately 4,500 independent agencies and focus their marketing efforts in rural areas and the peripheral areas of metropolitan centers. As part of its strategy, management is continuing its efforts to establish the Company as a low cost deliverer of nonstandard automobile insurance while maintaining a commitment to provide quality service to both agents and insureds. This element of the Company's strategy is being accomplished primarily through the automation of certain marketing, underwriting and administrative functions. In order to maintain and enhance its relationship with its agency base, the Company has 21 territorial managers, each of whom resides in a specific marketing region and has access to the technology and software necessary to provide marketing, rating and administrative support to the agencies in his or her region.


     The Company attempts to foster strong service relationships with its agencies and customers. The Company is currently developing computer software that will provide on-line communication with its agency force. In addition, to deliver prompt service while ensuring consistent underwriting, the Company offers rating software to its agents in some states which permits them to evaluate risks in their offices. The agent has the authority to sell and bind insurance coverages in accordance with procedures established by the Company, which is a common practice in the property and casualty insurance business. The Company reviews all coverages bound by the agents promptly and generally accepts all coverages which fall within its stated underwriting criteria. In most jurisdictions, the Company has the right within a specified time period to cancel any policy even if the risk falls within its underwriting criteria. See "Business -- Nonstandard Automobile Insurance -- Underwriting."



     Pafco and Superior compensate their agents on a commission basis based on a percentage of premiums produced. Pafco also offers its agents a contingent commission based on volume and profitability, thereby encouraging the agents to enhance the placement of profitable business with the Company. Superior has recently incorporated the contingent commission into the compensation package for its agents.



     The Company believes that the combination of Pafco with Superior and its two Florida domiciled insurance subsidiaries will allow the Company the flexibility to engage in multi-tiered marketing efforts in which specialized automobile insurance products are directed toward specific segments of the market. Since certain state insurance laws prohibit a single insurer from offering similar products with different commission structures or, in some cases, premium rates, it is necessary to have multiple licenses in certain states in order to obtain the benefits of market segmentation. The Company is currently offering multi-tiered products in Florida, Texas, Virginia and California. The Company intends to expand the marketing of its multi-tiered products into other states and to obtain multiple licenses for its Subsidiaries in these states to permit maximum flexibility in designing commission structures.


Underwriting


     The Company underwrites its nonstandard automobile business with the goal of achieving adequate pricing. The Company seeks to classify risks into narrowly defined segments through the utilization of all available underwriting criteria. The Company maintains an extensive, proprietary database which contains statistical records with respect to its insureds on driving and repair experience by location, class of driver and type of automobile. Management believes this database gives the Company the ability to be more precise in the underwriting and pricing of its products. Further, the Company uses motor vehicle accident reporting agencies to verify accident history information included in applications. As of June 30, 1996, the Company had a combined nonstandard automobile underwriting and processing staff of approximately 200 employees.


     The Company utilizes many factors in determining its rates. Some of the characteristics used are type, age and location of the vehicle, number of vehicles per policyholder, number and type of convictions or accidents, limits of liability, deductibles, and, where allowed by law, age, sex and marital status of the insured. The rate approval process varies from state to state; some states, such as Indiana, Colorado, Kentucky and Missouri, allow filing and use of rates, while others, such as Florida, Arkansas and California, require approval of the insurance department prior to the use of the rates.

     The Company has begun to integrate its automated underwriting process with the functions performed by its agency force. For example, the Company has recently introduced a rating software package for use by agents in some states. In many instances, this software package, combined with agent access to the automated retrieval of motor vehicle reports, ensures accurate underwriting and pricing at the point of sale. The Company believes the automated rating and underwriting system provides a significant competitive advantage because it (i) improves efficiencies for the agent and the Company, further linking the agent to the Company, (ii) makes more accurate and consistent underwriting decisions possible, and (iii) can be changed easily to reflect new rates and underwriting guidelines.

     Underwriting results of insurance companies are frequently measured by their combined ratios. However, investment income, federal income taxes and other non-underwriting income or expense are not reflected in the combined ratio. The profitability of property and casualty insurance companies depends on income from underwriting, investment and service operations. Underwriting results are generally considered profitable when the combined ratio is under 100% and unprofitable when the combined ratio is over 100%. The following table sets forth loss and LAE ratios, underwriting expense ratios and combined ratios for the periods indicated for the nonstandard automobile insurance business of each of the Company and Superior individually and on a combined basis. The ratios shown in the table below are computed based upon GAAP, not SAP.



                                                                                                           COMBINED
                              COMPANY                               SUPERIOR                        COMPANY AND SUPERIOR(1)
                 ----------------------------------    -----------------------------------    -----------------------------------
                                             SIX                                    SIX                                    SIX
                                            MONTHS                                 MONTHS                                 MONTHS
                       YEAR ENDED           ENDED            YEAR ENDED            ENDED            YEAR ENDED            ENDED
                      DECEMBER 31,         JUNE 30,         DECEMBER 31,          JUNE 30,         DECEMBER 31,          JUNE 30,
                 ----------------------    --------    -----------------------    --------    -----------------------    --------
                 1993    1994     1995       1996      1993     1994     1995     1996(2)     1993     1994     1995     1996(2)
                 ----    -----    -----    --------    -----    -----    -----    --------    -----    -----    -----    --------
Loss ratio....   55.5%    62.3%    65.8%      66.5%     64.8%    72.3%    64.2%      67.2%     63.1%    70.5%    64.6%      65.7%
LAE ratio.....    8.6      9.8      8.0        7.0       7.9      9.6      9.9        6.1       8.0      9.6      9.4        5.9
Underwriting
  expense
  ratio.......   21.9%    34.3%    37.5%      31.2%     30.7%    34.5%    33.5%      27.3%     29.3%    34.5%    34.8%      30.0%
                 ----    -----    -----      -----     -----    -----    -----      -----     -----    -----    -----      -----
Combined
  ratio.......   86.0%   106.4%   111.3%     104.7%    103.4%   116.4%   107.6%     100.6%    100.4%   114.6%   108.8%     101.6%
                 ====    =====    =====      =====     =====    =====    =====      =====     =====    =====    =====      =====


- -------------------------

(1) These ratios have not been computed on a pro forma basis but rather have been derived by adding the premiums, expenses, losses and LAE of each of the Company and Superior through April 30, 1996.



(2) During the four months ended April 30, 1996, Superior decreased its IBNR reserves by $1.3 million due to a change in estimate resulting from improved claims administration.


     In an effort to maintain and improve underwriting profits, the territorial managers regularly monitor loss ratios of the agencies in their regions and meet periodically with the agencies in order to address any adverse trends in loss ratios.

Claims

     The Company's nonstandard automobile claims department, consisting of approximately 36 salaried claims personnel at Pafco and 83 at Superior as of May 31, 1996, handles claims on a regional basis from its Indianapolis, Indiana, Atlanta, Georgia, Tampa, Florida and Anaheim, California locations. Management believes that the employment of salaried claims personnel, as opposed to independent adjusters, results in reduced ultimate loss payments, lower LAE and improved customer service. The Company generally retains independent appraisers and adjusters on an as needed basis for estimation of physical damage claims and limited elements of investigation. The Company uses the Audapoint, Audatex and Certified Collateral Corporation computer programs to verify, through a central data base, the cost to repair a vehicle and to eliminate duplicate or "overlap" costs from body shops. Autotrak, which is a national database of vehicles, allows the Company to locate vehicles nearly identical in model, color and mileage to the vehicle damaged in an accident, thereby reducing the frequency of disagreements with claimants as to the replacement value of damaged vehicles. In 1995, the Company implemented new claims handling procedures designed to reduce the number of pending claims.

     Claims settlement authority levels are established for each adjuster or manager based on the employee's ability and level of experience. Upon receipt, each claim is reviewed and assigned to an adjuster based on the type and severity of the claim. All claims-related litigation is monitored by a home office supervisor or litigation manager. The claims policy of the Company emphasizes prompt and fair settlement of meritorious claims, adequate reserving for claims and controlling claims adjustment expenses.

Reinsurance

     The Company follows the customary industry practice of reinsuring a portion of its risks and paying for that protection based upon premiums received on all policies subject to such reinsurance. Insurance is ceded principally to reduce the Company's exposure on large individual risks and to provide protection against large losses, including catastrophic losses. Although reinsurance does not legally discharge the ceding insurer from its primary obligation to pay the full amount of losses incurred under policies reinsured, it does render the reinsurer liable to the insurer to the extent provided by the terms of the reinsurance treaty. As part of its internal procedures, the Company evaluates the financial condition of each prospective reinsurer before it cedes business to that carrier. Based on the Company's review of its reinsurers' financial health and reputation in the insurance marketplace, the Company believes its reinsurers are financially sound and that they therefore can meet their obligations to the Company under the terms of the reinsurance treaties. Reserves for uncollectible reinsurance are provided as deemed necessary.



     In 1995, Pafco maintained a 25% quota share reinsurance treaty on its nonstandard automobile insurance business, as well as an excess of loss treaty covering 100% of losses on an individual occurrence basis in excess of $200,000 up to a maximum of $1,050,000. As of January 1, 1996, Pafco has terminated all third party quota share reinsurance with respect to its nonstandard automobile insurance business. Pafco has entered into a quota share reinsurance agreement with Superior whereby Pafco shall cede 100% of its gross premiums written on or after May 1, 1996 that are in excess of three times outstanding capital and surplus. See "Certain Relationships and Related Transactions -- Reinsurance Arrangements." In 1996, Pafco continues to maintain an excess of loss treaty on its nonstandard automobile insurance business covering 100% of losses on an individual occurrence basis in excess of $200,000 up to a maximum of $1,050,000. For the six months ended June 30, 1996, premiums ceded to reinsurers on this excess of loss cover were $49,995. Of such reinsurers, those having A.M. Best ratings of A or better provided 83% of such coverage. The following table provides information with respect to material third party reinsurers on the foregoing Pafco nonstandard automobile reinsurance treaties:



                                                                              REINSURANCE RECOVERABLES
                                                                               AS OF JUNE 30, 1996(1)
                                                                 A.M. BEST    ------------------------
                          REINSURERS                              RATING
- --------------------------------------------------------------   ---------         (IN THOUSANDS)
Chartwell Reinsurance Company.................................    A(2)                 $  619
Constitution Reinsurance Corporation..........................    A+(3)                 2,566
SCOR Reinsurance Company......................................    A                       292
Security Insurance Company of Hartford........................    A                       290
Winterthur Reinsurance Corporation of America.................    A                       277


- -------------------------

(1) Only recoverables greater than $200,000 are shown. Total nonstandard automobile reinsurance recoverables as of June 30, 1996 were approximately $4,382,000.



(2) An A.M. Best rating of "A" is the third highest of 15 ratings.



(3) An A.M. Best rating of "A+" is the second highest of 15 ratings.



     In 1995, Superior maintained both automobile casualty and property catastrophe excess reinsurance. Superior's casualty excess of loss treaties covered losses in excess of $100,000 up to a maximum of $2 million. Superior's first casualty excess layer contained limits of $200,000 excess of $100,000, its second casualty excess layer contained limits of $700,000 excess of $300,000 and its third casualty excess layer had a limit of $1 million excess of $1 million. Superior's first layer of property catastrophe excess reinsurance covered 95% of $500,000 excess of $500,000 with an annual limit of $1 million and its second layer of property catastrophe excess reinsurance covered 95% of $2 million excess of $1 million with an annual limit of $4 million. In 1996, Superior maintained the same levels of coverage, except as follows: (i) as to its third casualty excess layer, the limit was increased to $4 million, and (ii) Superior added a third layer of property catastrophe excess reinsurance covering 95% of $2 million excess of $3 million with an annual limit of $4 million. Superior has had no quota share reinsurance on its nonstandard automobile business in either 1995 or 1996.



     In 1995, Superior placed all of its reinsurance with Prudential Reinsurance Company (now Everest Reinsurance Company). In 1996, Superior placed all of its reinsurance with Everest Reinsurance Company, except for its third layer casualty excess of loss treaty, which was placed as follows: Zurich Reinsurance

Centre, Inc., 50%; Skandia America Reinsurance Corporation, 15%; Transatlantic Reinsurance Company, 15%; SOREMA North America Reinsurance Company, 10%; and Winterthur Reinsurance Corporation of America, 10%. The foregoing reinsurers have the following A.M. Best ratings: Everest Reinsurance Company -- "A"; Skandia America Reinsurance Corporation -- "A-" (the fourth highest of 15 ratings); SOREMA North American Reinsurance Company -- "A-"; Transatlantic Reinsurance Company -- "A+"; Winterthur Reinsurance Corporation of America -- "A"; and Zurich Reinsurance Centre, Inc. -- "A". For the six months ended June 30, 1996, Superior had $412,000 of ceded premiums to reinsurers.



     Neither Pafco nor Superior has any facultative reinsurance with respect to its nonstandard automobile insurance business.


Competition


     The Company competes with both large national writers and smaller regional companies in each state in which it operates. The Company's competitors include other companies which, like the Company, serve the agency market, as well as companies which sell insurance directly to customers. Direct writers may have certain competitive advantages over agency writers, including increased name recognition, increased loyalty of their customer base and, potentially, reduced acquisition costs. The Company's primary competitors are Progressive Casualty Insurance Company, Guaranty National Insurance Company, Integon Corporation Group, Deerbrook Insurance Company (a member of the Allstate Insurance Group) and the companies of the American Financial Group. Generally, these competitors are larger and have greater financial resources than the Company. The nonstandard automobile insurance business is price sensitive and certain competitors of the Company have, from time to time, decreased their prices in an apparent attempt to gain market share. Although the Company's pricing is inevitably influenced to some degree by that of its competitors, management of the Company believes that it is generally not in the Company's best interest to match such price decreases, choosing instead to compete on the basis of underwriting criteria and superior service to its agents and insureds.


CROP INSURANCE

Industry Background


     The two principal components of the Company's crop insurance business are Multi-Peril Crop Insurance ("MPCI") and private named peril, primarily crop hail insurance. Crop insurance is purchased by farmers to reduce the risk of crop loss from adverse weather and other uncontrollable events. Farms are subject to drought, floods and other natural disasters that can cause widespread crop losses and, in severe cases, force farmers out of business. Because many farmers rely on credit to finance their purchases of such agricultural inputs as seed, fertilizer, machinery and fuel, the loss of a crop to a natural disaster can reduce their ability to repay these loans and to find sources of funding for the following year's operating expenses.


     MPCI was initiated by the federal government in the 1930s to help protect farmers against loss of their crops as a result of drought, floods and other natural disasters. In addition to MPCI, farmers whose crops are lost as a result of natural disasters have, in the past, sometimes been supported by the federal government in the form of ad hoc relief bills providing low interest agricultural loans and direct payments. Prior to 1980, MPCI was available only on major crops in major producing areas. In 1980, Congress expanded the scope and coverage of the MPCI program. In addition, the delivery system for MPCI was expanded to permit private insurance companies and licensed agents and brokers to sell MPCI policies, and the FCIC was authorized to reimburse participating companies for their administrative expenses and to provide federal reinsurance for the majority of the risk assumed by such private companies.


     Although expansion of the federal crop insurance program in 1980 was expected to make crop insurance the farmer's primary risk management tool, participation in the MPCI program was only 32% of eligible acreage in the 1993 crop year. Due in part to low participation in the MPCI program, Congress provided an average of $1.5 billion per year in ad hoc disaster payments over the six years prior to 1994. In view of the combination of low participation rates in the MPCI program and large federal payments on both crop insurance (with an average loss ratio of 147%) and ad hoc disaster payments since 1980, Congress has, since 1990, considered major reform of its crop insurance and disaster assistance policies. The 1994 Reform Act was enacted in order to increase participation in the MPCI program and eliminate the need for ad hoc federal disaster relief payments to farmers.



     The 1994 Reform Act required farmers for the first time to purchase at least CAT Coverage in order to be eligible for other federally sponsored farm benefits, including, but not limited to, low interest loans and crop price supports. The 1994 Reform Act also authorized the marketing and selling of CAT Coverage by the local USDA offices. As a result of an increase in the number of policies and acres insured, the Company's MPCI Premiums increased to $53.4 million in 1995 from $44.3 million in 1994 and the fees and commissions received by the Company from its MPCI business increased to $21.1 million in 1995 from $14.0 million in 1994. With respect to its MPCI business for recent crop years, IGF issued 24,400 policies on 4,260,000 gross acres in 1993; 31,200 policies on 5,423,000 gross acres in 1994; and 68,600 policies on 13,957,000 gross acres in 1995. The foregoing acreages represent the gross acres insured by the Company, without reduction for interests in insured acreage which are shared by two or more persons. In 1995, 25,400 policies were CAT Coverage. The Company has not experienced any material negative impact in 1996 from the delinkage mandated by the 1996 Reform Act.



     The 1996 Reform Act, signed into law by President Clinton in April, 1996, limits the role of the USDA offices in the delivery of MPCI coverage beginning in July, 1996, which is the commencement of the 1997 crop year, and also eliminates the linkage between CAT Coverage and qualification for certain federal farm program benefits. This limitation should provide the Company with the opportunity to realize increased revenues from the distribution and servicing of its MPCI product. In accordance with the 1996 Reform Act, the USDA announced in July, 1996, the following 14 states in which CAT Coverage will no longer be available through USDA offices but rather will be solely available through private agencies: Arizona, Colorado, Illinois, Indiana, Iowa, Kansas, Minnesota, Montana, Nebraska, North Carolina, North Dakota, South Dakota, Washington and Wyoming. The FCIC has transferred to the Company approximately 8,900 insureds for CAT Coverage who previously purchased such coverage from USDA field offices. The Company believes that any future potential negative impact of the delinkage mandated by the 1996 Reform Act will be mitigated by, among other factors, the likelihood that farmers will continue to purchase MPCI to provide basic protection against natural disasters since ad hoc federal disaster relief programs have been reduced or eliminated. In addition, the Company believes that
(i) lending institutions will likely continue to require this coverage as a condition to crop lending and (ii) many of the farmers who entered the MPCI program as a result of the 1994 Reform Act have come to appreciate the reasonable price of the protection afforded by CAT Coverage and will remain with the program regardless of delinkage. There can, however, be no assurance as to the ultimate effect which the 1996 Reform Act may have on the business or operations of the Company.


     For a more detailed description of the Company's MPCI business, see "Risk Factors -- Nature of Crop Insurance Business" and "Business -- Crop Insurance -- Products."

Strategy

     The Company has multiple strategies for its crop insurance operations, including the following:

     - The Company will seek to enhance underwriting profits and reduce the volatility of its crop insurance business through geographic diversification and the appropriate allocation of risks among the federal reinsurance pools and the effective use of federal and third-party catastrophic reinsurance arrangements.

     - The Company also limits the risks associated with crop insurance through selective underwriting of crops based on its historical loss experience data base.

     - The Company continues to develop and maintain a proprietary knowledge-based underwriting system which utilizes a database of Company-specific underwriting rules.

     - The Company has further strengthened its independent agency network by using technology to provide fast, efficient service to its agencies and providing application documentation designed for simplicity and convenience.


     - Unlike many of its competitors, the Company employs a number of full time claims adjusters in order to reduce the losses experienced by IGF.



     - The Company stops selling its crop hail policies after the date on which the plant growth emerges from the ground in order to prevent farmers from adversely selecting against IGF when a storm is forecast or hail damage has already occurred.


     - The Company continues to explore growth opportunities and product diversification through new specialty coverages, including Crop Revenue Coverage and named peril insurance.


     - The Company continues to explore new opportunities for advances in administrative efficiencies and product underwriting presented by advances in Precision Farming software, Global Positioning System (GPS) software and Geographical Information System (GIS) technology, all of which continue to be adopted by insureds in their farming practices.


Products


     Description of MPCI Insurance Program. MPCI is a federally-subsidized program which is designed to provide participating farmers who suffer insured crop damage with funds needed to continue operating and plant crops for the next growing season. All of the material terms of the MPCI program and of the participation of private insurers, such as the Company, in the program are set by the FCIC under applicable law. MPCI provides coverage for insured crops against substantially all natural perils. Purchasing an MPCI policy permits a farmer to insure against the risk that his crop yield for any growing season will be less than 50% to 75% (as selected by the farmer at the time of policy application or renewal) of his historic crop yield. If a farmer's crop yield for the year is greater than the yield coverage he selected, no payment is made to the farmer under the MPCI program. However, if a farmer's crop yield for the year is less than the yield coverage selected, MPCI entitles the farmer to a payment equal to the yield shortfall multiplied by 60% to 100% of the price for such crop (as selected by the farmer at the time of policy application or renewal) for that season as set by the FCIC.



     In order to encourage farmers to participate in the MPCI program and thereby reduce dependence on traditional disaster relief measures, the 1994 Reform Act established CAT Coverage as a new minimum level of MPCI coverage, which farmers may purchase upon payment of a fixed administrative fee of $50 per policy instead of any premium. CAT Coverage insures 50% of historic crop yield at 60% of the FCIC-set crop price for the applicable commodities standard unit of measure, i.e., bushel, pound, etc. CAT Coverage can be obtained from private insurers such as the Company or, in certain states, from USDA field offices.


     In addition to CAT Coverage, MPCI policies that provide a greater level of protection than the CAT Coverage level are also offered (such policies, "Buy-up Coverage"). Most farmers purchasing MPCI have historically purchased at Buy-up Coverage levels, with the most frequently sold policy providing coverage for 65% of historic crop yield at 100% of the FCIC-set crop price per bushel. Buy-up Coverages require payment of a premium in an amount determined by formula set by the FCIC. Buy-up Coverage can only be purchased from private insurers. The Company focuses its marketing efforts on Buy-up Coverages, which have higher premiums and which the Company believes will continue to appeal to farmers who desire, or whose lenders encourage or require, revenue protection.


     The number of MPCI Buy-up policies written has historically tended to increase after a year in which a major natural disaster adversely affecting crops occurs, and to decrease following a year in which favorable weather conditions prevail.


     The Company, like other private insurers participating in the MPCI program, generates revenues from the MPCI program in two ways. First, it markets, issues and administers policies, for which it receives administrative fees; and second, it participates in a profit-sharing arrangement in which it receives from the government a portion of the aggregate profit, or pays a portion of the aggregate loss, in respect of the business it writes.


     The Company's share of profit or loss on the MPCI business it writes is determined under a complex profit sharing formula established by the FCIC. Under this formula, the primary factors that determine the Company's MPCI profit or loss share are (i) the gross premiums the Company is credited with having written; (ii) the amount of such credited premiums retained by the Company after ceding premiums to certain federal reinsurance pools; and (iii) the loss experience of the Company's insureds. The following discussion provides more detail about the implementation of this profit sharing formula.



     Gross Premiums. For each year, the FCIC sets the formulas for determining premiums for different levels of Buy-up Coverage. Premiums are based on the type of crop, acreage planted, farm location, price per bushel for the insured crop as set by the FCIC for that year, and other factors. The federal government will generally subsidize a portion of the total premium set by the FCIC and require farmers to pay the remainder. Cash premiums are received by the Company from farmers only after the end of a growing season and are then promptly remitted to the federal government. Although applicable federal subsidies change from year to year, such subsidies will range up to approximately 40% of the Buy-up Coverage premium for 1996 depending on the crop insured and the level of Buy-up Coverage purchased, if any. Federal premium subsidies are recorded on the Company's behalf by the government. For purposes of the profit sharing formula, the Company is credited with having written the full amount of premiums paid by farmers for Buy-up Coverages, plus the amount of any related federal premium subsidies (such total amount, its "MPCI Premium").



     As previously noted, farmers pay an administrative fee of $50 per policy but are not required to pay any premium for CAT Coverage. However, for purposes of the profit sharing formula, the Company is credited with an imputed premium (its "MPCI Imputed Premium") for all CAT Coverages it sells. The amount of such MPCI Imputed Premium credited is determined by formula. In general, such MPCI Imputed Premium will be less than 50% of the premium that would be payable for a Buy-up Coverage policy that insured 65% of historic crop yield at 100% of the FCIC-set crop price per standard unit of measure for the commodity, historically the most frequently sold Buy-up Coverage. For income statement purposes under GAAP, the Company's gross premiums written for MPCI consist only of its MPCI Premiums, and do not include MPCI Imputed Premiums.



     Reinsurance Pools. Under the MPCI program, the Company must allocate its MPCI Premium or MPCI Imputed Premium in respect of a farm to one of three federal reinsurance pools, at its discretion. These pools provide private insurers with different levels of reinsurance protection from the FCIC on the business they have written. For insured farms allocated to the "Commercial Pool," the Company, at its election, generally retains 50% to 100% of the risk and the FCIC assumes 0% - 50% of the risk; for those allocated to the "Developmental Pool," the Company generally retains 35% of the risk and the FCIC assumes 65%; and for those allocated to the "Assigned Risk Pool," the Company retains 20% of the risk and the FCIC assumes 80%. The MPCI Retention is protected by private third party stop loss treaties.



     Although the Company in general must agree to insure any eligible farm, it is not restricted in its decision to allocate a risk to any of the three pools, subject to a minimum aggregate retention of 35% of its MPCI Premiums and MPCI Imputed Premiums written. The Company uses a sophisticated methodology derived from a comprehensive historical data base to allocate MPCI risks to the federal reinsurance pools in an effort to enhance the underwriting profits realized from this business. The Company has crop yield history information with respect to over 100,000 farms in the United States. Generally, farms or crops which, based on historical experience, location and other factors, appear to have a favorable net loss ratio and to be less likely to suffer an insured loss, are placed in the Commercial Pool. Farms or crops which appear to be more likely to suffer a loss are placed in the Developmental Pool or Assigned Risk Pool. The Company has historically allocated the bulk of its insured risks to the Commercial Pool.



     The Company's share of profit or loss depends on the aggregate amount of MPCI Premium and MPCI Imputed Premium on which the Company retains risk after allocating farms to the foregoing pools (its "MPCI Retention"). As previously described, the Company purchases reinsurance from third parties other than the FCIC to further reduce its MPCI loss exposure.

     Loss Experience of Insureds. Under the MPCI program the Company pays losses to farmers through a federally funded escrow account as they are incurred during the growing season. The Company requests funding of the escrow account when a claim is settled, and the escrow account is funded by the federal government within three business days. The Company does not utilize its own resources to pay MPCI or CAT losses. After a growing season ends, the aggregate loss experience of the Company's insureds in each state for risks allocated to each of the three reinsurance pools is determined. If, for all risks allocated to a particular pool in a particular state, the Company's share of losses incurred is less than its aggregate MPCI Retention, the Company shares in the gross amount of such profit according to a schedule set by the FCIC for each year. The profit and loss sharing percentages are different for risks allocated to each of the three reinsurance pools, and private insurers will receive or pay the greatest percentage of profit or loss for risks allocated to the Commercial Pool.



     The percentage split between private insurers and the federal government of any profit or loss which emerges from an MPCI Retention is set by the FCIC and generally is adjusted from year to year. For 1995, 1996 and 1997 crop years, the FCIC increased the maximum potential profit share of private insurers for risks allocated to the Commercial Pool above the maximum potential profit share set for 1994, without increasing the maximum potential share of loss for risks allocated to that pool for 1995. This change increased the potential profitability of risks allocated to the Commercial Pool by private insurers.


     The following table presents MPCI Premiums, MPCI Imputed Premium, and underwriting gains or losses of IGF for the periods indicated:


                                                                      YEARS ENDED DECEMBER 31,
                                                                    -----------------------------
                                                                     1993       1994       1995
                                                                    -------    -------    -------
                                                                           (IN THOUSANDS)
MPCI Premiums....................................................   $26,563    $44,325    $53,408
MPCI Imputed Premiums............................................        --      2,171     19,552
Gross underwriting gain (loss)...................................    (3,534)     4,344     10,870
Net private third-party reinsurance recovery (expense) and
  other..........................................................     2,019     (1,087)    (1,217)
                                                                    -------    -------    -------
Net underwriting gain (loss).....................................   $(1,515)   $ 3,257    $ 9,653
                                                                    =======    =======    =======



     MPCI Fees and Reimbursement Payments. The Company receives Buy-up Expense Reimbursement Payments from the FCIC for writing and administering Buy-up Coverage policies. These payments provide funds to compensate the Company for its expenses, including agents' commissions and the costs of administering policies and adjusting claims. In 1994, the Buy-up Expense Reimbursement Payments were set at 31% of the MPCI Premium. In 1995 and 1996, this payment has also been set at 31% of the MPCI Premium, but it is scheduled to be reduced to 29% in 1997, 28% in 1998, and 27.5% in 1999. Although the 1994 Reform Act
directs the FCIC to alter program procedures and administrative requirements so that the administrative and operating costs of private insurance companies participating in the MPCI program will be reduced in an amount that corresponds to the reduction in the expense reimbursement rate, there can be no assurance that the Company's actual costs will not exceed the expense reimbursement rate.



     Farmers are required to pay a fixed administrative fee of $50 per policy in order to obtain CAT Coverage. This fee is retained by the Company to defray the cost of administration and policy acquisition. The Company also receives, from the FCIC, a separate CAT LAE Reimbursement Payment equal to approximately 13.0% of MPCI Imputed Premiums in respect of each CAT Coverage policy it writes and a small MPCI Excess LAE Reimbursement Payment. In general, fees and payments received by the Company in respect of CAT Coverage are significantly lower than those received for Buy-up Coverage.

     In addition to premium revenues, the Company received the following fees and commissions from its crop insurance segment for the periods indicated:


                                                                                    SIX MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,           JUNE 30,
                                                   ----------------------------    ------------------
                                                    1993      1994       1995      1995(1)    1996(1)
                                                   ------    -------    -------    -------    -------
                                                                     (IN THOUSANDS)
CAT Coverage Fees...............................   $   --    $    74    $ 1,298    $   446    $   941
Buy-up Expense Reimbursement Payments...........    8,854     13,845     16,366     10,233     19,402
CAT LAE Reimbursement Payments and MPCI Excess
  LAE Reimbursement Payments....................      190        107      3,427      1,198      1,646
                                                   -------   --------   --------   --------   --------
  Total.........................................   $9,044    $14,026    $21,091    $11,877    $21,989
                                                   =======   ========   ========   ========   ========


- -------------------------

(1) See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Overview -- Crop Insurance Operations" for a discussion of the accounting treatment accorded to the crop insurance business.


     Crop Revenue Coverage. The Company has recently introduced a new product in its crop insurance business called Crop Revenue Coverage, or "CRC." In contrast to standard MPCI coverage, which features a yield guarantee or coverage for the loss of production, CRC provides the insured with a guaranteed revenue stream by combining both yield and price variability protection. CRC protects against a grower's loss of revenue resulting from fluctuating crop prices and/or low yields by providing coverage when any combination of crop yield and price results in revenue that is less than the revenue guarantee provided by the policy. CRC was approved by the FCIC as a pilot program for revenue insurance coverage plans for the 1996 crop year, and has been available for corn and soybeans in all counties in Iowa and Nebraska beginning with such crop year. CRC policies represent approximately 30% of the combined corn policies written by IGF in Iowa and Nebraska for the 1996 crop year. In July, 1996, the FCIC announced that CRC will be made available in the fall of 1996 for winter wheat in the entire states of Kansas, Michigan, Nebraska, South Dakota, Texas and Washington and in parts of Montana.


     Revenue insurance coverage plans such as CRC are the result of the 1994 Reform Act, which directed the FCIC to develop a pilot crop insurance program providing coverage against loss of gross income as a result of reduced yield and/or price. CRC was developed by a private insurance company other than the Company under the auspices of this pilot program, which authorizes private companies to design alternative revenue coverage plans and to submit them for review, approval and endorsement by the FCIC. As a result, although CRC is administered and reinsured by the FCIC and risks are allocated to the federal reinsurance pools, CRC remains partially influenced by the private sector, particularly with respect to changes in its rating structure.



     CRC plans use the policy terms and conditions of the Actual Production History ("APH") plan of MPCI as the basic provisions for coverage. The APH provides the yield component by utilizing the insured's historic yield records. The CRC revenue guarantee is the producer's approved APH times the coverage level, times the higher of the spring futures price or harvest futures price (in each case, for post-harvest delivery) of the insured crop for each unit of farmland. The coverage levels and exclusions in a CRC policy are similar to those in a standard MPCI policy. As with MPCI policies, the Company receives from the FCIC an expense reimbursement payment equal to 31% of gross premiums written in respect of each CRC policy it writes. See "-- MPCI Fees and Reimbursement Payments." This expense reimbursement payment is scheduled to be reduced to 29% in 1997, 28% in 1998 and 27.5% in 1999.


     CRC protects revenues by extending crop insurance protection based on APH to include price as well as yield variability. Unlike MPCI, in which the crop price component of the coverage is set by the FCIC prior to the growing season and generally does not reflect actual crop prices, CRC uses the commodity futures market as the basis for its pricing component. Pricing occurs twice in the CRC plan. The spring futures price is used to establish the initial policy revenue guarantee and premium, and the harvest futures price is used to establish the crop value to count against the revenue guarantee and to recompute the revenue guarantee (and resulting indemnity payments) when the harvest price is higher than the spring price.

     The industry (including the Company) and the FCIC are reviewing the current rating structure supporting the CRC product. The Company is studying this issue and other factors as part of its MPCI underwriting and risk allocation plan, although the Company currently expects to offer CRC in the regions where it can be sold for winter wheat in 1996 because of high interest in the product among farmers. Based on crop performance to date in the regions where it has written CRC for spring planted crops, the Company does not believe that any potential underpricing of CRC policies it has written for such crops will adversely affect its results of operations.



     Crop Hail. In addition to Multi-Peril Crop Insurance, the Company offers stand alone crop hail insurance, which insures growing crops against damage resulting from hail storms and which involves no federal participation, as well as its proprietary HAILPLUS(TM) product which combines the application and underwriting process for MPCI and hail coverages. IGF wrote crop hail coverage in the following amounts for the following crop years: 6,500 policies on 2,595,000 gross acres in 1993; 7,300 policies on 3,066,000 gross acres in 1994; and 9,000 policies on 4,422,000 gross acres in 1995. The HAILPLUS(TM) product tends to produce less volatile loss ratios than the stand alone product since the combined product generally insures a greater number of acres, thereby spreading the risk of damage over a larger insured area. Approximately 50% of IGF's hail policies are written in combination with MPCI. Although both crop hail and MPCI provide insurance against hail damage, under crop hail coverages farmers can receive payments for hail damage which would not be severe enough to require a payment under an MPCI policy. The Company believes that offering crop hail insurance enables it to sell more MPCI policies than it otherwise would.



     Named Peril. In addition to crop hail insurance, the Company also sells a small volume of insurance against crop damage from other specific named perils. These products cover specific crops, including hybrid seed corn, cranberries, cotton, tomatoes and onions, and are generally written on terms that are specific to the kind of crop and farming practice involved and the amount of actuarial data available. The Company plans to seek potential growth opportunities in this niche market by developing basic policies on a diverse number of named crops grown in a variety of geographic areas, and to offer these polices primarily to large producers through certain select agents. The Company's experienced product development team will develop the underwriting criteria and actuarial rates for the named peril coverages. As with the Company's other crop insurance products, loss adjustment procedures for named peril policies are handled by full-time professional claims adjusters who have specific agronomy training with respect to the crop and farming practice involved in the coverage.



Third Party Reinsurance in Effect for 1996



     In order to reduce the Company's potential loss exposure under the MPCI program, the Company purchases stop loss reinsurance from other private insurers in addition to reinsurance obtained from the FCIC. In addition, since the FCIC and state regulatory authorities require IGF to limit its aggregate writings of MPCI Premiums and MPCI Imputed Premiums to no more than 900% of capital, and retain a net loss exposure of not in excess of 50% of capital, IGF may also obtain reinsurance from private insurers in order to permit it to increase its premium writings. Such private reinsurance would not eliminate the Company's potential liability in the event a reinsurer was unable to pay or losses exceeded the limits of the stop loss coverage. For crop hail insurance, the Company has in effect quota share reinsurance of 10% of premiums, although the reinsurer is only liable to participate in losses of the Company up to a 150% pure loss ratio. The Company also has stop loss treaties for its crop hail business which reinsure approximately 45% of losses in excess of an 80% pure loss ratio up to a 100% pure loss ratio and 95% of losses in excess of a 100% pure loss ratio up to a 140% pure loss ratio. With respect to its MPCI business, the Company has stop loss treaties which reinsure 93.75% of the underwriting losses experienced by the Company to the extent that aggregate losses of its insureds nationwide are in excess of 100% of the Company's MPCI Retention up to 125% of MPCI Retention. The Company also has an additional layer of MPCI stop loss reinsurance which covers 95% of the underwriting losses experienced by the Company to the extent that aggregate losses of its insureds nationwide are in excess of 125% of MPCI Retention up to 150% of MPCI Retention.


     Based on a review of the reinsurers' financial health and reputation in the insurance marketplace, the Company believes that the reinsurers for its crop insurance business are financially sound and that they therefore can meet their obligations to the Company under the terms of the reinsurance treaties. Reserves for uncollectible reinsurance are provided as deemed necessary. The following table provides information with respect to all reinsurers on the aforementioned IGF reinsurance agreements;



                                                                                   CEDED PREMIUM
                                                                                 FOR THE SIX MONTHS
                                                                  A.M. BEST    ENDED JUNE 30, 1996(1)
                          REINSURERS                               RATING      ----------------------
- ---------------------------------------------------------------   ---------        (IN THOUSANDS)
Folksam International Insurance Co. Ltd........................       A-(2)             $487
Frankona Ruckversicherungs AG..................................        A(3)              265
Granite Re.....................................................       NR(4)              221
Insurance Corporation of Hannover..............................       A-                 395
Liberty Mutual Insurance Co. (UK) Ltd..........................        A                 210
Partner Reinsurance Company Ltd................................        A                 604
R + V Versicherung AG..........................................       NR                 457
Scandinavian Reinsurance Company Ltd...........................       A+(5)               --(6)


- -------------------------

(1) For the six months ended June 30, 1996, total ceded premiums were $2,666,837.



(2) An A.M. Best rating of "A-" is the fourth highest of 15 ratings.



(3) An A.M. Best rating of "A" is the third highest of 15 ratings.



(4) Granite Re, an affiliate of the Company, is an insurer domiciled in Barbados which has never applied for or requested such a rating.



(5) An A.M. Best rating of "A+" is the second highest of 15 ratings.



(6) As of June 30, 1996, IGF had not yet recognized significant ceded premiums to Scandinavian Reinsurance Company, although it expects to recognize significant ceded premiums to such company for the full year.



Marketing; Distribution Network



     IGF markets its products to the owners and operators of farms in 31 states through approximately 2,500 agents associated with approximately 1,200 independent insurance agencies, with its primary geographic concentration in the states of Iowa, Texas, Illinois, Kansas and Minnesota. The Company has, however, begun to diversify outside of the Midwest and Texas in order to reduce the risk associated with geographic concentration. IGF is licensed in 20 states and markets its products in additional states through a fronting agreement with a third party insurance company. IGF has a stable agency base and it experienced negligible turnover in its agencies in 1995. Through its agencies, IGF targets farmers with an acreage base of at least 1,000 acres. With respect to its MPCI business, policies written on 1,000 or more acres accounted for the following portion of gross acreage insured by IGF in the following crop years: for 1993, 12.5% (534,000 gross acres); for 1994, 12.1% (657,000 gross acres); and for
1995, 21.3% (2,975,000 gross acres). With respect to its crop hail business, policies written on 1,000 or more acres accounted for the following portion of gross acreage insured by IGF in the following crop years: for 1993, 37.3% (967,000 gross acres); for 1994, 42.0% (1,291,000 gross acres); and for 1995,
48.4% (2,142,000 gross acres). Such larger farms typically have a lower risk exposure since they tend to utilize better farming practices and to have noncontiguous acreage, thereby making it less likely that the entire farm will be affected by a particular occurrence. Many farmers with large farms tend to buy or rent acreage which is increasingly distant from the central farm location. Accordingly, the likelihood of a major storm (wind, rain or hail) or a freeze affecting all of a particular farmer's acreage decreases.

     The following table sets forth an analysis of the number of acres insured by policy for the 1994 and 1995 crop years.



                                                                 ACREAGE (MILLIONS OF ACRES)
                                                         -------------------------------------------
                                                                1994                    1995
                                                         ------------------      -------------------
               ACREAGE RANGE PER POLICY                  MPCI     CROP HAIL      MPCI      CROP HAIL
- ------------------------------------------------------   ----     ---------      -----     ---------
1 to 499..............................................   3.68        1.05         8.04        1.29
500 to 999............................................   1.09         .73         2.94         .99
1,000+................................................   .66         1.29         2.97        2.14
                                                         ----
                                                           -
                                                                   ---- -        -----      ---- -
  Total...............................................   5.43        3.07        13.95        4.42
                                                         =====      =====        =====       =====



     The following table presents MPCI Premiums written by IGF by state for the years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1996.



                                                 YEARS ENDED DECEMBER 31,
                                             ---------------------------------      SIX MONTHS ENDED
                  STATE                       1993         1994         1995         JUNE 30, 1996
- ------------------------------------------   -------      -------      -------      ----------------
                                                                 (IN THOUSANDS)
Texas.....................................   $ 5,004      $ 6,751      $11,075          $ 12,214
Iowa......................................     5,578        8,506        9,296            10,920
Illinois..................................     4,090        7,302        7,305             8,485
Kansas....................................     1,152        2,003        3,476             2,899
Minnesota.................................     1,030        1,965        2,026             2,524
Nebraska..................................       843        1,536        1,992             2,275
Indiana...................................     1,047        1,486        1,875             2,161
Colorado..................................       902        1,526        1,771             2,523
Missouri..................................       633        1,785        1,718             1,881
North Dakota..............................     1,037        1,153        1,638             2,454
All Other.................................     5,247       10,312       11,236            14,580
                                             -------      -------      -------           -------
     Total................................   $26,563      $44,325      $53,408          $ 62,916
                                             =======      =======      =======           =======



     The following table presents gross premiums written by IGF by state for crop hail coverages for the years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1996.



                                                 YEARS ENDED DECEMBER 31,
                                             ---------------------------------      SIX MONTHS ENDED
                  STATE                       1993         1994         1995         JUNE 30, 1996
- ------------------------------------------   ------       -------      -------      ----------------
                                                                 (IN THOUSANDS)
Iowa......................................   $3,158       $ 3,954      $ 4,667          $  3,481
Minnesota.................................      294           318        2,162             1,993
Colorado..................................      558           964        1,775               760
Nebraska..................................      672         1,022        1,477             1,086
Montana...................................      695           239        1,355             3,655
North Dakota..............................      729         1,087        1,283             1,231
Kansas....................................      705           765          846               477
South Dakota..............................      101           124          756             1,291
Wisconsin.................................      328           315          458               351
Mississippi...............................      208           277          400               480
All Other.................................    1,145         1,065        1,787             2,815
                                             -------      -------      -------           -------
     Total................................   $8,593       $10,130      $16,966          $ 17,620
                                             =======      =======      =======           =======



     The Company seeks to maintain and develop its agency relationships by providing agencies with faster, more efficient service as well as marketing support. IGF owns an IBM AS400 along with all peripheral and networking equipment and has developed its own proprietary software package, Aplus, which allows agencies to quote and examine various levels of coverage on their own personal computers. The Company has seven regional managers who are responsible for the Company's field operations within an assigned geographic territory, including maintaining and enhancing relationships with agencies in those territories. IGF also uses application documentation which is designed for simplicity and convenience. The Company believes that IGF is the only crop insurer which has created a single application for MPCI and hail coverage.


     IGF generally compensates its agents based on a percentage of premiums produced and, in the case of CAT Coverage and crop hail insurance, a percentage of underwriting gain realized with respect to business produced. This compensation structure is designed to encourage agents to place profitable business with IGF (which tends to be insurance coverages for larger farms with respect to which the risk of loss is spread over larger, frequently noncontiguous insured areas).

Underwriting Management


     Because of the highly regulated nature of the MPCI program and the fact that rates are established by the FCIC, the primary underwriting functions performed by the Company's personnel with respect to MPCI coverage are (i) selecting of marketing territories for MPCI based on the type of crops being grown in the area, typical weather patterns and loss experience of both agencies and farmers within a particular area, (ii) recruiting agencies within those marketing territories which service larger farms and other more desirable risks and (iii) ensuring that policies are underwritten in accordance with the FCIC rules.


     With respect to its hail coverage, IGF seeks to minimize its underwriting losses by maintaining an adequate geographic spread of risk by rate group. In addition, IGF establishes sales closing dates after which hail policies will not be sold. These dates are dependent on planting schedules, vary by geographic location and range from May 15 in Texas to July 15 in North Dakota. Prior to these dates, crops are either seeds in the ground or young growth newly emerged from the ground and hail damage to crops in either of these stages of growth is minimal. The cut-off dates prevent farmers from adversely selecting against IGF by waiting to purchase hail coverage until a storm is forecast or damage has occurred. For its hail coverage, IGF also sets limits by policy ($400,000 each) and by township ($2.0 million per township). As of December 31, 1995, IGF's average exposure was approximately $30,000 per policy and approximately $375,000 per township. The Company also uses a daily report entitled "Severe Weather Digest" which shows the time and geographic location of all extraordinary weather events to check incoming policy applications against possible previous damage.

Claims/Loss Adjustments


     In contrast to most of its competitors who retain independent adjusters on a part-time basis for loss adjusting services, as of May 31, 1996, IGF employed approximately 40 full-time professional claims adjusters who are agronomy trained as well as approximately 190 part-time loss adjusters. Management believes that the professionalism of the IGF full-time claims staff coupled with their exclusive commitment to IGF helps to ensure that claims are handled in a manner so as to reduce overpayment of losses experienced by IGF. The adjusters are located throughout IGF's marketing territories. In order to promote a rapid claims response, the Company has deployed several small four wheel drive vehicles for use by its adjusters. The adjusters report to a field service representative in their territory who manages adjusters' assignments, assures that all preliminary estimates for loss reserves are accurately reported and assists in loss adjustment. Within 72 hours of reported damage, a loss notice is reviewed by an IGF service office claims manager and a preliminary loss reserve is determined which is based on the representative's and/or adjuster's knowledge of the area or the particular storm which caused the loss. Generally, within approximately two weeks, hail and MPCI claims are examined and reviewed on site by an adjuster and the insured signs a proof of loss form containing a final release. As part of the adjustment process, IGF's adjusters use Global Positioning System Units, which are hand held devices using navigation satellites to determine the precise location where a claimed loss has occurred. IGF has a team of catastrophic claims specialists who are available on 48 hours notice to travel to any of IGF's six regional service offices to assist in heavy claim work load situations.

Competition


     The crop insurance industry is highly competitive. The Company competes against other private companies and, with respect to CAT Coverage, USDA field service offices in certain areas. However, under the 1996 Reform Act, effective for the 1997 crop year, USDA field service offices may offer CAT Coverage in a state only if the Secretary of Agriculture determines that there is an insufficient number of approved insurance providers operating in the state to provide CAT Coverage to producers adequately.


     Many of the Company's competitors have substantially greater financial and other resources than the Company, and there can be no assurance that the Company will be able to compete effectively against such competitors in the future. The Company competes on the basis of the commissions paid to agents, the speed with which claims are paid, the quality and extent of services offered, the reputation and experience of its agency network and, in the case of private insurance, policy rates. Because the FCIC establishes the rates that may be offered for MPCI policies, the Company believes that quality of service and level of commissions offered to agents are the principal factors on which it competes in the area of MPCI. The Company believes that the crop hail and other named peril crop insurance industry is extremely rate-sensitive and the ability to offer competitive rate structures to agents is a critical factor in the agent's ability to write crop hail and other named peril premiums. Because of the varying state laws regarding the ability of agents to write crop hail and other named peril premiums prior to completion of rate and form filings (and, in some cases, state approval of such filings), a company may not be able to write its expected premium volume if its rates are not competitive.


     The crop insurance industry has become increasingly consolidated. From the 1985 crop year to the 1995 crop year, the number of insurance companies having agreements with the FCIC to sell and service MPCI policies has declined from 50 to 17. The Company believes that IGF is the fifth largest MPCI crop insurer in the U.S. based on premium information compiled in 1995 by the FCIC and NCIS. The Company's primary competitors are Rain & Hail Insurance Service, Inc. (affiliated with Cigna Insurance Company), Rural Community Insurance Services, Inc. (which is owned by Norwest Corporation), American Growers Insurance Company (Redland), Crop Growers Insurance, Inc., Great American Insurance Company, Blakely Crop Hail (an affiliate of Farmers Alliance Mutual Insurance Company) and North Central Crop Insurance, Inc. The Company believes that in order to compete successfully in the crop insurance business it will have to market and service a volume of premiums sufficiently large to enable the Company to continue to realize operating efficiencies in conducting its business. No assurance can be given that the Company will be able to compete successfully if this market further consolidates.



RESERVES FOR LOSSES AND LOSS ADJUSTMENT EXPENSES


     Loss reserves are estimates, established at a given point in time based on facts then known, of what an insurer predicts its exposure to be in connection with incurred losses. LAE reserves are estimates of the ultimate liability associated with the expense of settling all claims, including investigation and litigation costs resulting from such claims. The actual liability of an insurer for its losses and LAE reserves at any point in time will be greater or less than these estimates.


     The Company maintains reserves for the eventual payment of losses and LAE with respect to both reported and unreported claims. Nonstandard automobile reserves for reported claims are established on a case-by-case basis. The reserving process takes into account the type of claim, policy provisions relating to the type of loss and historical paid loss and LAE for similar claims. Reported crop insurance claims are reserved based upon preliminary notice to the Company and investigation of the loss in the field. The ultimate settlement of a crop loss is based upon either the value or the yield of the crop.


     Under the second method, loss and LAE reserves for claims that have been incurred but not reported are estimated based on many variables including historical and statistical information, inflation, legal developments, economic conditions, trends in claim severity and frequency and other factors that could affect the adequacy of loss reserves.

     The following table sets forth a three year analysis of the undiscounted reserves for loss and LAE of the Company (not including Superior) at the beginning of each year, the provision for new claims incurred in the current year, the effect of reserve adjustments on claims of prior years and the actual payments made during the year on both current year and prior year claims.

                                                                      YEARS ENDED DECEMBER 31,
                                                                    -----------------------------
                                                                     1993       1994       1995
                                                                    -------    -------    -------
                                                                           (IN THOUSANDS)
Balance at January 1.............................................   $30,924    $54,143    $29,269
Less reinsurance recoverables....................................    11,643     36,891     12,542
                                                                    -------    -------    -------
  Net balance at January 1.......................................    19,281     17,252     16,727
                                                                    -------    -------    -------
Incurred related to:
  Current Year...................................................    23,931     26,268     35,184
  Prior Years....................................................     1,149        202        787
                                                                    -------    -------    -------
       Total incurred............................................    25,080     26,470     35,971
                                                                    -------    -------    -------
Paid related to:
  Current Year...................................................    14,877     16,647     21,057
  Prior Years....................................................    12,232     10,348     10,018
                                                                    -------    -------    -------
       Total paid................................................    27,109     26,995     31,075
                                                                    -------    -------    -------
Net balance at December 31.......................................    17,252     16,727     21,623
Plus reinsurance recoverables....................................    36,891     12,542     37,798
                                                                    -------    -------    -------
Balance at December 31...........................................   $54,143    $29,269    $59,421
                                                                    =======    =======    =======


     Unpaid gross loss and loss adjustment expenses at December 31, 1994 decreased by $24,874,000 to $29,269,000 from $54,143,000 at December 31, 1993, primarily due to a decline in reinsurance recoverables of $24,349,000, of which $22,695,000 represented a decline in the amount recoverable from the FCIC in respect of MPCI business. In addition, Pafco's statutory surplus began to grow in the latter half of 1994, resulting in a decrease in its ratio of net premiums written to surplus. State regulators generally establish required surplus levels based on an insurer's premium levels. For property-casualty insurance companies, ratios in excess of 3 to 1 in the amount of net premiums written to the amount of statutory surplus are considered outside the usual range by insurance regulators and rating agencies. Pafco's ratio of net premiums written to surplus declined from 3.3 to 1 in 1992 to 2.1 to 1 in 1993, causing the Company to reevaluate the amount of quota share reinsurance it needed to maintain a ratio of premiums to surplus at or near 3 to 1. Therefore, in the second half of 1994, the Company reduced its nonstandard quota share reinsurance to 32% in 1994 from 50% in 1993.



     Unpaid gross loss and loss adjustment expenses at December 31, 1995 increased by $30,152,000 to $59,421,000 from $29,269,000 at December 31, 1994, due to an increase in reinsurance recoverables and a higher volume of premiums. The net increase in reinsurance recoverables of $25,256,000 was due to a substantial increase in the MPCI business, all of which was ceded to the federal government (representing a $26,262,000 increase in reinsurance recoverables), offset in part by a continued decline in nonstandard quota share reinsurance with third party reinsurers. In 1995, the Company reduced its nonstandard quota share reinsurance from 32% to 25% based on excess surplus capacity.


     The following table sets forth a three year analysis of the undiscounted reserves for loss and LAE of Superior at the beginning of each year, the provision for new claims incurred in the current year, the effect of reserve adjustments on claims of prior years and the actual payments made during the year on both current year and prior year claims.

                                                                      YEARS ENDED DECEMBER 31,
                                                                    -----------------------------
                                                                     1993       1994       1995
                                                                    -------    -------    -------
                                                                           (IN THOUSANDS)
Balance at January 1.............................................   $57,164    $52,610    $54,577
Less reinsurance recoverables....................................       361         68      1,099
                                                                    -------    -------    -------
  Net balance at January 1.......................................    56,803     52,542     53,478
                                                                    -------    -------    -------
Incurred related to:
  Current Year...................................................    92,619     91,064     77,266
  Prior Years....................................................    (6,717)     1,314     (4,923)
                                                                    -------    -------    -------
       Total incurred............................................    85,902     92,378     72,343
                                                                    -------    -------    -------
Paid related to:
  Current Year...................................................    57,929     56,505     48,272
  Prior Years....................................................    32,234     34,937     31,424
                                                                    -------    -------    -------
       Total paid................................................    90,163     91,442     79,696
                                                                    -------    -------    -------
Net balance at December 31.......................................    52,542     53,478     46,125
Plus reinsurance recoverables....................................        68      1,099        987
                                                                    -------    -------    -------
Balance at December 31...........................................   $52,610    $54,577    $47,112
                                                                    =======    =======    =======


     The following loss reserve development tables illustrate the change over time of reserves established for claims and claims expense at the end of various calendar years for the nonstandard automobile segment of the Company (not including Superior), and for Superior separately. The first three line items show the reserves as originally reported at the end of the stated year. The table also includes the cumulative amounts paid as of the end of successive years with respect to that reserve liability. The "liabilities reestimated"
section indicates reestimates of the original recorded reserve as of the end of each successive year based on additional information pertaining to such liabilities. The last portion of the table compares the latest reestimated reserve to the reserve amount as originally established and indicates whether or not the original recorded amount was adequate or inadequate to cover the estimated costs of unsettled claims.



     The reserve for claims and claims expense is an accumulation of the estimated amounts necessary to settle all outstanding claims as of the date for which the reserve is stated. The reserve and payment data shown below have been reduced for estimated subrogation and salvage recoveries. The reserve estimates are based upon the factors in each case and experience with similar cases. No attempt is made to isolate explicitly the impact of inflation from the multitude of factors influencing the reserve estimates though inflation is implicitly included in the estimates. The Company and Superior regularly update their reserve forecasts by type of claim as new facts become known and events occur which affect unsettled claims. The Company and Superior do not discount their reserves for unpaid claims and claims expense.



     The following loss reserve development tables are cumulative and, therefore, ending balances should not be added since the amount at the end of each calendar year includes activity for both the current and prior years. Conditions and trends that have affected the development of liability in the past may not necessarily recur in the future. Accordingly, it may not be appropriate to extrapolate future redundancies or deficiencies from the table.

 THE COMPANY -- NONSTANDARD AUTOMOBILE INSURANCE ONLY (NOT INCLUDING SUPERIOR)



                                                                  YEAR ENDED DECEMBER 31,
                                   --------------------------------------------------------------------------------------
                                    1987     1988      1989      1990      1991      1992      1993      1994      1995
                                   ------   -------   -------   -------   -------   -------   -------   -------   -------
                                                                       (IN THOUSANDS)
Gross reserves for unpaid losses
  and LAE........................                                                             $29,125   $26,819   $30,844
Deduct: Reinsurance
  recoverable....................                                                              12,581    10,927     9,921
                                                                                              -------   -------   -------
Reserve for unpaid losses and
  LAE, net of reinsurance........  $4,748   $10,775   $14,346   $17,083   $17,449   $18,706   $16,544   $16,522   $20,923
Paid cumulative as of:
  One year later.................   2,517     6,159     7,606     7,475     8,781    10,312     9,204     9,059
  Two years later................   4,318     7,510    10,388    10,930    12,723    14,934    12,966
  Three years later..............   4,433     7,875    12,107    12,497    14,461    16,845
  Four years later...............   4,146     8,225    12,863    13,271    15,071
  Five years later...............   4,154     8,513    13,147    13,503
  Six years later................   4,297     8,546    13,237
  Seven years later..............   4,297     8,561
  Eight years later..............   4,295
Liabilities reestimated as of:
  One year later.................   3,434    11,208    15,060    15,103    16,797    18,872    16,747    17,000
  Two years later................   4,588    11,413    14,178    14,745    16,943    19,599    17,023
  Three years later..............   4,702    10,923    14,236    14,993    16,914    19,662
  Four years later...............   4,311    10,791    14,479    14,809    16,750
  Five years later...............   4,234    10,877    14,436    14,659
  Six years later................   4,320    10,825    14,368
  Seven years later..............   4,278    10,922
  Eight years later..............   4,309
Net cumulative (deficiency) or
  redundancy.....................     439      (147)      (22)    2,424       699      (956)     (479)     (478)       --
Expressed as a percentage of
  unpaid losses and LAE..........    9.2%     (1.4%)    (0.0%)    14.2%      4.0%     (5.1%)    (2.9%)    (2.9%)



     Net reserves for the nonstandard automobile business of the Company increased substantially in 1988, 1989, 1990 and 1995. Such changes were due entirely to changes in the premium volume of the nonstandard automobile business for those years. In general, the Company's nonstandard automobile segment has not developed significant redundancies or deficiencies as compared to original reserves. A deficiency of $956,000, or 5.1%, of original reserves developed with respect to loss reserves at December 31, 1992 due to an unexpected increase in loss severity and average claim cost.

                                    SUPERIOR



                                                               YEAR ENDED DECEMBER 31,
                          -------------------------------------------------------------------------------------------------
                           1986      1987      1988      1989      1990      1991      1992      1993      1994      1995
                          -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
                                                                   (IN THOUSANDS)
Gross reserves for
  unpaid losses and
  LAE...................                                                                        $52,610   $54,577   $47,112
Deduct: Reinsurance
  recoverable...........                                                                             68     1,099       987
                                                                                                -------   -------   -------
Reserve for unpaid
  losses and LAE, net of
  reinsurance...........  $15,070   $26,245   $37,851   $56,424   $60,118   $60,224   $56,803   $52,542   $53,487   $46,125
Paid cumulative as of:
  One year later........   13,540    18,202    23,265    31,544    33,275    31,484    30,689    32,313    28,227
  Two years later.......   17,390    25,526    34,122    43,547    44,128    40,513    41,231    38,908
  Three years later.....   19,355    29,670    39,524    48,037    47,442    44,183    43,198
  Four years later......   20,119    32,545    41,257    49,064    49,256    44,708
  Five years later......   21,090    33,242    41,492    49,522    49,365
  Six years later.......   21,422    33,395    41,716    49,327
  Seven years later.....   21,512    33,535    41,576
  Eight years later.....   21,523    33,469
  Nine years later......   21,447
Liabilities reestimated
  as of:
  One year later........   22,557    31,911    48,376    54,858    58,148    53,515    50,086    53,856    48,564
  Two years later.......   22,985    37,118    49,327    53,715    56,626    50,520    50,474    50,006
  Three years later.....   24,968    37,932    49,051    53,022    55,147    51,854    46,624
  Four years later......   24,724    38,424    49,436    52,644    57,720    49,739
  Five years later......   24,971    38,580    49,297    54,030    56,824
  Six years later.......   25,111    38,584    50,701    53,697
  Seven years later.....   25,116    39,965    50,515
  Eight years later.....   26,471    39,861
  Nine years later......   26,376
Net cumulative
  (deficiency) or
  redundancy............  (11,306)  (13,616)  (12,664)    2,727     3,294    10,485    10,179     2,536     4,923
Expressed as a
  percentage of unpaid
  losses and LAE........   (75.0%)   (51.9%)   (33.5%)     4.8%      5.5%     17.4%     17.9%      4.8%      9.2%



     Net reserves for Superior increased substantially through 1990 before decreasing in 1992. Such changes were due to changes in premium volume and reduction of reserve redundancies. The decrease in 1995 reflects the Company's curtailment of marketing efforts and writings in Illinois, Mississippi, Tennessee, Texas and Washington resulting from more restrictive underwriting criteria, inadequately priced business in these states and other unfavorable marketing conditions. Significant deficiencies developed in reserves established as of December 31 of each of 1986 through 1988 which were substantially offset by reserve additions in 1989 due to changes in reserve methodology. With respect to reserves established as of December 31, 1991 and 1992, Superior developed significant redundancies due to conservative levels of case basis and IBNR reserves. Beginning in 1993, Superior began to adjust its reserving methodology to reduce its redundancies and to take steps to close older claim files which still carried redundant reserves.



     The Company and Superior employ an independent actuary to annually evaluate and certify the adequacy of their loss and LAE reserves.


INVESTMENTS

     Insurance company investments must comply with applicable laws and regulations which prescribe the kind, quality and concentration of investments. In general, these laws and regulations permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common securities, real estate mortgages and real estate.

     The Company's investment policies are determined by the Company's Board of Directors and are reviewed on a regular basis. The Company's investment strategy is to maximize the after-tax yield of the portfolio while emphasizing the stability and preservation of the Company's capital base. Further, the portfolio is invested in types of securities and in an aggregate duration which reflect the nature of the Company's liabilities and expected liquidity needs. The investment portfolios of the Company are managed by third party professional administrators, including Goldman Sachs, in accordance with pre-established investment policy guidelines established by the Company. The investment portfolios of the Company at June 30, 1996 consisted of the following:



                                                                                        ESTIMATED
                                                                      AMORTIZED          MARKET
TYPE OF INVESTMENT                                                      COST              VALUE
- -------------------------------------------------------------------   ---------         ---------
                                                                            (IN THOUSANDS)
Fixed maturities:
  U.S. Treasury securities and obligations of U.S. government
     corporations and agencies.....................................   $  58,152         $  56,474
  Obligations of states and political subdivisions.................      26,409            24,727
  Corporate securities.............................................      34,375            38,436
                                                                       --------          --------
       Total fixed maturities......................................     118,936           119,637
Equity securities:
  Preferred stocks.................................................       3,353             3,285
  Common stocks....................................................      29,107            29,207
                                                                       --------          --------
                                                                         32,460            32,492
Short-term investments.............................................       5,989(1)          5,989(1)
Real estate........................................................         477               477
Mortgage loans.....................................................       2,560             2,560
Other loans........................................................          50                50
                                                                       --------          --------
       Total investments...........................................   $ 160,472         $ 161,205
                                                                       ========          ========


- -------------------------
(1) Due to the nature of crop insurance, the Company must maintain short-term investments to fund amounts due under the MPCI program. Historically, these short-term funds are highest in the fall corresponding to the cash flow of the agricultural industry.

     The following table sets forth, as of December 31, 1994 and 1995 and June 30, 1996, the composition of the fixed maturity securities portfolio of the Company by time to maturity.



                                                                      THE COMPANY
                                             -------------------------------------------------------------
                                                          DECEMBER 31,
                                             --------------------------------------
                                                                                            JUNE 30,
                                                   1994                 1995                  1996
                                             -----------------    -----------------    -------------------
                                                       PERCENT               PERCENT               PERCENT
                                                        TOTAL                TOTAL                  TOTAL
                                             MARKET    MARKET     MARKET     MARKET     MARKET     MARKET
             TIME TO MATURITY                VALUE      VALUE      VALUE     VALUE      VALUE       VALUE
- ------------------------------------------   ------    -------    -------    ------    --------    -------
                                                                    (IN THOUSANDS)
1 year or less............................   $1,573      17.8%    $ 4,610     35.6 %   $  1,750       1.5%
More than 1 year through 5 years..........    4,074      46.0       5,051     39.1       67,599      56.5
More than 5 years through 10 years........    1,724      19.4       3,270     25.3       31,861      26.6
More than 10 years........................    1,490      16.8          --       --       18,427      15.4
                                             ------     -----     -------    -----     --------     -----
     Total................................   $8,861     100.0%    $12,931    100.0 %   $119,637     100.0%
                                             ======     =====     =======    =====     ========     =====



     The following table sets forth, as of December 31, 1994 and 1995 and June 30, 1996, the ratings assigned to the fixed maturity securities of the Company.



                                                                      THE COMPANY
                                             -------------------------------------------------------------
                                                          DECEMBER 31,
                                             --------------------------------------
                                                                                            JUNE 30,
                                                   1994                 1995                  1996
                                             -----------------    -----------------    -------------------
                                                       PERCENT               PERCENT               PERCENT
                                                        TOTAL                TOTAL                  TOTAL
                                             MARKET    MARKET     MARKET     MARKET     MARKET     MARKET
                RATING(1)                    VALUE      VALUE      VALUE     VALUE      VALUE       VALUE
- ------------------------------------------   ------    -------    -------    ------    --------    -------
                                                                    (IN THOUSANDS)
Aaa or AAA................................   $5,772      65.1%    $ 7,753     60.0 %   $ 57,632      48.1%
Aa or AA..................................      748       8.4         680      5.2        5,384       4.5
A.........................................    1,144      12.9         257      2.0       21,979      18.4
Baa or BBB................................      100       1.2         100      0.8       11,913      10.0
Ba or BB..................................       --        --          --       --        2,817       2.4
Other below investment grade..............       --        --          --       --           --        --
Not rated (2).............................    1,097      12.4       4,141     32.0       19,912      16.6
                                             ------     -----     -------    -----     --------     -----
     Total................................   $8,861     100.0%    $12,931    100.0 %   $119,637     100.0%
                                             ======     =====     =======    =====     ========     =====


- -------------------------

(1) Ratings are assigned by Moody's Investors Service, Inc., and when not available are based on ratings assigned by Standard & Poor's Corporation.



(2) These securities were not rated by the rating agencies. However, these securities are designated as Category 1 securities by the NAIC, which is the equivalent rating of A or better.



     The investment results of the Company for the periods indicated are set forth below:



                                                                    THE COMPANY
                                               ------------------------------------------------------
                                                                                   SIX MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,              JUNE 30,
                                               -----------------------------      -------------------
                                                1993       1994       1995         1995        1996
                                               -------    -------    -------      -------    --------
                                                               (DOLLARS IN THOUSANDS)
Net investment income (1)...................   $ 1,489    $ 1,241    $ 1,173      $   636    $  1,533
Average investment portfolio (2)............   $24,719    $20,628    $22,653      $22,033    $146,757
Pre-tax return on average investment
  portfolio (3).............................       6.0%       6.0%       5.2%         5.8%        4.4%
Net realized gains (losses).................   $  (119)   $  (159)   $  (344)     $    79    $    228


- -------------------------
(1) Includes dividend income received in respect of holdings of common stock.


(2) Average investment portfolio represents the average (based on amortized cost) of the beginning and ending investment portfolio. For the six months ended June 30, 1996, the average investment portfolio included $29,801 of the Company prior to the Acquisition and $116,956 due to the Acquisition.



(3) The pre-tax return on average investment portfolio for the six months ended June 30, 1995 and 1996 was calculated based upon a simple annualization of net investment income.

RATINGS


     A.M. Best has currently assigned a B+ rating to Superior and a B- rating to Pafco. Pafco's rating has been confirmed by A.M. Best at a B- rating subsequent to the Acquisition. Superior's rating was reduced from A- to B+ as a result of the leverage of GGS Holdings resulting from indebtedness assumed in connection with the Acquisition. IGF recently received an "NA-2" rating (a "rating not assigned" category for companies that do not meet A.M. Best's minimum size requirement) from A.M. Best but intends to seek a revised rating after the infusion of capital from the proceeds of the Offering, although there can be no assurance that a revised rating will be obtained or as to the level of any such rating. See "Use of Proceeds."



     A.M. Best's ratings are based upon a comprehensive review of a company's financial performance, which is supplemented by certain data, including responses to A.M. Best's questionnaires, phone calls and other correspondence between A.M. Best analysts and company management, quarterly NAIC filings, state insurance department examination reports, loss reserve reports, annual reports, company business plans and other reports filed with state insurance departments. A.M. Best undertakes a quantitative evaluation, based upon profitability, leverage and liquidity, and a qualitative evaluation, based upon the composition of a company's book of business or spread of risk, the amount, appropriateness and soundness of reinsurance, the quality, diversification and estimated market value of its assets, the adequacy of its loss reserves and policyholders' surplus, the soundness of a company's capital structure, the extent of a company's market presence, and the experience and competence of its management. A.M. Best's ratings represent an independent opinion of a company's financial strength and ability to meet its obligations to policyholders. A.M. Best's ratings are not a measure of protection afforded investors. "B+" and "B-" ratings are A.M. Best's sixth and eighth highest rating classifications, respectively, out of 15 ratings. A "B+" rating is awarded to insurers which, in A.M. Best's opinion, "have demonstrated very good overall performance when compared to the standards established by the A.M. Best Company" and "have a good ability to meet their obligations to policyholders over a long period of time." A "B-" rating is awarded to insurers which, in A.M. Best's opinion, "have demonstrated adequate overall performance when compared to the standards established by the A.M. Best Company" and "generally have an adequate ability to meet their obligations to policyholders, but their financial strength is vulnerable to unfavorable changes in underwriting or economic conditions." There can be no assurance that such ratings or changes therein will not in the future adversely affect the Company's competitive position.


REGULATION

General

     As a general rule, an insurance company must be licensed to transact insurance business in each jurisdiction in which it operates, and almost all significant operations of a licensed insurer are subject to regulatory scrutiny. Licensed insurance companies are generally known as "admitted" insurers. Most states provide a limited exemption from licensing for insurers issuing insurance coverages that generally are not available from admitted insurers. These coverages are referred to as "surplus lines" insurance and these insurers as "surplus lines" or "non-admitted" companies.

     The Company's admitted insurance businesses are subject to comprehensive, detailed regulation throughout the United States, under statutes which delegate regulatory, supervisory and administrative powers to state insurance commissioners. The primary purpose of such regulations and supervision is the protection of policyholders and claimants rather than stockholders or other investors. Depending on whether the insurance company is domiciled in the state and whether it is an admitted or non-admitted insurer, such authority may extend to such things as (i) periodic reporting of the insurer's financial condition;
(ii) periodic financial examination; (iii) approval of rates and policy forms;
(iv) loss reserve adequacy; (v) insurer solvency; (vi) the licensing of insurers and their agents; (vii) restrictions on the payment of dividends and other distributions; (viii) approval of changes in control; and (ix) the type and amount of permitted investments.


     Pafco, IGF and Superior are subject to triennial examinations by state insurance regulators. Such examinations were last conducted for Pafco as of June 30, 1992 (covering the period to that date from September 30, 1990), for IGF as of March 31, 1992 (covering the period to that date from December 31,

1987), and Superior as of December 31, 1993 (covering the period to that date from January 1, 1991). Pafco, Superior and IGF have not been notified of the dates of their next examination.


Insurance Holding Company Regulation

     The Company also is subject to laws governing insurance holding companies in Florida and Indiana, where the Insurers are domiciled. These laws, among other things, (i) require the Company to file periodic information with state regulatory authorities including information concerning its capital structure, ownership, financial condition and general business operations; (ii) regulate certain transactions between the Company, its affiliates and the Insurers, including the amount of dividends and other distributions and the terms of surplus notes; and (iii) restrict the ability of any one person to acquire certain levels of the Company's voting securities without prior regulatory approval.


     Any purchaser of 10% or more of the outstanding shares of Common Stock of the Company would be presumed to have acquired control of IGF unless the Indiana Commissioner, upon application, has determined otherwise. In addition, any purchaser of approximately 19% or more of the outstanding shares of Common Stock of the Company will be presumed to have acquired control of Pafco and Superior unless the Indiana Commissioner and the Commissioner of Insurance of the State of Florida, upon application, have determined otherwise.



     Indiana law defines as "extraordinary" any dividend or distribution which, together with all other dividends and distributions to shareholders within the preceding twelve months, exceeds the greater of: (i) 10% of statutory surplus as regards policyholders as of the end of the preceding year or (ii) the prior year's net income. Dividends which are not "extraordinary" may be paid ten days after the Indiana Department receives notice of their declaration. "Extraordinary" dividends and distributions may not be paid without the prior approval of the Indiana Commissioner or until the Indiana Commissioner has been given thirty days prior notice and has not disapproved within that period. The Indiana Department must receive notice of all dividends, whether "extraordinary" or not, within five business days after they are declared. Notwithstanding the foregoing limit, a domestic insurer may not declare or pay a dividend from any source of funds other than earned surplus without the prior approval of the Indiana Department. "Earned surplus" is defined as the amount of unassigned funds set forth in the insurer's most recent annual statement, less surplus attributable to unrealized capital gains or reevaluation of assets. As of December 31, 1995, IGF had earned surplus of $2,713,000. Further, no Indiana domiciled insurer may make payments in the form of dividends or otherwise to shareholders as such unless it possesses assets in the amount of such payment in excess of the sum of its liabilities and the aggregate amount of the par value of all shares of its capital stock; provided, that in no instance shall such dividend reduce the total of (i) gross paid-in and contributed surplus, plus
(ii) special surplus funds, plus (iii) unassigned funds, minus (iv) treasury stock at cost, below an amount equal to 50% of the aggregate amount of the par value of all shares of the insurer's capital stock.



     Under Florida law, a domestic insurer may not pay any dividend or distribute cash or other property to its stockholders except out of that part of its available and accumulated surplus funds which is derived from realized net operating profits on its business and net realized capital gains. A Florida domestic insurer may make dividend payments or distributions to stockholders without prior approval of the Florida Department if the dividend or distribution does not exceed the larger of: (i) the lesser of (a) 10% of surplus or (b) net income, not including realized capital gains, plus a 2-year carryforward, (ii) 10% of surplus with dividends payable constrained to unassigned funds minus 25% of unrealized capital gains, or (iii) the lesser of (a) 10% of surplus or (b) net investment income plus a 3-year carryforward with dividends payable constrained to unassigned funds minus 25% of unrealized capital gains. Alternatively, a Florida domestic insurer may pay a dividend or distribution without the prior written approval of the Florida Department if (1) the dividend is equal to or less than the greater of: (i) 10% of the insurer's surplus as regards policyholders derived from realized net operating profits on its business and net realized capital gains or (ii) the insurer's entire net operating profits (including unrealized gains or losses) and realized net capital gains derived during the immediately preceding calendar year; (2) the insurer will have policyholder surplus equal to or exceeding 115% of the minimum required statutory surplus after the dividend or distribution; (3) the insurer files a notice of the dividend or distribution with the department at least ten business days prior to the dividend payment or distribution; and (4) the notice includes a certification by an officer of the insurer attesting that, after the payment of the dividend or distribution, the insurer will have at least 115% of required statutory surplus as to policyholders. Except as provided above, a Florida domiciled insurer may only pay a dividend or make a distribution (i) subject to prior approval by the Florida Department or (ii) 30 days after the Florida Department has received notice of such dividend or distribution and has not disapproved it within such time. In the Consent Order approving the Acquisition, the Florida Department has prohibited Superior from paying any dividends (whether extraordinary or not) for four years without the prior written approval of the Florida Department.


     Under these laws, the maximum aggregate amounts of dividends permitted to be paid to the Company in 1996 by IGF without prior regulatory approval is $2,713,000, none of which has been paid, and Pafco cannot pay to the Company any dividends in 1996 without prior regulatory approval. Although the Company believes that amounts required for it to meet its financial and operating obligations will be available, there can be no assurance in this regard. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Liquidity and Capital Resources." Further, there can be no assurance that, if requested, the Indiana Department will approve any request for extraordinary dividends from Pafco or IGF or that the Florida Department will allow any dividends to be paid by Superior during the four year period described above.


     The maximum dividends permitted by state law are not necessarily indicative of an insurer's actual ability to pay dividends or other distributions to a parent company, which also may be constrained by business and regulatory considerations, such as the impact of dividends on surplus, which could affect an insurer's competitive position, the amount of premiums that can be written and the ability to pay future dividends. Further, state insurance laws and regulations require that the statutory surplus of an insurance company following any dividend or distribution by such company be reasonable in relation to its outstanding liabilities and adequate for its financial needs.

     While the non-insurance company Subsidiaries are not subject directly to the dividend and other distribution limitations, insurance holding company regulations govern the amount which a Subsidiary within the holding company system may charge any of the Insurers for services (e.g., management fees and commissions). These regulations may affect the amount of management fees which may be paid by Pafco and Superior to GGS Management. See "The Company -- Formation of GGS Holdings; Acquisition of Superior." The management agreement formerly in place between the Company and Pafco which provides for an annual management fee equal to 15% of gross premiums has been assigned to GGS Management, a wholly-owned subsidiary of GGS Holdings. A similar management agreement with a management fee of 17% of gross premiums has been entered into between GGS Management and Superior. Employees of the Company relating to the nonstandard automobile insurance business and all Superior employees became employees of GGS Management effective April 30, 1996. As part of the approval of the Formation Transaction, the Indiana Department has required Pafco to resubmit its management agreement for review by the Indiana Department no later than May 1, 1997 (the first anniversary of the Formation Transaction), together with supporting evidence that management fees charged to Pafco are fair and reasonable in comparison to fees charged between unrelated parties for similar services. In the Consent Order approving the Acquisition, the Florida Department has reserved, for three years, the right to reevaluate the reasonableness of fees provided for in the Superior management agreement at the end of each calendar year and to require Superior to make adjustments in the management fees based on the Florida Department's consideration of the performance and operating percentages of Superior and other pertinent data. There can be no assurance that either the Indiana Department or the Florida Department will not in the future require a reduction in these management fees.

Federal Regulation

     The Company's MPCI program is federally regulated and supported by the federal government by means of premium subsidies to farmers, expense reimbursement and federal reinsurance pools for private insurers. Consequently, the MPCI program is subject to oversight by the legislative and executive branches of the federal government, including the FCIC. The MPCI program regulations generally require compliance with federal guidelines with respect to underwriting, rating and claims administration. The Company is required to perform continuous internal audit procedures and is subject to audit by several federal government agencies.

     The MPCI program has historically been subject to change by the federal government at least annually since its establishment in 1980, some of which changes have been significant. The most recent significant changes to the MPCI program came as a result of the passage by Congress of the 1994 Reform Act and the 1996 Reform Act. See "Risk Factors -- Nature of Crop Insurance Business."

     Certain provisions of the 1994 Reform Act, when implemented by the FCIC, may increase competition among private insurers in the pricing of Buy-up Coverage. The 1994 Reform Act authorizes the FCIC to implement regulations permitting insurance companies to pass on to farmers in the form of reduced premiums certain cost efficiencies related to any excess expense reimbursement over the insurer's actual cost to administer the program, which could result in increased price competition. To date, the FCIC has not enacted regulations implementing these provisions but is currently collecting information from the private sector regarding how to implement these provisions.


     The 1994 Reform Act required farmers for the first time to purchase at least CAT Coverage in order to be eligible for other federally sponsored farm benefits, including but not limited to low interest loans and crop price supports. The 1994 Reform Act also authorized for the first time the marketing and selling of CAT Coverage by the local USDA offices. Partly as a result of the increase in the size of the MPCI market resulting from the 1994 Reform Act, the Company's MPCI Premium increased to $53.4 million in 1995 from $44.3 million in 1994. However, the 1996 Reform Act, signed into law by President Clinton in April, 1996, eliminates the linkage between CAT Coverage and qualification for certain federal farm program benefits and also limits the role of the USDA offices in the delivery of MPCI coverage. In accordance with the 1996 Reform Act, the USDA announced in July, 1996, 14 states where CAT Coverage will no longer be available through USDA offices but rather would solely be available through private agencies: Arizona, Colorado, Illinois, Indiana, Iowa, Kansas, Minnesota, Montana, Nebraska, North Carolina, North Dakota, South Dakota, Washington and Wyoming. The limitation of the USDA's role in the delivery system for MPCI should provide the Company with the opportunity to realize increased revenues from the distribution and servicing of its MPCI product. The Company has not experienced any material negative impact in 1996 from the delinkage mandated by the 1996 Reform Act. In addition, the FCIC has transferred to the Company approximately 8,900 insureds for CAT Coverage who previously purchased such coverage from USDA field offices. The Company believes that any future potential negative impact of the delinkage mandated by the 1996 Reform Act will be mitigated by, among other factors, the likelihood that farmers will continue to purchase MPCI to provide basic protection against natural disasters since ad hoc federal disaster relief programs have been reduced or eliminated. In addition, the Company believes that (i) lending institutions will likely continue to require this coverage as a condition to crop lending and (ii) many of the farmers who entered the MPCI program as a result of the 1994 Reform Act have come to appreciate the reasonable price of the protection afforded by CAT Coverage and will remain with the program regardless of delinkage. There can, however, be no assurance as to the ultimate effect which the 1996 Reform Act may have on the business or operations of the Company.


Underwriting and Marketing Restrictions

     During the past several years, various regulatory and legislative bodies have adopted or proposed new laws or regulations to deal with the cyclical nature of the insurance industry, catastrophic events and insurance capacity and pricing. These regulations include (i) the creation of "market assistance plans" under which insurers are induced to provide certain coverages, (ii) restrictions on the ability of insurers to rescind or otherwise cancel certain policies in mid-term, (iii) advance notice requirements or limitations imposed for certain policy non-renewals, and (iv) limitations upon or decreases in rates permitted to be charged.

Insurance Regulatory Information System

     The NAIC Insurance Regulatory Information System ("IRIS") was developed primarily to assist state insurance departments in executing their statutory mandate to oversee the financial condition of insurance companies. Insurance companies submit data on an annual basis to the NAIC, which analyzes the data using ratios concerning various categories of financial data. IRIS ratios consist of 12 ratios with defined acceptable ranges. They are used as an initial screening process for identifying companies that may be in need of special attention. Companies that have several ratios that fall outside of the acceptable range are selected for closer review by the NAIC. If the NAIC determines that more attention may be warranted, one of several priority designations is assigned, and the insurance department of the state of domicile is then responsible for follow-up action.


     During 1993, 1994 and 1995, Pafco had a liabilities to liquid assets ratio ranging from 115% to 147%. The NAIC considers as "unusual" a liabilities to liquid assets ratio in an amount greater than 105%. Pafco maintained such an "unusual" ratio during this period due to its investment in IGF, which is not considered a liquid asset. Primarily as a result of the Transfer, Pafco's liabilities to liquid assets ratio declined to 100% as of June 30, 1996.



     During 1993, 1994 and 1995, IGF had "unusual" values in the IRIS tests for premiums to surplus, liabilities to liquid assets and reserve deficiency to surplus ratios. IGF also had "unusual" values for investment yield, agents balances to surplus and surplus aid to surplus ratios for 1994 and 1995. Due to the unique accounting method employed by IGF, it is expected that these "unusual" ratios will develop. The ratios for premiums to surplus, agents' balances to surplus and surplus aid to surplus are impacted by the reinsurance program mandated by the FCIC for the distribution of the MPCI program. See "-- Crop Insurance -- Products." The ratio of liabilities to liquid assets is "unusual" since agents' balances at December 31 are usually not settled until late February. The investment yield ratio is "unusual" as premiums for crop insurance are not due and payable until the crops are harvested. In addition, late February is also the point in time where claims settlement is the highest, thus resulting in minimal invested assets. The reserve deficiency to surplus ratio is also "unusual" because such ratio is calculated utilizing a projection of historical reserve development which can be inaccurate due to potential corrections in reserving methodology. Additionally, crop reserves are short tail lines which do not generate a significant adverse reserve development.



     The Company believes the proceeds applied to IGF from the Offering will substantially ameliorate the premium writings to surplus leverage test.


Risk-Based Capital Requirements

     In order to enhance the regulation of insurer solvency, the NAIC has adopted a formula and model law to implement risk-based capital ("RBC") requirements for property and casualty insurance companies designed to assess minimum capital requirements and to raise the level of protection that statutory surplus provides for policyholder obligations. Indiana and Florida have substantially adopted the NAIC model law, and Indiana has directly, and Florida has indirectly, adopted the NAIC model formula. The RBC formula for property and casualty insurance companies measures four major areas of risk facing property and casualty insurers: (i) underwriting, which encompasses the risk of adverse loss developments and inadequate pricing; (ii) declines in asset values arising from credit risk; (iii) declines in asset values arising from investment risks; and (iv) off-balance sheet risk arising from adverse experience from non-controlled assets, guarantees for affiliates, contingent liabilities and reserve and premium growth. Pursuant to the model law, insurers having less statutory surplus than that required by the RBC calculation will be subject to varying degrees of regulatory action, depending on the level of capital inadequacy.

     The RBC model law provides for four levels of regulatory action. The extent of regulatory intervention and action increases as the level of surplus to RBC falls. The first level, the Company Action Level (as defined by the NAIC), requires an insurer to submit a plan of corrective actions to the regulator if surplus falls below 200% of the RBC amount. The Regulatory Action Level (as defined by the NAIC) requires an insurer to submit a plan containing corrective actions and requires the relevant insurance commissioner to perform an examination or other analysis and issue a corrective order if surplus falls below 150% of the RBC amount. The Authorized Control Level (as defined by the NAIC) gives the relevant insurance commissioner the option either to take the aforementioned actions or to rehabilitate or liquidate the insurer if surplus falls below 100% of the RBC amount. The fourth action level is the Mandatory Control Level (as defined by the NAIC) which requires the relevant insurance commissioner to rehabilitate or liquidate the insurer if surplus falls below 70% of the RBC amount. Based on the foregoing formulae, as of May 1, 1996, the RBC ratios of the Insurers were in excess of levels that would require regulatory action.

Guaranty Funds


     The Insurers also may be required under the solvency or guaranty laws of most states in which they do business to pay assessments (up to certain prescribed limits) to fund policyholder losses or liabilities of insolvent or rehabilitated insurance companies. These assessments may be deferred or forgiven under most guaranty laws if they would threaten an insurer's financial strength and, in certain instances, may be offset against future premium taxes. Some state laws and regulations further require participation by the Insurers in pools or funds to provide some types of insurance coverages which they would not ordinarily accept. The Company recognizes its obligations for guaranty fund assessments when it receives notice that an amount is payable to the fund. The ultimate amount of these assessments may differ from that which has already been assessed.


     It is not possible to predict the future impact of changing state and federal regulation on the Company's operations, and there can be no assurance that laws and regulations enacted in the future will not be more restrictive than existing laws.

LEGAL PROCEEDINGS

     The Company's insurance subsidiaries are parties to litigation arising in the ordinary course of business. The Company believes that the ultimate resolution of these lawsuits will not have a material adverse effect on its financial condition or results of operations. The Company, through its claims reserves, reserves for both the amount of estimated damages attributable to these lawsuits and the estimated costs of litigation.

     IGF is the administrator of a run-off book of business. The FCIC has requested that IGF take responsibility for the claims liabilities of these policies under its administration. IGF has requested reimbursement of certain expenses from the FCIC with respect to this run-off activity. IGF instituted litigation against the FCIC on March 23, 1995 in the United States District Court for the Southern District of Iowa seeking $4.3 million as reimbursement for these expenses. The FCIC has counterclaimed for approximately $1.2 million in claims payments for which FCIC contends IGF is responsible as successor to the run-off book of business. While the outcome of this lawsuit cannot be predicted with certainty, the Company believes that the final resolution of this lawsuit will not have a material adverse effect on the financial condition of the Company.

PROPERTIES

     The headquarters for the Company, GGS Holdings and Pafco are located at 4720 Kingsway Drive, Indianapolis, Indiana 46205. The building is an 80,000 square foot multilevel structure approximately 50% of which is utilized by Pafco. The remaining space is leased to third parties at a price of approximately $10 per square foot.

     Pafco also owns an investment property located at 2105 North Meridian, Indianapolis, Indiana. The property is a 21,700 square foot, multilevel building leased out entirely to third parties.

     Superior's operations are conducted at leased facilities located in Atlanta, Georgia, Tampa, Florida and Orange, California. Under a lease term which extends through February, 1998, Superior leases office space at 280 Interstate North Circle, N.W., Suite 500, Atlanta, Georgia. Superior occupies 43,448 square feet at this location and subleases an additional 3,303 square feet to third party tenants. Superior also has an office located at 3030 W. Rocky Point Drive, Suite 770, Tampa, Florida consisting of 18,477 square feet of space leased for a term extending through February, 2000. In addition, Superior occupies an office at 1745 West Orangewood, Orange, California consisting of 3,264 square feet under a lease extending through May, 1997.

     IGF owns a 17,500 square foot office building located at 2882 106th Street, Des Moines, Iowa which serves as its corporate headquarters. The building is fully occupied by IGF. IGF also owns certain improved commercial property which is adjacent to its corporate headquarters.

     The Company has a townhouse in Indianapolis, Indiana with an original purchase price of $135,000 which is principally for use by out-of-town employees and visitors to Indianapolis.

EMPLOYEES


     At June 30, 1996, the Company and its Subsidiaries employed approximately 600 persons. The Company believes that relations with its employees are excellent.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The directors of the Company are divided into three classes and are elected to hold office for a three-year term or until their successors are elected and qualified. The election of each class of directors is staggered over each three-year period. See "Description of Capital Stock -- Anti-takeover Provisions." All directors of the Company were elected by Goran as the sole shareholder of the Company. After completion of the Offering, Goran will own approximately 70% of the outstanding Common Stock (assuming no exercise of the Underwriters' over-allotment option) and will continue to have the power to control the Company and to be able to elect the Company's Board of Directors. See "Risk Factors -- Control by Goran; Certain Continuing Relationships with Goran and its Affiliates; Conflicts of Interest." All executive officers of the Company are elected for one year terms and serve at the pleasure of the Board of Directors.

     The following table provides information regarding the executive officers and directors of the Company and certain officers of the Subsidiaries.


                                                                                          EXPIRATION OF
                                                                                         TERM AS DIRECTOR
             NAME                 AGE                      POSITION                       OF THE COMPANY
- -------------------------------   ---    --------------------------------------------    ----------------
G. Gordon Symons...............   75     Chairman of the Board of Directors of the          1999
                                         Company
Alan G. Symons.................   49     Director and Chief Executive Officer of the        1997
                                         Company
Douglas H. Symons..............   44     Director, President and Chief Operating            1998
                                         Officer of the Company
John J. McKeating..............   60     Director of the Company                            1999
Robert C. Whiting..............   64     Director of the Company                            1997
James G. Torrance, Q.C.........   67     Director of the Company                            1998
David R. Doyle.................   50     Director of the Company                            1999
David L. Bates.................   37     Vice President, General Counsel and
                                         Secretary of the Company
Gary P. Hutchcraft.............   35     Vice President, Chief Financial Officer and
                                         Treasurer of the Company
Dennis G. Daggett..............   41     President and Chief Operating Officer of IGF
Thomas F. Gowdy................   37     Executive Vice President of IGF
Roger C. Sullivan, Jr..........   50     Executive Vice President of Superior
Donald J. Goodenow.............   49     Executive Vice President of Pafco


     Biographical information for each of the individuals listed in the above table is set forth below.

     G. Gordon Symons has been Chairman of the Board of Directors of the Company since its formation in 1987. He founded the predecessor to Goran in 1964 and has served as the Chairman of the Board of Goran since its formation in 1986. Mr. Symons also served as the President of Goran until 1992 and the Chief Executive Officer of Goran until 1994. Mr. Symons currently serves as a director of Symons International Group Ltd. ("SIGL"), a federally-chartered Canadian corporation controlled by him which, together with members of the Symons family, controls Goran. Mr. Symons also serves as Chairman of the Board of Directors of all of the subsidiaries of Goran, including the Subsidiaries. Mr. Symons is the father of Alan G. Symons and Douglas H. Symons.

     Alan G. Symons has served as a director of the Company since 1995 and was named its Chief Executive Officer in 1996. Mr. Symons has been a director of Goran since 1986, and has served as Goran's President and Chief Executive Officer since 1994. Mr. Symons has served as a director and as President and Chief Executive Officer of each of GGS Holdings and GGS Management since the formation of such companies in 1996, has served as Vice Chairman of the Board of Directors of Pafco since 1995 and has served as President and Chief Executive Officer of Superior since 1996. Prior to becoming the President and Chief Executive Officer of

Goran, Mr. Symons held other executive positions within Goran since its inception in 1986. Mr. Symons is the son of G. Gordon Symons and the brother of Douglas H. Symons.


     Douglas H. Symons has served as a director and as President of the Company since its formation in 1987 and as its Chief Operating Officer since July, 1996. Mr. Symons served as Chief Executive Officer of the Company from 1989 until July, 1996. Mr. Symons has been the President, Chief Executive Officer and a director of Pafco since 1987. Mr. Symons has been a director of Goran since 1989, and has served as Goran's Chief Operating Officer and Vice President since 1989. Mr. Symons has served as a director and an Executive Vice President of each of GGS Holdings and GGS Management since their formation in 1996 and has served as a director and Executive Vice President of Superior since 1996. Mr. Symons is the son of G. Gordon Symons and the brother of Alan G. Symons.



     Mr. McKeating has served as a director of the Company since 1996 and as a director of Goran since 1995. Mr. McKeating retired in January, 1996 after serving as President and owner of Vision 20/20 Optometric Clinics ("Vision 20/20") for 36 years. Vision 20/20, located in Montreal, Quebec, is a chain of Canadian full-service retail clinics offering all aspects of professional eye care.



     Mr. Whiting has served as a director of the Company since 1996, and has served as a director of Granite Re since its formation in 1990. Since July, 1994, Mr. Whiting has served as President of Prime Advisors, Ltd., a Bermuda-based insurance consulting firm. From its inception until June, 1994, Mr. Whiting served as President and Chairman of the Board of Directors of Jardine Pinehurst Management Co., Ltd., a Bermuda-based insurance management and brokerage firm.



     Mr. Torrance has served as a director of the Company since 1996. Mr. Torrance was a founding partner in the Canadian law firm of Smith Lyons in 1962, and, in April 1993, was named a partner emeritus in that firm. Mr. Torrance was reelected as a director of Goran in 1995 after having left the Board of Directors of Goran in 1991. He also serves as a director of Dynacare Inc., Mitsui & Co. (Canada) Ltd., Potash Company of Canada Limited, Sakura Bank (Canada), Toyota Canada Inc. and Wintershall Canada Ltd.



     Mr. Doyle has served as a director of the Company since 1996. Since January, 1996, Mr. Doyle has been Vice President, Finance & Administration, and a director of Avantec, Inc., a Carmel, Indiana-based company which provides data management services for the pharmaceutical industry in connection with clinical trials. From May, 1994 to January, 1996, Mr. Doyle served as Vice President -- Financial Consultant of Raffensberger Hughes & Co., which provides securities brokerage and financial consulting services. From December, 1992 to May, 1994, Mr. Doyle was employed by Prudential Securities, Inc. as Vice President -- Investments. Prior to that, Mr. Doyle was employed by INB National Bank of Indianapolis, Indiana from 1973 to 1992, including his service as First Vice President & Department Manager from 1989 to 1992. Mr. Doyle has served on the boards of numerous civic organizations, including the Children's Bureau of Indianapolis, the Children's Bureau Foundation and Child Advocates, Inc.



     Mr. Bates, J.D., C.P.A., has served as Vice President, General Counsel and Secretary of the Company since November, 1995, after having been named Vice President and General Counsel of Goran in April, 1995. Mr. Bates served as a member of the Fort Howard Corporation Legal Department from September, 1988 through March, 1995. Prior to that time, Mr. Bates served as a Tax Manager with Deloitte & Touche.



     Mr. Hutchcraft, C.P.A., has served as Vice President, Chief Financial Officer and Treasurer of the Company and Goran since July, 1996. Prior to that time, Mr. Hutchcraft served as an Assurance Manager with KPMG Peat Marwick, LLP from July, 1988 to July, 1996.



     Mr. Daggett has served as the Chief Operating Officer of IGF since 1994, as its President since September, 1996 and as a director of IGF since 1989. From 1992 to 1996, Mr. Daggett served as an Executive Vice President of IGF. Mr. Daggett also served as Vice President of Marketing for IGF from 1988 to 1993. Prior to joining IGF, Mr. Daggett was an initial employee of a crop insurance managing general agency, McDonald National Insurance Services, Inc., from 1984 until 1988. From 1977 to 1983, Mr. Daggett was employed as a crop insurance specialist with the FCIC.

     Mr. Gowdy joined IGF in 1987 as a field representative, and subsequently served as a regional manager for IGF's Mid-America service office. Mr. Gowdy served as the Vice President of Marketing of IGF from 1993 until September, 1996, when he was named Executive Vice President of IGF. Mr. Gowdy has served as a director of IGF since 1993.


     Mr. Sullivan was named Executive Vice President of Superior in May, 1996. From June, 1995 to May, 1996, Mr. Sullivan served as Vice President of Claims for Superior. Prior to joining Superior, Mr. Sullivan served as a claim consultant and on-site manager for Milliman and Robertson, Inc., a Chicago-based insurance consulting firm, from August, 1994, to June, 1995. From May, 1987 to August, 1994, Mr. Sullivan served as Vice President of Claims for Atlanta Casualty Insurance Companies, an Atlanta-based carrier of standard and nonstandard automobile insurance.


     Mr. Goodenow has served as a director and Executive Vice President of Pafco since 1989 and as a director of Superior since 1996. Mr. Goodenow also served as a director and Executive Vice President of the Company from 1989 to 1996. Prior to joining the Company, Mr. Goodenow served in various executive capacities at Horace Mann Insurance Company, an Illinois insurance company.


COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS


     Directors of the Company who are not employees of the Company or its affiliates receive a flat annual retainer of $10,000. The annual retainer is paid currently in cash. In addition, the Company reimburses Directors for reasonable travel expenses incurred in attending Board and Board committee meetings. Each director of the Company who is not also an employee of the Company will automatically be granted options to acquire 5,000 shares of Common Stock upon consummation of the Offering under the Company's 1996 Stock Option Plan. See "Executive Compensation -- Stock Option Plans -- SIG 1996 Stock Option Plan."



     The Company's Compensation Committee consists of Messrs. Doyle, Torrance and Douglas H. Symons. The Company's Audit Committee consists of Messrs. Alan G. Symons, Torrance and McKeating.


EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid to the Chief Executive Officer of the Company and to each of the other four most highly compensated executive officers of the Company and the Subsidiaries whose annual salary and bonus for services rendered to the Company and the Subsidiaries in 1995 exceeded $100,000 (such individuals being collectively referred to as the "Named Executives").

                                                                                            LONG-TERM
                                                                                           COMPENSATION
                                                                                          --------------
                                                                                            SECURITIES
                                                                  ANNUAL COMPENSATION       UNDERLYING
                      NAME AND                         FISCAL    ---------------------     SIG OPTIONS
                 PRINCIPAL POSITION                     YEAR     SALARY(1)     BONUS           (#)
- ----------------------------------------------------   ------    ---------    --------    --------------
Alan G. Symons
  Chief Executive Officer of the Company............    1995     $  50,000    $     --            (2)
Douglas H. Symons
  President and Chief Operating Officer of the
  Company...........................................    1995     $ 149,982    $ 40,000            (2)
Dennis G. Daggett
  President and Chief Operating Officer of IGF......    1995     $ 125,000    $115,000        20,000(3)
Thomas F. Gowdy
  Executive Vice President of IGF...................    1995     $  92,000    $ 86,000        20,000(3)
Roger C. Sullivan, Jr.
  Executive Vice President of Superior..............    1995     $ 125,000    $ 24,940            --


(footnotes on following page)

- -------------------------

(1) Effective May, 1996, the annual salaries of the Named Executives were increased to the following amounts: Alan G. Symons, $200,000; Douglas H. Symons, $150,000; Mr. Daggett, $180,000; Mr. Gowdy, $140,000; and Mr.
    Sullivan, $130,000.


(2) Alan G. Symons and Douglas H. Symons hold options to acquire 125,828 shares and 73,855 shares, respectively, of Goran common stock. These executives have also been granted options to acquire 55,555 and 27,777 shares, respectively, of common stock of GGS Holdings under the GGS Stock Option Plan. See "-- Stock Option Plans -- GGS Holdings Stock Option Plan."

(3) Under their employment agreements with IGF, each of Mr. Daggett and Mr. Gowdy will automatically acquire an option to purchase 20,000 shares of Common Stock of the Company upon consummation of the Offering, with an exercise price per share equal to the initial public offering price. See "-- Employment Contracts and Termination of Employment -- IGF."


Stock Option Plans


     Goran Share Option Plan. The directors and executive officers of the Company, including the Named Executives, are eligible to participate in Goran's Share Option Plan (the "Share Option Plan"). Under the Share Option Plan, 10% of the common shares of Goran outstanding from time to time have been reserved for issuance. The objective of these grants is to increase the participant's equity interest in Goran and to allow them to share in the appreciation of Goran's common stock. The Share Option Plan has been approved by Goran's shareholders.

     The terms, conditions and limitations of options granted under the Share Option Plan are determined by the Board of Directors of Goran with respect to each option, within certain limitations. The exercise price per share is the closing price on The Toronto Stock Exchange on the date of grant of the option. The term of each option is fixed by the Board of Directors of Goran when the option is granted, but may not be longer than eight years from the date of the grant. The exercise price per share is payable in full on the date of exercise. Options granted under the Share Option Plan are not assignable.


     The following table sets forth information on grants of stock options pursuant to the Share Option Plan during 1995 to certain of the Named Executives. All options are for the purchase of shares of common stock of Goran. The Named Executives and other employees of Goran who participate in the Share Option Plan will continue to hold their Goran stock options which remain unexercised after the closing of the Offering. During 1995, options to purchase a total of 63,354 common shares were granted to executive officers and directors of Goran pursuant to the Share Option Plan, excluding options granted and subsequently cancelled during the year. Options have been granted under the Share Option Plan for an aggregate of 436,410 common shares of Goran as of December 31, 1995, at an average exercise price of CDN$1.94 per share.


                             OPTION GRANTS IN 1995


                                        INDIVIDUAL GRANTS
                       ---------------------------------------------------    POTENTIAL REALIZABLE VALUE
                       NUMBER OF        % OF                                  AT ASSUMED ANNUAL RATES OF
                       SECURITIES   TOTAL OPTIONS   PER SHARE                  STOCK PRICE APPRECIATION
                       UNDERLYING    GRANTED TO     EXERCISE                      FOR OPTION TERM(3)
                        OPTIONS       EMPLOYEES      OR BASE    EXPIRATION    --------------------------
         NAME           GRANTED      IN 1995(1)       PRICE      DATE(2)          5%            10%
- ---------------------- ----------   -------------   ---------   ----------    -----------   ------------
Alan G. Symons........   18,945          29.9        CDN$7.25    4/25/2000     CDN$86,380    CDN$218,897
Douglas H. Symons.....    9,473          15.0            7.25    4/25/2000         43,192        109,454


- -------------------------

(1) Goran granted options totalling 63,364 shares to all employees of Goran and its subsidiaries in 1995.



(2) The options were granted for a term of five years, subject to earlier termination upon the occurrence of certain events related to termination of employment.



(3) Amounts represent the potential realizable value of each grant of options, assuming that the market price of the underlying shares appreciates in value from the date of grant to the end of the option term, at annualized rates of 5% and 10%.

     The following table sets forth information with respect to option exercises in 1995 and unexercised options to purchase shares of common stock of Goran granted in 1995 and prior years under the Share Option Plan to the Named Executives. As in the table above, all options are for the purchase of shares of common stock of Goran.

   AGGREGATED OPTION EXERCISES IN 1995 AND OPTION VALUES AT DECEMBER 31, 1995


                                                         NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED              IN-THE-MONEY
                                                              OPTIONS AT                     OPTIONS AT
                              SHARES                       DECEMBER 31, 1995            DECEMBER 31, 1995(2)
                             ACQUIRED       VALUE     ---------------------------   -----------------------------
          NAME            ON EXERCISE(1)   REALIZED   EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- ------------------------  --------------   --------   -----------   -------------   -------------   -------------
Alan G. Symons..........         0             0        125,828           0         CDN$1,164,386         0
Douglas H. Symons.......         0             0         73,855           0               637,131         0


- -------------------------

(1) In 1996, Alan G. Symons and Douglas H. Symons acquired 49,383 and 33,333 shares, respectively, of common stock of Goran through the exercise of options.



(2) Based on the closing price of the Toronto Stock Exchange of Goran's common stock on December 29, 1995 (CDN$11.88).


     GGS Holdings Stock Option Plan. The Board of Directors of GGS Holdings has adopted the GGS Management Holdings, Inc. 1996 Stock Option Plan (the "GGS Stock Option Plan"), effective as of April 30, 1996. A maximum of 10% of the issued and outstanding shares of GGS Holdings' common stock (on a fully diluted basis assuming exercise in full of all options) may be made the subject of options granted under the GGS Stock Option Plan. A total of 111,111 shares of common stock of GGS Holdings have actually been reserved for issuance under the GGS Stock Option Plan, which authorizes the grant of incentive stock options to such officers and other key employees as may be designated by the Board of Directors of GGS Holdings. Stock options granted under the GGS Stock Option Plan will be exercisable at such times and at such exercise prices as the Board of Directors of GGS Holdings shall determine, but in any event not prior to the earlier of
(i) an initial public offering of GGS Holdings, and (ii) a Company Sale (as defined in the GGS Agreement), and not later than ten years from the date of the grant. Options granted under the GGS Stock Option Plan vest at a rate of 20% per year for five years after the date of the grant. The exercise price of options granted as of April 30, 1996 is, with respect to 50% of the shares subject to each such option, $44.17 per share. The exercise price per share for the remaining 50% is $44.17, subject to a compound annual increase in the exercise price of 10%. Alan G. Symons has received 55,555 such options, and Douglas H. Symons has received 27,777 such options. The exercise price of any options granted under the GGS Stock Option Plan after April 30, 1996, will be subject to a similar formula, with 50% of the shares subject to any such option having an exercise price determined by the Board of Directors in its discretion, and the other 50% having an exercise price which increases on each anniversary of the date of the grant. No option granted under the GGS Stock Option Plan is transferable by the option holder other than by the laws of descent and distribution. Shares received upon exercise of such an option are not transferable, except as provided in the Stockholder Agreement among the Company and the GS Funds.


     SIG 1996 Stock Option Plan. Presently, there are no outstanding options to acquire shares of Common Stock of the Company. The Company intends to adopt, and Goran as the sole shareholder is expected to approve, the Company's 1996 Stock Option Plan (the "Stock Option Plan"), which will contain provisions similar to the provisions of the Share Option Plan of Goran. A total of 1,000,000 shares of Common Stock has been reserved for issuance under the Stock Option Plan.



     The Stock Option Plan authorizes the granting of (i) both incentive stock options and non-qualified stock options to officers and other key employees of the Company and its subsidiaries, and (ii) non-qualified stock options to non-employee directors of the Company ("Outside Directors").



     Stock option grants will provide the opportunity for officers and key employees of the Company to purchase shares of Common Stock of the Company at a price equal to the average of the high and the low prices of the Common Stock on the date of grant (or if the date of grant is not a trading date, then on the last previous trading day.) Stock options shall not be exercisable after expiration of such period as shall be fixed by the Compensation Committee at the time of grant, which such period shall in no event exceed ten years for incentive stock options and ten years and one day for non-qualified stock options. Under the terms of the Stock Option Plan, the Compensation Committee may not grant options to an employee of the Company who possesses more than 10% of the voting power of all shares of common stock of the Company unless at the time the option is granted the exercise price is at least 110% of the fair market value of the Common Stock and the option is not exercisable after the expiration of five years from the date of grant. The Compensation Committee may also award a stock appreciation right in conjunction with an incentive stock option or non-qualified stock option.



     The Stock Option Plan also provides for automatic grants of non-qualified stock options to purchase 5,000 shares of Common Stock to directors as of the first day following each annual meeting of the Company's shareholders. The exercise price of the non-qualified stock options so granted to Outside Directors shall be the average of the high and low prices of the Common Stock as traded on the Nasdaq National Market on the date of grant (or, if the date of grant is not a trading date, then on the next succeeding trade date). Each of such options will have a term of ten years from the date of grant and will not be exercisable during the first six months of their term. Once they become exercisable, such options may be exercised in whole or in part during their term. The provisions of the Stock Option Plan applicable to the administration, construction or interpretation of options granted to Outside Directors shall be administered, construed and interpreted by those members of the Company's Board of Directors who are not Outside Directors (the "Inside Directors").



     The Stock Option Plan provides that, in the event of any reorganization, recapitalization, stock split, stock dividend, or other capital change, the Compensation Committee and the Inside Directors, as appropriate, are empowered to determine what changes, if any, are appropriate in the option price of, and the number and kind of shares covered by, outstanding options granted thereunder. For the most part, an option granted under the Stock Option Plan may not be transferred by an optionee otherwise than by the laws of descent and distribution, and during the lifetime of the optionee shall be exercisable only by the optionee. If an employee optionee ceases to be an employee of the Company, any option granted to such optionee shall forthwith terminate unless the option grant to the optionee provides otherwise. If an Outside Director ceases to be a director of the Company for any reason other than death, any option granted to that Outside Director may be exercised in whole or in part at any time within the three year period immediately following the date on which his or her status as a director terminated. In the event of the death of an Outside Director while serving as a director of the Company, any option granted to that Outside Director may be exercised in whole or in part by the executor or administrator of the Outside Director's estate or by the person or persons entitled to the option by will or by applicable laws of descent and distribution within three years after the date of the Outside Director's death, as long as the option is exercised within ten years of its date of grant.



Retirement Savings Plan



     The Company maintains the Symons International Group, Inc. Retirement Savings Plan, a savings plan designed to take advantage of section 401(k) of the Code (the "Savings Plan"). The Company is in the process of securing a determination letter from the IRS confirming that the Savings Plan meets the criteria of section 401(k). Employees who have been employed by the Company or its Subsidiaries for at least six months and who elect to participate in the Savings Plan, including the Company's executive officers, may deposit between 1% to 15% of their pay, subject to a maximum dollar limitation, into an account maintained for them by the Savings Plan's trustee. The Company may make discretionary matching contributions and profit sharing contributions to the Savings Plan depending on the performance of the Company, in accordance with a formula adopted by the Board of Directors from time to time. For a participating employee with less than five years of service to the Company, employer contributions vest over time, based on the number of years of service. Participants may select from a number of investment options under the Savings Plan, including shares of common stock of Goran, and they are permitted to change their investment options from time to time, subject to certain limitations.

Employment Contracts and Termination of Employment


     GGS Holdings. In connection with the Formation Transaction, GGS Holdings has entered into employment agreements with each of Alan G. Symons and Douglas
H. Symons, pursuant to which these executives have agreed to serve as Chief Executive Officer and Executive Vice President, respectively, of GGS Holdings. Alan G. Symons' employment agreement provides that he is entitled to serve on the Board of Directors of GGS Holdings until removed pursuant to the terms of the Stockholder Agreement among the Company and the GS Funds.

     The term of each of these employment agreements commenced as of the closing of the Formation Transaction, or April 30, 1996, and continues in effect for an initial period of five years. Upon the expiration of the initial five-year period, the term of each agreement is automatically extended from year to year thereafter, unless either party gives the other party six months' written notice of an intention not to extend the term of the agreement. Each of the agreements may be earlier terminated upon mutual agreement, retirement, death, or disability, or for "cause," as defined in the agreements.


     The employment agreements set forth the responsibilities of the employees in their capacities as officers of GGS Holdings, as well as their compensation, benefits and eligibility for stock options under the GGS Stock Option Plan. These agreements require these individuals to devote substantially all of their working time and attention to the business and affairs of GGS Holdings. Each of the employment agreements also provides that in the event of termination of employment for any reason, GGS Holdings will continue to provide the executive's base salary, bonus and other compensation and benefits in accordance with GGS Holdings' policies then in effect. Further, in the event such termination is by reason of the executive's death, GGS Holdings will continue to provide the executive's base salary for a period of six months after the date of termination. The employment agreements also contain customary restrictive covenants respecting confidentiality and non-competition which prevent the executives from, among other things, competing with GGS Holdings in various capacities both during the term of their employment and for a period of two years after their termination in the event such termination is effected voluntarily by the executive, by reason of his disability, or by GGS Holdings for "cause."


     Under the employment agreements, Alan G. Symons is entitled to a base salary of not less than $200,000 per year, and Douglas H. Symons is entitled to a base salary of not less than $150,000 per year. The employment agreements further provide that Alan G. Symons may earn a bonus in an amount ranging from 25% to 100% of base salary, or $50,000 to $200,000, and Douglas H. Symons may earn a bonus in an amount ranging from 25% to 50% of base salary, or $37,500 to $75,000.

     IGF. IGF has entered into employment agreements with each of Dennis G. Daggett and Thomas F. Gowdy, pursuant to which these executives have agreed to serve as Chief Operating Officer and President and as Executive Vice President, respectively, of IGF. The agreements provide that each of the executives is entitled to serve on the Board of Directors of IGF until his successor is duly elected and qualified. Should he not be appointed to the Board during the term of his employment agreement, IGF will be deemed to be in material breach of the agreement, and the executive may treat such a breach as "termination without cause."

     The term of each of these employment agreements commenced as of February 1, 1996, and continues for a period of three years through January 31, 1999, unless earlier terminated in accordance with the terms of the agreement. Upon the expiration of the initial three-year period, the term of each agreement is automatically extended from year to year thereafter, unless either party gives the other party six months' written notice of an intention not to extend the term of the agreement. Notwithstanding the initial three-year period, an executive's employment under each of these agreements may be terminated by either party at any time for any reason. However, if the executive's employment is terminated for any reason other than for "cause" (as defined in the agreements), the executive is entitled to receive severance pay in the form of one year's salary continuation from the date of termination. If the executive is terminated without cause, receipt of severance payments is conditioned upon the execution by both IGF and the executive of a mutual waiver and release. The employment agreements also contain customary restrictive covenants respecting confidentiality and non-competition which prevent the executives from, among other things, competing with IGF in various capacities both during the term of their employment and for a period of two years after their termination, in the event such termination is effected voluntarily by the executive, by reason of his disability, by IGF for "cause," or pursuant to a notice of non-renewal delivered by either party.



     The employment agreements with Mr. Daggett and Mr. Gowdy set forth the responsibilities of the employees in their capacities as officers of IGF, as well as their compensation, benefits, perquisites, expense reimbursement and eligibility for stock options under Goran's Share Option Plan and any stock option plan that may be adopted by IGF. Mr. Daggett receives a minimum annual salary of $180,000 and Mr. Gowdy receives a minimum annual salary of $140,000. Each of Mr. Daggett and Mr. Gowdy participates in a bonus program established for achieving certain pre-tax profit figures, pursuant to which the Compensation Committee of the Board of Directors of IGF may make a discretionary award not to exceed 150% of the awardee's base salary. Upon entering into their employment agreements, each of Mr. Daggett and Mr. Gowdy received an option to acquire 20,000 shares of common stock of Goran, with an exercise price equal to the fair market value of such shares on the date of grant. In addition, the employment agreements provide that each of Mr. Daggett and Mr. Gowdy will automatically acquire an option to purchase 20,000 shares of Common Stock of the Company upon consummation of the Offering with an exercise price per share equal to the initial public offering price. Finally, the IGF employment agreements provide that each of Mr. Daggett and Mr. Gowdy will receive options to acquire shares of IGF common stock, either (i) at the discretion of the Board of Directors of IGF, or (ii) in the event of an initial public offering of IGF common stock, pursuant to a formula set forth in the agreement. This formula generally entitles the executive to receive options to acquire up to 1.25% of the total shares of IGF common stock outstanding after such an offering, provided that the executive relinquishes all previously granted Goran options in connection therewith. Alternatively, the formula provides that the executive may receive options to acquire only 0.75% of the total shares of IGF common stock outstanding after such an offering and still retain his Goran options. Any options to acquire shares of IGF common stock granted pursuant to these agreements vest ratably over a five year period from the date of grant. The employment agreements further entitle Mr. Daggett and Mr. Gowdy to borrow up to $500,000 from IGF or one of its affiliates for the purpose of purchasing IGF common stock.



     Superior. Superior has entered into an employment agreement with Roger Sullivan. The employment agreement provides that Mr. Sullivan is to receive an annual salary in the amount of $125,000, subject to annual salary reviews which commenced on February 1, 1996. Mr. Sullivan is also entitled to participate in Superior's Executive Bonus Program, pursuant to which he will be eligible to receive an annual bonus of up to 30% of his gross annual salary based on individual performance and Superior's profitability. In addition, Mr. Sullivan is entitled to participate in Superior's 401(k) profit sharing plan and pension plan and to receive other customary employee benefits. In the event Superior is sold, liquidated or merged with another company within four years after the effective date of Mr. Sullivan's employment and, as a result of such event, his employment is terminated, Mr. Sullivan is entitled to receive severance pay in an amount equal to his then current annual base salary, provided that his termination is not due to unsatisfactory performance. Mr. Sullivan is also entitled to additional perquisites, including a company car and an expense allowance, and is eligible to receive options of GGS Holdings common stock under the GGS Stock Option Plan.


     Goran. Goran has entered into an employment agreement with Gary P. Hutchcraft, pursuant to which Mr. Hutchcraft has agreed to serve as Vice President and Chief Financial Officer of Goran and its subsidiaries, including the Company. Under the employment agreement, Mr. Hutchcraft is entitled to a base salary of not less than $120,000 per year and may earn a bonus in an amount ranging from 10% to 30% of his base salary or $12,000 to $36,000.

     The term of this employment agreement commenced as of June 30, 1996 and continues until December 31, 1996, unless earlier terminated in accordance with the terms of the agreement. Upon expiration of the initial six month period, the term of the agreement is automatically extended from year to year thereafter, unless either party gives the other party six months' written notice of an intention not to extend the term of the agreement. Notwithstanding the foregoing, the employment agreement may be terminated by either party at any time for any reason. However, if Mr. Hutchcraft's employment is terminated for any reason other than for "cause," as is defined in the agreement, he shall receive, as severance pay, one month's current salary for each full and partial year of service to SIG. Such severance pay is conditioned, however, upon the execution by both parties of a mutual release and waiver. Furthermore, if within twelve months after a change of control (defined in the agreement as the inability of the Symons family to cause the election of a majority of the Board of Directors of Goran, SIG or their successors) Mr. Hutchcraft receives a notice of non-renewal, is terminated without cause or the Company is in breach of the employment agreement (the "Change of Control Termination"), then Mr. Hutchcraft shall receive his then current salary for (i) 78 weeks or (ii) until he commences employment with another entity such that his base salary with that entity is equal to or greater than his salary as of the Change of Control Termination. In the case of Mr. Hutchcraft's commencing employment with another entity within 78 weeks of the Change of Control Termination at a salary less than his salary with the Company at the time of the Change of Control Termination, the Company will pay Mr. Hutchcraft an amount equal to the difference between his salary with the Company at the time of the Change of Control Termination and his salary with the new entity for a period ending 78 weeks after the Change of Control Termination.

     The employment agreement sets forth the responsibilities of Mr. Hutchcraft in his capacity as an officer of SIG, as well as his compensation, benefits, and perquisites. The employment agreement also contains customary restrictive covenants respecting confidentiality and non-competition which prevent Mr. Hutchcraft from, among other things, competing with SIG in various capacities both during the term of his employment and for a period of two years after his termination in the event such termination is effected voluntarily by Mr. Hutchcraft, by reason of his disability, or by SIG for "cause" or pursuant to a "notice of non-renewal" as provided in the agreement.

Compensation Committee Interlocks and Insider Participation


     The Company's Compensation Committee consists of three directors, Messrs. Doyle, Torrance and Douglas H. Symons. Neither Mr. Torrence nor Mr. Doyle have any interlocks reportable under Item 402(j)(3) and (4) of Regulation S-K. Douglas H. Symons has served as a director and executive officer of the Company since its formation in 1987 and as a director and Chief Operating Officer of Goran since 1989. Douglas H. Symons is also an executive officer of each of the Subsidiaries. Since Alan G. Symons, the Chief Executive Officer of the Company, is a director of each of the Subsidiaries and is empowered by the Stockholder Agreement to determine the compensation of the managers of GGS Holdings, Douglas and Alan Symons have reportable interests under Item 402(j)(3)(i)-(iii) of Regulation S-K. See "Management -- Executive Compensation" for details regarding the compensation of Douglas and Alan Symons. See also "Certain Relationships and Related Transactions" for information concerning certain transactions between each of Goran and GGS Holdings and the Company. Mr. Alan Symons determined executive compensation for fiscal year 1995.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE FORMATION TRANSACTION AND THE SUPERIOR ACQUISITION

Formation Transaction

     Simultaneously with the execution of the Superior Purchase Agreement, Goran, the Company, GGS Holdings and GS Capital Partners II, L.P., a Delaware limited partnership, entered into the GGS Agreement to capitalize GGS Holdings and to cause GGS Holdings to issue its capital stock to the Company and to the GS Funds, so as to give the Company a 52% ownership interest and the GS Funds a 48% ownership interest in GGS Holdings. Pursuant to the GGS Agreement, (a) the Company contributed to GGS Holdings (i) Pafco common stock with a book value determined in accordance with U.S. GAAP of at least $15.3 million as reflected on an audited post-closing balance sheet of Pafco, (ii) its right to acquire Superior pursuant to the Superior Purchase Agreement and (iii) certain fixed assets, including office furniture and equipment, having a value of approximately $350,000, and (b) the GS Funds contributed to GGS Holdings $21.2 million in cash. If the book value of Pafco as reflected on the final post-closing balance sheet is less than $15.3 million, the Company will be required to contribute the amount of the deficiency in cash to GGS Holdings no later than December 31, 1996, plus interest at the prime rate from the date of closing of the Formation Transaction to the date of payment.

     In the GGS Agreement, Goran and the Company have jointly and severally given customary representations and warranties which relate to, among other matters, (i) due organization and good standing, (ii) corporate power and authorization, (iii) conformity of financial statements to GAAP and statutory accounting principles as applicable, (iv) absence of undisclosed liabilities and material changes in business and financial condition, (v) possession of necessary intellectual property rights to conduct business, (vi) good and marketable title to assets, (vii) litigation and judicial orders, (viii) compliance of regulatory filings with applicable laws and regulations, (ix) approval of policy forms, and (x) material contracts and agreements and the absence of a default under reinsurance agreements.



     The GGS Agreement also contains representations that all tax returns of Pafco applicable to periods prior to the execution of the GGS Agreement have been filed and all taxes shown to have become due pursuant to such terms have been paid. Further, pursuant to the GGS Agreement, Goran and SIG agree to jointly and severally indemnify and hold harmless GGS Management and Pafco against any and all tax liabilities assessed against Pafco for periods prior to the execution of the GGS Agreement. The GGS Agreement also contains representations that Goran, SIG, Pafco and each of their respective ERISA affiliates have performed all material obligations required to be performed by them and that each Pafco benefit plan is in compliance with applicable laws; that such plans remain so qualified and that no prohibited transactions (within the meaning of Section 4975 of the Internal Revenue Code of 1986) have occurred. Further, Goran and SIG jointly and severally indemnify GGS Management against any and all losses arising out of or relating to any benefit matter arising prior to the date of execution of the GGS Agreement.



     The GGS Agreement also contains provisions whereby Goran and SIG, jointly and severally, shall indemnify, defend and hold harmless the GS Funds and their affiliates, for all loss incurred by such parties as a result of a breach of the representations and warranties contained in the GGS Agreement. Any issuance of stock in connection with satisfying an indemnification obligation could expose the Company to a risk that it would be characterized as an investment company within the meaning of the 1940 Act. See "Risk Factors -- Conflicts of Interest."



     If a claim for indemnification is brought, the indemnitor shall have the right to conduct any proceeding or negotiation in connection therewith, to take all other steps to settle or defend any such claim (provided that such settlement is with the consent of the indemnitee) and to employ counsel, reasonably acceptable to the indemnitee, to contest any such claim or liability in the name of the indemnitee or otherwise. The indemnitor shall have the right to conduct the defense of such claim for which indemnity is sought, but the indemnitee shall be entitled to participate at its own expense and by its own counsel in any proceedings relating to any third party claim.



     The representations and warranties survive the closing of the Formation Transaction for at least three years from the closing date and, in some cases (including representations as to environmental and tax liabilities and as to employee benefits), indefinitely. The GGS Agreement sets forth the methods by which Goran and the Company may indemnify the GS Funds for indemnifiable losses. Before the earlier of an IGF or SIG Company Sale (as defined in the GGS Agreement) or the first anniversary of the Formation Transaction, Goran or the Company shall indemnify the GS Funds for any losses by, at the option of the GS Funds, either (1) issuing to the GS Funds a promissory note for the losses, (2) issuing a promissory note to GGS Holdings for the losses, or (3) causing GGS Holdings to issue to the GS Funds (a) additional shares of GGS Holdings common stock, up to a maximum number of shares which would result in the Company's retention of majority ownership of GGS Holdings, and (b) a promissory note for the balance of any losses after the maximum number of shares have been issued. After the earlier of an IGF or SIG Company Sale (as defined in the GGS Agreement) or the first anniversary of the Formation Transaction, Goran or the Company shall indemnify the GS Funds for any losses by, at the option of the GS Funds, either (1) paying cash to the GS Funds, (2) making a contribution to GGS Holdings, or (3) issuing to the GS Funds additional shares of GGS Holdings common stock. Any promissory note issued in connection with these indemnification arrangements will bear interest at the prime rate.

IGF Transfer

     Pafco transferred all of the outstanding capital stock of IGF pursuant to the Transfer in order to improve the risk based capital rating of Pafco and to permit GGS Holdings to focus exclusively on the nonstandard automobile insurance business. Pafco accomplished the Transfer by forming a wholly-owned subsidiary, IGF Holdings, to which Pafco contributed all of the outstanding shares of capital stock of IGF.

IGF Holdings Dividend


     Prior to the Transfer, Pafco received as a dividend from IGF Holdings cash and the IGF Note having an aggregate value of approximately $11.0 million. IGF Holdings funded the cash portion of the Dividend with the proceeds of the IGFH Bank Debt. The IGFH Bank Debt matures on January 1, 2001, with principal repayable in 16 quarterly installments of $468,750 commencing April 1, 1997. Interest will accrue at a variable rate per annum equal to the prime rate until October 1, 1996 and thereafter at a rate equal to the prime rate plus one percent. The IGFH Bank Debt is collateralized by a first priority security interest in all of the outstanding shares of IGF and the guarantee of Symons International Group, Ltd., the controlling shareholder of Goran, collateralized by 966,600 shares of Goran common stock. Additionally, certain financial covenants in favor of the lender of the IGFH Bank Debt require IGF Holdings to maintain increasing levels of income, retained earnings and statutory capital over the term of the IGFH Bank Debt. The IGF Note is payable on the earlier of November 30, 1996, or the consummation of an IGF or SIG Company Sale (as defined in the GGS Agreement). The IGFH Note may be prepaid only with the prior written consent of the lender of the IGFH Bank Debt. The IGF Note bears interest at a variable rate per annum equal to the prime rate plus one percent until October 1, 1996 and thereafter at a rate equal to the prime rate plus two percent and is collateralized by a second lien on the outstanding shares of capital stock of IGF. The IGFH Bank Debt and the IGF Note will be repaid with a portion of the proceeds from the Offering. See "Use of Proceeds."


GGS Holdings Stockholder Agreement


     The Stockholder Agreement among the Company, the GS Funds, Goran and GGS Holdings provides, subject to certain exceptions, that the Board of Directors of GGS Holdings consists of five members, of whom three shall be designated by the Company and two shall be designated by the GS Funds. See "The Company -- Formation of GGS Holdings; Acquisition of Superior.". The Company's representatives on the Board of Directors of GGS Holdings are G. Gordon Symons, Chairman of the Board of the Company, Alan G. Symons, Chief Executive Officer of the Company, and Douglas H. Symons, President and Chief Operating Officer of the Company.


     The Stockholder Agreement places restrictions on the ability of the Company and the GS Funds to transfer their shares in GGS Holdings, other than proposed transfers to affiliates or transfers made in connection with a sale of GGS Holdings, without first offering the shares to the other party pursuant to a right of first refusal procedure. In addition, in the event that either party proposes to sell more than 20% of the issued and outstanding shares of GGS Holdings to an outside purchaser, the other party is granted "tag-along rights" pursuant to which it may participate proportionately in the proposed sale.


     The Stockholder Agreement establishes certain rights of the GS Funds to cause a sale of GGS Holdings upon the occurrence of certain triggering events, including (i) the failure to consummate a registered initial public offering of GGS Holdings stock representing, on a fully diluted basis, at least 20% of all such stock issued and outstanding, and generating at least $25 million in net proceeds to the sellers of such securities, by April 30, 2001, (ii) the third separate occasion, during the term of the Stockholder Agreement, on which an equity financing or acquisition transaction proposed by the GS Funds is rejected by the GGS Holdings Board of Directors, (iii) the loss of voting control of Goran or the Company (defined, with respect to Goran, as being direct or indirect ownership of more than 40% of the outstanding voting stock of Goran if any other holder or group holds in excess of 10% of the outstanding voting stock of Goran, and otherwise 25% thereof; and defined, with respect to the Company, as requiring both (a) direct ownership by Goran of more than 50% of the Company's voting stock and (b) retention by Alan G. Symons and his family members of voting control of

Goran) by Alan G. Symons or his family members or affiliates, or (iv) the cessation of Alan G. Symons' employment as CEO of GGS Holdings for any reason.


     Upon the occurrence of any of such events, and at any time or from time to time thereafter, the GS Funds may, by notifying the Company in writing, initiate the process of seeking to effect a sale of GGS Holdings on terms and conditions which are acceptable to the GS Funds. However, within thirty days after the Company receives notice of the GS Funds' intention to initiate the sale of GGS Holdings, the Company may provide written notice to the GS Funds that it wishes to acquire or combine with GGS Holdings. The Company's notice to the GS Funds must include the proposed purchase price and other material terms and conditions with such specificity as is necessary to permit the GS Funds to evaluate the Company's offer. If, within 90 days of delivery of the notice by the Company, the GS Funds accept the Company's offer, the Company will be obligated to acquire or combine with GGS Holdings. In the event the GS Funds reject the Company's proposal, (i) any sale to a third party effected within 180 days after receipt of such proposal must not contain terms that are in the aggregate less favorable to the GGS Holdings stockholders than those set forth in the Company's proposal, (ii) any sale must provide for the same consideration to be paid to each stockholder, and (iii) no sale may constitute an acquisition by or a combination with an affiliate of the GS Funds. Accordingly, under certain circumstances, the GS Funds may have the ability to force the Company to divest itself of its nonstandard automobile operations. Further, a forced sale of GGS Holdings may also cause the Company to be characterized as an investment company within the meaning of the 1940 Act unless the proceeds are redeployed into other business operations or another exemption from registration under the 1940 Act is available.

     Except as provided in the immediately preceding paragraph, and except for sales either to affiliates or in a public offering, neither stockholder may sell any of its stock in GGS Holdings for a period of two years from the closing date of the Formation Transaction.

Registration Rights Agreement

     Pursuant to a registration rights agreement that GGS Holdings, the GS Funds, Goran and the Company entered into in connection with the Formation Transaction (the "Registration Rights Agreement"), each of the GS Funds and the Company has certain "demand registration" rights to require GGS Holdings, after the closing of an initial public offering of GGS Holdings common stock or after the expiration of the two-year period following consummation of the Formation Transaction, to file a registration statement under the Securities Act covering all or any part of its shares, subject to the following conditions: (a) that it holds at least 25% of the shares issued and outstanding as of the closing date of the Formation Transaction; (b) that it seeks to register at least 20% of the shares which were issued and outstanding as of the closing date; (c) that the offering price would be at least $25 million; and (d) that GGS Holdings need not effect such demand registration within six months of the effective date of another registration of GGS Holdings common stock. Each of the GS Funds and the Company also has certain "piggyback registration" rights to have any or all of its shares of GGS Holdings common stock included in any proposed or required registration of equity securities by GGS Holdings under the Securities Act on Form S-1, S-2 or S-3. If, in connection with either demand registration or piggyback registration, there is to be an underwritten offering, all persons participating in such registration must agree to sell their shares pursuant to the underwriting agreement. Neither this nor any other provision of the Registration Rights Agreement, however, should be deemed to create an independent obligation on the part of the Company or the GS Funds to sell its shares pursuant to any effective registration statement. The Registration Rights Agreement requires GGS Holdings to indemnify the Company and the GS Funds, and requires the Company and the GS Funds to indemnify each other, against certain liabilities, including liabilities under the Securities Act, in connection with the registration of the shares of GGS Holdings common stock pursuant to the Registration Rights Agreement. In the event that such indemnification is unavailable or is insufficient, each indemnifying party will be subject to a duty of contribution based on rules of proportionate fault.

REINSURANCE ARRANGEMENTS


     Prior to the Transactions, certain of the Subsidiaries from time to time have written policies of insurance on behalf of other Subsidiaries. Under the GGS Agreement, Goran and the Company are required to cause Pafco to enter into agreements of reinsurance with respect to all insurance policies previously issued by Pafco (i) on behalf of SIGF and (ii) in respect of any other type of insurance other than nonstandard automobile insurance. Pursuant to such arrangements, all liabilities under, and all rights to receive premiums with respect to, such policies are to be assigned to and assumed by a third party, provided that such arrangements are on arm's length market terms. All Pafco insurance policies previously issued through SIGF in respect of business other than nonstandard automobile insurance have been 100% reinsured by Granite Re. Although Pafco will, in the future, continue to write business through SIGF, this business will also be reinsured with Granite Re pursuant to a 100% quota share arrangement. Pafco has in the past issued policies, and will in the future continue to issue policies for, MPCI, commercial crop hail and commercial named peril insurance on behalf of IGF, all of which business is 100% ceded to IGF through reinsurance.



     Also under the GGS Agreement, Goran and the Company have caused Pafco and IGF to enter into agreements of reinsurance pursuant to which all policies relating to nonstandard automobile insurance previously issued by IGF on behalf of Pafco have been assigned to and assumed by Pafco. Also, for so long as Goran has voting control of IGF, Goran and the Company are obligated, upon request by GGS Holdings, to cause IGF to issue policies on behalf of Pafco, which policies must be fully reinsured by Pafco.



     Under the terms of a quota share reinsurance agreement effective for business written on or after May 1, 1996, Pafco shall cede to Superior 100% of its gross premiums written that are in excess of three times statutory capital and surplus at the end of 1996 or any subsequent year for which such agreement is in force.



     IGF reinsures a significant portion of its crop insurance business with Granite Re. For 1996, Granite Re reinsures 15% of IGF's MPCI underwriting losses to the extent that aggregate losses of its insureds nationwide exceed 100% of MPCI Retention up to 125% of MPCI Retention, and 95% of IGF's MPCI underwriting losses to the extent that aggregate losses of its insureds nationwide exceed 125% of MPCI Retention up to 150% of MPCI Retention. Also for 1996, Granite Re has a 5% participation in 95% of IGF's crop hail losses in excess of an 80% pure loss ratio up to a 100% pure loss ratio, and a 10% participation in 95% of IGF's crop hail losses in excess of a 100% pure loss ratio up to a 140% pure loss ratio. As of June 30, 1996, premiums ceded by IGF to Granite Re totaled $221,000.



     In the event the Company and the GS Funds agree to the issuance of any insurance policy on behalf of Goran or any of its affiliates by GGS Holdings or its subsidiaries, Goran will be required to arrange for an agreement of reinsurance with a third party, such as, subject to certain restrictions, Granite Re. Goran and the Company must indemnify GGS Holdings and its subsidiaries from and against all losses relating to such policies.



MANAGEMENT AGREEMENTS


Pafco and Superior Management Agreements

     The management agreement formerly in place between the Company and Pafco (the "Pafco Management Agreement") which provides for an annual management fee equal to 15% of gross premiums has been assigned to GGS Management. Under the management agreement, as assigned, GGS Management is granted the exclusive authority, on behalf of Pafco, to receive and accept proposals for insurance in all states in which Pafco conducts business. GGS Management has full and exclusive authority and responsibility, as manager, to engage in certain activities relating to Pafco's insurance business including, among other things, collecting premium payments, appointing adjusters, adjusting and settling claims, and fulfilling the obligations of Pafco under applicable laws and regulations, including those to the Indiana Department and other governmental agencies. The management agreement requires Pafco to indemnify GGS Management with respect to (i) all claims for losses incurred by policyholders which are caused directly by Pafco's error in processing and handling policies and (ii) any actions taken by Pafco which result in loss or damage to GGS Management. Likewise, GGS Management is required to indemnify Pafco for damages arising from actions taken on behalf of Pafco as its agent under the agreement. Although the agreement provides for an initial five-year term followed by automatically renewable three-year terms, either party may terminate the agreement upon sixty days' written notice to the other party.

     A similar management agreement, with a management fee of 17% of gross premiums, has been entered into between GGS Management and Superior (the "Superior Management Agreement"). All employees of SIG related to the nonstandard automobile insurance business and employees of Superior are now employees of GGS Management. The management agreement between GGS Management and Superior is similar to the Pafco management agreement and confers upon GGS Management the exclusive authority, on behalf of Superior, to receive and accept proposals for insurance in all states in which such companies conduct business. GGS Management has full authority and responsibility, as manager, to engage in certain activities relating to Superior's insurance business including, among other things, collecting premium payments and holding such funds in a fiduciary capacity, appointing adjusters, adjusting and settling claims, and fulfilling the obligations of Superior under applicable laws and regulations, including those to the Florida Department and other governmental agencies. Under the agreement, GGS Management has a duty to report claims to Superior in a timely manner, and to notify Superior in certain situations relating to the payment of claims. Furthermore, the agreement prohibits GGS Management from engaging in certain activities on behalf of Superior, including, among other things, binding Superior to reinsurance treaties or retrocession agreements or committing Superior to participate in insurance or reinsurance syndicates. The management agreement requires Superior to indemnify GGS Management with respect to (i) all claims for losses incurred by policyholders which are caused directly by Superior's error in processing and handling policies and (ii) any actions taken by Superior which result in loss or damage to GGS Management. Likewise, GGS Management is required to indemnify Superior for damages arising from actions taken on behalf of Superior as its agent under the agreement. Although the agreement provides for an initial five-year term followed by automatically renewable three-year terms, either party may terminate the agreement without cause upon sixty days' written notice to the other party, or under certain conditions defined in the agreement as constituting cause.


     The Pafco Management Agreement and the Superior Management Agreement are subject to periodic review by the Indiana Department and the Florida Department, respectively, in order to determine whether the fees charged thereunder and other terms are fair and reasonable to policyholders. As part of the approval of the Formation Transaction and the Transfer, the Indiana Department has required Pafco to resubmit its management agreement for review by the Indiana Department no later than May 1, 1997 (the first anniversary of the Formation Transaction), together with supporting evidence that management fees charged to Pafco are fair and reasonable in comparison to fees charged between unrelated parties for similar services. In the Consent Order approving the Acquisition, the Florida Department has reserved, for a period of three years, the right to reevaluate the reasonableness of fees provided for in the Superior Management Agreement at the end of each calendar year and to require Superior to make adjustments in the management fees based on the Florida Department's consideration of the performance and operating percentages of Superior and other pertinent data. There can be no assurance that either the Indiana Department or the Florida Department may not in the future require a reduction in these management fees.


IGF Administration Agreement (Nonstandard Automobile)


     The Company and IGF have entered into an administration agreement (the "IGF Administration Agreement") with respect to nonstandard automobile insurance policies written by IGF and ceded to Pafco. The IGF Administration Agreement confers broad authority upon the Company, as manager, to conduct IGF's nonstandard automobile insurance business, subject to IGF's right to review and consult with the Company concerning underwriting, rates, claims issues, reserves and other matters pertaining to IGF's nonstandard automobile insurance operations. The agreement prohibits IGF from marketing nonstandard automobile insurance through any agents or brokers other than those appointed by the Company, but it does not limit IGF's ability to make other products available to its agency force, including crop insurance products. In consideration for its services under the agreement, the Company receives an administration fee in an amount equal to 30.5% of IGF's gross premiums written for nonstandard automobile insurance, from which the Company is obligated to pay applicable underwriting expenses and unallocated LAE. Other expenses are to be paid by the Company out of funds derived from IGF's operations. IGF is entitled to 1% of all investment income on funds deposited under this agreement to the account of IGF, and Pafco is entitled to 99% of such investment income, which is payable quarterly on a pro rata basis. Under the IGF Administration Agreement, the Company has agreed to indemnify IGF and its directors, officers and employees for (i) fines or penalties imposed on IGF by governmental authorities and (ii) claims and expenses arising from contractual liability or punitive damages, including damages arising under insurance contracts. The IGF Administration Agreement is for an indefinite term but is subject to termination by either party upon sixty (60) days' prior written notice, and immediately by IGF for "cause," which is generally defined to mean the failure of Pafco to comply with the Quota Share Reinsurance Agreement between IGF and Pafco and the failure of the Company to comply with applicable laws and regulations in administering the agreement.

IGF Administration Agreement (Crop)


     The Company and IGF have also entered into an administrative agreement (the "Administration Agreement") with respect to the management of IGF's crop insurance operations by the Company, pursuant to which the Company receives fees payable in quarterly installments of $150,000. This Administration Agreement requires the Company, through certain of its senior executives, to provide such executive management functions as may from time to time be required by IGF, including without limitation management services in the areas of accounting, investments, marketing, data processing and reinsurance. The initial term of the Administration Agreement commenced on January 1, 1990 and continued through December 31, 1991. The Administration Agreement may be extended year to year by written addendum executed by both parties and has been so extended through December 31, 1996.



Goran Management Agreement



     Prior to 1996, the Company was a party to a management agreement with Goran, pursuant to which Goran provided to the Company various administrative services. The Company paid to Goran $300,000, $494,000 and $414,000 in 1993, 1994 and 1995, respectively, under this agreement. This agreement has been terminated as of April 30, 1996.


INVESTMENT BANKING SERVICES

     Under the GGS Agreement, Goldman Sachs and any of its affiliates are given the right to perform all investment banking services for GGS Holdings for which an investment banking firm is retained after consummation of the Formation Transaction. These services include, for example, advice and consultation in connection with any sale of GGS Holdings, or service as the lead managing underwriter with respect to any public offering or secondary offering of securities of GGS Holdings.

REGISTRATION RIGHTS AGREEMENT BETWEEN THE COMPANY AND GORAN


     Pursuant to the registration rights agreement which will be entered into between the Company and Goran (the "Goran Registration Rights Agreement"), Goran will have the right to have any or all of the shares of Common Stock held by it after the Offering included in a registration statement filed by the Company under the Securities Act, subject to certain limitations set forth in the Goran Registration Rights Agreement (a "Piggyback Registration"). In addition, subject to (i) the Underwriting Agreement among the Underwriters, the Company and Goran, which restricts the right of Goran to sell any Common Stock for 180 days after the completion of the Offering, and (ii) certain other conditions, Goran also will have the right to require the Company to file a registration statement under the Securities Act with respect to the Common Stock held by Goran (a "Demand Registration").


     Goran will be entitled to an unlimited number of Demand Registrations, provided that each Demand Registration is for a number of shares of Common Stock exceeding 10% of the number of shares of Common Stock outstanding at the time Goran requires the Demand Registration or Goran owns less than 10% of the number of shares of Common Stock outstanding at the time it requires a Demand Registration (unless the Company has been eligible to utilize a simplified form of registration statement), and an unlimited number of

Piggyback Registrations. The registration rights will be assignable in whole or in part. Generally, the Company will be required to file a registration statement within 30 days of a request by Goran; however, the Company may defer compliance with any Demand Registration request for up to 120 days if, in the good faith judgment of its Board of Directors, the filing of a registration statement would be seriously detrimental to the Company and its shareholders.

     In general, Goran will bear all of the registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, "blue sky" fees and expenses and the expense of any special audits incident to or required by any Demand Registration. Goran will generally be responsible for its pro rata share of such expenses in excess of $100,000 in connection with any Piggyback Registration. Goran will also bear all fees and expenses of its counsel and all underwriting discounts and selling commissions applicable to its sales.

     The Company and Goran will agree to indemnify each other against certain liabilities, including liabilities under the Securities Act, in connection with the registration of Common Stock pursuant to the Goran Registration Rights Agreement.

CONTROL BY GORAN; POTENTIAL CONFLICTS WITH GORAN


     The Company is a wholly-owned subsidiary of Goran, and after completion of the Offering, Goran will own approximately 70% of the outstanding Common Stock, assuming no exercise of the Underwriters' over-allotment option. Goran will have the power to control the Company, to elect its Board of Directors and to approve any action requiring shareholder approval, including adopting amendments to the Company's articles of incorporation and approving or disapproving mergers or sales of all or substantially all of the assets of the Company. Because Goran has the ability to elect the Board of Directors of the Company, it will be able to effectively control all of the Company's policy decisions. As long as Goran is the majority shareholder of the Company, third parties will not be able to obtain control of the Company through purchases of Common Stock not owned by Goran. The shares of the Company owned by Goran are pledged to Montreal Trust Company of Canada, as Trustee, to secure Goran's obligations under certain convertible subordinated notes.



     G. Gordon Symons, Chairman of the Board of Goran, the Company and GGS Holdings and the father of Alan G. Symons, Chief Executive Officer of the Company, and Douglas H. Symons, President and Chief Operating Officer of the Company, and members of the Symons family beneficially own in the aggregate 61.0% of the outstanding common stock of Goran. Accordingly, since G. Gordon Symons and members of his family have the ability to elect the Board of Directors of Goran, they will have the ability to elect the Board of Directors of the Company and otherwise to influence significantly the Company's business and operations. Further, directors and executive officers of SIG, including members of the Symons family, beneficially own in the aggregate approximately 62.4% of the outstanding shares of Goran. See "Securities Ownership of Management and Goran."


     Of the seven directors of the Company, five are current directors of Goran (three of whom are members of the Symons family and two of whom are independent directors of Goran), and two are outside directors. Directors and officers of the Company and Goran may have conflicts of interest with respect to certain matters affecting the Company, such as potential business opportunities and business dealings between the Company and Goran and its affiliated companies. See "Management -- Directors and Executive Officers of the Company."

     Goran's failure to maintain ownership of at least 50% of the Company's voting securities will expose Goran to a risk that it will be characterized as an investment company within the meaning of the Investment Company Act of 1940, as amended (the "1940 Act"), unless Goran's remaining voting securities of the Company together with any other investment securities represent not more than 40% of the total assets of Goran on an unconsolidated basis. In such event, Goran would be required to comply with the registration and other requirements of the 1940 Act, which would be significantly burdensome for Goran. This constraint makes it unlikely that Goran would approve a stock issuance by the Company that reduces Goran's ownership below 50% and therefore would likely limit the amount of additional capital which can be raised by the Company through the issuance of voting securities. Among other consequences, such a limit could affect the Company's ability to raise funds for acquisition opportunities which may become available to the Company or to GGS Holdings. In addition, the stockholder agreement between the Company and the GS Funds (the "Stockholder Agreement") establishes certain rights of the GS Funds to cause a sale of GGS Holdings upon the occurrence of certain triggering events, including (i) the failure to consummate a registered initial public offering of GGS Holdings stock representing, on a fully diluted basis, at least 20% of all such stock issued and outstanding, and generating at least $25 million in net proceeds to the sellers of such securities, by April 30, 2001,
(ii) the third separate occasion, during the term of the Stockholder Agreement, on which an equity financing or acquisition transaction proposed by the GS Funds is rejected by the GGS Holdings Board of Directors, (iii) the loss of voting control of Goran or the Company (defined, with respect to Goran, as being direct or indirect ownership of more than 40% of the outstanding voting stock of Goran if any other holder or group holds in excess of 10% of the outstanding voting stock of Goran, and otherwise 25% thereof; and defined, with respect to the Company, as requiring both (a) direct ownership by Goran of more than 50% of the Company's voting stock and (b) retention by Alan G. Symons and his family members of voting control of Goran) by Alan G. Symons or his family members or affiliates, or (iv) the cessation of Alan G. Symons' employment as CEO of GGS Holdings for any reason. In any event, the Company will be unable to raise equity capital by issuing additional shares of Common Stock unless Goran agrees to that issuance. In addition, if Goran or the Company ever sold significant amounts of shares of the Common Stock in the public market, those sales might have an adverse effect on the market price of the Common Stock.


     Currently, Goran does not market property and casualty insurance products which compete with products sold by the Company. Although there are no restrictions on the activities in which Goran may engage, management of the Company does not expect that Goran and the Company will compete with each other to any significant degree in the sale of property and casualty insurance products. There can be no assurance, however, that the Company will not encounter competition from Goran in the future or that actions by Goran or its affiliates will not inhibit the Company's growth strategy. See "Risk Factors -- Control by Goran; Certain Continuing Relationships with Goran and its Affiliates; Conflicts of Interest."

     Conflicts of interest between the Company and Goran could arise with respect to business dealings between them, including potential acquisitions of businesses or properties, the issuance of additional securities, the election of new or additional directors and the payment of dividends by the Company. The Company has not instituted any formal plan or arrangement to address potential conflicts of interest that may arise between the Company and Goran. See "Risk Factors -- Control by Goran; Certain Continuing Relationships with Goran and its Affiliates; Conflicts of Interest."


     Conflicts of interest similar to those which could arise between the Company and Goran could also arise between the Company and GGS Holdings. Alan G. Symons, Chief Executive Officer of the Company, and Douglas H. Symons, President and Chief Operating Officer of the Company, also serve as the Chief Executive Officer and President, and Vice President, respectively, of GGS Holdings. Such individuals have entered into employment agreements with GGS Holdings requiring them to devote substantially all of their working time and attention to the business and affairs of GGS Holdings. Further, Alan G. Symons and certain other members of management of the Company are entitled, under certain circumstances, to receive options to purchase shares of common stock of GGS Holdings. See "Management -- Executive Compensation -- Employment Contracts and Termination of Employment -- GGS Holdings." In addition, in the event that the Company does not continue to own at least 50% of the outstanding voting securities of GGS Holdings and the voting securities of GGS Holdings owned by the Company, together with any other investment securities, represent over 40% of the total assets of the Company on an unconsolidated basis, the Company will be exposed to a risk that it would be characterized as an investment company within the meaning of the 1940 Act. This consideration will limit the amount of additional capital which can be raised through the issuance by GGS Holdings of voting securities.


COMPUTER SOFTWARE SUPPORT AND LICENSING AGREEMENTS

     The Company is a party to a software support agreement and software licensing agreement with Tritech Financial Systems, Inc. ("Tritech"), which provides software and maintenance services for numerous companies in the insurance industry to facilitate compliance with applicable insurance laws and industry mandated requirements. Robert Symons, the brother of Alan G. Symons and Douglas H. Symons and son of

G. Gordon Symons, is the President and controlling shareholder of Tritech. Pursuant to the support and licensing agreements, the Company paid $74,488 during the fiscal year ended December 31, 1995.


PARENT INDEBTEDNESS


     The Parent Indebtedness consists of: (i) a demand note of the Company payable to Goran which bears interest at 10% per annum and had a balance of approximately $2,344,000, including accrued interest of approximately $508,000, at June 30, 1996; (ii) a demand note of the Company payable to Granite Re which bears interest at 10% per annum and had a balance of approximately $4,193,000, including accrued interest of approximately $1,235,000, at June 30, 1996; and
(iii) a demand note issued in April, 1996 payable to Goran which has a principal balance of $1,000,000 and bears interest at 10% per annum.


INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

     The following directors and Named Executive Officers of the Company were indebted to Goran in amounts exceeding $60,000 during the financial year ended December 31, 1995, on account of loans to purchase common shares of Goran and its affiliates, certain of which were made pursuant to the Share Option Plan (see "Management -- Executive Compensation -- Stock Option Plans -- Goran Share Option Plan"):

                                                                          LARGEST
                                                                        LOAN BALANCE
                        NAME                           DATE OF LOAN     DURING 1995     PRESENT BALANCE
- ----------------------------------------------------   -------------    ------------    ---------------
G. Gordon Symons....................................   June 27, 1986      $148,000         $ 148,000
                                                       June 30, 1986       200,000           200,000
Alan G. Symons......................................   June 27, 1986         9,974             9,974
                                                       June 30, 1986        50,599            40,172

     The foregoing loans are collateralized by pledges of the common shares of Goran acquired and are payable on demand and are interest free. In addition, G. Gordon Symons has an unsecured loan payable to Goran in the amount of $70,000 not relating to the purchase of common shares of Goran. This loan was taken out on January 2, 1988, is payable on demand and is interest free.

     G. Gordon Symons also has a demand loan payable to the Company in the amount of $76,729 as of December 31, 1995 that bears interest at a per annum rate equal to the 180-day treasury bill rate, of which $51,729 was used to purchase common shares of Goran and its affiliates. Douglas H. Symons has a demand loan payable to the Company in the amount of $74,000 as of December 31, 1995 that bears interest at a per annum rate equal to the 180-day treasury bill rate. Alan G. Symons has a demand loan payable to the Company in the amount of $47,875 as of December 31, 1995 that bears interest at a per annum rate equal to the 180-day treasury bill rate, of which $27,309 was used to purchase common shares of Goran and its affiliates. In addition, the Company holds a mortgage note of G. Gordon Symons collateralized by a second mortgage on his personal residence. This mortgage loan was originally incurred on October 3, 1988, has a current principal balance of $277,502, matures on May 8, 1999 and bears interest at 7% per annum.


OTHER TRANSACTIONS WITH AFFILIATES



     IGF owns 9,800 shares of nonredeemable, nonvoting preferred stock of Granite Insurance Company, a subsidiary of Goran. At December 31, 1995, this preferred stock had a book value of $702,000.



     The Company also has a receivable in the approximate amount of $116,000 at December 31, 1995 from Vector Solutions, Inc., a wholly-owned subsidiary of Goran ("Vector"). The amounts were advanced by the Company to fund operating costs of Vector, including the payment of third party suppliers.



     On September 1, 1989, the following interrelated transactions occurred. First, Pafco loaned $1,700,000 (the "Pafco Loan") to Cliffstan Investments, Inc., a Nevada corporation ("Cliffstan"). In return, Cliffstan issued a promissory note in the amount of $1,700,000, bearing interest at 7.8% per annum, in favor of Pafco (the "Cliffstan Note"). The Cliffstan Note is collateralized by the unconditional guarantee of Gage North Holdings, Inc., an Ontario corporation ("Gage North"). The guarantee of Gage North is in turn collateralized by a mortgage on certain real property held by Gage North. Alan
G. Symons has a 33% ownership interest in, and is Chairman of the Board of Directors of, Gage North. Second, Cliffstan loaned the proceeds of the Pafco Loan to SIGL, who in return issued a promissory note in the amount of $1,700,000, bearing interest at a rate of 8.3% per annum, in favor of Cliffstan (the "SIGL Note"). Lastly, SIGL agreed to discharge the obligations of Cliffstan under the Cliffstan Note in return for Cliffstan discharging SIGL's obligations under the SIGL

Note. On September 30, 1992, Pafco and Granite Re entered into a purchase agreement (the "Cliffstan Note Purchase Agreement") whereby Pafco assigned a beneficial interest in the Cliffstan Note, as amended to be payable on demand, to Granite Re and Granite Re agreed to pay Pafco: (i) one installment of $345,201, comprising the accrued interest on the Cliffstan Note, on September 30, 1992 and (ii) consecutive quarterly installments of $200,000 plus interest at a rate of 7.8% per annum beginning on December 31, 1992, until the full amount of the purchase price is repaid, at which time Granite Re is to take legal title to the Cliffstan Note. Pursuant to a guaranty dated April 22, 1994, Alan G. Symons guarantees the obligations of Granite Re to Pafco under the Cliffstan Note Purchase Agreement and the obligations of Cliffstan to Granite Re under the Cliffstan Note, up to $350,000 in the aggregate. Once the obligations of Granite Re to Pafco under the Cliffstan Note Purchase Agreement are less than $1,000,000, the guaranty of Alan G. Symons is null and void. The guarantee of Alan G. Symons is collateralized by 200,000 shares of Goran common stock pledged by SIGL. The largest amount owing under the Cliffstan Note since the beginning of 1995 was $1,355,335. The amount due under the Cliffstan Note as of June 30, 1996 is $1,355,335.



                  SECURITIES OWNERSHIP OF MANAGEMENT AND GORAN


OWNERSHIP OF THE COMPANY

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock, as of the date of this Prospectus and after giving effect to the Offering, by each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock.

     As of the date hereof, none of the outstanding shares of Common Stock is owned by any director or executive officer of the Company.

                                                                       PERCENTAGE OF          PERCENTAGE OF
                                                                         SHARES OF              SHARES OF
                                                       NUMBER          COMMON STOCK            COMMON STOCK
                                                         OF         BENEFICIALLY OWNED      BENEFICIALLY OWNED
        NAME AND ADDRESS            TITLE OF CLASS     SHARES      PRIOR TO THE OFFERING    AFTER THE OFFERING
- ---------------------------------   --------------    ---------    ---------------------    ------------------
Goran Capital Inc.                  Common Stock,     7,000,000(1)         100.0%                  70.0%(2)
  181 University Avenue              no par value
  Suite 1101
  Toronto, Ontario
  Canada M5H 3M7

- -------------------------
(1) Goran has sole voting and dispositive power over all of these shares.

(2) Goran would beneficially own 67.0% of the Company after the Offering if the Underwriters' over-allotment option is exercised in full.

OWNERSHIP OF GORAN


     The following table sets forth certain information regarding beneficial ownership of the capital stock of Goran, as of July 25, 1996 (unless otherwise indicated), by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of a class of capital stock of Goran, (ii) by each of the Company's Named Executives and directors, and (iii) by all executive officers and directors of the Company as a group. Except as otherwise indicated, based on information furnished by such owners, the beneficial owners of the capital stock listed below have sole voting and dispositive power with respect to such shares, subject to community property laws where applicable. Fractional shares are rounded to the nearest whole share.

     The ownership of Goran will not be affected by the Offering.


                                                                                              PERCENTAGE OF SHARES
                                                           NATURE                NUMBER OF      OF COMMON STOCK
     NAME AND ADDRESS        TITLE OF CLASS             OF OWNERSHIP              SHARES       BENEFICIALLY OWNED
- --------------------------   --------------    ------------------------------    ---------    --------------------
Symons International......    Common Shares    Directly Owned                    1,650,413(1)         31.0%
Group, Ltd.
4720 Kingsway Drive
Indianapolis, Indiana
46205
G. Gordon Symons..........    Common Shares    Directly Owned                     855,167 (1)
3 Queen's Cove, Apt. B6                        Held of Record by SIGL            1,650,413
Fairylands                                     Subject to Exercisable Options     243,345
Pembroke, Bermuda HM 05                                                          --------
                                                                                 2,748,925            49.3%
Alan G. Symons............    Common Shares    Directly Owned                     509,366
4720 Kingsway Drive                            Subject to Exercisable Options      55,344
Indianapolis, Indiana                                                            --------
46205                                                                             564,710             10.5%
Douglas H. Symons.........    Common Shares    Directly Owned                      87,083
4720 Kingsway Drive                            Subject to Exercisable Options      93,855
Indianapolis, Indiana                                                            --------
46205                                                                             180,938              3.3%
John J. McKeating.........    Common Shares    Subject to Exercisable Options       2,000
2120 Guy Street
Montreal, Quebec H3H218
Robert C. Whiting.........    Common Shares    Directly Owned                      41,000                *
7 Hastings Road
Pembroke, Bermuda
James G. Torrance, Q.C....    Common Shares    Subject to Exercisable Options       2,000                *
100 North Drive
Etobicoke, Ontario
Canada M9A 4R2
David R. Doyle............    Common Shares    Directly Owned                       2,350                *
1821 Park North Lane
Indianapolis, Indiana
46260
Dennis G. Daggett.........    Common Shares    Directly Owned                         257
2882 106th Street                              Subject to Exercisable Options      20,000
Des Moines, Iowa 50322                                                           --------
                                                                                   20,257                *
Thomas F. Gowdy...........    Common Shares    Directly Owned                         568
2882 106th Street                              Subject to Exercisable Options      20,000
Des Moines, Iowa 50322                                                           --------
                                                                                   20,568                *
Roger C. Sullivan, Jr.....    Common Shares    N/A                                    -0-                0%
280 Interstate Circle NW
Atlanta, Georgia 30339
All Directors and             Common Shares    Directly Owned                    1,505,288(1)
Executive.................                     Held of Record by SIGL            1,650,413
Officers as a group (13                        Subject to Exercisable Options     436,544
persons)                                                                         --------
                                                                                 3,592,245            62.4%


- -------------------------
(1) These shares are also indicated as being beneficially owned by G. Gordon Symons, since he is the controlling shareholder of Symons International Group, Ltd.

 *  Less than 1%.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     The Company's authorized capital stock consists of 100,000,000 shares of Common Stock and 50,000,000 shares of preferred stock (the "Preferred Stock"). Immediately following the Offering, approximately 10,000,000 shares of Common Stock will be outstanding (10,450,000 shares assuming the Underwriters' over-allotment option is exercised). All of the shares of Common Stock that will be outstanding immediately following consummation of the Offering, including the shares of the Common Stock sold in the Offering, will be validly issued, fully paid and nonassessable.

COMMON STOCK

     The holders of Common Stock will be entitled to one vote for each share on all matters voted on by shareholders, including elections of directors, and, except as otherwise required by law and provided in any resolution adopted by the Company's Board of Directors with respect to any series of Preferred Stock, the holders of such shares will possess exclusive voting power. The Articles of Incorporation of the Company (the "Articles") do not provide for cumulative voting in the election of directors. Holders of Common Stock shall have no preemptive, subscription, redemption or conversion rights. Subject to any preferential rights of any outstanding series of Preferred Stock created by the Company's Board of Directors from time to time, the holders of Common Stock will be entitled to such dividends as may be declared from time to time by the Company's Board of Directors from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of the Company available for distribution to such holders.

PREFERRED STOCK

     The Indiana Business Corporation Law (the "IBCL") and the Company's Articles authorize the Company's Board of Directors to establish one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the terms and rights of such series, including (i) the designation of the series, (ii) the number of shares of the series, which number the Company's Board of Directors may thereafter (except where otherwise provided in the applicable certificate of designation) increase or decrease (but not below the number of shares thereof then outstanding), (iii) whether dividends, if any, will be cumulative or noncumulative, the preference or relation which such dividend, if any, will bear to the dividends payable on any other class or classes of any other series of capital stock, and the dividend rate of the series, (iv) the conditions and dates upon which dividends, if any, will be payable, (v) the redemption rights and price or prices, if any, for shares of the series, (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series, (vii) the amounts payable on and the preference, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, (viii)(a) whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of the Company or any other corporation, and (b) if so, the specification of such other class or series or such other security, the conversion or exchange price(s) or rate(s), any adjustments thereof, the date(s) as of which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made, (ix) restrictions on the issuance of shares of the same series or of any other class or series, (x) the voting rights, if any, of the holders of the shares of the series, and (xi) any other relative rights, preferences and limitations of such series.

     Although the Company's Board of Directors has no present intention of doing so, it could issue a series of Preferred Stock that, depending on the terms of such series, could impede the completion of a merger, tender offer or other takeover attempt. The Company's Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of the Company and its shareholders. The Company's Board of Directors, in so acting, could issue Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the Company's Board of Directors, including a tender offer or other transaction that some, or a majority, of the Company's shareholders may believe to be in their best interests or in which shareholders might receive a premium for their Common Stock over the then current market price of such Common Stock.

ANTI-TAKEOVER PROVISIONS

     The following discussion is a general summary of the material provisions of the Company's Articles, the Company's By-Laws (the "By-Laws") and certain other provisions which may be deemed to have an effect of delaying, deferring or preventing a change in control. The following description of certain of these provisions is general and not necessarily complete and is qualified by reference to the Articles and By-Laws.

Directors

     Certain provisions in the Articles and By-Laws will impede changes in majority control of the Board of Directors of the Company. The Articles and By-Laws provide that the Board of Directors of the Company will be divided into three classes, with directors in each class elected for three-year staggered terms. Therefore, it would take two annual elections to replace a majority of the Company's Board of Directors. The By-Laws also impose certain notice and information requirements in connection with the nomination by shareholders of candidates for election to the Board of Directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders. The Articles provide that directors may be removed only by the affirmative vote of at least a majority of the shares eligible to vote generally in the election of directors.

Authorization of Preferred Stock

     The Board of Directors of the Company is authorized, without shareholder approval, to issue Preferred Stock in series and to fix the voting designations, preferences and relative, participating, optional or other special rights of the shares of each series and the qualifications, limitations and restrictions thereof. Preferred Stock may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and could have full or superior voting rights. The holders of Preferred Stock will be entitled to vote as a separate class or a series under certain circumstances, regardless of any other voting rights which such holders may have. Accordingly, issuance of shares of Preferred Stock could adversely affect the voting power of holders of Common Stock or could have the effect of deterring or delaying an attempt to obtain control of the Company.

Provisions of Indiana Law


     Several provisions of the IBCL could affect the acquisition of shares of the Common Stock or otherwise the control over the Company. Chapter 43 of the IBCL prohibits certain business combinations, including but not limited to mergers, sales of assets, recapitalizations and reverse stock splits, between corporations such as the Company (assuming that it has over 100 shareholders) and any interested shareholder, defined to include any direct or indirect beneficial owner of 10% or more of the voting power of the outstanding voting shares, for five years following the date on which the shareholder obtained 10% ownership unless the business combination or the purchase of the shares was approved in advance of that date by the board of directors. If prior approval is not obtained, several price and procedural requirements must be met before the business combination can be completed.



     In addition, Chapter 42 of the IBCL (the "Control Share Acquisition Statute") contains provisions designed to assure that minority shareholders have a voice in determining their future relationship with an Indiana corporation (the definition of which would include the Company if the Company has over 100 shareholders) in the event that a person were to make a tender offer for, or otherwise acquire enough shares to increase such person's percentage holdings of such corporation's outstanding voting securities past any one or more of the following threshold levels: 20%, 33 1/3%, and 50%. Under the Control Share Acquisition Statute, if an acquiror purchases those shares at a time that the corporation is subject to the Control Share Acquisitions Statute, then until each class or series of shares entitled to vote separately on the proposal approves, by a majority of all votes entitled to be cast by that group (excluding shares held by officers of the corporation, by employees of the corporation who are directors thereof and by the acquiror), the rights of the acquiror to vote the shares that take the acquiror over each level of ownership as stated in the statute, the acquiror cannot vote those shares.


     The IBCL requires directors to discharge their duties, based on the facts then known to them, in good faith, with the care an ordinary, prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation. The director is not personally liable for any action taken as a director, or any failure to take any action, unless the director has breached, or failed to perform the duties of the director's office in compliance with, the foregoing standard and the breach or failure to perform constitutes willful misconduct or recklessness.

     The IBCL specifically authorizes directors, in considering the best interests of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. Under the IBCL, directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith that such approval is not in the best interests of the corporation. The IBCL explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply.

     The foregoing provisions of the IBCL could have the effect of preventing or delaying a person from acquiring or seeking to acquire a substantial equity interest in, or control of, the Company.

Insurance Regulation Concerning Change of Control

     Many state insurance regulatory laws, including Indiana's and Florida's, intended primarily for the protection of policyholders contain provisions that require advance approval by state agencies of any change in control of an insurance company or insurance holding company which owns an insurance company that is domiciled (or, in some cases, having such substantial business that it is deemed commercially domiciled) in that state. In addition, many state insurance regulatory laws contain provisions that require prenotification to state agencies of a change in control of a nondomestic admitted insurance company in that state. While such prenotification statutes do not authorize the state agency to disapprove the change of control, such statutes do authorize issuance of a cease and desist order with respect to the nondomestic admitted insurer if certain conditions exist, such as undue market concentration. Any future transactions constituting a change in control of the Company would generally require prior approval by the insurance departments of Indiana and Florida, as well as notification in those states which have preacquisition notification statutes or regulations. The need to comply with those requirements may deter, delay or prevent certain transactions affecting the control of the Company or the ownership of the Company's Common Stock, including transactions which could be advantageous to the shareholders of the Company. For a more comprehensive discussion of applicable Indiana and Florida regulations, see "Business -- Regulation."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, the Company will have 10,000,000 shares of Common Stock outstanding (10,450,000 if the Underwriters' over-allotment option is exercised in full). Of those shares, the 3,000,000 shares of Common Stock sold in the Offering (3,450,000 if the Underwriters' over-allotment option is exercised in full) will be freely transferable without restriction under the Securities Act, except for any such shares of Common Stock which may be acquired by an "affiliate" of the Company (as that term is defined in Rule 144 promulgated under the Securities Act), which shares will be subject to the resale limitations of Rule 144. The remaining 7,000,000 shares of outstanding Common Stock held by Goran are "restricted securities" within the meaning of Rule 144 and may not be resold in a public distribution except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, such as that to which Rule 144 relates.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned "restricted securities" for a period of at least two years from the later of the date on which such restricted securities were acquired from the Company or from an affiliate of the Company is entitled to sell, within any three-month period, a number of such securities that does not exceed the greater of 1% of the then outstanding shares of the Common Stock or the average weekly trading volume in the Common Stock reported through the automated quotation system of a registered securities association during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain restrictions on the manner of sale, notice requirements, and the availability of current public information about the Company. Further, under Rule 144(k), if a period of at least three years has elapsed between the later of the date on which restricted shares were acquired from the Company or from an affiliate of the Company, a holder of such restricted securities who is not an affiliate of the Company for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.


     The Company, its directors and executive officers and Goran have agreed not to sell or otherwise dispose of any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Advest, Inc., except for shares of Common Stock offered in connection with the Offering. See "Underwriting." Goran, its directors, executive officers and principal stockholders have agreed not to sell or otherwise dispose of any shares of common stock of Goran, or securities convertible into or exchangable or exercisable for such common stock, for a period of 180 days after the date of this Prospectus without the prior written consent of Advest, Inc.



     Pursuant to the Goran Registration Rights Agreement between the Company and Goran, Goran has certain rights to require the Company to effect the registration under the Securities Act of shares of Common Stock owned by Goran, in which event such shares could be sold publicly upon the effectiveness of any such registration without restriction. See "Certain Relationships and Related Transactions -- Registration Rights Agreement between the Company and Goran."


     Prior to the Offering, there has been no public market for the Common Stock and no prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. The Company is unable to estimate the number of shares that may be sold in the public market pursuant to Rule 144 because this will depend on the market price of the Common Stock, the individual circumstances of the sellers and other factors. Any sale of substantial amounts of Common Stock in the open market could adversely affect the market price of the Common Stock.


     The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "SIGC," subject to official notice of issuance.


                                  UNDERWRITING


     Subject to the terms and conditions of the Underwriting Agreement among the Company, Goran and each of the Underwriters named below (the "Underwriting Agreement"), the Underwriters named below have agreed, severally and not jointly, through Advest, Inc. and Mesirow Financial, Inc., the representatives of the Underwriters (the "Representatives"), to purchase from the Company, and the Company has agreed to sell to the Underwriters, the aggregate number of shares of Common Stock set forth opposite their respective names below:


                                                                                     NUMBER
                                   UNDERWRITER                                      OF SHARES
- ---------------------------------------------------------------------------------   ---------
Advest, Inc......................................................................
Mesirow Financial, Inc...........................................................
                                                                                    ---------
     Total.......................................................................   3,000,000
                                                                                    =========

     The Underwriters are committed to purchase and pay for all of the shares of Common Stock offered hereby if any are purchased. The Underwriting Agreement provides that the obligations of the several Underwriters are subject to approval of certain matters by their counsel and to various other conditions.

     The Underwriters have advised the Company that they propose to offer the shares of the Common Stock directly to the public at the offering price set forth on the cover page of this Prospectus and to certain selected dealers at
such price less a concession not in excess of $          per share. The
Underwriters may allow, and such dealers may re-allow, a concession not in
excess of $          per share to certain other dealers. After the public
offering of the shares, the public offering price, concession and re-allowance to dealers may be changed by the Underwriters.


     The Company has granted to the Underwriters an option, exercisable during the 30-day period beginning on the date of the Prospectus, to purchase up to 450,000 additional shares of Common Stock, solely to cover over-allotments, if any, at the public offering price less the underwriting discounts set forth on the cover page of the Prospectus. If the Underwriters exercise such option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the table above, bears to the 3,000,000 shares of Common Stock. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 3,000,000 shares are being sold.


     The Company, Goran and the executive officers and directors of the Company have agreed that they will not offer, sell, contract to sell, or otherwise dispose of, any shares of Common Stock held by them (other than issuances by the Company pursuant to outstanding warrants or options) for a period of 180 days after the date of this Prospectus, without the written consent of the Representatives. Goran, its directors, executive officers and principal stockholders have agreed not to sell or otherwise dispose of any shares of common stock of Goran, or securities convertible into or exchangable or exercisable for such common stock, for a period of 180 days after the date of this Prospectus without the prior written consent of Advest, Inc.



     The Company, Goran and IGF Holdings have agreed to indemnify the Underwriters against, and to contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act subject to certain limitations.



     Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock will be determined solely through negotiations among the Company, Goran and representatives of the Underwriters based on several factors and will not necessarily reflect the price at which Common Stock may be sold in the public market after this Offering.


     The foregoing is a summary of the principal terms of the Underwriting Agreement and does not purport to be complete. Reference is made to a copy of the Underwriting Agreement which is on file as an exhibit to the Registration Statement.

     The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby and certain other legal matters in connection with the Offering are being passed upon for the Company by Barnes & Thornburg, Indianapolis, Indiana. Certain legal matters in connection with the Offering are being passed upon for the Underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York.

                                    EXPERTS


     The consolidated financial statements and related schedules of the Company as of December 31, 1994 and 1995 and for each of the years in the three year period ended December 31, 1995 appearing in this Prospectus and the Registration Statement have been audited and reported upon by Coopers & Lybrand L.L.P., independent public accountants, as set forth in their reports thereon appearing elsewhere herein and are included herein upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements and related schedules of Superior as of December 31, 1994 and 1995 and for each of the years in the three year period ended December 31, 1995 appearing in this Prospectus and the Registration Statement have been audited and reported upon by Coopers & Lybrand L.L.P., independent public accountants, as set forth in their reports thereon appearing elsewhere herein and are included herein upon the authority of said firm as experts in accounting and auditing.



                             AVAILABLE INFORMATION



     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (including any amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act, with respect to the securities offered by this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is made. Statements made in this Prospectus regarding the contents of any contract or any other document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or other document filed as an exhibit to the Registration Statement and the full text of such statement is qualified in its entirety by reference to such contract or document. The Registration Statement may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address of such site is: http://www.sec.gov.



     The Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file periodic reports and other information with the Commission. Such information can be inspected and copied after the Offering at the public reference facilities maintained by the Commission. The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "SIGC," subject to official notice of issuance. Such listing application will also be available for inspection at the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20006. In addition, the Company intends to furnish its shareholders with annual reports containing consolidated financial statements certified by an independent public accounting firm.

                         GLOSSARY OF SELECTED INSURANCE
                           AND CERTAIN DEFINED TERMS

1940 ACT......................   The Investment Company Act of 1940, as amended.

1994 REFORM ACT...............   The Federal Crop Insurance Reform Act of 1994.

1996 REFORM ACT...............   The Federal Agriculture Improvement and Reform
                                 Act of 1996.

ACQUISITION...................   The acquisition by GGS Holdings of Superior
                                 Insurance Company, a Florida property and casualty insurer primarily engaged in the writing of nonstandard automobile insurance.

ACTUAL PRODUCTION HISTORY
  ("APH").....................   A plan of MPCI which provides the yield
                                 component and yield forecast of an insured by utilizing the insured's historic yield record.
                                 CRC plans use the policy terms and conditions of the APH as their basic provisions of coverage.

ACTUARIAL ANALYSIS; ACTUARIAL
MODELS........................   Evaluation of risks in order to attempt to
                                 assure that premiums and loss reserves
                                 adequately reflect expected future loss
                                 experience and claims payments; in evaluating risks, mathematical models are used to predict future loss experience and claims payments based on past loss ratios and loss development patterns and other relevant data and assumptions.

ADMITTED INSURER..............   An insurance company licensed by a state
                                 regulatory authority to transact insurance business in that state. An admitted insurer is subject to the rules and regulations of each state in which it is licensed governing virtually all aspects of its insurance operations and financial condition. A non-admitted insurer, also known as an excess and surplus lines insurer, is not licensed to transact insurance business in a given state but may be permitted to write certain business in that state in accordance with the provisions of excess and surplus lines insurance laws which generally involve less rate and operational regulation.

A.M. BEST.....................   A. M. Best Company, Inc., a rating agency and
                                 publisher for the insurance industry.

ASSUME........................   To accept from the primary insurer or reinsurer
                                 all or a portion of the liability underwritten by such primary insurer or reinsurer.

BUY-UP COVERAGE...............   Multi-Peril Crop Insurance policy providing
                                 coverage in excess of that provided by CAT
                                 Coverage. Buy-up Coverage is offered only through private insurers.

BUY-UP EXPENSE REIMBURSEMENT
  PAYMENT.....................   An expense reimbursement payment made by the
                                 FCIC to an MPCI insurer equal to a percentage of gross premiums written for each Buy-up
                                 Coverage policy written by such MPCI insurer.

CASUALTY INSURANCE............   Insurance which is primarily concerned with the
                                 losses caused by injuries to third persons
                                 (i.e., not the policyholder) and the legal liability imposed on the insured resulting therefrom. It includes, but is not limited to, employers' liability, workers' compensation, public liability, automobile liability, personal liability and aviation liability insurance. It excludes certain types of loss that by law or custom are considered as being exclusively within the scope of other types of insurance, such as fire or marine.


CAT COVERAGE (CAT)............   The minimum available level of Multi-Peril Crop
                                 Insurance, providing coverage for 50% of a farmer's historical yield for eligible crops at 60% of the price per commodity unit for such crop set by the FCIC. This coverage is offered through private insurers and, in certain states, USDA field offices.



CAT COVERAGE FEE..............   A fixed administrative fee of $50 per policy
                                 for which farmers may purchase CAT Coverage.
                                 The CAT Coverage Fee takes the place of a premium.


CAT LAE REIMBURSEMENT
PAYMENT.......................   An LAE reimbursement payment made by the FCIC
                                 to an MPCI insurer equal to 13.0% of MPCI
                                 Imputed Premiums for each CAT Coverage policy written by such MPCI insurer.

CEDE; CEDING COMPANY..........   When an insurance company reinsures its risk
                                 with another insurance company, it "cedes" business and is referred to as the "ceding company."

CODE..........................   Internal Revenue Code of 1986, as amended.

COMBINED RATIO................   The sum of the expense ratio and the loss and
                                 LAE ratio determined in accordance with GAAP or SAP.

COMMISSION....................   The Securities and Exchange Commission.

COMMON STOCK..................   The shares of common stock, no par value, of
                                 the Company.

COMPANY (OR SIG)..............   Symons International Group, Inc. and its
                                 Subsidiaries, unless the context indicates otherwise.

CONTRIBUTION..................   The contribution by Pafco of IGF to IGF
                                 Holdings in exchange for all of the capital stock of IGF Holdings.

CROP REVENUE COVERAGE (CRC)...   CRC provides the insured with a guaranteed
                                 revenue stream by combining both yield and price variability protection and protects against a grower's loss of revenue resulting from fluctuating crop prices and/or low yields by providing coverage when any combination of crop yield and price results in revenue that is less than the revenue guarantee provided by the policy.

CROP YEAR.....................   For MPCI, a crop year commences on July 1 and
                                 ends on June 30. For crop hail insurance, the crop year is the calendar year.

DIRECT PREMIUMS WRITTEN.......   Total premiums collected in respect of policies
                                 issued by an insurer during a given period without any reduction for premiums ceded to reinsurer.

DIRECT WRITER.................   An insurer or reinsurer that markets and sells
                                 insurance directly to its insured, either by use of telephone, mail or exclusive agents.

DISTRIBUTION..................   The distribution by the Company to Goran of all
                                 of the outstanding capital stock of Symons
                                 International Group, Inc. (Florida), a Florida based surplus lines underwriting manager.

DIVIDEND......................   The payment by IGF Holdings to Pafco of a
                                 dividend consisting of $7.5 million in cash and the IGF Note.

EXCESS AND SURPLUS LINES
INSURANCE.....................   The business of insuring risks for which
                                 insurance is unavailable from admitted insurers in whole or in part. Such business is placed by the broker or agent with nonadmitted insurers in accordance with the excess and surplus lines provisions of state insurance laws.

EXCESS OF LOSS REINSURANCE....   A form of reinsurance whereby the reinsurer,
                                 subject to a specified limit, agrees to
                                 indemnify the ceding company for the amount of each loss, on a defined class of business, that exceeds a specified retention.

EXCHANGE ACT..................   The Securities Exchange Act of 1934, as
                                 amended.

EXPENSE RATIO.................   Under statutory accounting, the ratio of
                                 underwriting expenses to net premiums written.
                                 Under GAAP accounting, the ratio of
                                 underwriting expenses to net premiums earned.

FEDERAL CROP INSURANCE
CORPORATION (FCIC)............   A wholly-owned federal government corporation
                                 within the Farm Services Agency.

FLORIDA DEPARTMENT............   The Florida Department of Insurance.

FORMATION TRANSACTION.........   The formation of GGS Management Holdings, Inc.,
                                 a corporation 52% owned by the Company and 48% owned by the GS Funds.

FORTIS........................   Fortis, Inc., the parent company of
                                 Interfinancial, the former holding company for Superior.

GENERALLY ACCEPTED ACCOUNTING
  PRINCIPLES (GAAP)...........   Accounting principles as set forth in opinions
                                 of the Accounting Principles Board of the American Institute of Certified Public
                                 Accountants and/or in statements of the
                                 Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question.

GGS AGREEMENT.................   The agreement by and among Goran, SIG, GGS
                                 Holdings and the GS Funds dated January 31,
                                 1996 evidencing the Formation Transaction.

GGS HOLDINGS..................   GGS Management Holdings, Inc., a holding
                                 company for Pafco and Superior controlled by the Company.

GGS MANAGEMENT................   GGS Management, Inc., a wholly-owned subsidiary
                                 of GGS Holdings.

GGS SENIOR CREDIT FACILITY....   A $48 million senior bank facility extended to
                                 GGS Management used to partially fund the purchase of Superior.

GOLDMAN SACHS.................   Goldman, Sachs & Co.

GORAN.........................   Goran Capital Inc., a Canadian
                                 federally-chartered corporation and the current sole shareholder of the Company.

GRANITE RE....................   Granite Reinsurance Company Ltd., a subsidiary
                                 of Goran.

GROSS PREMIUMS WRITTEN........   Direct premiums written plus premiums collected
                                 in respect of policies assumed, in whole or in part, from other insurance carriers.

GS FUNDS......................   GS Capital Partners II, L.P.; GS Capital
                                 Partners II Offshore, L.P.; Stone Street Funds
                                 L.P.; Bridge Street Funds L.P.; and

                                 Goldman Sachs & Co. Verwaltungs GmbH, all of which are investment funds affiliated with Goldman Sachs.

IBCL..........................   The Indiana Business Corporation Law.

IGF...........................   IGF Insurance Company, an indirect wholly-owned
                                 subsidiary of the Company.


IGFH BANK DEBT................   Promissory note with respect to a bank loan in
                                 the principal amount of $7.5 million issued by IGF Holdings.


IGF HOLDINGS..................   IGF Holdings, Inc., a wholly-owned subsidiary
                                 of the Company.


IGF NOTE......................   A subordinated promissory note of IGF Holdings
                                 in the principal amount of approximately $3.5 million issued to Pafco by IGF Holdings as part of the Dividend.


IGF REVOLVER..................   IGF's revolving line of credit used to finance
                                 premium payables on amounts not yet received from farmers.

INCURRED BUT NOT REPORTED
(IBNR) CLAIMS.................   Claims under policies that have been incurred
                                 but have not yet been reported to the Company by the insured.

INCURRED BUT NOT REPORTED
(IBNR) RESERVES...............   IBNR reserves include LAE related to losses
                                 anticipated from IBNR claims and may also provide for future adverse loss development on reported claims.

INDIANA COMMISSIONER..........   The Indiana Commissioner of Insurance.

INDIANA DEPARTMENT............   The Indiana Department of Insurance.

INSURANCE REGULATORY
INFORMATION SYSTEM (IRIS).....   A system of ratio analysis developed by the
                                 NAIC primarily intended to assist state
                                 insurance departments in executing their statutory mandates to oversee the financial condition of insurance companies.

INSURERS......................   The direct and indirect consolidated insurance
                                 subsidiaries of the Company, which include IGF, Pafco and Superior.

INTERFINANCIAL................   Interfinancial, Inc., a wholly-owned subsidiary
                                 of Fortis, Inc. and the former holding company for Superior.

IRS...........................   Internal Revenue Service.

LOSS ADJUSTMENT EXPENSES
(LAE).........................   Expenses incurred in the settlement of claims,
                                 including outside adjustment expenses, legal fees and internal administrative costs associated with the claims adjustment process, but not including general overhead expenses.

LOSS AND LAE RATIO............   The ratio of losses and LAE incurred to
                                 premiums earned.

LOSS AND LAE RESERVES.........   Liabilities established by insurers to reflect
                                 the ultimate estimated cost of claim payments as of a given date.


MPCI EXCESS LAE REIMBURSEMENT
  PAYMENT.....................   A small excess LAE reimbursement payment made
                                 by the FCIC to an MPCI insurer of two
                                 hundredths of one percent of MPCI Retention determined after ceding to the FCIC's three reinsurance pools, to the extent that loss ratios on a per state basis exceeds certain levels.


MPCI IMPUTED PREMIUM..........   For purposes of the profit/loss sharing
                                 arrangement with the federal government, the amount of premiums credited to the Company for all CAT Coverage it sells, as such amount is determined by formula.


MPCI PREMIUM..................   For purposes of the profit/loss sharing
                                 arrangement with the federal government, the amount of premiums credited to the Company for all Buy-up Coverage sold, consisting of amounts paid by farmers plus the amount of any related federal premium subsidies.


MPCI RETENTION................   The aggregate amount of MPCI Premium and MPCI
                                 Imputed Premium on which the Company retains risk after allocating farms to the three federal reinsurance pools.


MULTI-PERIL CROP INSURANCE
  (MPCI)......................   A federally-regulated and subsidized crop
                                 insurance program that provides producers of crops with varying levels of insurance protection against substantially all natural perils to growing crops.


NAIC..........................   The National Association of Insurance
                                 Commissioners.

NASDAQ NATIONAL MARKET........   The Nasdaq Stock Market's National Market.

NCIS..........................   National Crop Insurance Services, Inc., the
                                 actuarial data facility for the commercial crop insurance industry.

NET PREMIUMS EARNED...........   The portion of net premiums written applicable
                                 to the expired period of policies and,
                                 accordingly, recognized as income during a given period.

NET WRITTEN PREMIUMS..........   Total premiums for insurance written (less any
                                 return premiums) during a given period, reduced by premiums ceded in respect of liability reinsured by other carriers.

NONSTANDARD AUTOMOBILE
INSURANCE.....................   Personal lines automobile insurance written for
                                 those individuals presenting an above average risk profile (i.e., higher risk) in terms of payment history, driving experience, record of prior accidents or driving violations, particular occupation or type of vehicle and other factors.


OFFERING......................   The offering by the Company of up to 3,450,000
                                 shares of its Common Stock by the Underwriters.


PAFCO.........................   Pafco General Insurance Company, an Indiana
                                 property and casualty insurance company.


PARENT INDEBTEDNESS...........   Indebtedness of the Company to Goran in the
                                 principal amount of approximately $7.5 million.


POLICIES IN-FORCE.............   Policies written and recorded on the books of
                                 an insurance carrier which are unexpired as of a given date.

POLICYHOLDERS' OR STATUTORY
SURPLUS.......................   As determined under SAP, the excess of total
                                 admitted assets over total liabilities.


PRICE ELECTION................   The maximum per unit commodity price by crop to
                                 be used in computing MPCI Premiums, which is set each year by the FCIC.

QUOTA SHARE REINSURANCE.......   A form of reinsurance in which the reinsurer
                                 shares a proportional part of both the original premiums and the losses of the reinsured.

REINSURANCE...................   The practice whereby a company called the
                                 "reinsurer" assumes, for a share of the
                                 premium, all or part of a risk originally undertaken by another insurer called the "ceding" company or "cedent." Reinsurance may be affected by "treaty" reinsurance, where a standing agreement between the ceding and reinsuring companies automatically covers all risks of a defined category, amount and type, or by "facultative" reinsurance where reinsurance is negotiated and accepted on a risk-by-risk basis.

REPRESENTATIVES...............   Advest, Inc. and Mesirow Financial, Inc., the
                                 representatives of the Underwriters.


RETENTION.....................   The amount of liability, premiums or losses
                                 which an insurance company keeps for its own account after reinsurance.


RISK-BASED CAPITAL (RBC)
  REQUIREMENTS................   Capital requirements for property and casualty
                                 insurance companies adopted by the NAIC to assess minimum capital requirements and to raise the level of protection that statutory surplus provides for policyholder obligations.

SECURITIES ACT................   The Securities Act of 1933, as amended.

SIG (OR THE COMPANY)..........   Symons International Group, Inc., a specialty
                                 insurer which underwrites and markets
                                 nonstandard private passenger automobile insurance and crop insurance.

SIGF..........................   Symons International Group, Inc. (Florida), a
                                 Florida based surplus lines underwriting manager and a subsidiary of Goran.

SIGL..........................   Symons International Group, Ltd., a Canadian
                                 corporation and the controlling shareholder of Goran.

STANDARD AUTOMOBILE
INSURANCE.....................   Personal lines automobile insurance written for
                                 those individuals presenting an average risk profile in terms of loss history, driving record, type of vehicle driven and other factors.

STATUTORY ACCOUNTING PRACTICES
  (SAP).......................   Accounting practices which consist of recording
                                 transactions and preparing financial statements in accordance with the rules and procedures prescribed or permitted by state regulatory authorities. Statutory accounting emphasizes solvency rather than matching revenues and expenses during an accounting period.

STATUTORY SURPLUS.............   The excess of admitted assets over total
                                 liabilities (including loss reserves),
                                 determined using data reported in accordance with SAP.


STOCKHOLDER AGREEMENT.........   The stockholder agreement, as amended and
                                 restated, among the Company, Goran, GGS
                                 Holdings and the GS Funds.


STOP LOSS REINSURANCE.........   A form of reinsurance, similar to Excess of
                                 Loss Reinsurance, whereby the primary insurer caps its loss on a particular risk by purchasing reinsurance in excess of such cap.

SUBSIDIARIES..................   All of the direct and indirect consolidated
                                 subsidiaries of the Company.

SUPERIOR......................   Superior Insurance Company, a Florida property
                                 and casualty insurer primarily engaged in the writing of nonstandard automobile insurance and its principal subsidiaries, Superior American
                                 Insurance Company, a Florida insurance company, and Superior Guaranty Insurance Company, a
                                 Florida insurance company.

SUPERIOR PURCHASE AGREEMENT...   Stock Purchase Agreement, dated January 31,
                                 1996, by and among Goran, the Company, Fortis and Interfinancial pursuant to which the Company purchased Superior.

SURPLUS.......................   The same as "policyholders' or statutory
                                 surplus," defined above.

TAIL..........................   The period of time that elapses between the
                                 incurrence and settlement of losses under a policy. A "short-tail" insurance product is one where losses are known comparatively quickly;
                                 ultimate losses under a "long-tail" insurance product are sometimes not known for years.

TRANSACTIONS..................   The Formation Transaction (defined herein), the
                                 Acquisition (defined herein) and other related transactions, including the Transfer (defined herein), the Dividend (defined herein) and the Distribution (defined herein).

TRANSFER......................   The transfer by Pafco of all of the outstanding
                                 capital stock of IGF through the formation of IGF Holdings and the contribution to IGF
                                 Holdings of all of the outstanding shares of capital stock of IGF and the distribution of IGF Holdings to the Company.

TREATY REINSURANCE............   The reinsurance of a specified type or category
                                 of risks defined in a reinsurance agreement (a
                                 "treaty") between a primary insurer or other reinsured and a reinsurer. Typically, in treaty reinsurance, the primary insurer or reinsured is obligated to offer and the reinsurer is obligated to accept a specified portion of all such type or category of risks originally underwritten by the primary insurer or reinsured.

UNDERWRITING..................   The insurer's or reinsurer's process of
                                 reviewing applications submitted for insurance coverage, deciding whether to accept all or part of the coverage requested and determining the applicable premiums.

UNDERWRITING EXPENSES.........   The aggregate of policy acquisition costs,
                                 including commissions, and the portion of administrative, general and other expenses attributable to underwriting operations.

UNEARNED PREMIUMS.............   The portion of a premium representing the
                                 unexpired portion of the contract term as of a certain date.

USDA..........................   United States Department of Agriculture.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                     PAGE
                                                                                   ---------
SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
Report of Independent Accountants...............................................         F-2
Consolidated Financial Statements:
  Consolidated Balance Sheets as of December 31, 1994 and 1995 and June 30,
     1996.......................................................................         F-3
  Consolidated Statements of Operations for the Years Ended December 31, 1993,
     1994 and 1995 and the Six Months Ended June 30, 1995 and 1996..............         F-4
  Consolidated Statements of Changes in Stockholder's Equity for the Years Ended
     December 31, 1993, 1994 and 1995 and the Six Months Ended June 30, 1995 and
     1996.......................................................................         F-5
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1993,
     1994 and 1995 and the Six Months Ended June 30, 1995 and 1996..............         F-6
Notes to Consolidated Financial Statements......................................    F-7-F-26
SUPERIOR INSURANCE COMPANY AND SUBSIDIARIES
Report of Independent Accountants...............................................        F-27
Consolidated Financial Statements:
  Consolidated Balance Sheets as of December 31, 1994 and 1995 and June 30,
     1996.......................................................................        F-28
  Consolidated Statements of Operations for the Years Ended December 31, 1993,
     1994 and 1995 and the Six Months Ended June 30, 1995 and 1996..............        F-29
  Consolidated Statements of Changes in Stockholders' Equity for the Years Ended
     December 31, 1993, 1994 and 1995 and the Six Months Ended June 30, 1995 and
     1996.......................................................................        F-30
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1993,
     1994 and 1995 and the Six Months Ended June 30, 1995 and 1996..............        F-31
Notes to Consolidated Financial Statements......................................   F-32-F-44

                       REPORT OF INDEPENDENT ACCOUNTANTS



Board of Directors and Stockholder of


Symons International Group, Inc. and Subsidiaries



     We have audited the accompanying consolidated balance sheets of Symons International Group, Inc. and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, changes in stockholder's equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Symons International Group, Inc. and subsidiaries as of December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.



     As discussed in Note 1 to the consolidated financial statements, in 1994, the Company adopted Financial Accounting Standards Board Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities.



     As discussed in Notes 1 and 8 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes, during the year ended December 31, 1993.



                                          COOPERS & LYBRAND, L.L.P.



Indianapolis, Indiana


March 18, 1996, except for Note 1.a., the second, third and fourth paragraphs in Note 6, and Note 18, as to which the date is July 29, 1996

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES



                          CONSOLIDATED BALANCE SHEETS



               AS OF DECEMBER 31, 1994 AND 1995 AND JUNE 30, 1996



                                     ASSETS



                                                                    DECEMBER 31,
                                                                 ------------------    JUNE 30,
                                                                  1994       1995        1996
                                                                 -------   --------   -----------
                                                                                      (UNAUDITED)
                                                                          (IN THOUSANDS)
Assets:
  Investments:
  Available for sale:
     Fixed maturities, at market...............................  $ 8,861   $ 12,931    $ 119,637
     Equity securities, at market..............................    5,424      4,231       32,492
     Short-term investments, at amortized cost
       which approximates market...............................      790      5,283        5,989
  Real estate, at cost.........................................      507        487          477
  Mortgage loans...............................................    2,940      2,920        2,560
  Other........................................................       50         50           50
  Investments in and advances to related parties...............    2,948      2,952        2,868
  Cash and cash equivalents....................................       42      2,311           --
  Receivables (net of allowance for doubtful accounts of
     $1,209,000, $927,000, and $1,673,000 (unaudited) in 1994,
     1995 and June 30, 1996, respectively).....................   14,665      8,203       59,189
  Reinsurance recoverable on paid and unpaid losses, net.......   12,886     54,136       83,611
  Prepaid reinsurance premiums.................................    6,988      6,263       42,407
  Federal income taxes recoverable.............................      192         --           --
  Deferred policy acquisition costs............................    1,479      2,379       13,192
  Deferred income taxes........................................    2,002      1,421        1,635
  Property and equipment.......................................    4,236      5,502        6,552
  Goodwill.....................................................       --         --        3,140
  Other........................................................    2,618      1,447        4,874
                                                                 -------   --------     --------
          Total assets.........................................  $66,628   $110,516    $ 378,673
                                                                 =======   ========     ========
                              LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
  Losses and loss adjustment expenses..........................  $29,269   $ 59,421    $  93,628
  Unearned premiums............................................   14,416     17,497      114,854
  Reinsurance payables.........................................    4,073      6,206       52,555
  Payables to affiliates.......................................    5,390      6,474        7,537
  Federal income tax payable...................................       --        133          563
  Line of credit and notes payable.............................    5,441      5,811        7,750
  Term debt....................................................       --         --       48,000
  Other........................................................    3,768      5,439       18,306
                                                                 -------   --------     --------
          Total liabilities....................................   62,357    100,981      343,193
                                                                 -------   --------     --------
  Minority interest in consolidated subsidiary.................       16         --       17,723
                                                                 -------   --------     --------
  Commitments and contingencies
  Stockholder's equity:
     Common stock, no par value, 100,000,000 shares authorized,
       7,000,000 issued and outstanding........................    1,000      1,000        1,000
     Additional paid-in capital................................    3,130      3,130        6,519
     Unrealized gain (loss) on investments, net of deferred tax benefit (expense) of $260,000 in 1994, $23,000 in 1995
       and ($249,000) (unaudited) at June 30, 1996.............     (504)       (45)         484
     Retained earnings.........................................      629      5,450        9,754
                                                                 -------   --------     --------
          Total stockholder's equity...........................    4,255      9,535       17,757
                                                                 -------   --------     --------
          Total liabilities and stockholder's equity...........  $66,628   $110,516    $ 378,673
                                                                 =======   ========     ========


   The accompanying notes are an integral part of the consolidated financial statements.

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF OPERATIONS


              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995


                AND THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996


                                                                 YEARS ENDED                 SIX MONTHS
                                                                 DECEMBER 31,              ENDED JUNE 30,
                                                        ------------------------------   -------------------
                                                          1993       1994       1995       1995       1996
                                                        --------   --------   --------   --------   --------
                                                                                             (UNAUDITED)

                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
  Gross premiums written............................... $ 88,936   $103,134   $124,634   $ 95,759   $146,950
  Less ceded premiums..................................  (57,176)   (67,995)   (71,187)   (64,904)   (69,908)
                                                         -------    -------    -------    -------    -------
  Net premiums written.................................   31,760     35,139     53,447     30,855     77,042
  Change in unearned premiums..........................     (332)    (3,013)    (3,806)    (8,066)   (17,976)
                                                         -------    -------    -------    -------    -------
  Net premiums earned..................................   31,428     32,126     49,641     22,789     59,066
  Net investment income................................    1,489      1,241      1,173        636      1,533
  Other income.........................................      886      1,622      2,174        997      4,062
  Net realized capital gain (loss).....................     (119)      (159)      (344)        79        228
                                                         -------    -------    -------    -------    -------
          Total revenues...............................   33,684     34,830     52,644     24,501     64,889
                                                         -------    -------    -------    -------    -------
  Expenses:
  Losses and loss adjustment expenses..................   25,080     26,470     35,971     15,751     45,275
  Policy acquisition and general and administrative
     expenses..........................................    8,914      5,801      7,981      5,589     12,283
  Interest expense.....................................      996      1,184      1,248        193      1,261
                                                         -------    -------    -------    -------    -------
  Total expenses.......................................   34,990     33,455     45,200     21,533     58,819
                                                         -------    -------    -------    -------    -------
  Income (loss) before taxes, discontinued operations,
     cumulative effect of a change in accounting
     principle, and minority interest..................   (1,306)     1,375      7,444      2,968      6,070
                                                         -------    -------    -------    -------    -------
Income taxes:
  Current income tax expense (benefit).................     (530)       462      2,275      1,009      1,190
  Deferred income tax expense (benefit)................      613     (1,180)       344        (51)       664
                                                         -------    -------    -------    -------    -------
          Total income taxes...........................       83       (718)     2,619        958      1,854
                                                         -------    -------    -------    -------    -------
  Income (loss) from continuing operations before
     discontinued operations, cumulative effect of a
     change in accounting principle, and minority
     interest..........................................   (1,389)     2,093      4,825      2,010      4,216
  Income (loss) from discontinued operations, net of
     income taxes......................................     (160)        10         (4)        --         --
                                                         -------    -------    -------    -------    -------
     Net income (loss) before cumulative effect of a
       change in accounting principle and minority
       interest........................................   (1,549)     2,103      4,821      2,010      4,216
  Cumulative effect on prior years of accounting
     change............................................    1,175         --         --         --         --
                                                         -------    -------    -------    -------    -------
  Net income (loss) before minority interest...........     (374)     2,103      4,821      2,010      4,216
  Minority interest....................................       51         14         --         (4)        88
                                                         -------    -------    -------    -------    -------
  Net income (loss).................................... $   (323)  $  2,117   $  4,821   $  2,006   $  4,304
                                                         =======    =======    =======    =======    =======
  Weighted average shares outstanding..................    7,000      7,000      7,000      7,000      7,000
                                                         =======    =======    =======    =======    =======
Per common share data:
  Income (loss) from continuing operations before
     discontinued operations, cumulative effect of a
     change in accounting principle and after minority
     interest.......................................... $  (0.20)  $   0.30   $   0.69   $   0.29   $   0.61
  Income (loss) from discontinued operations, net of
     income taxes......................................    (0.02)        --         --         --         --
  Cumulative effect on prior years of accounting
     change............................................     0.17         --         --         --         --
                                                         -------    -------    -------    -------    -------
  Net income (loss).................................... $  (0.05)  $   0.30   $   0.69   $   0.29   $   0.61
                                                         =======    =======    =======    =======    =======


   The accompanying notes are an integral part of the consolidated financial statements.

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES



           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY


          FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND THE

                    SIX MONTHS ENDED JUNE 30, 1995 AND 1996



                                                        ADDITIONAL   UNREALIZED    RETAINED       TOTAL
                                               COMMON    PAID-IN       LOSS ON     EARNINGS   STOCKHOLDER'S
                                               STOCK     CAPITAL     INVESTMENTS   (DEFICIT)     EQUITY
                                               ------   ----------   -----------   --------   -------------
                                                                      (IN THOUSANDS)
Balance at January 1, 1993...................  $1,000     $1,530        $(172)     $ (1,165)     $ 1,193
  Additional paid-in capital.................     --       1,600           --            --        1,600
  Change in unrealized loss on equity
     securities, net of deferred taxes.......     --          --         (251)           --         (251)
  Net loss...................................     --          --           --          (323)        (323)
                                               -----      ------        -----        ------      -------
Balance at December 31, 1993.................  1,000       3,130         (423)       (1,488)       2,219
  Unrealized gain on fixed maturities,
     resulting from a change in accounting
     principle, net of deferred taxes........     --          --          139            --          139
  Change in unrealized loss on investments,
     net of deferred taxes...................     --          --         (220)           --         (220)
  Net income.................................     --          --           --         2,117        2,117
                                               -----      ------        -----        ------      -------
Balance at December 31, 1994.................  1,000       3,130         (504)          629        4,255
  Change in unrealized loss on investments,
     net of deferred taxes (unaudited).......     --          --           13            --           13
  Net income (unaudited).....................     --          --           --         2,006        2,006
                                               -----      ------        -----        ------      -------
  Balance at June 30, 1995 (unaudited).......  $1,000     $3,130        $(491)     $  2,635      $ 6,274
                                               =====      ======        =====        ======      =======
Balance at December 31, 1994.................  $1,000     $3,130        $(504)     $    629      $ 4,255
  Change in unrealized loss on investments,
     net of deferred taxes...................     --          --          459            --          459
  Net income.................................     --          --           --         4,821        4,821
                                               -----      ------        -----        ------      -------
Balance at December 31, 1995.................  1,000       3,130          (45)        5,450        9,535
  Sale of subsidiary stock...................     --       3,389           --            --        3,389
  Change in unrealized loss on investments,
     net of deferred taxes (unaudited).......     --          --          529            --          529
  Net income (unaudited).....................     --          --           --         4,304        4,304
                                               -----      ------        -----        ------      -------
Balance at June 30, 1996 (unaudited).........  $1,000     $6,519        $ 484      $  9,754      $17,757
                                               =====      ======        =====        ======      =======


   The accompanying notes are an integral part of the consolidated financial statements.

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS



              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995


                AND THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996


                                                                                              SIX MONTHS
                                                          YEARS ENDED DECEMBER 31,          ENDED JUNE 30,
                                                       ------------------------------     -------------------
                                                         1993       1994       1995         1995       1996
                                                       --------   --------   --------     --------   --------
                                                                                              (UNAUDITED)

                                                                           (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss):................................   $   (323)  $  2,117   $  4,821     $  2,006   $  4,304
  Adjustments to reconcile net income (loss) to net
    cash
    provided from (used in) operations:
  Minority interest.................................        (51)       (14)        --            4        (88)
  Depreciation and amortization.....................        913        690        742          244        221
  Deferred income tax expense (benefit).............       (562)    (1,180)       344           51        664
  Net realized capital (gain) loss..................        119        159        344          (79)      (228)
  Net changes in operating assets and liabilities
    (net of assets acquired):
  Receivables.......................................      6,965     (9,057)     6,462      (34,116)   (48,085)
  Reinsurance recoverable on paid and unpaid losses,
    net.............................................    (18,681)    25,130    (41,250)     (11,283)   (29,475)
  Prepaid reinsurance premiums......................        (14)    (3,343)       725       (1,464)    (3,824)
  Federal income taxes recoverable (payable)........       (890)       759        325          870       (490)
  Deferred policy acquisition costs.................       (249)      (727)      (900)        (470)    (2,888)
  Other assets......................................       (409)        98      1,019        2,127     (3,264)
  Losses and loss adjustment expenses...............     15,527    (24,874)    30,152       13,576    (10,216)
  Unearned premiums.................................        346      6,356      3,081        9,371     52,077
  Reinsurance payables..............................     (7,464)     1,982      2,133       20,992     46,349
  Other liabilities.................................     (2,788)    (1,398)     1,656        2,177      2,925
                                                       --------   --------   --------     --------   --------
  Net cash provided from (used in) operations.......     (7,561)    (3,302)     9,654        4,006      7,982
                                                       --------   --------   --------     --------   --------
Cash flow provided from (used in) investing
  activities:
  Cash paid for Superior net of cash acquired.......         --         --         --           --    (66,389)
  Net (purchases) sales of short-term investments...      2,194       (308)    (4,493)      (2,685)    11,342
  Purchases of fixed maturities.....................     (7,855)    (7,587)   (12,517)      (2,832)   (24,976)
  Proceeds from sales, calls and maturities of fixed
    maturities......................................     11,702      8,460      8,603        5,566     17,896
  Purchases of equity securities....................    (17,729)   (10,122)   (28,173)     (13,717)   (86,177)
  Proceeds from sales of equity securities..........     18,393     10,510     29,599       10,892     65,944
  Proceeds from the sale of real estate.............         --      1,166         --           --         --
  Purchase of real estate...........................       (730)        (1)        --           --         --
  Purchases of mortgage loans.......................         --        (50)      (100)          --         --
  Proceeds from repayment of mortgage loans.........         --         60        120           60        360
  Purchase of property and equipment................       (509)      (655)    (1,874)        (772)      (579)
                                                       --------   --------   --------     --------   --------
  Net cash provided from (used in) investing
    activities......................................      5,466      1,473     (8,835)      (3,488)   (82,579)
                                                       --------   --------   --------     --------   --------
Cash flow provided from (used in) financing
  activities:
  Proceeds from additional paid-in capital..........      1,600         --         --           --         --
  Proceeds from line of credit and notes payable....      4,000     26,900      1,620           --      7,750
  Proceeds from term debt...........................         --         --         --           --     48,000
  Payments on line of credit and notes payable......     (5,800)   (26,459)    (1,250)      (1,314)    (5,811)
  Proceeds from minority interest owner.............         --         --         --           --     21,200
  Repayments from related parties...................      1,188        711         44          407      1,063
  Loans from related parties........................        344        425      1,036          400         84
                                                       --------   --------   --------     --------   --------
  Net cash provided from (used in) financing
    activities......................................      1,332      1,577      1,450         (507)    72,286
                                                       --------   --------   --------     --------   --------
  Increase (decrease) in cash and cash
    equivalents.....................................       (763)      (252)     2,269           11     (2,311)
  Cash and cash equivalents, beginning of year......      1,057        294         42           42      2,311
                                                       --------   --------   --------     --------   --------
  Cash and cash equivalents, end of year............   $    294   $     42   $  2,311     $     53   $     --
                                                       =========  =========  =========    =========  =========


   The accompanying notes are an integral part of the consolidated financial statements.

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



 1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES:



     Symons International Group, Inc. (the "Company") is a wholly-owned subsidiary of Goran Capital, Inc. ("Goran"), a Canadian insurance holding company. The Company is primarily involved in the sale of personal nonstandard automobile insurance and crop insurance. Nonstandard automobile represents approximately 51% of the Company's volume. The Company's products are marketed through independent agents and brokers, within a 31 state area, primarily in the Midwest and Southern United States.


     The following is a description of the significant accounting policies and practices employed:


     a. Principles of Consolidation: The consolidated financial statements include the accounts, after intercompany eliminations, of the Company and its wholly-owned subsidiaries as follows:



     - GGS Management Holdings, Inc. ("GGSH") -- a holding company for GGS Management, Inc.



     - GGS Management, Inc. ("GGS") -- a holding company for the nonstandard automobile operations which include PGIC, PPFC and Superior entities.



     - Pafco General Insurance Company ("PGIC") -- an insurance company domiciled in Indiana;



     - Pafco Premium Finance Company ("PPFC") -- an Indiana-based premium finance company;



     - IGF Holdings, Inc., ("IGFH") -- a holding company for the crop operations which includes IGF and Hail Plus Corp.



     - IGF Insurance Company ("IGF") -- an insurance company domiciled in
       Indiana;



     - Hail Plus Corp -- an Iowa-based premium finance company; and



     - Symons International Group, Inc. of Ft. Lauderdale, Florida ("SIG-FLA") -- a managing general insurance agency.



     On May 1, 1996, the Company acquired the following entities through a purchase business combination:



     - Superior Insurance Company ("Superior") -- an insurance company domiciled in Florida;



     - Superior American Insurance Company ("Superior American") -- an insurance company domiciled in Florida; and



     - Superior Guaranty Insurance Company ("Superior Guaranty") -- an insurance company domiciled in Florida.



     In 1995, PGIC acquired the remaining 1.2%, or 28,335 shares, of voting interest IGF common stock for $56,670. On January 1, 1996, the Company sold SIG-FLA to Goran for $2,000.



     The Company's consolidated results of operations for the six months ended June 30, 1996 include the results of operations of these entities subsequent to April 30, 1996, the date of the acquisition. (See Note 18.)



     b. Basis of Presentation: The accompanying financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") which differ from statutory accounting practices ("SAP") prescribed or permitted for insurance companies by regulatory authorities in the following respects:



     - Certain assets are included in the balance sheet that are excluded as "Nonadmitted Assets" under statutory accounting.



     - Costs incurred by the Company relating to the acquisition of new business which are expensed for statutory purposes are deferred and amortized on a straight-line basis over the term of the related

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



 1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

       policies. Commissions allowed by reinsurers on business ceded are deferred and amortized with policy acquisition costs.


     - The investment in wholly-owned subsidiaries is consolidated for GAAP rather than valued on the statutory equity method. The net income or loss and changes in unassigned surplus of the subsidiaries is reflected in net income for the period rather than recorded directly to unassigned surplus.



     - Investments in bonds are designated at purchase as held to maturity, trading, or available for sale. Held-to-maturity fixed maturity investments are reported at amortized cost, and the remaining fixed maturity investments are reported at fair value with unrealized holding gains and losses reported in operations for those designated as trading and as a separate component of stockholder's equity for those designated as available for sale. All securities have been designated as available for sale. For SAP, such fixed maturity investments would be reported at amortized cost or market value based on their NAIC rating.



     - The liability for losses and loss adjustment expenses and unearned premium reserves are recorded net of their reinsured amounts for statutory accounting purposes.



     - Deferred income taxes are not recognized on a statutory basis.



     - Credits for reinsurance are recorded only to the extent considered realizable. Under SAP, credit for reinsurance ceded are allowed to the extent the reinsurers meet the statutory requirements of the Insurance Department of the State of Indiana, principally statutory solvency.


     Net income and capital and surplus for PGIC and IGF reported on the statutory accounting basis is as follows (dollars in thousands):


                                                                  DECEMBER 31,
                                                         ------------------------------
                                                          1993        1994       1995
                                                         -------     ------     -------
        Capital and surplus:
          PGIC.......................................    $ 8,132     $7,848     $11,875
          IGF........................................      2,789      4,512       9,219



                                                            YEARS ENDED DECEMBER 31,
                                                         ------------------------------
                                                          1993        1994       1995
                                                         -------     ------     -------
        Net income (loss):
          PGIC.......................................    $ 1,943     $ (571)    $  (553)
          IGF........................................     (3,020)     1,511       6,574


     c. Use of Estimates: The preparation of financial statements of insurance companies requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known which could impact the amounts reported and disclosed herein.

     d. Premiums: Premiums are recognized as income ratably over the life of the related policies and are stated net of ceded premiums. Unearned premiums are computed on the semimonthly pro rata basis.

     e.Investments:
       Investments are presented on the following bases:


     - Fixed maturities and equity securities -- at market value -- all such securities are classified as available for sale and are carried at market value with the unrealized gain or loss as a component of stockholder's equity, net of deferred tax, and accordingly, have no effect on net income.

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



 1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):


     - Real estate -- at cost, less allowances for depreciation.



     - Mortgage loans -- at outstanding principal balance.



     Realized gains and losses on sales of investments are recorded on the trade date and are recognized in net income on the specific identification basis. Interest and dividend income are recognized as earned.


     f. Cash and Cash Equivalents: For purposes of the statement of cash flows, the Company includes in cash and cash equivalents all cash on hand and demand deposits with original maturities of three months or less.


     g. Deferred Policy Acquisition Costs: Deferred policy acquisition costs are comprised of agents' commissions, premium taxes and certain other costs which are related directly to the acquisition of new and renewal business, net of expense allowances received in connection with reinsurance ceded, which have been accounted for as a reduction of the related policy acquisition costs and are deferred and amortized accordingly. These costs, to the extent that they are considered recoverable, are deferred and amortized over the terms of the policies to which they relate.


     h. Property and Equipment: Property and equipment are recorded at cost. Depreciation for buildings is based on the straight-line method over 31.5 years and the declining balance method for other property and equipment over their estimated useful lives ranging from five to seven years. Asset and accumulated depreciation accounts are relieved for dispositions, with resulting gains or losses reflected in net income.


     i. Losses and Loss Adjustment Expenses: Reserves for losses and loss adjustment expenses include estimates for reported unpaid losses and loss adjustment expenses and for estimated losses incurred but not reported. These reserves have not been discounted. The Company's losses and loss adjustment expense reserves include an aggregate stop-loss program. The Company retains an independent actuarial firm to estimate reserves. Reserves are established using individual case-basis valuations and statistical analysis as claims are reported. Those estimates are subject to the effects of trends in loss severity and frequency. While management believes the reserves are adequate, the provisions for losses and loss adjustment expenses are necessarily based on estimates and are subject to considerable variability. Changes in the estimated reserves are charged or credited to operations as additional information on the estimated amount of a claim becomes known during the course of its settlement. The reserves for losses and loss adjustment expenses are reported net of the receivables for salvage and subrogation of approximately $795,000 and $948,000, at December 31, 1994 and 1995, respectively.


     j. Income Taxes: During January 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. The Company adopted SFAS No. 109 for the year ended December 31, 1993. The Statement adopts the liability method of accounting for deferred income taxes. Under the liability method, companies will establish a deferred tax liability or asset for the future tax effects of temporary differences between book and taxable income. Changes in future tax rates will result in immediate adjustments to deferred taxes. (See Note 8.) Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

     k. Reinsurance: Reinsurance premiums, commissions, expense reimbursements, and reserves related to reinsured business are accounted for on bases consistent with those used in accounting for the original policies and the terms of the reinsurance contracts. Premiums ceded to other companies have been reported as a reduction of premium income.

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

 1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     l. Accounting Changes: On January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, ("Statement 115"). In accordance with Statement 115, prior period financial statements have not been restated to reflect the change in accounting principle. The cumulative effect as of January 1, 1994 of adopting Statement 115 has no effect on net income. The effect of this change in accounting principle was an increase to stockholder's equity of approximately $139,000, net of deferred taxes of approximately $73,000, of net unrealized gains on fixed maturities classified as available for sale that were previously carried at amortized cost.



     m. Recently Issued Accounting Pronouncements: On January 1, 1996, the Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 121 requires that long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This Statement was effective for financial statements for fiscal years beginning after December 31, 1995. Adoption of SFAS No. 121 did not have a material impact on the Company's results of operations.


     In December 1995, SFAS No. 123, Accounting for Stock-Based Compensation, was issued. It introduces the use of a fair-value-based method of accounting for stock-based compensation. It encourages, but does not require, companies to recognize compensation expense for stock-based compensation to employees based on the new fair value accounting rules. Companies that choose not to adopt the new rules will continue to apply the existing accounting rules contained in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. However, SFAS No. 123 requires companies that choose not to adopt the new fair value accounting rules to disclose pro forma net income and earnings per share under the new method. SFAS No. 123 is effective for financial statements for fiscal years beginning after December 15, 1995.


     On May 1, 1996, GGS Management Holdings, Inc., a recently formed subsidiary of the Company, adopted a stock option plan. The purpose of the plan is to provide an incentive to the officers and employees based on the success of the Company's business enterprises. The Company has not yet quantified the impact of the adoption of SFAS No. 123.



     n. Vulnerability from Concentration: At December 31, 1995, the Company did not have a material concentration of financial instruments in an industry or geographic location. Also at December 31, 1995, the Company did not have a concentration of (1) business transactions with a particular customer, lender or distributor, (2) revenues from a particular product or service, (3) sources of supply of labor or services used in the business, or (4) a market or geographic area in which business is conducted that makes it vulnerable to an event that is at least reasonably possible to occur in the near term and which could cause a serious impact to the Company's financial condition.



     o. Earnings Per Share: The Company's net income per share calculations are based upon the weighted average number of shares of common stock outstanding during each period, as restated for the 7,000-for-1 stock split.



     p. Unaudited Interim Financial Statements: The consolidated financial statements for the six months ended June 30, 1995 and June 30, 1996 have been prepared using the applicable accounting principles used in the audited financial statements. These statements are unaudited but, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments and accruals) necessary for a fair presentation of the financial information set forth herein. The operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



 2. INVESTMENTS:



     Investments are summarized as follows (dollars in thousands).



                                                              COST OR      UNREALIZED     ESTIMATED
                                                             AMORTIZED   --------------    MARKET
                                                               COST      GAIN    LOSS       VALUE
                                                             ---------   ----   -------   ---------
DECEMBER 31, 1994
Fixed maturities:
  U.S. Treasury securities and obligations of U.S.
     government corporations and agencies..................   $ 6,956    $ 12   $  (169)   $ 6,799
  Obligations of states and political subdivisions.........       311      --        --        311
  Corporate securities.....................................     1,779      --       (28)     1,751
                                                              -------    ----   -------    -------
          Total fixed maturities...........................     9,046      12      (197)     8,861
                                                              -------    ----   -------    -------
Equity securities:
  Preferred stocks.........................................     1,502      --       (11)     1,491
  Common stocks............................................     4,501     234      (802)     3,933
                                                              -------    ----   -------    -------
                                                                6,003     234      (813)     5,424
                                                              -------    ----   -------    -------
  Short-term investments...................................       790      --        --        790
  Real estate..............................................       507      --        --        507
  Mortgage loan............................................     2,940      --        --      2,940
  Other loans..............................................        50      --        --         50
                                                              -------    ----   -------    -------
          Total investments................................   $19,336    $246   $(1,010)   $18,572
                                                              =======    ====   =======    =======
DECEMBER 31, 1995
Fixed maturities:
  U.S. Treasury securities and obligations of U.S.
     government corporations and agencies..................   $10,978    $ 63   $    (1)   $11,040
  Obligations of states and political subdivisions.........     1,470      57        (1)     1,526
  Corporate securities.....................................       364       1        --        365
                                                              -------    ----   -------    -------
          Total fixed maturities...........................    12,812     121        (2)    12,931
                                                              -------    ----   -------    -------
Equity securities:
  Preferred stocks.........................................       100       1        (4)        97
  Common stocks............................................     4,318     108      (292)     4,134
                                                              -------    ----   -------    -------
                                                                4,418     109      (296)     4,231
                                                              -------    ----   -------    -------
  Short-term investments...................................     5,283      --        --      5,283
  Real estate..............................................       487      --        --        487
  Mortgage loans...........................................     2,920      --        --      2,920
  Other loans..............................................        50      --        --         50
                                                              -------    ----   -------    -------
          Total investments................................   $25,970    $230   $  (298)   $25,902
                                                              =======    ====   =======    =======



     At December 31, 1995 67.67% (remainder were not rated) of the Company's fixed maturities were considered investment grade by The Standard & Poors Corporation or Moody's Investor Services, Inc., and 64.97% were rated at least AA by those agencies. Securities with quality ratings Baa and above are considered investment grade securities. In addition, the Company's investments in fixed maturities did not contain any significant geographic or industry concentration of credit risk.

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

 2. INVESTMENTS (CONTINUED):
     The amortized cost and estimated market value of fixed maturities by contractual maturity, are shown in the table which follows. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty (dollars in thousands):


                                                                  DECEMBER 31,
                                                 -----------------------------------------------
                                                          1994                     1995
                                                 ----------------------   ----------------------
                                                 AMORTIZED   ESTIMATED    AMORTIZED   ESTIMATED
                                                   COST      FAIR VALUE     COST      FAIR VALUE
                                                 ---------   ----------   ---------   ----------
        Maturity:
        Due in one year or less................   $ 1,569      $1,573      $ 4,609     $  4,610
        Due after one year through five
          years................................     4,181       4,074        4,988        5,051
        Due after five years through ten
          years................................     1,807       1,724        3,215        3,270
        Due after ten years....................     1,489       1,490           --           --
                                                   ------      ------      -------      -------
                  Total........................   $ 9,046      $8,861      $12,812     $ 12,931
                                                   ======      ======      =======      =======


     Gains and losses realized on sales of investments in fixed maturities are as follows (dollars in thousands):

                                                               YEARS ENDED DECEMBER 31,
                                                               ------------------------
                                                                1993     1994     1995
                                                               ------   ------   ------
        Proceeds from sales..................................  $6,630   $4,083   $7,903
        Gross gains realized.................................     132      119      106
        Gross losses realized................................      91       29      291


     Real estate is reported net of accumulated depreciation of approximately $131,000 and $143,000 for December 31, 1994 and 1995, respectively.



     Investments in a single issuer greater than 10% of shareholder's equity at December 31, 1995 are as follows (dollars in thousands):



                                                                     DECEMBER 31, 1995
                                               --------------------------------------------------------------
                                                 FIXED        EQUITY     MORTGAGE   SHORT-TERM       TOTAL
                 DESCRIPTION                   MATURITIES   SECURITIES    LOANS     INVESTMENTS   INVESTMENTS
- ---------------------------------------------  ----------   ----------   --------   -----------   -----------
United States Treasury Notes.................   $  3,126      $   --      $   --      $    --       $ 3,126
Federal Home Loan Bank.......................      4,116          --          --           --         4,116
Federal National Mortgage Association........      3,018          --          --           --         3,018
Federal Government Obligation Fd 395.........         --       1,556          --           --         1,556
United States Treasury Bill..................         --          --          --        2,666         2,666
Dreyfus Treasury Cash Management.............         --          --          --        1,242         1,242
Comfort Inn..................................         --          --       2,820           --         2,820
                                                 -------      ------      ------       ------       -------
                                                $ 10,260      $1,556      $2,820      $ 3,908       $18,544
                                                 =======      ======      ======       ======       =======

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

 2. INVESTMENTS (CONTINUED):
     An analysis of net investment income follows (dollars in thousands):


                                                             YEAR ENDED DECEMBER 31,
                                                           ----------------------------
                                                            1993       1994       1995
                                                           ------     ------     ------
        Fixed maturities.................................  $  745     $  470     $  534
        Equity securities................................     362        677        256
        Cash and short-term investments..................      78         99        194
        Real estate......................................     558        273         52
        Mortgage loans...................................       2        132        231
        Other............................................     322         96        270
                                                           ------     ------     ------
             Total investment income.....................   2,067      1,747      1,537
        Investment expenses..............................    (578)      (506)      (364)
                                                           ------     ------     ------
        Net investment income............................  $1,489     $1,241     $1,173
                                                           ======     ======     ======


     In 1992, PGIC acquired a hotel property through a deed in lieu of foreclosure on a mortgage it held in the amount of approximately $2,985,000. In 1993, the property was renovated and changed to a Comfort Inn. In June 1994, the property was sold for net proceeds of approximately $4,166,000, resulting in a gain on sale of approximately $147,000. Upon the sale, PGIC issued an 8% mortgage loan due in the year 2001 in the amount of approximately $3,000,000. It calls for monthly principal payments of approximately $10,000 plus interest. All payments on the mortgage were current at December 31, 1995.

     In 1995 a note with a balance outstanding of approximately $40,000 at December 31, 1994 was repaid in full. The note was guaranteed by a foreign corporation, which is 50% owned by a related party. The loan bore interest at 10% per annum and was repayable at approximately $10,000 per month plus interest.

     Investments with a market value of approximately $6,180,000 and $6,410,000 (amortized cost of approximately $6,245,000 and $6,296,000) as of December 31, 1994 and 1995, respectively, were on deposit in the United States and Canada. The deposits are required by law to support certain reinsurance contracts, performance bonds and outstanding loss reserves on assumed business.


     Fixed maturities and short-term investments with a market value of approximately $1,636,000 (amortized cost of approximately $1,619,000) as of December 31, 1995 were pledged as collateral for an undrawn letter of credit in the principal amount of approximately $1,500,000 which had been issued for the benefit of certain ceding reinsurers.


 3. DEFERRED POLICY ACQUISITION COSTS:

     Policy acquisition costs are capitalized and amortized over the life of the policies. Policy acquisition costs are those costs directly related to the issuance of insurance policies including commissions and underwriting expenses net of reinsurance commission income on such policies. Policy acquisition costs deferred and the related amortization charged to income were as follows (dollars in thousands):


                                                                 DECEMBER 31,
                                                        -------------------------------
                                                         1993        1994        1995
                                                        -------     -------     -------
        Balance, beginning of year....................  $   503     $   752     $ 1,479
        Costs deferred during year....................    9,211       5,579       8,050
        Amortization during year......................   (8,962)     (4,852)     (7,150)
                                                        -------     -------     -------
        Balance, end of year..........................  $   752     $ 1,479     $ 2,379
                                                        =======     =======     =======

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



 4. PROPERTY AND EQUIPMENT:



     Property and equipment are summarized as follows (dollars in thousands):



                                                                   DECEMBER 31,
                                                  ----------------------------------------------
                                                   1994       1995       ACCUMULATED       1995
                                                   NET        COST      DEPRECIATION       NET
                                                  ------     ------     -------------     ------
    Land........................................  $  226     $  226        $    --        $  226
    Buildings...................................   3,180      4,006           (797)        3,209
    Office furniture and equipment..............     229      1,256           (646)          610
    Automobiles.................................       2          5             (4)            1
    Computer equipment..........................     599      2,235           (779)        1,456
                                                  ------     ------        -------        ------
                                                  $4,236     $7,728        $(2,226)       $5,502
                                                  ======     ======        =======        ======


     Accumulated depreciation at December 31, 1994 was approximately $1,589,000. Depreciation expense related to property and equipment for the years ended December 31, 1993, 1994 and 1995 were approximately $294,000, $374,000, and
$637,000, respectively.

 5. OTHER ASSETS:

     Included in other assets in the accompanying Consolidated Balance Sheets are intangible assets composed of goodwill of approximately $150,000 at December 31, 1994. Goodwill was amortized on a straight-line basis over a two- to five-year period. Amortization of intangible assets were approximately $439,000, $178,000, and $150,000 in 1993, 1994 and 1995, respectively.


 6. LINE OF CREDIT AND NOTES PAYABLE AND TERM DEBT:


     Line of credit and notes payable consists of the following (dollars in thousands):


                                                                          DECEMBER 31,
                                                                       -------------------
                                                                        1994         1995
                                                                       ------       ------
    Term loan note, bank, due in quarterly installments of $500 commencing June 30, 1993, plus interest at prime plus 2% (10.5%
      at December 31, 1994), maturing June 30, 1995..................  $1,000       $   --
    Revolving line of credit, not to exceed $6,000, due May 15, 1996.
      Interest payable monthly at prime plus 0.5% (9% and 9.5% at
      December 31, 1995 and 1994, respectively). See below for
      collateralization and restrictive covenants....................   4,191        5,811
    Promissory note, maturing July 1, 1996, at prime plus 1% (9.5% at
      December 31, 1994).............................................     250           --
                                                                       ------       ------
                                                                       $5,441       $5,811
                                                                       ======       ======



     At December 31, 1995, IGF maintained a revolving bank line of credit in the amount of $6,000,000. At December 31, 1995, the outstanding balance was approximately $5,811,000. Interest on this line of credit was at the bank's prime rate (8.5% at December 31, 1995) plus 0.5% adjusted daily. This line is collateralized by the crop-related uncollected premiums, reinsurance recoverable on paid losses, Federal Crop Insurance Corporation ("FCIC') annual settlement and FCIC premium tax recoverable, and a first lien on the real estate owned by IGF. The line requires IGF to maintain its primary banking relationship with the issuing bank, limits dividend payments and capital purchases and requires the maintenance of certain financial ratios. At December 31, 1995, IGF was in compliance with or had obtained waivers for all covenants associated with the line.

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

 6. LINE OF CREDIT AND NOTES PAYABLE AND TERM DEBT (CONTINUED):
     In May 1996, IGF renewed its line of credit with the same bank expiring in June 1997. The new facility is in the amount of $7,000,000 and bears an interest rate of .25% above the New York prime rate. The weighted average interest rate on the line of credit was 6.0%, 8.1%, and 9.7% during December 31, 1993, 1994 and 1995, respectively.


     Included in line of credit and notes payable is a note maintained by IGFH which matures on January 1, 2001, with principal repayable in 16 quarterly installments of $468,750 commencing April 1, 1997. In the event the Company successfully completes an initial public offering, the IGFH Bank Debt will become immediately due and payable. Interest will accrue at a variable rate per annum equal to the prime rate through October 1996 and prime plus one percent thereafter. The IGFH Bank Debt is collateralized by a first priority security interest in all of the outstanding shares of IGF and the guarantee of Symons International Group, Ltd. ("SIGL"), the controlling shareholder of Goran, collateralized by 966,600 shares of Goran common stock. Additionally, certain financial covenants in favor of the lender of the IGFH Bank Debt require IGFH to maintain increasing levels of income, retained earnings, and statutory capital over the term of the IGFH Bank Debt.



     The Term Debt, with an outstanding principal balance of $48 million, matures on April 30, 2002 and will be repaid in 11 consecutive semi-annual installments, the first of which will occur on the first anniversary of the closing date. The first installments of principal repayments will be $3,128,000 and $2,886,500, respectively, with the remaining annual installments over the term of the debt to be paid as follows: 1997 -- $6,014,500; 1998 -- $6,494,500;
1999 -- $7,938,000; 2000 -- $9,742,000; 2001 -- $11,611,500; and 2002 --
$6,199,500. Interest on the Term Debt shall be payable either at the "Base Rate" option or LIBOR option, plus in each case the applicable margin. The Base Rate is defined as the higher of (i) the federal funds rate plus 1/2 of 1% or (ii) the prime commercial lending rate of the lending bank. The applicable margin for Base Rate loans is 1.50% and for LIBOR loans is 2.75%. In May, 1996, the Company entered into an interest rate swap agreement to protect the Company against interest rate volatility. As a result, the Company fixed its interest rate on the Term Debt at 8.31% through November, 1996 and 9.07% from November, 1996 through July, 1997. The Term Debt is collateralized by a pledge of all of the tangible and intangible assets of GGSH, including all of the outstanding shares of GGS, and by a pledge of all of the tangible and intangible assets of GGS, including all of the outstanding shares of capital stock of Pafco and Superior.

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


 7. UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES:

     Activity in the liability for unpaid losses and loss adjustment expenses is summarized as follows (dollars in thousands):


                                                           YEARS ENDED DECEMBER 31,
                                                        -------------------------------
                                                         1993        1994        1995
                                                        -------     -------     -------
        Balance at January 1..........................  $30,924     $54,143     $29,269
        Less reinsurance recoverables.................   11,643      36,891      12,542
                                                        -------     -------     -------
             Net balance at January 1.................   19,281      17,252      16,727
                                                        -------     -------     -------
        Incurred related to:
             Current year.............................   23,931      26,268      35,184
             Prior years..............................    1,149         202         787
                                                        -------     -------     -------
                  Total incurred......................   25,080      26,470      35,971
                                                        -------     -------     -------
        Paid related to:
             Current year.............................   14,877      16,647      21,057
             Prior years..............................   12,232      10,348      10,018
                                                        -------     -------     -------
                  Total paid..........................   27,109      26,995      31,075
                                                        -------     -------     -------
                  Net balance at December 31..........   17,252      16,727      21,623
        Plus reinsurance recoverables.................   36,891      12,542      37,798
                                                        -------     -------     -------
        Balance at December 31........................  $54,143     $29,269     $59,421
                                                        =======     =======     =======


     The foregoing reconciliation shows that deficiencies of approximately $1,149,000, $202,000, and $787,000 in the December 31, 1992, 1993, and 1994
liability for losses and loss adjustment expenses, respectively, emerged in the following year. These deficiencies resulted from higher than anticipated losses resulting from a change in settlement costs relating to those estimates.

     The anticipated effect of inflation is implicitly considered when estimating liabilities for losses and LAE. While anticipated price increases due to inflation are considered in estimating the ultimate claim costs, the increase in average severities of claims is caused by a number of factors that vary with the individual type of policy written. Future average severities are projected based on historical trends adjusted for implemented changes in underwriting standards, policy provisions, and general economic trends. Those anticipated trends are monitored based on actual development and are modified if necessary.

     Liabilities for loss and loss adjustment expenses have been established when sufficient information has been developed to indicate the involvement of a specific insurance policy. In addition, a liability has been established to cover additional exposure on both known and unasserted claims. These liabilities are reviewed and updated continually.


 8. INCOME TAXES:


     The Company files a consolidated federal income tax return with its subsidiaries. An intercompany tax sharing agreement between the Company and its subsidiaries provides that income taxes will be allocated based upon separate return calculations in accordance with the Internal Revenue Code of 1986, as amended. Intercompany tax payments are remitted at such times as estimated taxes would be required to be made to the Internal Revenue Service.

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



 8. INCOME TAXES (CONTINUED):

     A reconciliation of the differences between federal tax computed by applying the federal statutory rate of 34% to income before income taxes and the income tax provision is as follows (dollars in thousands):


                                                                  YEARS ENDED
                                                                  DECEMBER 31,
                                                          ----------------------------
                                                          1993       1994        1995
                                                          -----     -------     ------
        Computed income taxes at statutory rate.........  $(444)    $   468     $2,531
        Dividends received deduction....................    (25)        (30)       (54)
        Tax-exempt interest.............................    (37)        (36)       (32)
        Change in valuation allowance...................    696      (1,492)      (237)
        Other...........................................   (107)        372        411
                                                          -----     -------     ------
                  Income taxes..........................  $  83     $  (718)    $2,619
                                                          =====     =======     ======


     State income taxes for the years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1995 and 1996 are not significant. Therefore, state income taxes have been recorded in general and administrative expenses and not as part of income taxes.

     As described in Note 1, the Company adopted SFAS No. 109 effective in 1993. The effect on years prior to 1993 of changing to this method was approximately $1,175,000 and is reflected in the Consolidated Statement of Operations as the cumulative effect of a change in accounting principle. The current or deferred tax consequences of a transaction are measured by applying the provisions of enacted tax laws to determine the amount of taxes payable currently or in future years. The method of accounting for income taxes prior to SFAS No. 109 provided that deferred taxes, once recorded, were not adjusted for changes in tax rates.

     The net deferred tax asset is comprised of the following (dollars in thousands):


                                                                       DECEMBER 31,
                                                                     -----------------
                                                                      1994       1995
                                                                     ------     ------
        Deferred tax assets:
          Unpaid losses and loss adjustment expenses...............  $  750     $  422
          Unearned premiums........................................     505        764
          Allowance for doubtful accounts..........................     411        315
          Unrealized losses on investments.........................     260         23
          Net operating loss carryforwards.........................     595        457
          Other....................................................     374        411
                                                                     ------     ------
                                                                      2,895      2,392
        Valuation allowance........................................     260         23
                                                                     ------     ------
                  Net deferred tax asset...........................   2,635      2,369
                                                                     ------     ------
        Deferred tax liabilities:
          Deferred policy acquisition costs........................    (503)      (809)
          Other....................................................    (130)      (139)
                                                                     ------     ------
                                                                       (633)      (948)
                                                                     ------     ------
                  Net deferred tax asset...........................  $2,002     $1,421
                                                                     ======     ======



     The Company is required to establish a "valuation allowance" for any portion of its deferred tax assets which is unlikely to be realized. At December 31, 1994 and 1995, approximately $260,000 and $23,000 respectively, of deferred tax assets relating to net unrealized capital losses on fixed maturity and equity securities available for sale were available to be recorded in shareholder's equity before considering a valuation

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

 8. INCOME TAXES (CONTINUED):

allowance. For federal income tax purposes, capital losses may be used only to offset capital gains in the current year or during a three-year carryback and five-year carryforward period. Due to these restrictions, and the uncertainty at that time of future capital gains, these deferred tax assets were fully offset in 1994 and 1995 by a valuation allowance of approximately $260,000 and $23,000, respectively. No additional valuation allowance was established as of December 31, 1994 or 1995 on the remaining deferred tax assets, since management believes it is more likely than not that the Company will realize the benefit of its deferred tax assets. During 1994, as a result of the Company's improved operations, the valuation allowance related to the net operating loss carryforwards was reduced. Management considers primarily the scheduled reversal of deferred tax liabilities and carryback provisions in making this assessment.


     As of December 31, 1995, the Company has unused net operating loss carryovers available as follows (dollars in thousands):


                                  EXPIRATION DATE                         AMOUNT
            ------------------------------------------------------------  ------
                 2000...................................................  $1,217
                 2002...................................................     126
                                                                          ------
                      Total.............................................  $1,343
                                                                          ======



     Federal income tax attributed to the Company has been examined through 1993. In the opinion of management, the Company has adequately provided for the possible effects of future assessments related to prior years.


 9. REINSURANCE:


     The Company limits the maximum net loss that can arise from a large risk, or risks in concentrated areas of exposure, by reinsuring (ceding) certain levels of risks with other insurers or reinsurers, either on an automatic basis under general reinsurance contracts known as "treaties," or by negotiation on substantial individual risks. Such reinsurance includes quota share, excess of loss, stop-loss and other forms of reinsurance on essentially all property and casualty lines of insurance. In addition, the Company assumes reinsurance on certain risks. The Company remains contingently liable with respect to reinsurance, which would become an ultimate liability of the Company in the event that such reinsuring companies might be unable, at some later date, to meet their obligations under the reinsurance agreements.



     Approximately 77% of amounts recoverable from reinsurers as of December 31, 1995 are with the FCIC, a branch of the federal government. Another 12% of uncollateralized recoverable amounts as of such date are with a company which maintains an A.M. Best rating of A+. Company management believes amounts recoverable from reinsurers are collectible.



     Amounts recoverable from reinsurers relating to unpaid losses and loss adjustment expenses were approximately $36,891,000, $12,542,000, and $37,798,000, as of December 31, 1993, 1994 and 1995, respectively. These amounts are also included in the related reserves for unpaid losses and loss adjustment expenses in the accompanying Consolidated Balance Sheets.

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


 9. REINSURANCE (CONTINUED):

     Reinsurance activity for 1993, 1994 and 1995, which includes reinsurance with related parties, is summarized as follows (dollars in thousands):



1993                                                 DIRECT      ASSUMED      CEDED         NET
                                                    --------     -------     --------     -------
  Premiums written................................  $ 88,847     $   89      $(57,176)    $31,760
  Premiums earned.................................    88,506         84       (57,162)     31,428
  Incurred losses and loss adjustment expenses....   106,871      4,728       (86,519)     25,080
  Commission expenses (income)....................    15,787        149       (17,195)     (1,259)
1994
  Premiums written................................  $102,178     $  956      $(67,995)    $35,139
  Premiums earned.................................    96,053      1,308       (65,235)     32,126
  Incurred losses and loss adjustment expenses....    57,951      1,588       (33,069)     26,470
  Commission expenses (income)....................    19,619         48       (24,174)     (4,507)
1995
  Premiums written................................  $123,381     $1,253      $(71,187)    $53,447
  Premiums earned.................................   116,860      1,256       (68,475)     49,641
  Incurred losses and loss adjustment expenses....   125,382      2,839       (92,250)     35,971
  Commission expenses (income)....................    17,177        174       (27,092)     (9,741)



10. RELATED-PARTY TRANSACTIONS:



     The Company and its subsidiaries have entered into transactions with various related parties including transactions with Goran, and its affiliates, Symons International Group, Ltd. ("SIG Ltd."), Goran's parent, Granite Insurance Company ("Granite"), and Granite Reinsurance Company, Ltd. ("Granite Re"), Goran's subsidiaries.



     The following balances were outstanding (dollars in thousands):



                                                                       DECEMBER 31,
                                                                     -----------------
                                                                      1994       1995
                                                                     ------     ------
        Investments in and advances to related parties:
          Nonredeemable, nonvoting preferred stock of Granite......  $  702     $  702
          Secured notes receivable from related parties............   1,395      1,355
          Unsecured mortgage loan from director and officer........     278        278
          Due from directors and officers..........................     212        199
          Other receivables from related parties...................     361        418
                                                                     ------     ------
                                                                     $2,948     $2,952
                                                                     ======     ======
        Payable to affiliates:
          Loan and related interest payable to Goran...............  $2,024     $2,232
          Loan and related interest payable to Granite Re..........   3,218      3,733
          Other payables to Goran..................................     146        500
          Other payables to related parties........................       2          9
                                                                     ------     ------
                                                                     $5,390     $6,474
                                                                     ======     ======

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

10. RELATED-PARTY TRANSACTIONS (CONTINUED):
     The following transactions occurred with related parties (dollars in thousands):


                                                                     YEARS ENDED
                                                                     DECEMBER 31,
                                                                ----------------------
                                                                1993     1994     1995
                                                                ----     ----     ----
        Management fees charged by Goran......................  $300     $494     $414
        Reinsurance under various treaties, net:
          Ceded premiums earned...............................   (23)     (73)    5,235
          Ceded losses and loss adjustment expenses
             incurred.........................................    44       --     2,612
          Ceded commissions...................................    --       --     1,142
        Consulting fees charged by various related parties....    50       75       26
        Interest charged by Goran.............................   188      188      208
        Dividend income from Granite Re.......................    70       18       --
        Interest charged by Granite Re........................   283      312      346



     Included in Secured notes receivable from related parties is a note for approximately $1,700,000 to a third-party corporation ("TPC") carrying a principal balance with capitalized interest of approximately $1,355,000 at December 31, 1995 and 1994. The loan is collateralized by a guarantee and a collateral mortgage from a corporation, one-third of which is owned by an individual who is related to the majority shareholder of SIG Ltd. The TPC loaned the approximately $1,700,000 to SIG Ltd. The renewed promissory note is payable on demand and bears interest at 7.8% per annum. The guarantee is collateralized by 200,000 common shares of Goran common stock. Also included in Secured notes receivable from related parties is a loan receivable held by PGIC in the amount of approximately $40,000 as of December 31, 1994.



     The unsecured mortgage loan to the Chairman of the Company was amended in 1995 to extend the payment terms. The loan is due and payable on May 8, 1999 and bears interest at 7% per annum. Interest payments on the loan are due monthly.


     Amounts due from directors and officers of the Company bear interest at 6.11% per annum, payable semiannually. Subsequent to year end, the rate was changed to the 180-day treasury bill rate. Loan principal is payable on demand.

     The loan payable, including accrued interest, to Goran of approximately $2,024,000 and $2,232,000, at December 31, 1994 and 1995, respectively, bears interest at 10% per annum. The loan plus accrued interest is payable on demand. The balance at December 31, 1994 and 1995 includes accrued interest of approximately $188,000 and $396,000, respectively.


     During 1992, Granite Re loaned the Company approximately $2,500,000. An additional approximately $200,000 was loaned by Granite Re in 1995. The loan bears interest at 10% per annum and is due on demand. The balance at December 31, 1994 and 1995 includes accrued interest of approximately $718,000 and $1,064,000, respectively.


11. EFFECTS OF STATUTORY ACCOUNTING PRACTICES AND DIVIDEND RESTRICTIONS:


     At December 31, 1994 and 1995, PGIC's statutory capital and surplus was approximately $7,848,000 and $11,875,000, respectively, and IGF's statutory capital and surplus was approximately $4,512,000 and $9,219,000, respectively. The minimum regulatory requirement for capital and surplus is approximately $1,250,000. The Indiana statute allows 10% of surplus as regards policyholders or 100% of net income, whichever is greater, to be paid as dividends only from earned surplus. Statutory requirements place

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

11. EFFECTS OF STATUTORY ACCOUNTING PRACTICES AND DIVIDEND RESTRICTIONS (CONTINUED):
limitations on the amount of funds which can be remitted to the Company from PGIC and to PGIC from IGF.

     Subsequent to Board of Directors and regulatory approval, IGF declared and paid in December 1995 an extraordinary dividend to PGIC in the amount of $2 million on the 2,494,000 shares of convertible preferred stock owned by PGIC. In December 1995, upon Board of Directors of PGIC and regulatory approval, PGIC declared and paid to the Company a $1.5 million extraordinary dividend on the common stock owned by the Company.


12. REGULATORY MATTERS:



     PGIC and IGF, domiciled in Indiana, prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by the Indiana Department of Insurance ("IDOI"). Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed.


     IGF received written approval through June 30, 1996 from the IDOI to reflect its business transacted with the FCIC as a 100% cession with any net underwriting results recognized in ceding commissions for statutory accounting purposes, which differs from prescribed statutory accounting practices. As of December 31, 1995, that permitted transaction had no effect on statutory surplus or net income. The underwriting profit (loss) results of the FCIC business, net of reinsurance, of approximately $(1,515,000), $3,257,000, and $9,653,000, are netted with policy acquisition and general and administrative expenses for the years ended December 31, 1993, 1994, and 1995, respectively, in the accompanying Consolidated Statements of Operations.

     During the year, IGF and PGIC entered into a reinsurance agreement in which IGF ceded approximately $17,696,000 of multi-peril crop business to PGIC, who in turn ceded it to the FCIC. As a matter of course, intercompany reinsurance agreements are filed with the IDOI for their approval. IDOI approval has not yet been received with respect to this agreement; however, management believes it will be received in due course.


     The NAIC has promulgated risk-based capital ("RBC") requirements for property/casualty insurance companies to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks, such as asset quality, asset and liability matching, loss reserve adequacy and other business factors. The RBC information is used by state insurance regulators as an early warning tool to identify, for the purpose of initiating regulatory action, insurance companies that potentially are inadequately capitalized. In addition, the formula defines new minimum capital standards that will supplement the current system of fixed minimum capital and surplus requirements on a state-by-state basis. Regulatory compliance is determined by a ratio (the "Ratio") of the enterprise's regulatory total adjusted capital, as defined by the NAIC, to its authorized control level RBC, as defined by the NAIC. Generally, a Ratio in excess of 200% of authorized control level RBC requires no corrective actions by PGIC, IGF or regulators. PGIC's Ratio at December 31, 1995 was below the "company action level," as defined by the NAIC RBC model law. At this level, PGIC must submit a corrective action plan. After the spin-off of IGF (see Note 18), PGIC's Ratio will be well above the minimum "company action level" of 200%. As of December 31, 1995, IGF had a Ratio that was in excess of the minimum RBC requirements.



13. LEASES:


     The Company has certain commitments under long-term operating leases, principally for equipment. Rental expense under these commitments were approximately $186,000, $248,000, and $297,000 for 1993,

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

13. LEASES (CONTINUED):
1994 and 1995, respectively. Future minimum lease payments required under these noncancelable operating leases are as follows (dollars in thousands):


                1996..................................................  $181
                1997..................................................    89
                1998..................................................    26
                1999..................................................     8
                2000..................................................     8
                                                                        ----
                     Total............................................  $312
                                                                        ====



14. CONTINGENCIES:



     The Company, and its subsidiaries, are named as defendants in various lawsuits relating to their business. Legal actions arise from claims made under insurance policies issued by the subsidiaries. These actions were considered by the Company in establishing its loss reserves. The Company believes that the ultimate disposition of these lawsuits will not materially affect the Company's operations or financial position.



     IGF is responsible for the administration of a run-off book of business. FCIC has requested that IGF take responsibility for the claim liabilities under its administration of these policies, and IGF has requested reimbursement of certain expenses from the FCIC with respect to this run-off activity. It is the Company's opinion, and that of its legal counsel, that there is no material liability on the part of the Company for claim liabilities of other companies under IGF's administration.



     The increase in number of insurance companies that are under regulatory supervision has resulted, and is expected to continue to result, in increased assessments by state guaranty funds to cover losses to policyholders of insolvent or rehabilitated insurance companies. Those mandatory assessments may be partially recovered through a reduction in future premium taxes in certain states. The Company recognizes its obligations for guaranty fund assessments when it receives notice that an amount is payable to a guaranty fund. The ultimate amount of these assessments may differ from that which has already been assessed.


15. SUPPLEMENTAL CASH FLOW INFORMATION:

     Cash paid for interest and income taxes are summarized as follows (dollars in thousands):

                                                                    DECEMBER 31,
                                                             --------------------------
                                                              1993      1994      1995
                                                             ------     ----     ------
        Cash paid for interest.............................  $1,217     $685     $  553
        Cash paid for income taxes, net of refunds.........     372      166      1,953

     During 1994, IGF exchanged 700,000 shares of Granite Reinsurance Company, Ltd. stock for 9,800 shares of Granite Insurance Company stock, recording no gain or loss. In addition, PGIC exchanged an investment in real estate for a mortgage loan of approximately $3,000,000 plus cash of approximately $1,166,000.


     During 1996, the Company sold the stock of Pafco and certain assets of the Company totaling $15,907,000 to GGSH in exchange for a 52% ownership interest in GGSH. In addition GGSH received a cash contribution of $21,200,000 from Goldman, Sachs & Co. ("Goldman Funds") in return for a 48% ownership interest in GGSH. For its cash contribution of $21,200,000, Goldman Funds received a minority interest share in GGSH at the date of contribution of $17,811,000 resulting in a $3,389,000 increase to additional paid in capital from the sale of Pafco common stock and certain assets. See Note 18.

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


16. DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS:


     The following discussion outlines the methodologies and assumptions used to determine the estimated fair value of the Company's financial instruments. Considerable judgment is required to develop these fair values and, accordingly, the estimates shown are not necessarily indicative of the amounts that would be realized in a one-time, current market exchange of all of the Company's financial instruments.


     a. Fixed Maturity and Equity Securities: Fair values for fixed maturity and equity securities are based on market values obtained from the NAIC Securities Valuation Office. Such values approximate quoted market prices from published information.


     b. Mortgage Loan: The estimated fair value of the mortgage loan on real estate on the Comfort Inn property was established using a discounted cash flow method based on credit rating, maturity and future income when compared to the expected yield for mortgages having similar characteristics. The ratings for mortgages in good standing are based on property type, location, market conditions, occupancy, debt service coverage, loan to value, caliber of tenancy, borrower and payment record. Fair values for impaired mortgage loans are measured based either on the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's market price or the fair value of the collateral if the loan is collateral dependent.


     c. Short-term Investments, and Cash and Cash Equivalents: The carrying value for assets classified as short-term investments, and cash and cash equivalents in the accompanying balance sheets approximates their fair value.


     d. Short-term and Long-term Debt: Fair values for long-term debt issues are estimated using discounted cash flow analysis based on the Company's current incremental borrowing rate for similar types of borrowing arrangements. In 1994, the rates on long-term debt ranged from 9% to 9.5%, which approximates the current rate for similar types of borrowing arrangements. For short-term debt, the carrying value approximates fair value.


     e. Advances to Related Parties and Payables to Affiliates: It is not practicable to determine the fair value of the advances to related parties or the payables to affiliates as of December 31, 1995, because these are related party obligations and no comparable fair value measurement is available.

17. SEGMENT INFORMATION:


     The Company has two business segments: Nonstandard automobile and Crop insurance. The Nonstandard automobile segment offers personal nonstandard automobile coverages through a network of independent general agencies. These products are sold throughout the Midwest by PGIC in eight states and IGF in two states. Effective in the first quarter of 1996, all nonstandard automobile business will be retained in PGIC (see Note 18). The Crop segment writes Multi-peril crop insurance ("MPCI") and crop hail insurance in 31 states through independent agencies with its primary concentration in the Midwest. Activity which is not included in the major business segments is shown as "Corporate and Other."



     "Corporate and Other" includes operations not directly related to the business segments and unallocated corporate items (i.e., corporate investment income, interest expense on corporate debt and unallocated overhead expenses).

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

17. SEGMENT INFORMATION (CONTINUED):
     The revenue and pre-tax income by segment are as follows (dollars in thousands):


                                                                   YEARS ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1993        1994        1995
                                                                -------     -------     -------
Revenue:
  Nonstandard automobile......................................  $28,733     $27,784     $36,363
  Crop........................................................    4,742       4,873      12,830
  Corporate and other.........................................      209       2,173       3,451
                                                                -------     -------     -------
          Total revenue.......................................  $33,684     $34,830     $52,644
                                                                =======     =======     =======
Income (loss) before income taxes, discontinued operations,
  cumulative effect of a change in accounting principle, and minority interest:
  Nonstandard automobile......................................  $ 5,726     $   772     $(1,989)
  Crop........................................................   (3,735)      2,152      11,040
  Corporate and other.........................................   (3,297)     (1,549)     (1,607)
                                                                -------     -------     -------
  Income (loss) from continuing operations before taxes,
     discontinued operations, cumulative effect of a change in
     accounting principle, and minority interest..............  $(1,306)    $ 1,375     $ 7,444
                                                                =======     =======     =======



18. SUBSEQUENT EVENTS (UNAUDITED):



     On May 1, 1996, the Company entered into an agreement ("Agreement") with GS Capital Partners II, L.P. to create a company, GGSH to be owned 52% by the Company and 48% owned by Goldman Funds. In accordance with the Agreement, the Company sold certain fixed assets and PGIC common stock with a predetermined value of at least $15,300,000, to GGSH. If the sale of PGIC stock and certain assets by the Company is less than $15,300,000, Goran will be required to contribute the amount of the deficiency in cash to GGSH. Goldman Funds contributed approximately $21,200,000 in cash in accordance with the Agreement, for which it received a minority interest in GGSH of $17,811,000, resulting in a $3,389,000 increase to additional paid in capital of the Company from the sale of Pafco's common stock and certain assets.



     In connection with the above transactions, GGSH acquired all of the outstanding shares of common stock of Superior and its wholly owned subsidiaries, Superior American and Superior Guaranty, insurance companies domiciled in Florida, (collectively referred to as "Superior") for cash of approximately $66,389,000. In conjunction with the acquisition, the Company's funding was through a senior bank facility of approximately $48,000,000 and a cash contribution from Goldman Funds of approximately $21,200,000. PGIC also transferred all of the outstanding shares of IGF capital stock to the Company's newly formed subsidiary, IGFH. Although the Company believes the plan of reorganization or spin off did not result in gain or loss, no assurance can be given that the Internal Revenue Service will not challenge the transaction.



     The contribution of PGIC common stock to GGSH has been accounted for in a manner similar to a pooling-of-interests. Accordingly, no gain or loss has been recognized in connection with this transaction. The purchase of Superior has been accounted for in accordance with the purchase method of accounting. In April 1996, the IGF Board of Directors declared an $11,000,000 distribution to Pafco in the form of cash of $7,500,000 and a note payable of $3,500,000.


     Effective January 1, 1996, the Company transferred SIG-FL to Goran at its net book value. At December 31, 1995, the net book value of SIG-FL was approximately $2,000. The Company received approximately $2,000 consideration. Accordingly, no gain or loss was recognized in 1996 on the transaction.

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

18. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED):


     In July 1996, the Company filed an initial draft of Form S-1 Registration Statement with the Securities and Exchange commission in anticipation of an initial public offering ("IPO") of common stock. The Company intends to sell up to 3,000,000 shares of newly issued common stock to the general public. A maximum of 30% (not assuming any of the underwriters' overallotment is exercised) of the total outstanding common shares will be sold. After completion of the IPO, it is expected that Goran will own 70% of the total common stock outstanding. It is uncertain at this time what the total net sale proceeds to the Company will be from the IPO.



     The acquisition of Superior was accounted for under the purchase method of accounting and was recorded as follows:



        Assets Acquired:
          Invested Assets.............................................   $118,665,000
          Receivables.................................................     35,223,000
          Deferred Acquisition Costs..................................      7,925,000
          Other Assets................................................      1,981,000
                                                                         ------------
          Total.......................................................    163,794,000
                                                                         ------------
        Liabilities Assumed:
          Unpaid Losses and Loss Adjustment Expenses..................     44,423,000
          Unearned Premiums...........................................     45,280,000
          Other Liabilities...........................................     10,863,000
                                                                         ------------
          Total.......................................................    100,566,000
                                                                         ------------
        Net Assets Acquired...........................................     63,228,000
        Purchase Price................................................     66,389,000
                                                                         ------------
        Goodwill......................................................   $  3,161,000
                                                                         ============



     Goodwill is amortized over a 25 year period on a straight line basis based upon management's estimate of the expected benefit period.



     The Company's results from operations for the six months ended June 30, 1996 include the results of Superior subsequent to April 30, 1996 as follows:



        Gross Premiums Written..........................................  $25,202,000
                                                                          ===========
        Net Premiums Earned.............................................  $23,429,000
        Net Investment and Other Income.................................    2,060,000
                                                                          -----------
        Total Revenue...................................................   25,489,000
                                                                          -----------
        Losses and Loss Adjustment Expenses.............................   18,804,000
        Policy Acquisition and General and Administration Expenses......    6,149,000
                                                                          -----------
        Total Expenses..................................................   24,953,000
                                                                          -----------
        Income Before Taxes and Minority Interest.......................      536,000
        Income Taxes....................................................      182,000
                                                                          -----------
        Income before Minority Interest.................................      354,000
        Minority Interest...............................................      169,000
                                                                          -----------
        Net Income......................................................  $   185,000
                                                                          ===========

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

18. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED):

     Amortization includes goodwill, as previously discussed, and deferred debt and organizational costs of approximately $1,900,000 which are being amortized over 5 to 6 years on the straight line basis. The impact on net income of the aforementioned items was a reduction of $265,000.



     Pro-forma operating results for the Company, assuming the acquisition of Superior and formation of GGS Management Holdings, Inc. took place at the beginning of each of the periods presented, follows:



                                                      SIX MONTHS ENDED        YEAR ENDED
                                                       JUNE 30, 1996       DECEMBER 31, 1995
                                                      ----------------     -----------------
        Gross Premium Revenue.......................    $190,943,000         $ 219,390,000
        Net Premiums Earned.........................    $ 98,453,000         $ 147,255,000
        Net Income..................................    $  5,636,000         $   4,371,000
        Earnings Per Share..........................    $       0.81         $        0.62



     On July 29, 1996, the Board of Directors approved an increase in the authorized common stock of the Company from 1,000 shares to 100,000,000 shares. The common stock remains at no par value. On July 29, 1996, the Board approved a 7,000-for-1 stock split of the Company's issued and outstanding shares. All share and per share amounts have been restated to retroactively reflect the stock split. On July 29, 1996, the Board of Directors authorized the issuance of 50,000,000 shares of Preferred Stock. No shares of Preferred Stock have been issued.



     On April 29, 1996, PGIC and IGF entered into a 100% quota share reinsurance agreement, whereby all of IGF's nonstandard automobile business from 1996 and forward will be ceded to PGIC effective January 1, 1996.



     On April 29, 1996, PGIC retroactively ceded all of its commercial business relating to 1995 and previous years to Granite Re, with an effective date of January 1, 1996. Amounts ceded for outstanding losses and loss adjustment expenses and unearned premiums were approximately $3,519,000 and $2,380,000, respectively. On this date, PGIC also entered into a 100% quota share reinsurance agreement with Granite Re, whereby all of PGIC's commercial business from 1996 and forward will be ceded to Granite Re effective January 1, 1996.



     For purposes of disclosing the pro forma effect of the Company's ownership interest in GGSH, the Company has reflected GGSH as a consolidated entity of the Company.



     Assuming that these transactions took place (including the IPO) at January 1, 1995 or at January 1, 1996, the pro forma effect of these transactions on the Company's consolidated statement of operations is as follows:



                                                          DECEMBER 31,       JUNE 30,
                                                              1995             1996
                                                          ------------     ------------
                                                                   (UNAUDITED)
        Revenues........................................  $159,899,000     $108,974,000
        Net income......................................  $  6,701,000     $  5,928,000
        Net income per common share.....................  $        .66     $        .58



     The pro forma results are not necessarily indicative of what actually would have occurred if these transactions had been in effect for the entire periods presented. In addition, they are not intended to be a projection of future results.

                       REPORT OF INDEPENDENT ACCOUNTANTS



Board of Directors and Stockholders of


Superior Insurance Company, Inc. and Subsidiaries



     We have audited the accompanying consolidated balance sheets of Superior Insurance Company, Inc. and Subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Superior Insurance Company, Inc. and Subsidiaries as of December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.



     As discussed in Note 1 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities in 1993.



     As discussed in Notes 1 and 6 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes, during the year ended December 31, 1993.



                                          COOPERS & LYBRAND L.L.P.



Atlanta, Georgia


June 14, 1996

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


               AS OF DECEMBER 31, 1994 AND 1995 AND JUNE 30, 1996



                                     ASSETS



                                                                DECEMBER 31,
                                                            ---------------------
                                                              1994         1995
                                                            --------     --------
                                                                                       JUNE 30,
                                                                                         1996
                                                                                      -----------
                                                                       (IN THOUSANDS) (UNAUDITED)
Assets:
  Investments:
     Available for sale:
     Fixed maturities, at market..........................  $ 93,860     $ 99,556      $ 102,777
     Equity securities, at market.........................     7,140        8,070         13,987
     Short-term investments, at amortized cost,
       which approximates market..........................     5,538        8,462          3,739
     Other investment, at cost............................       808          274             --
  Cash and cash equivalents...............................        11        1,430          4,331
  Receivables (net of allowance for doubtful accounts of
     $310,000
     and $500,000 at December 31, 1994 and 1995,
     respectively,
     and $500,000 (unaudited) at June 30, 1996)...........    31,425       30,209         32,894
  Reinsurance recoverable on unpaid losses................     1,099          987          1,478
  Federal income tax receivable...........................     3,521           --             --
  Accrued investment income...............................     1,888        1,602          1,586
  Deferred policy acquisition costs.......................     9,004        7,574          8,038
  Deferred income taxes...................................     3,785           44          1,511
  Property and equipment..................................       357          697            657
  Other assets............................................     3,428        1,225          1,160
                                                            --------     --------       --------
          Total assets....................................  $161,864     $160,130      $ 172,158
                                                            ========     ========       ========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Losses and loss adjustment expenses.....................  $ 54,577     $ 47,112      $  47,155
  Unearned premiums.......................................    44,593       41,048         47,016
  Draft payables..........................................     6,509        6,070          7,998
  Accrued expenses........................................     4,307        4,107          4,088
  Federal income tax payable..............................        --          177          1,284
                                                            --------     --------       --------
          Total liabilities...............................   109,986       98,514        107,541
                                                            --------     --------       --------
Stockholders' equity:
  Common stock, $100 par value, 30,000 shares authorized,
     issued and outstanding...............................     3,000        3,000          3,000
  Additional paid-in capital..............................    37,025       37,025         37,025
  Unrealized (loss) gain on investments, net of deferred
     tax (benefit) expense of $(412,000) in 1994,
     $2,605,000 in 1995
     and $973,000 (unaudited) at June 30, 1996............      (765)       4,838          1,808
  Retained earnings.......................................    12,618       16,753         22,784
                                                            --------     --------       --------
     Total stockholders' equity...........................    51,878       61,616         64,617
                                                            --------     --------       --------
     Total liabilities and stockholders' equity...........  $161,864     $160,130      $ 172,158
                                                            ========     ========       ========



  The accompanying notes are an integral part of these consolidated financial statements.

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995


                AND THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996


                                                   YEARS ENDED                  SIX MONTHS ENDED
                                                   DECEMBER 31,                     JUNE 30,
                                        ----------------------------------     -------------------
                                          1993         1994         1995        1995        1996
                                        --------     --------     --------     -------     -------
                                                                                   (UNAUDITED)

                                                              (IN THOUSANDS)
Gross premiums written................  $115,660     $112,906     $ 94,756     $42,915     $69,119
Less ceded premiums...................      (366)        (391)        (686)       (400)       (412)
                                        --------     --------     --------     -------     -------
  Net premiums written................   115,294      112,515       94,070      42,515      68,707
Change in unearned premiums...........     2,842          322        3,544       7,538      (5,968)
                                        --------     --------     --------     -------     -------
  Net premiums earned.................   118,136      112,837       97,614      50,053      62,739
Net investment income.................     8,170        7,024        7,093       4,161       3,476
Other income..........................     5,879        3,344        4,171       1,692       3,092
Net realized capital gain (loss)......     3,559         (200)       1,954         711       2,104
                                        --------     --------     --------     -------     -------
          Total revenues..............   135,744      123,005      110,832      56,617      71,411
                                        --------     --------     --------     -------     -------
Expenses:
Losses and loss adjustment expenses...    85,902       92,378       72,343      38,129      45,963
Policy acquisition and general and
  administrative expenses.............    36,292       38,902       32,705      17,212      17,104
                                        --------     --------     --------     -------     -------
          Total expenses..............   122,194      131,280      105,048      55,341      63,067
                                        --------     --------     --------     -------     -------
Income (loss) before income taxes
  and cumulative effect of change in
  accounting principle................    13,550       (8,275)       5,784       1,276       8,344
                                        --------     --------     --------     -------     -------
Income taxes:
Current income tax expense
  (benefit)...........................     3,207       (2,770)         925        (539)      2,153
Deferred income tax expense
  (benefit)...........................       774       (1,030)         724         700         160
                                        --------     --------     --------     -------     -------
          Total income taxes..........     3,981       (3,800)       1,649         161       2,313
                                        --------     --------     --------     -------     -------
  Income (loss) before cumulative
     effect of a change in accounting
     principle........................     9,569       (4,475)       4,135       1,115       6,031
  Cumulative effect of a change in
     accounting principle.............     1,389           --           --          --          --
                                        --------     --------     --------     -------     -------
  Net income (loss)...................  $ 10,958     $ (4,475)    $  4,135     $ 1,115     $ 6,031
                                        ========     ========     ========     =======     =======



  The accompanying notes are an integral part of these consolidated financial statements.

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES


           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY



              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995


                AND THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996



                                                                   UNREALIZED
                                                      ADDITIONAL   GAIN (LOSS)                 TOTAL
                                             COMMON    PAID-IN         ON        RETAINED   STOCKHOLDERS'
                                             STOCK     CAPITAL     INVESTMENT    EARNINGS      EQUITY
                                             ------   ----------   -----------   --------   ------------
                                                                   (IN THOUSANDS)
Balance at January 1, 1993.................  $1,500    $ 37,025      $   655     $ 29,635     $ 68,815
  Change in unrealized (loss) gain on
     investments, net of deferred taxes....     --           --        3,983           --        3,983
  Cash dividends paid......................     --           --           --      (10,000)     (10,000)
  Common stock dividends paid..............  1,500           --           --       (1,500)          --
  Net income...............................     --           --           --       10,958       10,958
                                             ------     -------       ------     --------     --------
Balance at December 31, 1993...............  3,000       37,025        4,638       29,093       73,756
  Change in unrealized (loss) gain on
     investments, net of deferred taxes....     --           --       (5,403)          --       (5,403)
  Cash dividends paid......................     --           --           --      (12,000)     (12,000)
  Net loss.................................     --           --           --       (4,475)      (4,475)
                                             ------     -------       ------     --------     --------
Balance at December 31, 1994...............  3,000       37,025         (765)      12,618       51,878
  Change in unrealized (loss) gain on
     investments, net of deferred taxes
     (unaudited)...........................     --           --        4,211           --        4,211
  Net income (unaudited)...................     --           --           --        1,115        1,115
                                             ------     -------       ------     --------     --------
Balance at June 30, 1995 (unaudited).......  $3,000    $ 37,025      $ 3,446     $ 13,733     $ 57,204
                                             ======     =======       ======     ========     ========
Balance at December 31, 1994...............  3,000     $ 37,025      $  (765)    $ 12,618     $ 51,878
  Change in unrealized (loss) gain on
     investments, net of deferred taxes....     --           --        5,603           --        5,603
  Net income (unaudited)...................     --           --           --        4,135        4,135
                                             ------     -------       ------     --------     --------
Balance at December 31, 1995...............  3,000       37,025        4,838       16,753       61,616
  Change in unrealized (loss) gain on
     investments, net of deferred taxes....     --           --       (3,030)          --       (3,030)
  Net income (unaudited)...................     --           --           --        6,031        6,031
                                             ------     -------       ------     --------     --------
Balance at June 30, 1996 (unaudited).......  $3,000    $ 37,025      $ 1,808     $ 22,784     $ 64,617
                                             ======     =======       ======     ========     ========



  The accompanying notes are an integral part of these consolidated financial statements.

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                     FOR THE YEARS ENDED DECEMBER 31, 1993,


                     1994 AND 1995 AND THE SIX MONTHS ENDED


                             JUNE 30, 1995 AND 1996


                                                       YEARS ENDED              SIX MONTHS ENDED
                                                      DECEMBER 31,                  JUNE 30,
                                             -------------------------------   -------------------
                                               1993       1994        1995       1995       1996
                                             --------   ---------   --------   --------   --------
                                                                                   (UNAUDITED)

                                                                (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss)........................  $ 10,958   $  (4,475)  $  4,135   $  1,115   $  6,031
  Adjustments to reconcile net income to
     net cash provided from (used in)
     operations:
     Net amortization on fixed
       maturities..........................       909         499        205        108        124
     Depreciation of property and
       equipment...........................       128         185        214         81         97
     Deferred income tax expense
       (benefit)...........................      (615)     (1,030)       724        700        160
     Net (gain) loss on sale of fixed
       assets and investments..............    (3,546)        210     (1,940)      (711)    (2,104)
     Net changes in operating assets and
       liabilities:
     Receivables...........................    (4,052)     (1,303)     1,216      6,839     (2,685)
     Reinsurance recoverable on unpaid
       losses..............................       (12)         --         49          4         --
     Accrued investment income.............       504         524        286        177         16
     Federal income taxes receivable
       (payable)...........................       (23)     (4,075)     3,698       (558)     1,107
     Deferred policy acquisition costs.....       248         (78)     1,430      1,684       (464)
     Other assets..........................        89      (2,382)     2,203      2,210         65
     Losses and loss adjustment expenses...    (4,260)        985     (7,402)    (4,966)        43
     Unearned premiums.....................    (2,842)       (322)    (3,545)    (7,538)     5,968
     Drafts payable........................    (2,091)     (1,897)      (439)      (562)     1,928
     Accrued expenses......................        --       4,307       (200)      (835)       (19)
                                             --------   ---------   --------   --------   --------
          Net cash provided from (used in)
            operations.....................    (4,605)     (8,852)       634     (2,252)    10,267
                                             --------   ---------   --------   --------   --------
Cash flow from investing activities:
  Net (purchases) sales of short-term
     investments...........................     5,322       1,845     (2,924)    (2,242)     4,723
  Proceeds from sales, calls and maturities
     of fixed maturities...................    91,866      77,224     58,725     36,513     49,057
  Purchases of fixed maturities............   (76,991)    (64,678)   (56,222)   (32,461)   (55,323)
  Proceeds from sales of equity
     securities............................    91,397     136,121     87,319     43,210     80,205
  Purchase of equity securities............   (92,605)   (133,482)   (86,663)   (43,022)   (86,233)
  Proceeds from the sale of other
     investments...........................        --          --      1,105        382        274
  Proceeds from sales of property and
     equipment.............................        30          33         --         --         --
  Purchases of property and equipment......      (388)       (198)      (555)      (139)       (69)
                                             --------   ---------   --------   --------   --------
          Net cash provided from (used in)
            investing activities...........    18,631      16,865        785      2,241     (7,366)
                                             --------   ---------   --------   --------   --------
Cash flow from financing activities:
  Payment of dividends.....................   (10,000)    (12,000)        --         --         --
                                             --------   ---------   --------   --------   --------
          Net cash (used in) financing
            activities.....................   (10,000)    (12,000)        --         --         --
  Increase (decrease) in cash and cash
     equivalents...........................     4,026      (3,987)     1,419        (11)     2,901
Cash and cash equivalents, beginning of
  year.....................................       (28)      3,998         11         11      1,430
                                             --------   ---------   --------   --------   --------
Cash and cash equivalents, end of year.....  $  3,998   $      11   $  1,430   $     --   $  4,331
                                             ========   =========   ========   ========   ========
Supplemental cash flow information:
  Cash paid for income taxes, net of
     refunds...............................  $  3,230   $   1,305   $ (2,773)  $     19   $  1,046
                                             ========   =========   ========   ========   ========



  The accompanying notes are an integral part of these consolidated financial statements.

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


 1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES:


     Superior Insurance Company, Inc. ("Superior" or the "Company") was a wholly-owned subsidiary of Interfinancial Inc. (the "Parent"). Interfinancial Inc. is a wholly-owned subsidiary of Fortis, Inc. Fortis, Inc. is equally owned by Fortis AMEV, The Netherlands ("AMEV") and Fortis AG, Brussels, Belgium. As further discussed in Note 14 the Company was sold by the Parent to GGS Holdings on May 1, 1996.



     The Company writes primarily private passenger automobile insurance coverage. Approximately one-half of the Company's business is written in the State of Florida. As such, a significant portion of agents' balances and uncollected premiums is due from Florida policyholders.


     The following is a description of the significant accounting policies and practices employed:

PRINCIPLES OF CONSOLIDATION


     The consolidated financial statements include the accounts, after intercompany eliminations, of the Company and its wholly owned subsidiaries as follows: Superior American Insurance Company ("Superior American") and Superior Guaranty Insurance Company ("Superior Guaranty").


BASIS OF PRESENTATION


     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") which differ from statutory accounting practices ("SAP") prescribed or permitted for insurance companies by regulatory authorities in the following respects:



     - Certain assets are included in the balance sheet that are excluded as "Nonadmitted Assets" under statutory accounting.



     - Costs incurred by the Company relating to the acquisition of new business which are expensed for statutory purposes are deferred and amortized on a straight-line basis over the term of the related policies. Commissions allowed by reinsurers on business ceded are deferred and amortized with policy acquisition costs.



     - The investment in wholly owned subsidiaries is consolidated for GAAP rather than valued on the statutory equity method. The net income or loss and changes in unassigned surplus of the subsidiaries is reflected in net income for the period rather than recorded directly to unassigned surplus.



     - Investments in bonds are designated at purchase as held to maturity, trading, or available for sale. Held-to-maturity fixed maturity investments are reported at amortized cost, and the remaining fixed maturity investments are reported at fair value with unrealized holding gains and losses reported in operations for those designated as trading and as a separate component of stockholders' equity for those designated as available for sale. All securities have been designated as available for sale. For SAP, such fixed maturity investments would be reported at amortized cost or market value based on their NAIC rating.



     - The liability for losses and loss adjustment expenses and unearned premium reserves are recorded net of their reinsured amounts for statutory accounting purposes.



     - Deferred income taxes are not recognized on a statutory basis.



     - Credits for reinsurance are recorded only to the extent considered realizable. Under SAP, credit for reinsurance ceded are allowed to the extent the reinsurers meet the statutory requirements of the Insurance Department of the State of Florida, principally statutory solvency.

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



 1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):


     A reconciliation of statutory net income and capital and surplus to GAAP net income and stockholders' equity for Superior Insurance Company is as follows (dollars in thousands):



                                           1993                  1994                    1995
                                    -------------------   -------------------     ------------------
                                    CAPITAL               CAPITAL       NET       CAPITAL
                                      AND         NET       AND       INCOME        AND        NET
                                    SURPLUS     INCOME    SURPLUS     (LOSS)      SURPLUS     INCOME
                                    -------     -------   -------     -------     -------     ------
Statutory balance.................. $56,656     $10,597   $43,577     $   201     $49,277     $5,639
Non-admitted assets................     130          --       225          --         472         --
Investments market value
  adjustment.......................   5,571          --    (1,988)         --       5,279         --
Deferred acquisition costs.........   8,926        (248)    9,004          78       7,574     (1,430)
Losses and loss adjustment
  expense..........................   2,677          59    (1,600)     (4,822)         --        600
Deferred income tax................    (154)        615     3,785       1,030          44       (724)
Rent rebate........................      --          --      (333)       (333)       (277)        55
Pension and other postretirement
  benefits.........................     (50)         49      (548)       (479)       (667)      (120)
Other..............................      --        (114)     (244)       (150)        (86)       115
                                    -------     -------   -------     -------     -------     ------
GAAP balance....................... $73,756     $10,958   $51,878     $(4,475)    $61,616     $4,135
                                    =======     =======   =======     =======     =======     ======


PREMIUMS

     Premiums are recognized as income ratably over the life of the related policies and are stated net of ceded premiums. Unearned premiums are computed on the semimonthly pro rata basis.


INVESTMENTS



     During 1993, the Company adopted Financial Accounting Standards Board's Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities. Accordingly, investments are presented on the following bases:



     - Fixed maturities and equity securities -- at market value -- all such securities are classified as available for sale and are carried at market value with the unrealized gain or loss as a component of stockholders' equity.



     - Short-term investments -- at amortized cost, which approximates market



     - Other investment -- at cost



     Realized gains and losses on sales of investments are recorded on the trade date and are recognized in net income on the specific identification basis. Other than temporary market value declines are recognized in the period in which they are determined. Other changes in market values of debt and equity securities are reflected as unrealized gain or loss directly in stockholders' equity, net of deferred tax, and, accordingly, have no effect on net income. Interest and dividend income are recognized as earned.


CASH AND CASH EQUIVALENTS

     For purposes of the statement of cash flows, the Company includes in cash and cash equivalents all cash on hand and demand deposits with original maturities of three months or less.

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



 1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

DEFERRED POLICY ACQUISITION COSTS


     Deferred policy acquisition costs are comprised of agents' commissions, premium taxes and certain other costs which are related directly to the acquisition of new and renewal business, net of expense allowances received in connection with reinsurance ceded, which have been accounted for as a reduction of the related policy acquisition costs and are deferred and amortized accordingly. These costs, to the extent that they are considered recoverable, are deferred and amortized over the terms of the policies to which they relate.


PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. All additions to property and equipment made in 1995 are depreciated based on the straight-line method over their estimated useful lives. Additions made prior to 1995 are depreciated using the declining balance method over their estimated useful lives ranging from five to seven years. Asset and accumulated depreciation accounts are relieved for dispositions, with resulting gains or losses reflected in net income.


LOSSES AND LOSS ADJUSTMENT EXPENSES



     The liability for losses and loss adjustment expenses includes estimates for reported unpaid losses and loss adjustment expenses and for estimated losses incurred, but not reported. This liability has not been discounted. The Company's losses and loss adjustment expense liability includes an aggregate stop-loss program. The Company retains an independent actuarial firm to estimate the liability. The liability is established using individual case-basis valuations and statistical analysis as claims are reported. Those estimates are subject to the effects of trends in loss severity and frequency. While management believes the liability is adequate, the provisions for losses and loss adjustment expenses are necessarily based on estimates and are subject to considerable variability. Changes in the estimated liability are charged or credited to operations as additional information on the estimated amount of a claim becomes known during the course of its settlement. The liability for losses and loss adjustment expenses is reported net of the receivables for salvage and subrogation of approximately $1,622,000 and $2,242,000 at December 31, 1995 and 1994, respectively.


INCOME TAXES

     During January 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. The Company adopted SFAS No. 109 during the year ended December 31, 1993. The Statement adopts the liability method of accounting for deferred income taxes. Under the liability method, companies establish a deferred tax liability or asset for the future tax effects of temporary differences between book and taxable income. Changes in future tax rates result in immediate adjustments to deferred taxes. (See Note 6.) Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

REINSURANCE

     Reinsurance premiums, commissions, expense reimbursements, and reserves related to reinsured business are accounted for on bases consistent with those used in accounting for the original policies and the terms of the reinsurance contracts. Premiums ceded to other companies have been reported as a reduction of premium income.

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



 1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

OTHER INCOME

     Other income consists of finance and service fees paid by policyholders in relation to installment billings.


RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS:



     In March 1995, SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, was issued. SFAS No. 121 requires that long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This Statement is effective for financial statements for fiscal years beginning after December 31, 1995. The Company intends to adopt SFAS No. 121 in 1996. Based upon management's review and analysis, adoption of SFAS No. 121 is not expected to have a material impact on the Company's results of operations in 1996.


VULNERABILITY FROM CONCENTRATION


     At December 31, 1995, the Company did not have a material concentration of financial instruments in a single investee, industry or geographic location. Also at December 31, 1995, the Company did not have a concentration of (1) business transactions with a particular customer, lender or distributor, (2) revenues from a particular product or service, (3) sources of supply of labor or services used in the business, or (4) a market or geographic area in which business is conducted that makes it vulnerable to an event that is at least reasonably possible to occur in the near term and which could cause a serious impact to the Company's financial condition, except for the market and geographic concentration described in the following paragraph.


     The Company writes nonstandard automobile insurance primarily in California and Florida. As a result, the Company is always at risk that there could be significant losses arising in certain geographic areas. The Company protects itself from such events by purchasing catastrophe insurance.

USE OF ESTIMATES

     The preparation of financial statements of insurance companies requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known which could impact the amounts reported and disclosed herein.

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



 2. INVESTMENTS:



     Investments are summarized as follows (dollars in thousands):



                                                                       UNREALIZED         ESTIMATED
                                                     AMORTIZED     ------------------      MARKET
                                                       COST         GAIN       LOSS         VALUE
                                                     ---------     ------     -------     ---------
DECEMBER 31, 1994
Fixed maturities:
  U.S. Treasury securities and obligations of U.S.
     government corporations and agencies..........  $  25,312     $   31     $  (767)    $  24,576
  Obligations of states and political
     subdivisions..................................     30,567        380        (680)       30,267
  Corporate securities.............................     39,969        292      (1,244)       39,017
                                                      --------     ------     -------      --------
          Total fixed maturities...................     95,848        703      (2,691)       93,860
                                                      --------     ------     -------      --------
Equity securities:
  Preferred stocks.................................        713         32          --           745
  Common stocks....................................      5,616      1,201        (422)        6,395
                                                      --------     ------     -------      --------
                                                         6,329      1,233        (422)        7,140
Short-term investments.............................      5,538         --          --         5,538
Other investments..................................        808         --          --           808
                                                      --------     ------     -------      --------
          Total investments........................  $ 108,523     $1,936     $(3,113)    $ 107,346
                                                      ========     ======     =======      ========



                                                                       UNREALIZED         ESTIMATED
                                                     AMORTIZED     ------------------      MARKET
                                                       COST         GAIN       LOSS         VALUE
                                                     ---------     ------     -------     ---------
DECEMBER 31, 1995
Fixed maturities:
  U.S. Treasury securities and obligations of U.S.
     government corporations and agencies..........  $  28,612     $1,057     $    --     $  29,669
  Obligations of states and political
     subdivisions..................................     24,595      1,251         (15)       25,831
  Corporate securities.............................     41,070      2,988          (2)       44,056
                                                      --------     ------     -------      --------
          Total fixed maturities...................     94,277      5,296         (17)       99,556
Equity securities:
  Preferred stocks.................................        713         25          --           738
  Common stocks....................................      5,193      2,370        (231)        7,332
                                                      --------     ------     -------      --------
                                                         5,906      2,395        (231)        8,070
Short-term investments.............................      8,462         --          --         8,462
Other investments..................................        274         --          --           274
                                                      --------     ------     -------      --------
          Total investments........................  $ 108,919     $7,691     $  (248)    $ 116,362
                                                      ========     ======     =======      ========

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



 2. INVESTMENTS (CONTINUED):


     The amortized cost and estimated market value of fixed maturities at December 31, 1995 and 1994, by contractual maturity, are shown in the table which follows. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty (dollars in thousands):



                                                                              1995
                                                        1994           ------------------
                                                --------------------             ESTIMATED
                                                AMORTIZED ESTIMATED    AMORTIZED   FAIR
                                                 COST     FAIR VALUE    COST      VALUE
                                                -------   ----------   -------   --------
        Maturity:
          Due in one year or less.............  $ 5,514    $  5,521    $ 2,508   $ 2,510
          Due after one year through five
             years............................   20,403      20,086     31,166    32,164
          Due after five years through ten
             years............................   33,522      32,550     33,012    35,338
          Due after ten years.................   36,409      35,703     27,591    29,544
                                                -------     -------    -------   -------
             Total............................  $95,848    $ 93,860    $94,277   $99,556
                                                =======     =======    =======   =======



     Gains and losses realized on sales of investments are as follows (dollars in thousands):



                                                            1993       1994       1995
                                                           ------     ------     ------
        Gross gains realized on fixed maturities.........  $3,040     $  779     $1,442
        Gross losses realized on fixed maturities........      95      1,270        322
        Gross gains realized on equity securities........     637        694        507
        Gross losses realized on equity securities.......      28        457        256



     An analysis of net investment income for the years ended December 31, 1993, 1994, and 1995 follows (dollars in thousands):



                                                            1993       1994       1995
                                                           ------     ------     ------
        Fixed maturities.................................  $7,939     $6,691     $6,630
        Equity securities................................     461        538        603
        Short-term investments...........................     141        106         68
                                                           ------     ------     ------
          Total investment income........................   8,541      7,335      7,301
        Investment expenses..............................     371        311        208
                                                           ------     ------     ------
        Net investment income............................  $8,170     $7,024     $7,093
                                                           ======     ======     ======



     Investments with an approximate market value of $17,384,000 and $2,366,000 (approximate amortized cost of $16,907,000 and $2,362,000) as of December 31, 1995 and 1994, respectively, were on deposit in the United States and Canada. The deposits are required by law to support certain reinsurance contracts, performance bonds and outstanding loss liabilities on assumed business.



     In May 1990, Superior entered into a limited partnership agreement with AMEV Venture Management ("AVM"), an AMEV affiliate. The Limited Partnership, AMEV Venture III, is an investment pool which is managed by AVM as a general partner. The purpose of the pool is to make speculative investments in small business, with the partners sharing in the profits/losses resulting from the pool. Superior committed to an investment of $2,000,000 which is approximately 8% of the total pool. This investment is carried at cost and included in, "other investment". As of May, 1996, the Company had disposed of its remaining interest in this investment.

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



 3. DEFERRED POLICY ACQUISITION COSTS:



     Policy acquisition costs are capitalized and amortized over the life of the policies. Policy acquisition costs are those costs directly related to the issuance of insurance policies including commissions and underwriting expenses net of reinsurance commission income on such policies. Policy acquisition costs deferred and the related amortization charged to income were as follows (dollars in thousands):



                                                       1993         1994         1995
                                                     --------     --------     --------
        Balance, beginning of year.................  $  9,174     $  8,926     $  9,004
        Costs deferred during year.................    23,561       23,029       17,606
        Amortization during year...................   (23,809)     (22,951)     (19,036)
                                                     --------     --------     --------
        Balance, end of year.......................  $  8,926     $  9,004     $  7,574
                                                     ========     ========     ========


 4. PROPERTY AND EQUIPMENT:


     Property and equipment at December 31 are summarized as follows (dollars in thousands):



                                                                      1995
                                           1994         1995      ACCUMULATED      1995
                                           NET          COST      DEPRECIATION     NET
                                           ----        ------     ------------     ----
        Office furniture and equipment...  $ 62        $1,099        $  723        $376
        Automobiles......................    --            20            20          --
        Computer equipment...............   295         1,086           765         321
        Leasehold improvements...........    --             6             6          --
                                           ----        ------        ------        ----
                                           $357        $2,211        $1,514        $697
                                           ====        ======        ======        ====



     Accumulated depreciation at December 31, 1994 was approximately $1,370,000. Depreciation expense related to property and equipment for the years ended December 31, 1995, 1994 and 1993 was approximately $214,000, $185,000 and

$128,000, respectively.

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



 5. UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES:



     Activity in the liability for unpaid losses and loss adjustment expenses is summarized as follows (dollars in thousands):



                                                         1993        1994        1995
                                                        -------     -------     -------
        Balance at January 1..........................  $57,164     $52,610     $54,577
        Less reinsurance recoverables.................      361          68       1,099
                                                        -------     -------     -------
          Net balance at January 1....................   56,803      52,542      53,478
                                                        -------     -------     -------
        Incurred related to:
          Current year................................   92,619      91,064      77,266
          Prior years.................................   (6,717)      1,314      (4,923)
                                                        -------     -------     -------
                  Total incurred......................   85,902      92,378      72,343
                                                        -------     -------     -------
        Paid related to:
          Current year................................   57,929      56,505      48,272
          Prior years.................................   32,234      34,937      31,424
                                                        -------     -------     -------
                  Total paid..........................   90,163      91,442      79,696
                                                        -------     -------     -------
                  Net balance at December 31..........   52,542      53,478      46,125
        Plus reinsurance recoverables on unpaid
          losses......................................       68       1,099         987
                                                        -------     -------     -------
        Balance at December 31........................  $52,610     $54,577     $47,112
                                                        =======     =======     =======



     The foregoing reconciliation shows that redundancies of approximately $4,923,000 and $6,717,000 in the December 31, 1994 and 1992 liabilities, respectively, emerged in the following year. These redundancies resulted from lower than anticipated losses resulting from a change in settlement costs relating to those estimates. The reconciliation shows that a deficiency of approximately $1,314,000 in the December 31, 1993 liability emerged in the following year. This deficiency resulted from higher than anticipated losses resulting primarily from a change in the settlement cost of loss reported in 1990.


     The anticipated effect of inflation is implicitly considered when estimating liabilities for losses and loss adjustment expenses. While anticipated price increases due to inflation are considered in estimating the ultimate claim costs, the increase in average severities of claims is caused by a number of factors that vary with the individual type of policy written. Future average severities are projected based on historical trends adjusted for implemented changes in underwriting standards, policy provisions, and general economic trends. Those anticipated trends are monitored based on actual development and are modified if necessary.


     Case liabilities (and costs of related litigation) have been established when sufficient information has been developed to indicate the involvement of a specific insurance policy. In addition, incurred but not reported liabilities have been established to cover additional exposure on both known and unasserted claims. Those liabilities are reviewed and updated continually.


6. INCOME TAXES:


     For the year ended December 31, 1995, the Company will file a consolidated federal income tax return with its former subsidiaries owned by Fortis, Inc. An intercompany tax sharing agreement between the Company and its subsidiaries provided that income taxes will be allocated based upon the percentage that each subsidiary's separate return tax liability bears to the total amount of tax liability calculated for all members of the group in accordance with the Internal Revenue Code of 1986, as amended. Intercompany tax payments are remitted at such times as estimated taxes would be required to be made to the Internal Revenue

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



6. INCOME TAXES (CONTINUED):


Service. A reconciliation of the differences between federal tax computed by applying the federal statutory rate of 35% to income before income taxes and the income tax provision is as follows (dollars in thousands):



                                                           1993       1994        1995
                                                          ------     -------     ------
        Computed income taxes at statutory rate.........  $4,743     $(2,896)    $2,024
        Dividends received deduction....................    (118)        (69)       (53)
        Tax-exempt interest.............................  (1,136)       (866)      (538)
        Proration.......................................     188         140         89
        Other...........................................     304        (109)       127
                                                          ------     -------     ------
        Income tax expense (benefit)....................  $3,981     $(3,800)    $1,649
                                                          ======     =======     ======



     As described in Note 1, the Company adopted SFAS No. 109 effective in 1993. The effect on years prior to 1993 of changing to this method was a benefit of approximately $1,389,000 and is reflected in the consolidated statement of operations as the cumulative effect of a change in accounting principle. The current or deferred tax consequences of a transaction are measured by applying the provisions of enacted tax laws to determine the amount of taxes payable currently or in future years. The method of accounting for income taxes prior to SFAS No. 109 provided that deferred taxes, once recorded, were not adjusted for changes in tax rates.



     The net deferred tax asset at December 31, 1995 and 1994 is comprised of the following (dollars in thousands):



                                                                      1994       1995
                                                                     ------     ------
        Deferred tax assets:
          Unpaid losses and loss adjustment expenses..............   $1,848     $1,454
          Unearned premiums.......................................    3,122      2,873
          Allowance for doubtful accounts.........................      109        175
          Unrealized losses on investments........................      412         --
          Salvage and subrogation.................................      694        541
          Other...................................................      751        257
                                                                     -------    -------
                  Net deferred tax asset..........................    6,936      5,300
                                                                     -------    -------
        Deferred tax liabilities:
          Deferred policy acquisition costs.......................    3,151      2,651
          Unrealized gain on investments..........................       --      2,605
                                                                     -------    -------
                                                                      3,151      5,256
                                                                     -------    -------
                  Net deferred tax asset..........................   $3,785     $   44
                                                                     =======    =======



     The Company is required to establish a "valuation allowance" for any portion of its deferred tax assets which is unlikely to be realized. No valuation allowance was established as of December 31, 1995 or 1994 on the deferred tax assets, since management believes it is more likely than not that the Company will realize the benefit of its deferred tax assets.


     Federal income tax attributed to the Company has been examined through 1993. In the opinion of management, the Company has adequately provided for the possible effects of future assessments related to prior years.

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



 7. RETIREMENT AND OTHER EMPLOYEE BENEFITS:



     As part of the sale of the Company, as described in Note 14, the Company withdrew from all of the plans mentioned below and paid Fortis approximately $557,000 to assume the related liabilities.



     Superior participated in a non-contributory defined benefit pension plan ("the Pension Plan") administered by Fortis, Inc., covering substantially all employees who were at least 21 years of age and who had one year of service with Superior. The Pension Plan provided benefits payable to participants on retirement or disability and to beneficiaries of participants in the event of death. The benefits were based on years of service and the employee's compensation during such years of service. The Company's funding policy was to contribute annually at least the amount required to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974. Contributions were intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. The net periodic pension cost allocated to Superior under the Pension Plan for 1993, 1994 and 1995 was approximately $206,000, $186,000 and $119,000, respectively.
In 1993, pension expense includes a one-time accrual for implementation of SFAS 106 of approximately $81,000.



     Superior also participated in a contributory profit sharing plan ("the Profit Sharing Plan") sponsored by Fortis, Inc. This Profit Sharing Plan covered all employees with one year of service to the Company and provided benefits payable to participants on retirement or disability and to beneficiaries of participants in the event of death. The amount expensed for the Profit Sharing Plan for 1993, 1994 and 1995 was approximately $252,000, $381,000 and $146,000, respectively.



     In addition to retirement benefits, the Company participated in other health care and life insurance benefit plans ("postretirement benefits") for retired employees, sponsored by Fortis, Inc. Health care benefits, either through a Fortis-sponsored retiree plan for retirees under age 65 or through a cost offset for individually purchased Medigap policies for retirees over age 65, were available to employees who retired on or after January 1, 1993, at age 55 or older, with 15 or more years of service. Life insurance, on a retiree pay all basis, was available to those who retired on or after January 1, 1993. Both the retiree medical and retiree life programs were implemented in 1993. The Company made contributions to these plans as claims were incurred; no claims were incurred during 1993, 1994 or 1995. In 1993, the NAIC issued new rules that required the projected future cost of providing postretirement benefits, such as health care and life insurance, be recognized as an expense as employees render service instead of when the benefits are paid.


     As required, Superior complied with the new rules beginning in 1995 and elected to record these costs on a prospective basis. The effect of this accounting change on the financial statements of the Company was not material.


 8. REINSURANCE:



     The Company limits the maximum net loss that can arise from a large risk, or risks in concentrated areas of exposure, by reinsuring (ceding) certain levels of risks with other insurers or reinsurers. Superior has a casualty excess of loss treaty which covers losses in excess of $100,000 up to a maximum of $2,000,000. Superior maintains both auto and property catastrophe excess reinsurance. Superior's first automobile casualty excess contains limits of $200,000 excess of $100,000, its second casualty excess contains limits of $700,000 excess of $300,000 and its third casualty excess has a limit of $1,000,000 excess of $1,000,000. Further, Superior's first layer of property catastrophe excess reinsurance covers 95% of $500,000 excess of $500,000 with an annual limit of $1,000,000 and its second layer or property catastrophe excess reinsurance covers 95% of $2,000,000 excess of $1,000,000 with an annual limit of $4,000,000.

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



 8. REINSURANCE (CONTINUED):

     The Company remains contingently liable with respect to reinsurance, which would become an ultimate liability of the Company in the event that such reinsuring companies might be unable, at some later date, to meet their obligations under the reinsurance agreements.

     In 1993, 1994 and 1995, 100% of amounts recoverable from reinsurers are with Prudential Re, which maintains an A.M. Best rating of A. Company management believes amounts recoverable from reinsurers are collectible.


     Amounts recoverable from reinsurers relating to unpaid losses and loss adjustment expenses were approximately $1,099,000 and $987,000 as of December 31, 1994 and 1995, respectively.



     Reinsurance activity for 1993, 1994 and 1995, which includes reinsurance with related parties, is summarized as follows (dollars in thousands):



                                                       DIRECT      ASSUMED     CEDED       NET
                                                       -------     -------     -----     --------
1993
Premiums written.....................................  $88,877     $26,783     $ 366     $115,294
  Premiums earned....................................   87,618      31,183       665      118,136
  Incurred losses and loss adjustment expenses.......   64,228      21,896       222       85,902
  Commission expenses................................   13,700       4,570        --       18,270
1994
Premiums written.....................................  $92,540     $20,366     $ 391     $112,515
  Premiums earned....................................   89,755      23,437       355      112,837
  Incurred losses and loss adjustment expenses.......   73,181      20,244     1,047       92,378
  Commission expenses................................   14,165       3,192        --       17,357
1995
Premiums written.....................................  $84,840     $ 9,916     $ 686     $ 94,070
  Premiums earned....................................   84,641      13,592       619       97,614
  Incurred losses and loss adjustment expenses.......   63,462       8,777      (104)      72,343
  Commission expenses................................   12,314       1,324        --       13,638



     The Company has entered into a quota share reinsurance arrangement with Pafco General Insurance Company ("Pafco"), a wholly owned subsidiary of the Company's ultimate parent, Symons International Group, Inc. ("Registrant"), whereby Pafco shall cede 100% of its gross premiums written on or after May 1, 1996 that are in excess of three times outstanding capital and surplus. For purposes of filing the Company's consolidated financial statements in the Registration Statement of the Registrant, this transaction has not been reflected in the Company's consolidated financial statements as of and for the six-month period ended

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



 8. REINSURANCE (CONTINUED):


June 30, 1996 since this transaction had no net impact on the Registrant's consolidated financial position or results of operations. The amounts related to this reinsurance are as follows (dollars in thousands):



        BALANCE SHEET:
        Receivables.........................................................  $9,232
        Reinsurance recoverables............................................   4,972
        Deferred policy acquisition costs...................................   1,820
        Federal income tax receivable.......................................     406
        Losses and loss adjustment expenses.................................   8,740
        Unearned premiums...................................................   8,755
        STATEMENT OF OPERATIONS:
        Assumed premiums written............................................  13,874
        Assumed premiums earned.............................................   5,328
        Loss and loss adjustment expenses...................................   3,768
        Policy acquisition and general and administrative expenses..........   2,625


 9. RELATED-PARTY TRANSACTIONS:


     The Company and its subsidiaries have entered into transactions with various related parties including transactions with its affiliated companies and Fortis, Inc. The following transactions occurred with related parties in the years ended December 31, 1993, 1994, and 1995 (dollars in thousands):



                                                              1993      1994      1995
                                                              -----     -----     -----
        Management fees charged by Fortis...................  $ 832     $ 842     $ 729
        Reinsurance with affiliated companies, net:
          Assumed premiums earned...........................  8,321     9,092     7,786
          Assumed losses and loss adjustment expenses
             incurred.......................................  8,480     6,266     5,847
          Assumed commissions...............................  1,337     1,755     1,112


10. EFFECTS OF STATUTORY ACCOUNTING PRACTICES AND DIVIDEND RESTRICTIONS:


     Under state of Florida insurance regulations, the maximum amount of dividends Superior, Superior American and Superior Guaranty can pay to their stockholders without prior approval of the Insurance Commissioner of the State of Florida is limited. The maximum amount of dividends which Superior can pay to its stockholders during 1996 is approximately $4,900,000. The maximum amount of dividends which Superior American can pay to its stockholder during 1996 is approximately $320,000. The maximum amount of dividends which Superior Guaranty can pay to its stockholder during 1996 is approximately $277,000.


11. REGULATORY MATTERS:


     Superior, Superior American and Superior Guaranty, domiciled in Florida, prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by the Florida Department of Insurance ("FDOI"). Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. Superior, Superior American and Superior Guaranty utilize no significant permitted practices.

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



11. REGULATORY MATTERS (CONTINUED):


     The NAIC has promulgated risk-based capital ("RBC") requirements for property/casualty insurance companies to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks, such as asset quality, asset and liability matching, loss reserve adequacy and other business factors. The RBC information is used by state insurance regulators as an early warning tool to identify, for the purpose of initiating regulatory action, insurance companies that potentially are inadequately capitalized. In addition, the formula defines new minimum capital standards that will supplement the current system of fixed minimum capital and surplus requirements on a state-by-state basis. Regulatory compliance is determined by a ratio (the "Ratio") of the enterprise's regulatory total adjusted capital, as defined by the NAIC, to its authorized control level RBC, as defined by the NAIC. Generally, a Ratio in excess of 200% of authorized control level RBC (the "company action level") requires no corrective actions by Superior, Superior American, Superior Guaranty, or regulators. As of December 31, 1995, all three company's RBC level were in excess of the company action level.


12. LEASES:


     The Company has certain commitments under long-term operating leases for its home and sales offices. Rental expense under these commitments was $800, $483 and $1,012 for 1993, 1994 and 1995, respectively. Future minimum lease payments required under these noncancelable operating leases are as follows (dollars in thousands):



            1996........................................................  $  948
            1997........................................................     921
            1998........................................................     440
            1999........................................................     350
            2000 and thereafter.........................................      58
                                                                          ------
                      Total.............................................  $2,717
                                                                          ======


13. CONTINGENCIES:


     The Company, and its subsidiaries, are named as defendants in various lawsuits relating to their business. Legal actions arise from claims made under insurance policies issued by the Company and its subsidiaries. These actions were considered by the Company in establishing its loss liabilities. The Company believes that the ultimate disposition of these lawsuits will not materially affect the Company's operations or financial position.


     The increase in number of insurance companies that are under regulatory supervision has resulted, and is expected to continue to result, in increased assessments by state guaranty funds to cover losses to policyholders of insolvent or rehabilitated insurance companies. Those mandatory assessments may be partially recovered through a reduction in future premium taxes in certain states. The Company recognizes its obligations for guaranty fund assessments when it receives notice that an amount is payable to a guaranty fund. The ultimate amount of these assessments may differ from that which has already been assessed.

14. SUBSEQUENT EVENT (UNAUDITED):


     On May 1, 1996, the Symons International Group Incorporated entered into an agreement ("Agreement") with GS Capital Partners II, L.P. to create a company, GGS Management Holdings, Inc. ("GGS Holdings") to be owned 52% by Symons and 48% by investment funds associated with Goldman, Sachs & Co.



     In connection with the above transaction, GGS Holdings acquired all of the outstanding shares of common stock of the Company and its wholly owned subsidiaries, Superior American and Superior Guaranty, for cash of approximately $66,389,000.

- ---------------------------------------------------------
- ---------------------------------------------------------
NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                               PAGE
                                               -----
Organizational Structure of SIG and Its
  Principal Subsidiaries....................       2
Prospectus Summary..........................       3
Risk Factors................................       7
The Company.................................      18
Use of Proceeds.............................      20
Dividend Policy.............................      20
Dilution....................................      21
Capitalization..............................      22
Unaudited Pro Forma Consolidated Statements
  of Operations.............................      23
Selected Consolidated Historical Financial
  Data of Symons International Group,
  Inc.......................................      28
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations of the Company.................      30
Selected Consolidated Historical Financial
  Data of Superior Insurance Company........      44
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations of Superior....................      45
Business....................................      49
Management..................................      78
Certain Relationships and Related
  Transactions..............................      86
Securities Ownership of Management and
  Goran.....................................      96
Description of Capital Stock................      98
Shares Eligible for Future Sale.............     100
Underwriting................................     101
Legal Matters...............................     102
Experts.....................................     102
Available Information.......................     103
Glossary of Selected Insurance and Certain
  Defined Terms.............................     104
Index to Financial Statements...............     F-1


                            ------------------------

UNTIL             , 1996, ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
- ---------------------------------------------------------
- ---------------------------------------------------------
                       ---------------------------------------------------------
                       ---------------------------------------------------------


                                3,000,000 SHARES


                                  SYMONS LOGO

                              SYMONS INTERNATIONAL
                                  GROUP, INC.


                                  COMMON STOCK


                            ------------------------

                                   PROSPECTUS
                            ------------------------

                                  ADVEST, INC.

                            MESIROW FINANCIAL, INC.


                                          , 1996

                       ---------------------------------------------------------
                       ---------------------------------------------------------

                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (1).


        Blue Sky Legal Services and Registration Fees.....................  $ 25,000
        Nasdaq Listing Fee NASD Fee.......................................     4,640
        Securities and Exchange Commission Registration Fee...............    14,276
        Legal Services and Disbursements -- Issuer's counsel..............   325,000
        Auditing and Accounting Services..................................   450,000
        Transfer Agent Fee................................................
        Printing and engraving costs......................................
        Postage...........................................................
        Other expenses....................................................
                                                                             -------
                  TOTAL(2)................................................  $
                                                                             =======


- ---------------

(1) Costs represented by salaries and wages of regular employees and officers of the Registrant are excluded.

(2) All the above items, except the SEC Registration Fee, Nasdaq Listing Fee and NASD Fee, are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Chapter 37 of the Indiana Business Corporation Law, as amended (the "ICBL"), grants to each corporation broad powers to indemnify directors, officers, employees or agents against liabilities and expenses incurred in certain proceedings if the conduct in question was found to be in good faith and was reasonably believed to be in the corporation's best interests. The indemnification rights provided by the Registrant's articles of incorporation and by-laws generally provide the maximum indemnification protection available under law to the directors and officers of the Registrant, subject to certain restrictions on such indemnification in the event of the occurrence of certain changes of control and subject to restrictions on indemnification for liabilities incurred by directors and officers who unsuccessfully defend actions brought against them by or in right of the corporation. Directors, officers employees or agents of the Registrant who also are directors, officers, employees or agents of Goran receive similar indemnification protection under Goran's by-laws. In addition, Goran carries directors and officers insurance policies.



     Pursuant to the provisions of the Underwriting Agreement among the Registrant, Goran and the Underwriters, the Underwriters severally agree to indemnify the Registrant, its directors, its officers who signed the Registration Statement and its controlling persons against any and all loss, liability, claim, damage or expense, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement and prospectus (or any amendment thereto), including filings made under Rule 430A and Rule 434 of the Securities Act of 1933, if applicable, or any preliminary prospectus (or any amendment and supplement thereto) (collectively, the "Documents") in reliance upon and in conformity with written information furnished to the Registrant by such Underwriter through Advest, Inc. or Mesirow Financial, Inc. expressly for use in the Documents.



ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.



     The Registrant was incorporated on March 30, 1987. The Registrant is a wholly-owned, direct subsidiary of Goran Capital Inc. ("Goran") and will remain so until consummation of the Offering. The original issuance of 1,000 shares of Common Stock to Goran upon the Registrant's incorporation did not involve any public offering and was exempt from registration under section 4(2) of the Securities Act of 1933, as amended ("Securities Act").

     Effective immediately upon the filing of the Restated Articles of Incorporation of the Registrant with the Secretary of State of the State of Indiana on July 29, 1996, the Board of Directors of the Registrant declared a 7,000-to-1 stock split whereby each outstanding share of Common Stock will be converted into 7,000 shares of Common Stock, such stock split to be payable to Goran as the Registrant's sole shareholder immediately prior to consummation of the Offering.



ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


     (a) The exhibits furnished with this Registration Statement are listed beginning on page E-l.


     (b) The following financial statement schedules of the Registrant are included in the Registration Statement beginning on page S-4:



Report of Independent Accountants
Schedule I   --   Summary of Investments -- Other than Investments in Related
                  Parties
Schedule II  --   Condensed Financial Information of Registrant
Schedule IV  --   Reinsurance
Schedule V   --   Valuation and Qualifying Accounts
Schedule VI  --   Supplemental Information Concerning Property-Casualty
                  Insurance Operations



ITEM 17. UNDERTAKINGS.


     (1) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (3) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 23, 1996.


                                          SYMONS INTERNATIONAL GROUP, INC.


                                          By:       /s/ ALAN G. SYMONS


                                          --------------------------------------
                                                     Alan G. Symons,
                                                 Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURES                             TITLE                   DATE
- ----------------------------------------------------  ------------------     -------------------
(1)  Principal Executive Officer:
                   /s/ ALAN G. SYMONS                 Chief Executive
     -----------------------------------------------  Officer
                     Alan G. Symons
(2)  Principal Financial and Accounting Officer:
                 /s/ GARY P. HUTCHCRAFT*              Vice President
     -----------------------------------------------  Chief Financial
                   Gary P. Hutchcraft                 Officer
(3)  The Board of Directors:
                  /s/ G. GORDON SYMONS*               Director
     -----------------------------------------------
                    G. Gordon Symons
                   /s/ ALAN G. SYMONS                 Director
     -----------------------------------------------
                     Alan G. Symons
                 /s/ DOUGLAS H. SYMONS*               Director
     -----------------------------------------------
                    Douglas H. Symons
                 /s/ JOHN J. McKEATING*               Director
     -----------------------------------------------
                    John J. McKeating
     -----------------------------------------------  Director
                    Robert C. Whiting
                 /s/ JAMES G. TORRANCE*               Director
     -----------------------------------------------
                    James G. Torrance
                   /s/ DAVID R. DOYLE*
     -----------------------------------------------  Director
                     David R. Doyle
            *By:           /s/ ALAN G. SYMONS
     -----------------------------------------------
            Alan G. Symons, Attorney-in-Fact



                                                              September 23, 1996

Board of Directors and Stockholder of
Symons International Group, Inc. and Subsidiaries

     In connection with our audits of the consolidated balance sheets of Symons International Group, Inc. and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, changes in stockholder's equity and cash flows for the three years in the period ended December 31, 1995, which financial statements are included in the registration statement, we have also audited the financial statement schedules listed in Item 16 herein.



     In our opinion, these financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included herein.



                                          COOPERS & LYBRAND L.L.P.



Indianapolis, Indiana


March 18, 1996

                SYMONS INTERNATIONAL GROUP, INC. -- CONSOLIDATED

                    SCHEDULE I -- SUMMARY OF INVESTMENTS --
                   OTHER THAN INVESTMENTS IN RELATED PARTIES

                            AS AT DECEMBER 31, 1995
                                 (IN THOUSANDS)


                                                                     ESTIMATED
                                                                      MARKET         AMOUNT ON
                  TYPE OF INVESTMENT                      COST         VALUE       BALANCE SHEET
- -------------------------------------------------------  -------     ---------     -------------
Fixed maturities:
  Bonds:
     Government and government agencies................  $10,978      $11,040         $11,040
     States and municipalities.........................    1,142        1,198           1,198
     Public utilities..................................      328          328             328
     All other corporate bonds.........................      364          365             365
                                                         -------      -------         -------
          Total fixed maturities.......................   12,812       12,931          12,931
Equity securities:
  Common stocks........................................    4,318        4,134           4,134
  Preferred stocks.....................................      100           97              97
                                                         -------      -------         -------
          Total equity securities......................    4,418        4,231           4,231
  Mortgage loans on real estate........................    2,920        2,920           2,920
  Real estate..........................................      487          487             487
  Other long-term investments..........................       50           50              50
  Short-term investments...............................    5,283        5,283           5,283
                                                         -------      -------         -------
          Total investments............................  $25,970      $25,902         $25,902
                                                         =======      =======         =======

                SYMONS INTERNATIONAL GROUP, INC. -- CONSOLIDATED

          SCHEDULE II -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT


                        AS OF DECEMBER 31, 1994 AND 1995

                                 (IN THOUSANDS)


                                     ASSETS



                                                                            1994        1995
                                                                           -------     -------
Assets:
  Investments in and advances to related parties.........................  $13,306     $18,589
  Cash and cash equivalents..............................................        0           0
  Deferred income taxes..................................................        0          52
  Property and equipment.................................................      194         337
  Other..................................................................      274          57
  Intangible Assets......................................................       88           0
                                                                           -------     -------
          Total Assets...................................................  $13,862     $19,035
                                                                           =======     =======
                             LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
  Payables to affiliates.................................................  $ 7,870     $ 8,671
  Federal income tax payable.............................................      176           0
  Line of credit and notes payable.......................................    1,250           0
  Other..................................................................      311         829
                                                                           -------     -------
          Total Liabilities..............................................    9,607       9,500
                                                                           -------     -------
Stockholder's equity:
  Common Stock, no par, 7,000,000 shares authorized, issued and
     outstanding.........................................................    1,000       1,000
  Additional paid-in capital.............................................    3,130       3,130
  Unrealized loss on investments (net of deferred taxes of $260 in 1994,
     and $23 in 1995)....................................................     (504)        (45)
  Retained Earnings......................................................      629       5,450
                                                                           -------     -------
          Total Stockholder's equity.....................................    4,255       9,535
                                                                           -------     -------
          Total liabilities and stockholder's equity.....................  $13,862     $19,035
                                                                           =======     =======

                SYMONS INTERNATIONAL GROUP, INC. -- CONSOLIDATED



          SCHEDULE II -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT


              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 (IN THOUSANDS)


                                                                    1993       1994       1995
                                                                   ------     ------     ------
Net investment income............................................  $   20     $   37     $1,522
Net realized investment losses...................................      --         (8)       (52)
Other income.....................................................   8,873      8,533      7,626
                                                                   ------     ------     ------
          Total revenue..........................................   8,893      8,562      9,096
Expenses:
Policy acquisition and general and administrative expenses.......   7,935      7,528      7,891
Interest expense.................................................     763        874        621
                                                                   ------     ------     ------
          Total expenses.........................................   8,698      8,402      8,512
Income before taxes and minority interest........................     195        160        584
Provision for income taxes:
  Current Year...................................................     220        176        293
  Prior Year.....................................................      76        (70)        --
                                                                   ------     ------     ------
Provision for income taxes.......................................     296        106        293
Net income before equity in net income of subsidiaries...........    (101)        54        291
Equity in net income of subsidiaries.............................    (222)     2,063      4,530
                                                                   ------     ------     ------
Net income for the period........................................  $ (323)    $2,117     $4,821
                                                                   ======     ======     ======

                SYMONS INTERNATIONAL GROUP, INC. -- CONSOLIDATED



    SCHEDULE II -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT (CONTINUED)


              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995


                                 (IN THOUSANDS)



                                                                     1993       1994       1995
                                                                    -------    -------    -------
Net income.......................................................   $  (323)   $ 2,117    $ 4,821
Cash flows from operating activities:
Adjustments to reconcile net cash provided by (used in)
  operations:
  Equity in net income (losses) of subsidiaries..................       222     (2,063)    (4,530)
  Depreciation of property and equipment.........................        83         91         37
  Net realized capital loss......................................        --          8        (52)
  Amortization of intangible assets..............................       252        169         88
Net changes in operating assets and liabilities:
  Federal income taxes recoverable (payable).....................      (122)       206       (176)
  Other assets...................................................      (120)       (70)       216
  Other liabilities..............................................       326     (1,060)       518
                                                                    -------    -------    -------
Net cash provided from (used in) operations......................       318       (602)       922
Cash flow used in investing activities:
Purchase of property and equipment...............................      (139)       (58)      (179)
                                                                    -------    -------    -------
Net cash used in investing activities............................      (139)       (58)      (179)
Cash flows provided by (used in) financing activities:
Repayment of loans...............................................    (2,000)    (1,750)    (1,250)
Contributed capital..............................................     1,600         --         --
Loans from related parties.......................................       200      2,410        507
                                                                    -------    -------    -------
Net cash provided by (used in) financing activities..............      (200)       600       (743)
Increase (decrease) in cash and cash equivalents.................       (21)        --         --
                                                                    -------    -------    -------
Cash and cash equivalents -- beginning of year...................        21         --         --
                                                                    -------    -------    -------
Cash and cash equivalents -- end of year.........................   $    --    $    --    $    --
                                                                    =======    =======    =======

                SYMONS INTERNATIONAL GROUP, INC. -- CONSOLIDATED



          SCHEDULE II -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT



           NOTES TO CONSOLIDATED FINANCIAL INFORMATION OF REGISTRANT



BASIS OF PRESENTATION



     The condensed financial information should be read in conjunction with the consolidated financial statements of Symons International Group, Inc. The condensed financial information includes the accounts and activities of the Parent Company which acts as the holding company for the insurance subsidiaries.

               SYMONS INTERNATIONAL GROUP, INC., AND SUBSIDIARIES



                           SCHEDULE IV -- REINSURANCE


              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)


                                                                                             PERCENTAGE
                                                           ASSUMED       CEDED               OF AMOUNT
           PROPERTY AND LIABILITY               DIRECT    FROM OTHER   TO OTHER      NET      ASSUMED
             INSURANCE PREMIUMS                 AMOUNT    COMPANIES    COMPANIES   AMOUNT      TO NET
- ---------------------------------------------  --------   ----------   ---------   -------   ----------
Year ended December 31, 1995.................  $123,381     $1,253      $71,187    $53,447      2.3%
Year ended December 31, 1994.................  $102,178        956       67,995    $35,139      2.7%
Year ended December 31, 1993.................  $ 88,847         89       57,176    $31,760      0.3%

               SYMONS INTERNATIONAL GROUP, INC., AND SUBSIDIARIES



                SCHEDULE V -- VALUATION AND QUALIFYING ACCOUNTS


              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)


                                                              ADDITIONS
                                                       ------------------------
                                          BALANCE AT   CHARGED TO   CHARGED TO    DEDUCTIONS        BALANCE
                                          BEGINNING    COSTS AND       OTHER         FROM           AT END
              DESCRIPTION                 OF PERIOD    EXPENSES(1)   ACCOUNTS      RESERVES        OF PERIOD
- ----------------------------------------  ----------   ----------   -----------   ----------       ---------
YEAR ENDED DECEMBER 31, 1993
Allowance for doubtful accounts.........    $  345       $1,397            --       $  563(2)       $ 1,179
YEAR ENDED DECEMBER 31, 1994
Allowance for doubtful accounts.........    $1,179          (86)           --         (116)(2)      $ 1,209
YEAR ENDED DECEMBER 31, 1995
Allowance for doubtful accounts.........    $1,209        2,523            --        2,805(2)       $   927


- ---------------


(1) In 1993, the Company began to direct bill policyholders rather than agents for premiums. Therefore, bad debt expenses in 1993 increased accordingly. During late 1994 and into 1995, the Company experienced an increase in premiums written. During 1995, the Company further evaluated the collectibility of this business and incurred a bad debt expense of approximately $2.5 million. The Company continually monitors the adequacy of its allowance for doubtful accounts and believes the balance of such allowance at December 31, 1993, 1994 and 1995 was adequate.



(2) Uncollectible accounts written off, net of recoveries.

               SYMONS INTERNATIONAL GROUP, INC., AND SUBSIDIARIES


               SCHEDULE VI -- SUPPLEMENTAL INFORMATION CONCERNING
                   PROPERTY -- CASUALTY INSURANCE OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                 (IN THOUSANDS)


                                                                         LOSSES AND LOSS
                                                                           ADJUSTMENT
                                                                            EXPENSES
                      RESERVES                                              INCURRED           PAID       AMORTIZATION
       DEFERRED      FOR LOSSES                                            RELATED TO         LOSSES      OF DEFERRED
        POLICY        AND LOSS                                NET        ---------------     AND LOSS        POLICY
      ACQUISITION    ADJUSTMENT    UNEARNED     EARNED     INVESTMENT    CURRENT   PRIOR    ADJUSTMENT    ACQUISITION     PREMIUMS
         COSTS        EXPENSES     PREMIUMS    PREMIUMS      INCOME       YEARS    YEARS     EXPENSES        COSTS        WRITTEN
      -----------    ----------    --------    --------    ----------    -------   -----    ----------    ------------    --------
Year
Ended
  December
  31,
  1995...   $ 2,379   $ 59,421     $17,497     $49,641       $1,173      $35,184   $ 787     $ 31,075        $7,150       $124,634
Year
Ended
  December
  31,
  1994...   $ 1,479   $ 29,269     $14,416     $32,126       $1,241      $26,268   $ 202     $ 26,995        $4,852       $103,134
Year
Ended
  December
  31,
  1993...   $   752   $ 54,143     $ 8,060     $31,428       $1,489      $23,931   $1,149    $ 27,109        $8,962       $88,936


Note: All amounts in the above table are net of the effects of reinsurance and related commission income, except for net investment income regarding which reinsurance is not applicable, premiums written, liabilities for losses and loss adjustment expenses, and unearned premiums which are stated on a gross basis.

                                 EXHIBIT INDEX


EXHIBIT NO.                                   DESCRIPTION                                   PAGE
- -----------   ----------------------------------------------------------------------------  -----


   1          Form of Underwriting Agreement, dated             , 1996, among the
              Registrant, Goran Capital Inc., Advest, Inc. and Mesirow Financial, Inc.....  -----
   3.1        Registrant's Restated Articles of Incorporation.............................   ***
   3.2        Registrant's Restated Code of Bylaws........................................   ***
   4.1        Article V -- "Number, Terms and Voting Rights of Shares" of the Registrant's
              Restated Articles of Incorporation, incorporated by reference to the
              Registrant's Articles of Incorporation filed hereunder as Exhibit 3.1.
   4.2        Article I -- "Shareholders" and Article VI -- "Stock Certificates, Transfer
              of Shares, Stock Records" of the Registrant's Restated Code of Bylaws,
              incorporated by reference to the Registrant's Restated Code of Bylaws filed hereunder as Exhibit 3.2
   5          Opinion of Barnes & Thornburg re legality of the securities being
              registered..................................................................   **
  10.1        Stock Purchase Agreement among Goran Capital Inc., Registrant, Fortis, Inc.
              and Interfinancial, Inc. dated January 31, 1996.............................    *
  10.2(1)     Stock Purchase Agreement among GGS Management Holdings, Inc., GS Capital
              Partners II, L.P., Goran Capital Inc. and Registrant dated January 31,
              1996........................................................................    *
  10.2(2)
              First Amendment to Stock Purchase Agreement by and among GGS Management
              Holdings, Inc., GS Capital Partners II, L.P., Goran Capital, Inc. and
              Registrant dated March 28, 1996.............................................  -----
  10.2(3)
              Second Amendment to Stock Purchase Agreement by and among GGS Management
              Holdings, Inc., GS Capital Partners II, L.P., Goran Capital, Inc. and
              Registrant dated April 30, 1996.............................................  -----
  10.2(4)
              Third Amendment to Stock Purchase Agreement by and among GGS Management
              Holdings, Inc., GS Capital Partners II, L.P., Goran Capital, Inc.,
              Registrant and Pafco General Insurance Company dated September   , 1996.....  -----

  10.3(1)     Stockholder Agreement among GGS Management Holdings, Inc., GS Capital
              Partners II, L.P., Registrant and Goran Capital Inc. dated April 30,
              1996........................................................................    *
  10.3(2)
              Amended and Restated Stockholder Agreement among GGS Management Holdings,
              Inc., GS Capital Partners II, L.P., Registrant and Goran Capital Inc. and
              Registrant dated September   , 1996.........................................  -----
  10.4        Registration Rights Agreement among GGS Management Holdings, Inc., GS
              Capital Partners II, L.P., Goran Capital Inc. and Registrant dated April 30,    *
              1996........................................................................
  10.5        Management Agreement among Superior Insurance Company, Superior American
              Insurance Company, Superior Guaranty Insurance Company and GGS Management,     ***
              Inc. dated April 30, 1996...................................................
  10.6        Management Agreement between Pafco General Insurance Company and Registrant
              dated May 1, 1987, as assigned to GGS Management, Inc. effective April 30,     ***
              1996........................................................................
  10.7        Administration Agreement between IGF Insurance Company and Registrant dated    ***
              February 26, 1990, as amended...............................................
  10.8        Agreement between IGF Insurance Company and Registrant dated November 1,       ***
              1990........................................................................
  10.9
              Subordinated Promissory Note of IGF Holdings, Inc. dated April 29, 1996.....  -----
  10.10(1)
              Promissory Note of IGF Holdings, Inc. dated April 29, 1996..................  -----
  10.10(2)
              Commercial Guaranty of Symons International Group, Ltd. dated April 29,
              1996........................................................................  -----
  10.10(3)
              Intercreditor and Subordination Agreement between IGF Holdings, Inc. and
              Union Federal Savings Bank of Indianapolis dated April 29, 1996.............  -----

EXHIBIT NO.                                   DESCRIPTION                                   PAGE
- -----------   ----------------------------------------------------------------------------  -----
  10.10(4)    Commercial Pledge and Security Agreement between IGF Holdings, Inc. and
              Union Federal Savings Bank of Indianapolis dated April 29, 1996.............  -----
  10.10(5)
              Pledge Agreement between IGF Holdings, Inc. and Pafco General Insurance
              Company dated April 29, 1996................................................  -----
  10.11(1)    Credit Agreement between GGS Management, Inc., various Lenders and The Chase
              Manhattan Bank (National Association), as Administrative Agent, dated April     *
              30, 1996....................................................................
  10.11(2)
              Pledge Agreement between GGS Management Holdings, Inc. and Chase Manhattan
              Bank., N.A. dated April 30, 1996............................................  -----
  10.11(3)
              Pledge Agreement between GGS Management, Inc. and Chase Manhattan Bank.,
              N.A. dated April 30, 1996...................................................  -----
                                                                                             **
  10.12(1)    Promissory Note of Registrant to Goran Capital Inc..........................
                                                                                             **
  10.12(2)    Promissory Note of Registrant to Granite Reinsurance Company Ltd............
                                                                                             **
  10.13       Registration Rights Agreement between Goran Capital, Inc. and Registrant
              dated                .......................................................
                                                                                             **
  10.14(1)    License, Improvement and Support Agreement between Tritech Financial
              Systems, Inc. and Registrant dated August 30, 1995..........................
                                                                                             **
  10.14(2)    License of Computer Software between Tritech Financial Systems, Inc. and
              Registrant dated August 30, 1995............................................
                                                                                             **
  10.15(1)    Agreement among Cliffstan Investments, Inc., Pafco General Insurance Company
              and Gage North Holdings, Inc. dated September 1, 1989.......................
  10.15(2)    Purchase of Promissory Note and Assignment of Security Agreement between       **
              Pafco General Insurance Company and Granite Reinsurance Company, Ltd., dated
              September 30, 1992..........................................................
                                                                                             **
  10.15(3)    Guarantee of Alan G. Symons dated April 22, 1994............................
                                                                                             **
  10.15(4)    Share Pledge Agreement between Symons International Group, Ltd. and Pafco
              General Insurance Company dated April 22, 1994..............................
                                                                                             **
  10.16(1)    Employment Agreement between GGS Management Holdings, Inc. and Alan G.
              Symons dated                ................................................
                                                                                             **
  10.16(2)    Employment Agreement between GGS Management Holdings, Inc. and Douglas H.
              Symons dated                ................................................
  10.17(1)
              Employment Agreement between IGF Insurance Company and Dennis G. Daggett effective February 1, 1996..................................................  -----
  10.17(2)
              Employment Agreement between IGF Insurance Company and Thomas F. Gowdy effective February 1, 1996..................................................  -----
                                                                                             **
  10.18       Employment Agreement between Superior Insurance Company and Roger C.
              Sullivan, Jr. dated                .........................................
                                                                                             **
  10.19       Employment Agreement between Goran Capital, Inc. and Gary P. Hutchcraft
              dated                .......................................................
                                                                                             **
  10.20       Goran Capital, Inc. Stock Option Plan.......................................
  10.21
              GGS Management Holdings, Inc. 1996 Stock Option Plan........................  -----
                                                                                             **
  10.22       Registrant's 1996 Stock Option Plan.........................................
                                                                                             **
  10.24       Registrant's Retirement Savings Plan........................................
  10.25       Insurance Service Agreement between Mutual Service Casualty Company and IGF    **
              Insurance Company dated May 20, 1996........................................
  10.26       Amended and Restated Trust Indenture between Goran Capital Inc. and Montreal   **
              Trust Company of Canada dated December 29, 1992.............................
                                                                                             **
  10.27       Reinsurance Agreements by and between Registrant and Affiliates.............

EXHIBIT NO.                                   DESCRIPTION                                   PAGE
- -----------   ----------------------------------------------------------------------------  -----
  21          Subsidiaries of the Registrant..............................................   ***
  23.1
              Consent of Coopers & Lybrand L.L.P..........................................  -----
  23.2        Consent of Barnes & Thornburg (contained in Exhibit 5).
  24          Power of Attorney (included on page S-3 of the Registration Statement).
  27
              Financial Data Schedules (to be filed electronically).......................  -----


- ---------------

  * Incorporated by reference as an Exhibit to the Current Report on Form 8-K of Goran Capital Inc. originally filed as of May 14, 1996 and amended as of July 15, 1996.


 ** To be filed by amendment.


*** Previously filed as an Exhibit to this Registration Statement.